PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933
(To Prospectus dated January 23, 2023)

Registration Statement No. 333-268510

SATIXFY COMMUNICATIONS LTD.

Ordinary Shares
Warrants to Purchase Ordinary Shares

Recent Developments

We have attached to this prospectus supplement, and incorporated by reference into it, the Annual Report on Form 20-F/A for the year ended December 31, 2022 of SatixFy Communications Ltd.

This prospectus supplement, together with the prospectus, is to be used by the selling shareholders listed in the prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of SatixFy Communications Ltd.

May 1, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 20-F/A
(Amendment No. 1)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report ________________

Commission file number 001-41544

SatixFy Communications Ltd.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel
(Jurisdiction of incorporation or organization)

12 Hamada St., Rehovot 670315, Israel
(Address of principal executive offices)

Oren Harari, Interim Chief Financial Officer
12 Hamada St., Rehovot 670315, Israel
Tel: +(972) 8-939-3200
(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Copies to:
Michael Kaplan
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value Warrants to purchase ordinary shares	SATX SATX WSA	NYSE American LLC NYSE American LLC

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None
(Title of Class)

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report: 80,672,674 Ordinary Shares

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐   No ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934.

Yes ☐   No ☒

Note-Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or an emerging growth company. See definition of “accelerated filer ,” “large accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Indicate by check mark whether the registrant has filed a report on and attestation to its management's assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☒	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 ☐    Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐    No ☒

Explanatory Note

SatixFy Communications Ltd. (the “Company”) is filing this Amendment No. 1 (this “Amendment”) to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Form 20-F”), filed with the Securities and Exchange Commission on May 1, 2023 (the “Original Filing Date”), solely to file Exhibit 15.1 thereto. This Amendment speaks as of the Original Filing Date, and other than as explicitly set forth herein does not reflect any events that may have occurred subsequent to the Original Filing Date and does not modify or update in any way any disclosures made in the Form 20-F except as set forth in this explanatory note.

Unless otherwise indicated or the context otherwise requires, references in this Annual Report to “SatixFy,” “Company,” “we,” “our,” “us” and other similar terms refer to SatixFy Communications Ltd. and our consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Report may constitute “forward-looking statements” for purposes of the federal securities laws. SatixFy’s forward-looking statements include, but are not limited to, statements regarding SatixFy or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward- looking statements in this Annual Report may include, for example, statements about:

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	SatixFy’s performance following the Business Combination;

•	Unpredictability in the satellite communications industry;

•	The effects of health epidemics, such as the recent global pandemic of a novel strain of coronavirus (“COVID-19”);

•	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which SatixFy operates;

•	Competition in the satellite communications industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	If SatixFy fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

•	Disruptions in relationships with any one of SatixFy’s key customers;

•	Disruptions in relationships with any one of SatixFy’s third-party manufacturers or suppliers;

•	Any difficulty selling SatixFy’s products if customers do not design its products into their product offerings;

•	SatixFy’s dependence on winning selection processes and gaining market acceptance of its technologies and products;

•	Even if SatixFy succeeds in winning selection processes for its technologies and products, SatixFy may not generate timely or sufficient net sales or margins from those wins;

•	SatixFy’s ability to execute its strategies, manage growth and maintain its corporate culture as it grows;

•	Sustained yield problems or other delays in the manufacturing process of products;

•	Changes in the need for capital and the availability of financing and capital to fund these needs;

•	SatixFy’s estimates of its total addressable market and the demand for and pricing of its products and services;

•	SatixFy’s ability to establish or maintain effective internal control over financial reporting;

•	SatixFy’s ability to retain key personnel and to replace such personnel on a timely basis or on acceptable terms;

•	Exchange rate fluctuations;

•	Changes in interest rates or rates of inflation;

•	Legal, regulatory and other proceedings;

•	Changes in applicable laws or regulations, or the application thereof on SatixFy;

•	The results of future financing efforts;

•	The effects of catastrophic events, including war, terrorism and other international conflicts; and

•	The other matters described in the section titled “Risk Factors”.

SatixFy cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this Annual Report. SatixFy has no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that SatixFy will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in SatixFy’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

  Market, ranking and industry data used throughout this Annual Report, including statements regarding market size and technology adoption rates, is based on the good faith estimates of SatixFy’s management, which in turn are based upon SatixFy’s management’s review of internal surveys, independent industry surveys and publications, and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While SatixFy is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Item 3. Key Information — D. Risk Factors” in this Annual Report.

SELECTED DEFINITIONS

“A&R Articles of Association” means the second amended and restated articles of association of SatixFy.

“A&R Registration Rights Agreement” means the amended and restated registration rights agreement, dated as of March 8, 2022 by and among Endurance, the Sponsor and Cantor Fitzgerald & Co., as amended on October 27, 2022 by amendment no.1 to the Amended and Restated Registration Rights Agreement, by and among Endurance, the Sponsor and Cantor Fitzgerald & Co.

“A&R Shareholders’ Agreement” means the amended and restated shareholders’ agreement, dated as of March 8, 2022, by and among SatixFy, the Sponsor and certain shareholders of SatixFy.

“Business Combination” means the merger contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Endurance, with Endurance surviving the merger as a wholly owned subsidiary of SatixFy, and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 8, 2022 (as may be amended, supplemented, or otherwise modified from time to time), by and among SatixFy, Endurance and SatixFy MS, as amended on June 13, 2022 and August 23, 2022.

“CF Principal Investments LLC” means CF Principal Investments LLC (“Cantor”), an affiliate of Cantor Fitzgerald & Co.

“CF Purchase Agreement” means that certain equity line of credit purchase agreement, dated as of March 8, 2022, by and between SatixFy and CF Principal Investments LLC.

“CF Registration Rights Agreement” means that certain registration rights agreement, dated as of March 8, 2022, by and between SatixFy and CF Principal Investments LLC.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Companies Law” means the Israeli Companies Law, 5759-1999, as amended.

“Continental” means Continental Stock Transfer & Trust Company, the transfer agent for Endurance, the warrant agent for the Endurance warrants and the warrant agent for the SatixFy Warrants.

“Debt Financing” means a credit facility, by and among SatixFy and an institutional lender and its affiliates, pursuant to the 2022 Credit Agreement, under which SatixFy borrowed an aggregate principal amount of $55,000,000 in February 2022.

“Effective Time” means the effective time of the Business Combination.

“Endurance” means Endurance Acquisition Corp., a Cayman Islands exempted company.

“Endurance Articles” means Endurance’s amended and restated memorandum and articles of association adopted by special resolution dated September 14, 2021.

“Endurance Class A ordinary shares” means Class A ordinary shares, par value $0.0001 per share, of Endurance.

“Endurance Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of Endurance.

“Endurance IPO” means the initial public offering of Endurance, which was consummated on September 17 2021.

“Endurance Private Warrants” means the 7,630,000 private warrants of Endurance, each entitling the holder thereof to purchase one (1) Endurance Class A ordinary share at a price of $11.50 per share, subject to adjustment, in accordance with terms with respect to the private warrants of Endurance, sold to the Sponsor and Cantor Fitzgerald & Co. in a private placement in connection with the Endurance IPO.

“Endurance Public Shareholders” means all holders of Endurance Public Shares.

“Endurance Public Warrants” means each one (1) warrant of Endurance entitling the holder thereof to purchase one (1) Endurance Class A ordinary share at a price of $11.50 per share, subject to adjustment, in accordance with the terms with respect to the public warrants of Endurance issued as part of the Endurance Units in the Endurance IPO.

“Endurance warrants” means the Endurance Private Warrants and Endurance Public Warrants, collectively.

“Equity Line of Credit” means the CF Purchase Agreement and the CF Registration Rights Agreement, pursuant to which SatixFy may receive up to $75,000,000 in aggregate gross proceeds from CF Principal Investments LLC in connection with sales of SatixFy Ordinary Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (a) (i) $365,000,000.00, plus (ii) the Aggregate Vested Company Option Exercise Price, plus (iii) the Aggregate Warrant Exercise Price, divided by (b) $10.00, which number shall be calculated and determined by the Company in accordance with the terms of the Business Combination Agreement.

“Forward Purchase Agreement” means the agreement for an OTC Equity Prepaid Forward Transaction by and among Endurance, SatixFy, Merger Sub and Vellar Opportunity Fund SPV LLC — Series 7, dated October 24, 2022, as subsequently amended on October 25, 2022.

“Founder Shares” means the Endurance Class B ordinary shares which were originally acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Endurance IPO.

“GAAP” means accounting principles generally accepted in the United States of America.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended.

“Merger Sub” means SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company, which merged with and into Endurance in connection with the consummation of the Business Combination.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Financing” means the issuance and sale of the number of PIPE Units set forth in the applicable Subscription Agreements to the PIPE Investors in private placements.

“PIPE Financing Amount” means the aggregate purchase price under all Subscription Agreements.

“PIPE Investors” means certain accredited investors that entered into the Subscription Agreements providing for the purchase of PIPE Units at a price per unit of $10.00.

“PIPE Shares” means the SatixFy Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements as part of the PIPE Units.

“PIPE Units” means each unit, consisting of one (1) PIPE Share and one-half (1∕2) of one (1) PIPE Warrant, to be purchased by the PIPE Investors pursuant to the Subscription Agreements for a purchase price of $10.00 per unit.

“PIPE Warrant” means each warrant of SatixFy entitling the holder thereof to purchase one (1) SatixFy Ordinary Share at a price of $11.50 per share, subject to adjustment and on the terms and subject to the limitations described in the PIPE Warrant Agreement, to be purchased by the PIPE Investors as part of the PIPE Units issued pursuant to the Subscription Agreements. The PIPE Warrants were subsequently exchanged for public warrants under the terms of the A&R SatixFy Warrant Agreement as described elsewhere in this Annual Report and references to “PIPE Warrants” herein are to the originally issued warrants or the newly issued warrants, as the context requires.

“Pre-Closing Recapitalization” means the conversion, by stock split, stock issuance or share consolidation, of each SatixFy Ordinary Share issued and outstanding immediately following the Preferred Shared Conversion, but prior to the Effective Time, into a number of SatixFy Ordinary Shares determined by multiplying each such SatixFy Ordinary Share by the Exchange Ratio as described in the Business Combination Agreement.

“Preferred Share Conversion” means the conversion of each SatixFy Preferred Share issued and outstanding at the end of the date immediately prior to the Closing Date into one (1) SatixFy Ordinary Share, effective as of the end of such date immediately prior to the Closing Date, as described in the Business Combination Agreement.

“Registration Statement” means the Registration Statement on Form F-1 (File No. 333-268510), as amended, filed by the Company and declared effective by the SEC on January 23, 2023.

“SatixFy Ordinary Shares” means each ordinary share of SatixFy, no par value per share.

“SatixFy Preferred Shares” means, collectively, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of SatixFy, in each case NIS 0.0001 par value per share.

“SatixFy Private Warrants” means each warrant of SatixFy assumed as part of the Business Combination entitling the holder thereof to purchase one (1) SatixFy Ordinary Share on substantially the same terms and conditions with respect to the Endurance Private Warrants.

“SatixFy Public Warrants” means each warrant of SatixFy assumed as part of the Business Combination entitling the holder thereof to purchase one (1) SatixFy Ordinary Share on substantially the same terms and conditions with respect to the Endurance Public Warrants.

“SatixFy Warrants” means the SatixFy Public Warrants, the SatixFy Private Warrants and the PIPE Warrants, collectively.

“SatixFy Warrant Assumption Agreement” means that certain warrant assignment, assumption and amendment agreement, dated as of the Closing Date by and among SatixFy, Endurance and Continental.

“SatixFy A&R Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated as of January 12, 2023, by and among SatixFy and Continental, which amended and restated the SatixFy Warrant Assumption Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Endurance Antarctica Partners, LLC, a Cayman Islands limited liability company.

“Sponsor Letter Agreement” means that certain sponsor letter agreement, dated March 8, 2022, by and among the Sponsor, Endurance and SatixFy, as amended on June 13, 2022 and August 23, 2022.

“units” means the 20,000,000 units sold as part of the Endurance IPO, each consisting of one share of Endurance Class A Shares and one-half of one redeemable Endurance warrant.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby or entered into in connection therewith.

“Warrant Letter Agreement” means that certain warrant letter agreement, dated as of January 12, 2023, by and among SatixFy, the Sponsor and Cantor.

“2020 Share Award Plan” means SatixFy’s 2020 Share Award Plan, as amended from time to time, that provides for the award to any current or former director, manager, officer, employee, or individual independent contractor or service provider of SatixFy or its subsidiaries of rights of any kind to receive Equity Securities of SatixFy or its subsidiaries or benefits measured in whole or in part by reference to equity securities of SatixFy or its subsidiaries.

"2022 Credit Agreement" means that certain credit agreement, dated as of February 1, 2022, by and among the Company, on the one hand, and Wilmington Savings Fund Society, FSB, as administrative agent (the "Agent"), and the lenders thereunder (each of which is an affiliate of Francisco Partners L.P.) (together with the Agent, “FP”), on the other hand, as amended by that First Amendment to Credit Agreement, dated as of September 13, 2022, by and among SatixFy and FP, and as further amended by that Waiver and Second Amendment to the Credit Agreement, dated as of April 23, 2023, by and among SatixFy and FP.

ITEM 1.          IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.          OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.          KEY INFORMATION

A.          Selected Financial Data

[Reserved]

B.          Capitalization and Indebtedness

Not applicable.

C.          Reasons for the Offer and Use of Proceeds

Not applicable.

D.          Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this Annual Report. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The following discussion should be read in conjunction with SatixFy’s financial statements and notes thereto included herein. You should carefully consider the following risk factors in addition to the other information included in this Annual Report, including matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Our ability to implement our business strategy is subject to numerous risks, as more fully described in this section. These risks include, among others:

•
SatixFy has limited capital currently available and will need to raise additional capital in the immediate future to fund its operations and develop its technology and chips and satellite communications systems. If SatixFy fails to raise sufficient capital or is unable to do so on favorable or acceptable terms, it might not be able to make the necessary investments in technology development, its operating results may be harmed, it may have to seek protection under insolvency laws and may be unable to continue its operations.

•
SatixFy is an early stage company with a history of losses, has generated less revenues than its prior projections, and has not demonstrated a sustained ability to generate predictable revenues or cash flows. If SatixFy does not generate revenue as expected, its financial condition will be materially and adversely affected.

•	SatixFy may face increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect its operations.

•	Obtaining customer contracts may require SatixFy to participate in lengthy competitive selection processes that require it to incur significant costs.

•	Some of SatixFy’s customers may require its chips and satellite communications systems to undergo a demonstration process that does not assure future sales or customer contracts.

•
SatixFy generates a significant percentage of its revenue from certain key customers and anticipates this concentration will continue for the foreseeable future, and the loss of one or more of its key customers could negatively affect its business and operating results.

•	SatixFy may not be able to continue to develop its technology or develop new technologies for its existing and new satellite communications systems.

•	Deterioration of the financial conditions of SatixFy’s customers could adversely affect its operating results.

•	SatixFy operates in a highly competitive industry and may be unsuccessful in effectively competing in the future.

•	SatixFy has incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

•	SatixFy may not be able to generate sufficient cash to service its indebtedness.

•
SatixFy’s estimates, including market opportunity estimates and growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm its reputation and negatively affect its business.

•	SatixFy’s results of operations may vary significantly from its expectations or guidance.

•	SatixFy may not be able to comply with its contracts with customers, and non-compliance may harm its operations and expose it to potential third-party claims for damages.

•	Loss of key employees and the inability to continuously recruit and retain qualified employees could hurt SatixFy’s competitive position.

•
SatixFy relies on third parties for manufacturing of its products. SatixFy does not have long-term supply contracts with its foundry or most of its third-party manufacturing vendors, and they may not allocate sufficient capacity to SatixFy at reasonable prices to meet future demands for its solutions.

•
SatixFy’s business is subject to a wide range of laws and regulations, many of which are continuously evolving, and failure to comply with such laws and regulations could harm its business, financial condition and operating results.

•	SatixFy is subject to risks from its international operations.

•	The global COVID-19 pandemic has harmed and could continue to harm SatixFy’s business, financial condition, and results of operations.

•
SatixFy relies on its intellectual property and proprietary rights and may be unable to adequately obtain, maintain, enforce, defend or protect its intellectual property and proprietary rights, including against unauthorized use by third parties.

•
SatixFy relies on the availability of third-party licenses of intellectual property, and if it fails to comply with its obligations under such agreements or is unable to extend its existing third-party licenses or enter into new third-party licenses on reasonable terms or at all, it could have a material adverse effect on its business, operating results and financial condition.

•
Defects, errors or other performance problems in SatixFy’s software or hardware, or the third-party software or hardware on which it relies, could harm SatixFy’s reputation, result in significant costs to SatixFy, impair its ability to sell its systems and subject it to substantial liability.

•
SatixFy is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

•	Changes in SatixFy’s effective tax rate may adversely impact its results of operations.

•	Exchange rate fluctuations between the U.S. dollar, the British pound, the Euro and other foreign currencies may negatively affect SatixFy’s future revenues.

•	Managing a public company and compliance with regulatory requirements may divert the attention of SatixFy’s senior management from the day-to-day management of its business.

•	An active trading market for SatixFy’s equity securities may not develop or may not be sustained to provide adequate liquidity.

•
The selling shareholders listed in the Registration Statement may be incentivized to sell them under the Registration Statement depending on the market price of our securities, and sales of a significant number of our securities by such selling shareholders could materially adversely affect the trading prices of our securities.

•
Investors’ rights and responsibilities as SatixFy’s shareholders will be governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

•	The market price of SatixFy’s equity securities may be volatile, and your investment could suffer or decline in value.

•
SatixFy is an “emerging growth company” and avails itself of the reduced disclosure requirements applicable to emerging growth companies, which could make its equity securities less attractive to investors.

•	SatixFy may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

•
The listing of our securities on the NYSE American LLC (the “NYSE”) did not benefit from the process customarily undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

•	The market price of our ordinary shares or warrants could be negatively affected by future issuances or sales of our securities.

•	The other matters described in the section titled “Item 3. Key Information — D. Risk Factors”.

Risks Related to Our Business and Industry

   We have limited capital currently available and will need to raise additional capital in the immediate future to fund our operations and develop our technology and chips and satellite communications systems. If we fail to raise sufficient capital or are unable to do so on favorable or acceptable terms, we might not be able to make the necessary investments in technology development, our operating results may be harmed, we may have to seek protection under insolvency laws and may be unable to continue our operations.

   The satellite communications industry is subject to rapid technological changes, new and enhanced product introductions, product obsolescence and changes in user requirements, and we plan to continue to make significant investments in next-generation satellite communications technologies in order meet industry developed requirements. In order to fund our operations in the near term and continue our development of these next-generation technologies, we require and are exploring options to obtain immediate additional debt and/or equity financing, which, if obtained, may be subject to unfavorable terms and could impair the value of our ordinary shares, dilute existing shareholders’ ownership interests and impose restrictions on us.

    In order to preserve liquidity and allow us more time to evaluate our financing and strategic alternatives, on April 23, 2023, the Company, the lenders and the Agent entered into the Waiver and Second Amendment to the Credit Agreement (the “Waiver and Second Amendment to the Credit Agreement”), which, among other things, (i) provided a waiver of certain defaults or potential defaults, (ii) permitted SatixFy to make its interest payments for 2023 on a pay-in-kind basis if its cash balance is less than $12.5 million, (iii) temporarily reduced SatixFy’s minimum cash requirement from $10 million to $8 million and $7 million for the months of April and May 2023, respectively, and thereafter to $10 million, in each case plus an amount sufficient to cover its and its subsidiaries’ accounts payable that are past 60 days due, (iv) increased the interest rate of the loan to Secured Overnight Financing Rate (“SOFR”) + 9.50% (with a 3% SOFR floor) and (v) provided for certain additional reporting obligations by SatixFy. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Debt Financing” for more information. Our inability to raise sufficient capital on reasonable terms may adversely affect our ability to develop new technologies and chips and satellite communications systems, and may result in our breach of certain covenants under the 2022 Credit Agreement (see “— We may not be able to generate sufficient cash to service our indebtedness”), which could result in our inability to fund our working capital requirements and otherwise adversely affect our business, financial condition and results of operations. If the amount of capital we are able to raise from financing activities, together with our revenues and cash flows from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), third parties may be reluctant to provide the services we need in order to operate and we may be required to obtain financing on unattractive terms, divest our assets at unattractive prices, seek protection under insolvency laws or cease our operations.

Additionally, pursuant to the Forward Purchase Agreement, we agreed that we will not issue additional equity securities (except pursuant to the Equity Line of Credit and our 2020 Share Award Plan) until such time as the Sellers thereunder recoup the Prepayment Shortfall (as defined therein, see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources — Forward Purchase Agreement”) which will limit our ability to issue equity securities to raise additional capital, including during times when it would be advantageous to do so. Further, recent declines in our stock price mean that our ability to raise new capital under the Equity Line of Credit Facility, which limits the number of shares we can sell based on their daily average trading volume, could be substantially less than we initially expected.

We are an early stage company with a history of losses, have generated less revenues than our prior projections, and have not demonstrated a sustained ability to generate predictable revenues or cash flows. If we do not generate revenue as expected, our financial condition will be materially and adversely affected.

Since inception, we have devoted substantially all of our resources to designing, developing and manufacturing our chips and satellite communications systems and technology, enhancing our engineering capabilities, building our business and establishing relations with our customers, raising capital and providing general and administrative support for these operations. We have a history of losses and have generated substantially less revenues than we previously predicted and have not demonstrated a sustained ability to generate predictable or sustained revenue or cash flows from our satellite communications systems and chips or convert sufficient leads into commercial engagements. For example, our revenue declined in  2022 compared to 2021, as a result of various factors, including extended delays in the manufacturing cycle of our third-party manufacturer and related delays in our ability to deliver chips, payloads and terminals and/or delays in our development work, a strategic decision by management to reduce sales in China due to concerns about the changes in the regulatory environment and the termination of discussions with a number of prospective customers and deferrals of orders under existing contracts and postponement of new contract negotiations with certain existing customers. Our ability to generate predictable revenue and operating cash flows sufficient to fund our working capital requirements continues to be negatively impacted by these factors and we expect these factors to continue to negatively impact our operations for the foreseeable future. Consequently, any assessment you make about our current business or future success or viability may not be as accurate as it could be if we had a longer operating history or an established track record in generating predictable revenues or operating cash flows sufficient to fund our working capital requirements. Further, our limited financial track record, without meaningful revenue from our expected future principal business, is of limited reference value for your assessment of our business and future prospects.

  We incurred losses of approximately $397.8 million, $17.1 million and $17.6 million for the years ended December 31, 2022, 2021 and 2020, respectively. We expect to continue to incur losses until we are able to onboard a sufficient number of new customers and contracts, and launch and scale a sufficient number of our satellite communications systems and related products to become profitable. As we work to transition from technology and product development activities to commercial production and sales, it is difficult to forecast our future results. Although we have several customer contracts, we have limited insight into trends that may emerge and affect our business, including our ability to attract and retain customers, the amount of revenue we will generate from our customers and the competition we will face. For example, two customers with whom we were discussing prospective new contracts in 2022 informed us that they selected our larger competitors with longer track records of providing space-based and aircraft-based satellite communications solutions as principal contractors for their satellite communications needs. Recently, Telesat postponed negotiations of new contracts with us related to delivery of SX 3099 chip-enabled ground terminal modems for their Lightspeed LEO network and a prospective customer significantly narrowed the scope of negotiations regarding a significant potential contract, which will further reduce our opportunities for new revenues unless we are able to enter into new contracts with new or existing customers. If our revenue grows slower than we anticipate or we otherwise fall materially short of our forecasts and expectations, we may not be able to achieve profitability and our financial condition will be materially and adversely affected which could cause our share price to decline and investors to lose confidence in us.

We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.

  Our chips and satellite communications systems, including the manufactured assemblies used in our satellite communications systems, are manufactured by third parties in several countries in Europe and in the Far East using inputs, such as silicon wafers, laminate substrates, gold, copper, lead frames, mold compound, ceramic packages and various chemicals and gases as well as other production supplies used in our manufacturing processes. Additionally, worldwide manufacturing capacity for chips is relatively inelastic. The present demand for chips is exceeding market supply, which has resulted in increases in the prices we pay for our supply of chips, as well as extended delivery delays beyond what we have experienced in the past. If such supply and demand pressure continues, the prices we pay for our chips and, potentially, other components and assemblies could become substantially more expensive and the delivery time for such products could be materially prolonged, which would have an adverse effect on our ability to meet our customers’ demand. The current global shortage in semiconductor and electronic components, resulting mainly from macro trends such as strong demand for 5G devices and high performance computing, as well as the impact of the COVID-19 pandemic and the Russia-Ukraine war, has resulted in disruptions in our supply chain and delays in the delivery of our chips by our third-party manufacturers, increases in the prices of our chip components and manufacturing and disruptions in the operations of our suppliers and customers. For example, one of our customers is reconsidering the scale and timing of its plans to launch a new LEO communications satellite constellation and certain of our other current and prospective customers are reconsidering investments in their satellite and In Flight Connectivity (“IFC”) projects and infrastructure. Additionally, because the quantity of chips and assemblies we order comprises a small percentage of the overall output of our third-party manufacturers, our third-party manufacturers have, and may continue to, prioritize their near-term capacity for the production of products for larger companies while extending delivery times for our products. If this chip manufacturing capacity shortage continues for a prolonged period of time, or if we are unable to secure manufacturing capacity on acceptable price and delivery terms, it could negatively impact our ability to meet our customer’s demand for our chips and satellite communications systems and have an adverse impact on our revenue, results of operations and customer relationships. See “— We rely on third parties for manufacturing of our chips and other satellite communications system components. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions.”

Many of the manufacturers of our chips and satellite communications systems components are located outside of the jurisdictions in which we have facilities and sites, necessitating international shipping. Supply chain disruptions have occurred, and may continue to occur from time to time due to a range of factors beyond our control, including, but not limited to, international conflicts, such as Russia’s invasion of Ukraine, climate change, increased costs of labor, freight cost and raw material price fluctuations or a shortage of qualified workers. Such supply chain disruptions could materially impact our operating performance and financial position, including if deliveries to us are delayed or if such disruptions negatively impact the business and operations of our key customers.

The Russia-Ukraine war poses indirect but unpredictable risks of disruption to our business. Several of our current and prospective customers are operators of communication satellite constellations and have historically used Russian-based launch facilities and vehicles to place their satellites into orbit. If these customers are unable to find alternative launch venues on a timely basis or at all, they may experience delays in deploying their satellites, which in turn could cause them to defer orders for our satellite communications chips and satellite payloads. For example, OneWeb announced that it was suspending all satellite launches from Russia’s Baikonur Cosmodrome. As a result, it partnered with companies in other countries to launch its satellites, which includes test launches of satellites equipped with our payload systems, we have no control over its ability to transition its expected satellite launches on a timely basis. OneWeb also announced its merger of equals with Eutelsat, a major GEO satellite provider, expected in 2023, which may result in further delays or changes in OneWeb’s satellite projects. Additionally, recent reports indicated that the Russia-Ukraine war may have an adverse impact on the supply of certain commodities, of which Ukraine and Russia were significant producers (for example, neon gas), used in the fabrication of silicon chips. Our ability to mitigate the potential adverse impacts of the Russia-Ukraine war on our supply chain or the supply chains of our customers and suppliers is limited, as the impacts are largely indirect and it is difficult for us to predict at this time how our suppliers and customers will adjust to the new challenges or how these challenges will impact our costs or demand for our products and services. The effects of the sanctions implemented in response to the conflict may also adversely affect our industry, including chip supply chains, to the extent that they lead to higher energy and manufacturing costs, lower economic growth or deferrals of investment in satellite communications technology.

Additionally, the third-party manufacturers, suppliers and distributors that we contract with are susceptible to losses and interruptions caused by factors outside of their control, such as, floods, hurricanes, earthquakes, typhoons, volcanic eruptions, and similar natural disasters, as well as power outages, telecommunications failures, industrial accidents, geopolitical instability (including instability caused by international conflict, such as the Russia-Ukraine war or the increasing potential of conflicts in Asia implicating the global semiconductor supply-chain, such as conflicts between Taiwan and China), health and safety epidemics and similar events. The occurrence of natural or conflict-related disasters in any of the regions in which these third-party service providers operate could severely disrupt the operation of our business by negatively impacting our supply chain, our ability to deliver products, and the cost of our products. Such events can negatively impact revenue and earnings and can significantly impact cash flow, both from decreased revenue and from increased costs associated with the event. In addition, these events could cause consumer confidence and spending to decrease or result in increased volatility to the U.S. and worldwide economies.

The magnitude and nature of the effects of these challenges and uncertainties on our business are difficult to predict and such effects may not be fully realized, or reflected in our financial results, until future periods.

We rely on third parties for manufacturing of our chips and other satellite communications system components. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions.

The semiconductor industry is subject to intense competitive market pressure. Accordingly, any increase in the cost of our chips or satellite communications systems, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. We currently rely on third parties for a substantial amount of our manufacturing operations. If one or more of these vendors terminates its relationship with us, or if they fail to produce and deliver our products according to our requested demands in specification, quantity, cost and time, our ability to ship our chips or satellite communications systems to our customers on time and in the quantity required could be adversely affected, which in turn could cause an unanticipated decline in our sales and damage our customer relationships.

Currently, the majority of our chips are supplied by a single foundry, GlobalFoundries. We obtain manufacturing services from our foundry vendor and negotiate pricing on a purchase order-by-purchase order basis. We do not have contractual assurances from our foundry vendor that adequate capacity will be available to us when we need it or to meet our anticipated future demand for chips. We have experienced delays and price increases in 2022 with respect to the production of chips at our foundry vendor, and expect that we will continue to experience delays and/or increased prices in the near term due to unprecedented levels of demand and the resulting tightening of capacity at our foundry vendor. If this trend continues, it could limit the volume of chips and satellite communications systems we can produce and/or delay production of new chips or satellite communications systems, both of which would negatively impact our business. If these conditions continue for a substantial period or worsen, our ability to meet our anticipated demand for our solutions could be impacted which, in turn, could negatively impact our operations and financial results.

  Our foundry vendor may allocate capacity to the production of other companies’ products while extending delivery times for our products and may also reduce deliveries to us on short notice. In particular, other companies that are larger and better financed than we are or that have long-term agreements with our foundry vendor may cause our foundry vendor or assembly and test vendors to reallocate capacity to them, decreasing the capacity available to us. The unavailability of our foundry could significantly impact our ability to produce our chips or satellite communications systems or delay production, which would negatively impact our business. Additionally, the majority of our chips are designed to be compatible with the manufacturing processes and equipment employed by GlobalFoundries, and switching to a new foundry vendor for these chips may require significant cost and time.

  We do not presently own or operate any in-house manufacturing or assembly facilities and do not anticipate making any investments in new manufacturing facilities in the near term and, accordingly, expect to continue to rely on third-party vendors or sub-contractors for these services. We currently do not have long-term supply contracts with most of our other third-party vendors, and we negotiate pricing with our main vendors on a purchase order-by-purchase order basis. Therefore, they are not obligated to provide services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. The ability of our vendors to provide us with products or services is limited by their available capacity, existing obligations and technological capabilities.

If we need to contract additional third-party vendors or sub-contractors, we may not be able to do so cost-effectively or on a timely basis, if at all.

Obtaining customer contracts may require us to participate in lengthy competitive selection processes that require us to incur significant costs.

We expect to sell our satellite communications systems for integration into our customers’ systems primarily at the design stage. These efforts to achieve design wins may be lengthy, and may require us to incur both design and development costs or dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not prevail in the competitive selection process, and even when we do achieve a design win, we may never generate any product development or product sale revenue despite incurring development expenditures. Due to factors outside of our control, our customers have in the past, and may in the future, delay or cancel their projects, resulting in a loss of projected revenue. In addition, even if a customer designs one of our chips or satellite communications systems into one of its systems, we cannot be assured that we will secure new design wins from that customer for future systems. Further, even after securing a design win, we have experienced and may again experience delays in generating revenue, if any, from our chips and satellite communications systems as a result of the lengthy product development cycle typically required.

Our customers may take a considerable amount of time to evaluate our chips and satellite communications systems. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could harm our financial results. If we are unable to generate revenue after incurring substantial expenses to develop any of our solutions, our business would suffer.

Some of our customers may require our chips and satellite communications systems to undergo a demonstration process that does not assure future sales or customer contracts.

  Prior to purchasing our chips or satellite communications systems, some of our customers may require that our chips or satellite communications systems undergo extensive demonstration processes, which may involve the testing of our chips or satellite communications systems in the customers’ systems or via a prototype demonstration. We may also undertake to commit resources to prepare a demonstration for a prospective customer, in which case we would bear the expenses of the demonstration. The demonstration process varies by the customer and the product, and may take several months. The demonstration of a chip or satellite communications system to a customer does not assure any sales of the chip or the satellite communications system to that customer. After demonstration of our chip or satellite communications system and entry into an agreement for the development of a satellite communications system or sale of a chip, it can take several months or more before the customer commences volume production of components or systems that incorporate our satellite communications systems or chips. Despite these uncertainties, we may devote substantial resources, including design, engineering, sales, marketing and management efforts, to demonstrate our chips or satellite communications systems to customers in anticipation of sales and without an expectation of reimbursement of these costs or generating future revenues and gross profits from the projected sale of the chips or satellite communications systems.

We generate a significant percentage of our revenue from certain key customers, and anticipate this concentration will continue for the foreseeable future, and the loss of one or more of our key customers could negatively affect our business and operating results.

We derive a significant portion of our revenue from a limited number of customers and, because the satellite communications industry is characterized by a relatively small number of large players, we anticipate that this customer concentration will continue for the foreseeable future. For the years ended December 31, 2022 and December 31, 2021, our three largest customers accounted for, in the aggregate, approximately 78% and 64% of our revenue, respectively. If we fail to deliver upon contracts with these three customers, or upon the contracts of other large customers, or if demand by these customers for our chips and satellite communications systems decreases substantially, our revenues and operating results could be materially adversely affected.

In connection with our contracts and arrangements with our largest customers, we have agreed and may in the future agree to certain restrictions on the sale and license of the developed product and systems to secure the contract and necessary collaboration for the project. Of our three top customers in 2021 and 2020, Jet Talk, our joint venture which is accounted for as an equity method investee in our financial statements and in which we own a 51% equity stake but which we do not control, did not contribute to our revenues for the year ended December 31, 2022 and accounted for approximately 14% and 68% of our revenues in the years ended December 31, 2021 and December 31, 2020, respectively, all of which was revenue for the provision of research and development services. We have two contracts with Jet Talk, both related to the development of an Aero/IFC satellite communications terminal for commercial aircraft, which under our joint venture agreement Jet Talk will have the exclusive right to commercialize and sell to the commercial aviation market.

Our customers’ continued success will depend in large part on growth within their respective markets. Demand in these markets fluctuates significantly, driven by the development of new technologies and prevailing economic conditions. Factors affecting these markets could seriously harm our customers and, as a result, harm us, including:

•
the effects of catastrophic and other disruptive events at our customers’ operational sites or targeted markets including, but not limited to, natural disasters, telecommunications failures, geopolitical instability caused by international conflict, including the Russia-Ukraine war, cyber-attacks, terrorist attacks, pandemics, epidemics or other outbreaks of infectious disease, including the COVID-19 pandemic, breaches of security or loss of critical data;

•	increased costs associated with potential disruptions to our or our customers’ supply chain and other manufacturing and production operations;

•	the deterioration of our customers’ financial condition;

•	delays and project cancellations as a result of design flaws in the chips and communications systems developed by us or our customers;

•	the inability of our customers to dedicate the resources necessary to promote and commercialize their products;

•	the inability of our customers to adapt to changing technological demands resulting in their products becoming obsolete; and

•	the failure of our satellite communications systems or our customers’ products to achieve market success and gain market acceptance.

Any slowdown or a disruption in the growth of these markets could adversely affect our financial condition and results of operations.

The success of our business is highly dependent on our ability to effectively market and sell our technologies and to convert contracted revenues and our pipeline of potential contracts into actual revenues, which can be a costly process.

  To date, we have relied heavily on equity and debt financing to fund our business and operations, and we are currently generating revenue from a limited number of customer contracts. See “— We generate a significant percentage of our revenue from certain key customers, and anticipate this concentration will continue for the foreseeable future, and the loss of one or more of our key customers could negatively affect our business and operating results.” Our success will be highly dependent on our ability to retain and expand our business with existing customers and convert our pipeline of potential contracts into revenues. If we fail to sign contracts with at least some of the customers envisaged in our pipeline, particularly with large customers over the next years when any large contract would significantly impact our revenues and financial results, and grow sufficient business volume with such customers, our business, financial condition and results of operations will be materially and adversely affected. For example, potential additional future contracts with Telesat, one of our largest customers, related to delivery of SX 3099 chip-enabled ground terminal modems for their Lightspeed LEO network, are dependent on Telesat obtaining the necessary funding for completion of this project.

Our ability to establish and expand our customer relationships is subject to several factors, including, among other things, our ability to overcome customer concerns relating to our lack of experience or track record in providing chips and satellite communications systems to customers in the same industry, competition from more experienced service providers, and our customers’ level of satisfaction with our technology, chips, satellite communications systems and services. For example, two customers with whom we were discussing prospective new contracts recently informed us that they selected our larger competitors with longer track records of providing space-based and aircraft-based satellite communications solutions as principal contractors for their satellite communications needs.

If our satellite communications systems or chips fail to perform as expected or their commercial availability or production is significantly delayed as compared to the timelines we establish with our customers, our business, financial condition and results of operations may be harmed.

We may not be able to continue to develop our technology or develop new technologies for our existing and new satellite communications systems.

The satellite communications industry is subject to rapid technological changes, new and enhanced product introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in the satellite communications market depends on our ability to successfully enhance our existing technology and develop new chips and satellite communications systems that are responsive to the latest technological advances. Our ability to continue to enhance our existing technology, or develop new technology that is responsive to changing technological requirements and suitable for the needs of market participants, depends on a number of factors, including the following:

•	our ability to anticipate the needs of the market for new generations of satellite communications digital chip technology;

•	our ability to continue funding and to maintain our current research and development activities, particularly the development of enhancements to our chips and systems;

•	our ability to successfully integrate our advanced technologies and system design architectures into satellite communications systems that are compatible with our customers’ infrastructure;

•	our ability to develop and introduce timely and on-budget new satellite communications systems that meet the market’s technological requirements;

•	our ability to establish close working relationships with our customers and to have them integrate our satellite communications systems in their design of new communications systems;

•	our ability to maintain intellectual properties rights, whether proprietary or third-party, that are necessary to our research and development activities, such as chip development software;

•	our ability to gain access to the proprietary waveforms that potential customers utilize; and

•	our ability to obtain funding for continuing our technology and product development.

Some of our chips and satellite communications systems are in the development or engineering (involving the customization of a developed product to the customer’s specifications) stage with limited or no sales to date, and we cannot assure that our chips and satellite communications systems will be successful. If we are unable to design and develop new chips and satellite communications systems that are compatible with current technological needs, it could materially harm our business, financial condition and results of operations.

Additionally, as part of our current strategy, we have decided to pause development and marketing related to our satellite-enabled Internet-of-Things Diamond product in order to continue to focus on our other satellite communications chips and products described herein.

We will be reliant on our joint venture partner, ST Electronics (Satcom & Sensor Systems) Pte Ltd. (“STE”), for the success of the Jet Talk joint venture and, therefore, our Aero/IFC terminals business.

In 2018, we established a joint venture, Jet Talk, with STE. We hold 51% of the equity in Jet Talk and our joint venture partner, STE, participates in significant financial and operational decisions, including participating in the appointment of Jet Talk’s chief executive officer and direct Jet Talk’s R&D (which is performed by us), marketing activities, and funding. We are developing our Aero/IFC satellite communications terminal for commercial aircraft under agreements with Jet Talk and, under our joint venture agreement with STE, Jet Talk will have the exclusive right to commercialize and sell our Aero-IFC terminals and related products to the commercial aviation market. We believe that the Aero/IFC sector is likely to represent a substantial portion of our future business and revenues, most of which are likely to be driven by the commercial aviation market. Accordingly, we expect to rely primarily on STE for managing Jet Talk and directing the marketing and sale of our Aero/IFC terminals. While we believe our interests are aligned with STE’s, these interests may diverge in the future, including as a result of STE pursuing a different strategy, developing its own competing product, selling or exiting its aerospace business, or other reasons outside of our control. If any of these things were to occur, we would have to replace STE as a partner or expand our own sales and marketing resources, which could increase our costs and materially adversely affect our results of operations.

       Additionally, once we complete the development of and are able to commercialize our Aero/IFC satellite communications terminals, the revenues and margins attributable to such sales will not be fully reflected in our consolidated financial statements, which will instead reflect our sales of products and services to Jet Talk and our equity in Jet Talk’s net income or loss for each reporting period. This may make it more difficult for investors and analysts to analyze our business and performance trends relative to companies that consolidate their material operations. See Note 6 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

Deterioration of the financial condition of our customers could adversely affect our operating results.

Deterioration of the financial condition of our customers could adversely impact our collection of accounts receivable and may result in delays in product orders or contract negotiations. For example, in 2020 and 2021 the COVID-19 pandemic impacted the financial performance of many of our customers, in part due to significant slowdown in commercial air traffic and reduced demand for products and services for commercial aviation markets. For the years ended December 31, 2022 and December 31, 2021, our three largest customers accounted for, in the aggregate, approximately 78% and 64% of our revenue, respectively. As of December 31, 2022 and December 31, 2021, accounts receivable with these customers were approximately $0.8 million and $0.6 million, respectively. We regularly review the collectability and creditworthiness of our customers to determine an appropriate allowance for credit losses. Based on our review of our customers, we currently have only immaterial reserves for uncollectible accounts. If our uncollectible accounts, however, were to exceed our current or future allowance for credit losses, our operating results would be negatively impacted. Further, recent global inflationary trends and financial markets volatility have resulted in funding constraints that may affect the timing and scale of investments in new communications satellite constellations and related infrastructure by some of our existing and prospective customers. The effects of recent macroeconomic uncertainties on our customers have also resulted in delays to contract negotiations or customer orders, and may result in further delays. For example, one of our customers recently announced that it is reconsidering the scale and timing of its plans to launch a new LEO communications satellite constellation. These and any new or further delays in new contracts or customer orders could materially adversely affect our financial condition and operating results.

We operate in a highly competitive industry and may be unsuccessful in effectively competing in the future.

We operate in the highly competitive and rapidly developing industry of satellite communications, and we face intense worldwide competition in the introduction of new chips and satellite communications systems. Our customers’ selection processes are typically highly competitive, and our chips and satellite communications systems may not be included in the next generation of their products and systems.

We compete with various companies across the various satellite communications industry’s segments we serve. In addition to our direct competitors, some of our customers and suppliers also compete with us to some extent by designing and manufacturing their own satellite communications systems. We face intense competition to introduce new technologies and satellite communications systems and to competitively price our chips and satellite communications systems. Some of our competitors have recently introduced products with more advanced technologies than in the past which increases competition with our products.   Many of our current and potential competitors have existing customer relationships, established patents and other intellectual property, greater access to capital, advanced manufacturing capabilities, more experience in the satellite communications industry and substantial technological resources. We may not be able to compete successfully against current or future competitors, which would adversely affect our business, financial condition and results of operations.

Pricing at too high a level could adversely affect our ability to gain new customers and retain current customers, while increased competition could force us to lower our prices or lose market position and could adversely affect growth prospects and profitability. Relatedly, if we are unable to deliver on our contracts with our existing customers for any reason or if we fail to meet customer needs and expectations, we may lose our existing contracts or our reputation could be harmed, either of which would have a material adverse effect on our business, operations and financial condition.

The magnitude and nature of the effects of these challenges and uncertainties, in addition to the challenges and uncertainties discussed above under “— We are an early stage company with a history of losses, have generated less revenues than our prior projections, and have not demonstrated a sustained ability to generate predictable revenues or cash flows. If we do not generate revenue as expected, our financial condition will be materially and adversely affected.” on our business are difficult to predict and such effects may not be fully realized, or reflected in our financial results, until future periods.

If the satellite communications markets fail to grow, our business could be materially harmed.

We develop and market satellite communications systems and digital chips across the value chain for the satellite communications industry. The industry is undergoing a dramatic transformation due to lower cost solutions and miniaturization as well as introduction of new technologies and manufacturing practices. Demand for large Geostationary (“GEO”) communication satellites has fallen as new satellite operators prepare to launch constellations of hundreds or thousands of smaller, lower cost Low Earth Orbit (“LEO”) and Medium Earth Orbit (“MEO”) broadband satellite constellations, increasing the need for chips and products that are small in size, low in weight, with low power consumption and low cost. Because the industry is constantly changing, it is difficult to predict the rate at which these markets will grow or decline.

If the markets for commercial satellite communications systems fail to grow, or if we fail to penetrate the market for LEO satellites, or if LEO satellite operators to whom we are targeting for the sale of our satellite communications systems do not successfully deploy their satellites, or fail to build their clientele in a reasonable period, our business could be materially harmed. Additionally, if we fail to penetrate the market for IFC systems, or if airline operators or service providers to whom we are targeting for the sale of our IFC systems do not select our IFC system, or decide not to pursue IFC upgrade, our business could be materially harmed. A significant decline or a delay in the growth in these two markets could materially harm our business and impair the value of our shares.

We have incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

We have incurred net losses and had net cash outflows from operating activities in each year since 2012, when we commenced operations. We have invested and continue to invest significantly in our business, including in technology research and development and the recruitment of quality industry talent. As of December 31, 2022, we have invested over $209 million in research and development, a substantial portion of which has been defrayed by government and public entity grants.

We have based some of our plans, budgets and financial projections on assumptions that may prove to be wrong, and we may be required to utilize our available capital resources sooner than we expect. Changing circumstances could also cause us to consume capital faster than we currently anticipate, and we may need to spend more than currently expected. The timing of the completion of the development and engineering of our satellite communications systems that are expected to drive our future results is uncertain. The commercialization of these products may also entail unpredictable costs and is subject to significant risks, uncertainties and contingencies, many of which are beyond our control. Certain of these risks and uncertainties include, but are not limited to, changing business conditions, continued supply chain challenges, other disruptions due to governmental and regulatory changes, competitive pressures, regulatory developments or the cessation of public sector research and development funding, among other potential developments. As discussed above, we need to seek immediate additional equity and/or debt financing in order to fund our operations for the near term and continue the development of products and technologies. Debt financing could contain restrictive covenants relating to financial and operational matters including restrictions on the ability to incur additional secured or unsecured indebtedness that may make it more difficult to obtain additional capital with which to pursue business opportunities. If financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or scale back our operations, which could have a material adverse impact on our business and financial prospects.

In addition, as of December 31, 2022, we had financial debt of approximately $55.0 million and our liabilities exceeded our assets by $31.0 million. Any failure to increase our revenue, manage the increase in our operating expenses, continue to raise capital, manage our liquidity or otherwise manage the effects of net liabilities, net losses and net cash outflows, could prevent us from continuing as a going concern or achieving or maintaining profitability. Additionally, recent media and regulatory scrutiny of SPAC business combinations, and high redemption trends, may lead customers to view SatixFy as a riskier or undercapitalized partner, which could negatively affect our customer relationships, business and operations.

We may not be able to generate sufficient cash to service our indebtedness.

  We have a high amount of debt relative to our earnings. Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. Accordingly, we will need to generate significant cash flows from operations, or obtain new capital, in the future to meet our debt service requirements. Additionally, the 2022 Credit Agreement contains customary covenants that limit our ability to incur additional indebtedness or liens or dispose of our assets, which may impair our ability to meet our debt service requirements. The 2022 Credit Agreement also imposes a financial maintenance covenant, requiring that, for so long as we have a leverage ratio of total debt to Consolidated Adjusted EBITDA (as defined in the 2022 Credit Agreement) greater than or equal to 6.00x to 1.00x, we must maintain a minimum cash balance of $8 million and $7 million for the months of April and May 2023, respectively, and thereafter the lesser of $10 million and our budgeted cash balance, in each case plus an amount sufficient to cover our and our subsidiaries’ accounts payable that are past 60 days due, which cash is held in deposit accounts subject to a security interest in favor of the Agent for the benefit of the lenders. See “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources—Debt Financing” for more information. If we are unable to generate sufficient cash flows it may make it more difficult for us to obtain future financing on terms that are acceptable to us, or at all, which may require us to seek protection under insolvency laws or cease our operations altogether.

  Additionally, pursuant to the Forward Purchase Agreement, we agreed that we will not issue additional equity securities (except pursuant to the Equity Line of Credit and our 2020 Share Award Plan) until such time as the sellers thereunder recoup the Prepayment Shortfall (as defined therein) which will limit our ability to issue equity securities to raise additional capital, including during times when it would be advantageous to do so.

Our estimates, including market opportunity estimates and market growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.

We track certain key metrics and market data, including, among others, our estimated demand for communication satellites, particularly LEO satellites, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies or the assumptions on which we rely. We previously reported estimates of our potential future revenue pipeline, however, due to the postponement or narrowing of negotiations of new contracts with existing and prospective customers and the early stage of our negotiations with additional new customers, our management has decided to no longer publicly report our potential revenue pipeline unless and until these uncertainties are resolved, as any such pipeline information would be of limited utility to investors. Our methodologies for tracking these data may change over time, which could result in changes to our metrics, including the metrics we publicly disclose. While our key metrics and market data are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring our performance. For example, the accuracy of our projected potential contract revenue pipeline could be impacted by developments outside of our control, such as changes in customers’ plans, supply chain difficulties and the availability of alternative products. In addition, limitations with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our estimates of operating metrics and market data are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our business, financial condition, results of operations and prospects could be materially and adversely affected.

  Additionally, industry data, forecasts, estimates and projections included elsewhere in this Annual Report are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources, including third-party industry reports and analyses. Accordingly, our use of the terms referring to our markets and industries such as, satellite communications systems, chips, IFC, and Communications-On-The-Move (“COTM”) may be subject to interpretation, and the resulting industry data, projections and estimates are inherently uncertain. You should not place undue reliance on such information. In addition, our industry data and market share data should be interpreted in light of the defined markets in which we operate. Any discrepancy in the interpretation thereof could lead to varying industry data, measurements, forecasts and estimates. Further, the sources on which such industry and market data and estimates are based were prepared as of a certain point in time, and any changes in global macroeconomic conditions, including recent global inflationary trends and financial markets volatility, could also lead to changes in these data, measurements, forecasts and estimates. For these reasons and due to the nature of market research methodologies, you should not place undue reliance on such information as a basis for making, or refraining from making, your investment decision.

Furthermore, we do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of our future performance, revenue, financial condition or other results.

Our results of operations may vary significantly from our expectations or guidance.

Our revenue, margins and other operating results depend on demand for our chips and satellite communications systems. A decline in demand for such products as a result of economic conditions or for other reasons could materially adversely impact our revenue and profitability. Given recent developments described elsewhere herein, our prior projections should not be viewed as current. Our future operating results will depend on many factors, including the following:

•	our ability to timely introduce to the market our current chips and satellite communications systems;

•	our ability to develop new chips and satellite communications systems that respond to customer requirements;

•	changes in cost estimates and cost overruns associated with our development projects;

•	changes in demand for, and market conditions of, our chips and satellite communications systems;

•	the ability of third-party foundries and other third-party suppliers to manufacture, assemble and test our chips and satellite communications systems in a timely and cost-effective manner;

•	the discovery of defects or errors in our hardware or software after delivery to customers;

•	our ability to achieve cost savings and improve yields and margins on our new and existing products;

•	our ability to utilize our capacity efficiently or to adjust such capacity in response to customer demand;

•	our ability to realize the expected benefits of any acquisitions or strategic investments;

•
business, political, geopolitical and macroeconomic changes, including trade disputes, the imposition of tariffs or sanctions, inflation trends and downturns in the semiconductor and the satellite communications industries and the overall global economy; and

•	changes in consumer confidence caused by many factors, including changes in interest rates, credit markets, expectations for inflation, unemployment levels, and energy or other commodity prices.

Our future operating results could be adversely affected by one or more factors, including any of the above factors, which may also damage our reputation, reduce customer satisfaction, cause the loss of existing customers, result in a failure to attract new customers, result in a failure to achieve market acceptance for our chips and satellite communications systems, result in cancellation of orders and loss of revenues, reduce our backlog and our market share, increase our service and warranty costs, divert development resources, lead to legal actions by our customers, result in product returns or recalls and increase our insurance premiums. In addition, any prolonged adverse effect on our revenue could alter our anticipated working capital needs and interfere with our short-term and long-term business strategies.

If we are unable to manage our growth effectively, our business and financial results may be adversely affected.

To continue to grow, we must continue to expand our operational, engineering, sales and marketing efforts, accounting and financial systems, procedures, controls and other internal management systems. This may require substantial managerial and financial resources, and our efforts in this regard may not be successful. Our current systems, procedures and controls may not be adequate to support our future operations. Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected. If we fail to adequately manage our growth effectively, improve our operational, financial and management information systems, or effectively train, motivate and manage our new and future employees, it could adversely affect our business, financial condition and results of operations.

We may not benefit from our investment in the development of new technologies and satellite communications systems.

The time from conception to launch of a new chip or a satellite communications systems may be several years, thereby delaying our ability to realize the benefits of our investments in new technologies. In addition, we may lose our investment in new chips or satellite communications systems that we develop if by the time we launch the new chips or satellite communications systems they are no longer responsive to market needs or have become obsolete due to technological changes, the introduction of new and superior technology or product or changes in customer needs. For example, the satellite communications industry and the IFC customers we serve, or may serve in the future, will likely experience increased market pressure from telecommunication-based connectivity providers as 5G broadband coverage increases. A decrease in demand for satellite communications connectivity solutions would likely have an adverse effect on such IFC customers’ businesses, which may in turn have an adverse effect on our business and operations. We may also experience design, procurement and manufacturing difficulties that could delay or prevent us from successfully launching new chips and satellite communications systems. Any delays could result in increased costs of development, reducing the benefits from the launch of new chips or satellite communications systems. If we are not able to benefit from our investments in new technologies and satellite communications systems, or if we experience delays or other difficulties, our business, financial condition and results of operations could be adversely affected.

We developed our chip set with the help of substantial grants from the European Space Agency (“ESA”), sponsored by the U.K. Space Agency (“UKSA”), through ESA’s Advanced Research in Telecommunication Systems (ARTES) program, which have amounted to over $76 million through December 31, 2022. In connection with the ESA grants, which are intended to fund 50%-75% of the cost of development and manufacturing of the integrated chip sets and the communications systems, our agreement stipulates that the resulting intellectual property will be available to ESA on a free, worldwide license for its own programs. In addition, ESA can require us to license the intellectual property to certain bodies that are part of specified ESA programs, for ESA’s own requirements on acceptable commercial terms, and can also require us to license the intellectual property to any other third party for purposes other than ESA’s requirements, subject to our approval that such other purposes do not contradict our commercial interests. Although ESA has not yet indicated an intention to exercise its right to require us to license our intellectual property to other parties, it may do so in the future, which may require us to agree to contractual terms that are less favorable than what we may otherwise agree to in other customer contracts.

We may not be able to comply with our contracts with customers, and non-compliance may harm our operations and expose us to potential third-party claims for damages.

A significant portion of our revenue is derived from commercial contracts with customers for the development and delivery of satellite communications systems. These contracts typically contain strict performance requirements and project milestones. Some of our customers expressed initial concerns with our performance due to delays in deliveries and completion of work, which has primarily been the result of the ongoing supply-chain and macro-economic events discussed elsewhere herein. We may not be able to comply with these performance requirements or meet these project milestones in the future. If we are unable to comply with these performance requirements or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. Any termination of these contracts could materially reduce our revenues and adversely affect our business, financial condition and results of operations.

Loss of key employees and the inability to continuously recruit and retain qualified employees could hurt our competitive position.

We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe our success depends to a significant degree on our ability to attract and retain highly skilled engineers to facilitate the enhancement of our existing technologies and the development of new chips and satellite communications systems.

In order to compete effectively, we must:

•	hire and retain qualified professionals;

•	continue to develop leaders for key business units and functions; and

•	train and motivate our employee base.

The competition for qualified personnel is intense, and the number of candidates with relevant experience, particularly in radio-frequency device and satellite communications systems development and engineering, integrated circuit and technical pre- and post-sale support, is limited. Changes in employment-related laws and regulations may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. Additionally, we have dismissed, and may in the future decide to dismiss, certain personnel in order to save on costs and focus on our core competencies, which may have an adverse effect on our reputation and our ability to retain additional qualified personnel in the future. We cannot assure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

Due to intense competition for highly skilled personnel in Israel and the U.K., we may fail to attract, recruit, retain and develop qualified employees, which could materially and adversely impact our business, financial condition and results of operations.

Our principal research and development activities are conducted from our offices in Israel and the U.K. and we face significant competition for suitably skilled software engineers, electrical engineers working in digital signal processing and developers in these regions. For example, the Israeli high-tech industry has experienced significant economic growth, although there was a decline in the IPO market with 13 initial public offerings and special purpose acquisition company (“SPAC”) transactions in 2022, amounting to a value of approximately $10.7 billion, as reported on December 15, 2022 by PwC Israel in its annual tech exits report, down significantly in comparison to 72 offerings in 2021 at a total value of $71 billion. The accelerated economic growth of Israeli tech companies led to a sudden surplus of job opportunities and intense competition between Israeli-based employers to attract locally qualified employees. As a result, the high-tech industry in Israel has experienced significant levels of employee attrition and is currently facing a severe shortage of skilled personnel. Many of the companies with whom we compete for experienced personnel have greater resources than we do and we may not succeed in recruiting additional experienced or professional personnel, retaining current personnel or effectively replacing current personnel who may depart with qualified or effective successors.

Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. There can be no assurance that qualified employees will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our senior management and other key personnel for the success of our business.

We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or a key employee could have an adverse effect on our business. We may not be able to locate, attract or employ on acceptable terms qualified replacements for senior management or other key employees if their services are no longer available.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation is a critical factor in our relationships with customers, employees, governments, suppliers and other stakeholders. Incidents involving product quality, security, or safety issues, allegations of unethical behavior or misconduct or legal noncompliance, internal control failures, data or privacy or cybersecurity breaches, workplace safety incidents, environmental incidents, the use of our chips or satellite communications systems for illegal or objectionable applications, negative media reports, the conduct of our suppliers or representatives, and other issues or incidents that, whether actual or perceived, may result in adverse publicity and harm to our reputation. In addition, if we fail to respond quickly and effectively to address such incidents, the ensuing negative public reaction could harm our reputation and lead to litigation or subject us to regulatory actions or restrictions. Damage to our reputation could harm customer relations, reduce demand for our chips or satellite communications systems, reduce investor confidence in us, and may also damage our ability to compete for highly skilled employees. Repairing our reputation may be difficult, time-consuming and expensive.

Our customers’ satellite communications projects incorporate components or rely on launch services supplied by multiple third parties, and a supply shortage or delay in delivery of these components or lack of access to launch capabilities could delay orders for our systems by our customers.

Our customers purchase components or services used in the manufacture of their satellite communications projects from various sources of supply, often involving several specialized components or service providers. Any supply shortage or delay in delivery by third-party component suppliers, or a third-party supplier or service provider’s cessation or shut down of its business, may prevent or delay production of our customers’ systems or products. As a result of delays in delivery or supply shortages of third-party components or services, orders for our chips or satellite communications systems may be delayed or canceled and our business may be harmed. In addition, the semiconductor industry is currently experiencing a shortage on manufacturing capacity due to unprecedented levels of demand, which has impacted, and may continue to impact, our customers’ ability to build their products and negatively impact our customers’ demand for our solutions. Additionally, certain of our customers are satellite operators that rely on third parties to launch their satellites into space, with some of them having relied on Russian launch capabilities that are currently no longer available due to sanctions resulting from the Russia-Ukraine war. The unavailability of the Russian launch capabilities caused delays in the deployment by certain of our customers of their satellites, which in turn caused them to defer orders for our satellite communications chips and satellite payloads. This could materially adversely affect our business, financial condition, results of operations and prospects.

We rely on a third-party vendor to supply chip development software to us for the development of our new chips and satellite communications systems, and we may be unable to obtain the tools necessary to develop or enhance new or existing chips or satellite communications products.

We rely on third-party chip development software (i.e., EDA tools) to assist us in the design, simulation and verification of new chips or chip enhancements. To bring new chips or chip enhancements to market in a timely manner, or at all, we need development software that is sophisticated enough or technologically advanced enough to complete our design, simulations and verifications. We have experienced in the past, and may experience in the future, delays in our development of chips that utilize third-party software as a result of bugs, defects or other issues in, or caused by, such third-party software. Such delays could cause us to fail to meet our contractual obligations to customers, or otherwise delay the development, testing and release of new products, and could negatively impact our reputation, business and operating results.

Because of the importance of chip development software to the development and enhancement of our chips and satellite communications systems, our relationships with leaders in the computer-aided design industry, such as Cadence Design Systems, Inc. and Siemens, are critical to us. If these relationships are not successful, we may be unable to develop new chips or satellite communications systems, or enhancements to these products, in a timely manner, which could result in a loss of market share, a decrease in revenue or negatively impact our operating results.

Any disruption to the operations of our third-party contractors and their suppliers could cause significant delays in the production or delivery of our chips and satellite communications systems.

Our operations could be harmed if manufacturing, logistics or other operations of our third-party contractors or their suppliers are disrupted for any reason, including natural disasters, severe storms, other negative impacts from climate change, information technology system failures or other cybersecurity event, geopolitical instability, military actions or environmental, public health or regulatory issues. The majority of our chips and satellite communications systems are manufactured by or use components from third-party contractors located in Europe and the Far East. Any disruption resulting from such events in the regions in which our suppliers operate could cause significant delays in the production or shipment of our chips or satellite communications systems until we are able to shift our manufacturing, from the affected contractor to another third-party vendor. We may not be able to obtain alternate capacity on favorable terms, or at all which could adversely affect our financial condition and results of operations.

We may in the future invest significant resources in developing new products or service offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on acquiring customers, commercializing our satellite communications systems and developing our proprietary chip technologies for application in satellite communications systems, we may also invest significant resources in the future in developing new technologies, products and offerings. However, we may not realize the expected benefits of these investments. Such technologies, services, products and offerings are unproven and may never materialize or be commercialized in a way that would allow us to generate material revenues from them. If such technologies, products and offerings become viable in the future, we may be subject to competition from our competitors, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies.

New research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited experience. They may involve claims and liabilities, expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that such initiatives will yield technologies or products for which there is customer demand or that any such demand will be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from our operations, and would divert capital and other resources from our more established technologies and products. Even if we were to be successful in developing new technologies, products or offerings, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing such new technologies, products or offerings.

We are subject to warranty claims, product recalls and product liability claims and may be adversely affected by unfavorable court decisions or legal settlements.

From time to time, we may be subject to warranty or product liability claims as a result of defects in our chips or satellite communications systems that could lead to significant expense.

If we or one of our customers recalls any of our chips or satellite communications systems or a customer recalls any of its products containing one of our chips, we may incur significant costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources and reputational harm. Our customer contracts typically contain warranty and indemnification provisions, and in certain cases may also contain liquidated damages provisions related to product delivery obligations. The potential liabilities associated with such provisions are significant, and in some cases, including in agreements with some of our largest customers, are potentially unlimited. Any such liabilities may greatly exceed any revenue we receive from the sale of the relevant products. Costs, payments or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and results of operations.

We are subject to risks from our international operations.

We operate globally with several operational centers in Israel, the United Kingdom, the U.S. and Bulgaria, and have customers, potential customers and suppliers across different regions of the world. We are also developing our business across several international markets, where each country in which our customers plan to launch their projects has different infrastructure, regulations, systems and customer expectations, all of which require more investment by us than if we only operated in one country. As a result, we are subject to regulatory, geopolitical and other risks associated with doing business internationally, including:

•	global and local economic, social and political conditions and uncertainty;

•	currency controls and fluctuations;

•	formal or informal imposition of export, import or doing-business regulations, including trade sanctions, tariffs and other related restrictions;

•
compliance with laws and regulations that differ among jurisdictions, including those covering taxes, intellectual property ownership and infringement, export control regulations, anti- corruption and anti-bribery, antitrust and competition, data privacy, cybersecurity and environment, health and safety;

•	labor market conditions and workers’ rights affecting our operations; and

•
occurrences of geopolitical crises such as terrorist activity, armed conflict, civil or military unrest or political instability, which may disrupt our operations — for example, conflicts in Asia implicating the global semi-conductor supply-chain, such as conflicts between Taiwan and China, the war between Russia and Ukraine, or the tense relations between the U.S. and China, could lead to regional and/or global instability, as well as adversely affect supply chains as well as commodity and other financial markets or economic conditions. The U.S., European Union (the “EU”), the United Kingdom, Switzerland and other countries have imposed, and may further impose, financial and economic sanctions and export controls targeting certain Russian entities and/or individuals, and we, or our customers, may face restrictions on engaging with certain businesses due to any current or impending sanctions and laws, which could adversely affect our business.

These and other factors could harm our operations and materially impact our business, results of operations and financial condition.

The global COVID-19 pandemic has harmed and could continue to harm our business, financial condition, and results of operations.

On March 11, 2020, the World Health Organization designated the outbreak of COVID-19 as a global pandemic. The COVID-19 pandemic has hindered the movement of people and goods worldwide, and many governments instituted restrictions on work and travel.

Governments, non-governmental organizations and private sector entities issued in the past and may issue in the future non-binding advisories or recommendations regarding air travel or other social distancing measures, including limitations on the number of persons that should be present at public gatherings. Among other things, the COVID-19 pandemic caused a significant decline in aviation travel, which has resulted in several project delays in relation to IFC and has adversely affected our business and results since 2020. Beginning in the first quarter of 2020, several opportunities at different stages of negotiations were postponed and exhibitions and sales meetings were canceled. In addition, work on many of our current projects was delayed, as more than 50% of our employees worked from home during a period of over eight months in 2021. This led to delays in project schedules, and several of our customers put current projects on hold or postponed anticipated projects in light of uncertainties surrounding the air travel industry and demand for satellite communications-related products and services.

Additionally, many manufacturing businesses globally are currently experiencing supply chain issues with respect to electronic components and other materials and labor used in their production processes, which is due to a complex array of factors, including the COVID-19 pandemic. Supply chain issues experienced by suppliers that we rely on have resulted, and may in the future result in, increases in the prices we pay such suppliers and delays in our ability to meet obligations under our contracts. See “— We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.”

Our customers’ businesses or cash flows have been and may continue to be negatively impacted by effects of COVID-19, which may lead them to continue to delay upgrading their existing satellite communications systems or lead them to delay the advancement of their satellite communications projects, seek adjustments to payment terms or delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of our receivables.

Risks Related to Litigation, Laws and Regulation and Governmental Matters

Our business is subject to a wide range of laws and regulations, many of which are continuously evolving, and failure to comply with such laws and regulations could harm our business, financial condition and operating results.

We are subject to environmental, labor, health, safety and other laws and regulations in Israel, the United Kingdom, the United States and other jurisdictions in which we operate or sell our chips and satellite communications systems. We are also required to obtain authorizations or licenses from governmental authorities for certain of our operations, including with respect to regulatory approval of our Aero products for installation on commercial aircraft, and have to maintain and protect our intellectual property worldwide. In the jurisdictions where we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies.

Our business environment is also subject to many business uncertainties, resulting from the following international risks:

•	negative economic developments in economies around the world and the instability of governments;

•	social and political instability in Israel and in the other countries in which we operate;

•	pandemics or national and international environmental, nuclear or other disasters, which may adversely affect our workforce, as well as our local suppliers and customers;

•	adverse changes in governmental policies, especially those affecting trade and investment;

•	foreign currency exchange, in particular with respect to the U.S. dollar, the Euro, the British pound sterling, the Israeli Shekel, and transfer restrictions, in particular in Russia and China; and

•	threats that our operations or property could be subject to nationalization and expropriation.

No assurance can be given that we have been or will be at all times in complete compliance with the laws and regulations to which we are subject or that we have obtained or will obtain the permits and other authorizations or licenses that we need. If we violate or fail to comply with laws, regulations, permits and other authorizations or licenses, we could be fined or otherwise sanctioned by regulators. In addition, if any of the international business risks materialize or become worse, they could also have a material adverse effect on our business, financial condition and results of operations.

Changes in government trade policies, including the imposition of export restrictions, could limit our ability to sell our chips and satellite communications systems to certain customers, which may materially and adversely affect our sales and results of operations.

We are subject to United Kingdom, Israeli and, to a certain extent, the U.S. export control and economic sanctions laws, which prohibit the shipment of certain products to embargoed or sanctioned countries and regions, governments and persons. In addition, we incorporate encryption capabilities into certain of our products, and these products are subject to Israel export control requirements that control the use, import and export of encryption technology.

Any change in export or import regulations, the scope of economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such sanctions, legislation or regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Additionally, any new, expanded or modified sanctions, legislation or regulations, such as the sanctions imposed on Russia following its invasion of the Ukraine, could adversely affect the operations of certain of our customers, which could in turn adversely affect their demand for our products and services.

The loss of customers, the imposition of restrictions on our ability to sell products to customers or the reduction in customer demand for our products as a result of export restrictions or other regulatory actions could materially adversely affect our sales, business and results of operations.

We have received grants from the Israeli Innovation Authority that require us to meet several specified conditions and may restrict our ability to manufacture some product candidates and transfer relevant know-how outside of Israel.

We have received grants from the government of Israel through the National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry) (the “Israel Innovation Authority” or “IIA”) under several research and development programs funded by the IIA (the “Approved Programs”), in an aggregate amount of $6.3 million for the financing of our research and development expenditures in Israel. These IIA grants are comprised of $3.3 million royalty-bearing grants which are related to certain elements of the SX-3000 chip, which currently forms a nominal part of our activities, and $3.0 million of non-royalty-bearing grants which are related to several consortium programs (with participation of academic institutions and the industry) for the development of related ASIC manufacturing technologies. We are required to pay the IIA royalties from the revenues generated from the sale of products (and related services) or services using the IIA royalty-bearing grants we received under certain Approved Programs at rates which are determined under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, and related rules, guidelines and regulations (the “Innovation Law”), up to the aggregate amount of the total grants received by the IIA, plus annual interest at an annual rate based on the 12-month LIBOR. In this regard, the United Kingdom’s Financial Conduct Authority, which regulates the London Interbank Offered Rate (LIBOR), announced that it will no longer persuade or require banks to submit rates for LIBOR after January 1, 2022. To date, the IIA has not issued any clarification regarding an alternative interest to be used instead of the LIBOR. Accordingly, there is an uncertainty regarding the interest accrued to the IIA grants.

As we received grants from the IIA, we are subject to certain restrictions under the Innovation Law. These restrictions may impair our ability to perform or outsource manufacturing activities outside of Israel, grant licenses for R&D purposes or otherwise transfer outside of Israel, in each case, without the approval of the IIA, the intellectual property and other know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to the Approved Programs, as well as any rights associated with such know-how (including later developments which derive from, are based on, or constitute improvements or modifications of, such know-how) (the “IIA Funded Know-How”). We cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of IIA Funded Know-How pursuant to a merger or similar transaction, or in the event we undertake a transaction involving the licensing of IIA Funded Know-How for R&D purposes to a non-Israeli entity, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the IIA. Any approval with respect to such transactions, if given, will generally be subject to additional financial obligations, calculated according to formulas provided under the IIA’s rules and guidelines. Failure to comply with the requirements under the Innovation Law may subject us to financial sanctions, to mandatory repayment of grants received by us (together with interest and penalties), as well as expose us to criminal proceedings.

The restrictions under the Innovation Law generally continue to apply even after payment of the full amount of royalties payable pursuant to the grants. In addition, the government of the State of Israel may from time to time audit sales of products which it claims incorporate IIA Funded Know-How and this may lead to additional royalties being payable on additional product candidates, and may subject such products to the restrictions and obligations specified hereunder.

See “Item 4 Information on the Company — B. Business Overview — Grants from the Israel Innovation Authority” for additional information.

The United Kingdom’s decision to exit from the EU has had, and may continue to have, uncertain effects on our business.

On December 31, 2020 the transition period following the United Kingdom’s departure from the EU (“Brexit”) ended. On December 24, 2020, the United Kingdom and the EU agreed to a trade and cooperation agreement (the “Trade and Cooperation Agreement”), in relation to the United Kingdom’s withdrawal from the EU which will enter into force on the first day of the month following that in which the United Kingdom and the EU have notified each other that they have completed their respective internal requirements and procedures for establishing their consent to be bound. The Trade and Cooperation Agreement took full effect on February 28, 2021 and provided for, among other things, zero-rate tariffs and zero quotas on the movement of goods between the United Kingdom and the EU.

We have significant operations in the United Kingdom and Bulgaria and cannot predict whether or not the United Kingdom will significantly alter its current laws and regulations in respect of the satellite communications and semiconductor industry and, if so, what impact any such alteration would have on us or our business. Moreover, we cannot predict the impact that Brexit will have on (i) the marketing of our chips or satellite communications systems or (ii) the process to obtain regulatory approval in the United Kingdom for our business, chips or satellite communications systems. As a result of Brexit, we may experience adverse impacts on customer demand and profitability in the United Kingdom and other markets. Depending on the terms of Brexit and any subsequent trade agreement, the United Kingdom could also lose access to the single EU market, or specific countries in the EU, resulting in a negative impact on the general and economic conditions in the United Kingdom and the EU. Changes may occur in regulations that we are required to comply with as well as amendments to treaties governing tax, duties, tariffs, etc. which could adversely impact our operations and require us to modify our financial and supply arrangements. For example, the imposition of any import restrictions and duties levied on our chips and satellite communications systems may make our chips and satellite communications systems more expensive and less competitive from a pricing perspective. To avoid such impacts, we may have to restructure or relocate some of our operations which would be costly and negatively impact our profitability and cash flow.

Additionally, political instability in the EU may result in a material negative effect on credit markets, currency exchange rates and foreign direct investments and any subsequent trade agreement in the EU and UK. This deterioration in economic conditions could result in increased unemployment rates, increased short- and long-term interest rates, adverse movements in exchange rates, consumer and commercial bankruptcy filings, a decline in the strength of national and local economies, and other results that negatively impact household incomes.

Due to, among other things, the absence of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the United Kingdom from the EU would have and how such withdrawal would affect us, and the full extent to which our business could be adversely affected.

Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity

We rely on our intellectual property and proprietary rights and may be unable to adequately obtain, maintain, enforce, defend or protect our intellectual property and proprietary rights, including against unauthorized use by third parties.

We rely on a combination of patent, trademark, copyright and trade secret laws, as well as contractual rights and confidentiality procedures to protect our intellectual property and proprietary rights. We seek to maintain the confidentiality of our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures.

We have registered a number of patents worldwide and have a number of patent applications pending determination, including provisional patent applications for which we are considering whether to file a non-provisional patent application. We cannot be certain that patents will be issued from any of our pending patent applications or that patents will be issued in all countries where our systems may be sold. Further, we cannot be certain that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection against our competitors in any particular jurisdiction. Our competitors may also be able to design around our patents. Additionally, we have not applied for patents with respect to certain of our products, and cannot ensure that any patent applications for such products will be made by us or that, if they are made, they will be granted. There can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to our systems and compete with our business or that unauthorized parties may attempt to copy aspects of our systems and use information that we consider proprietary. In addition, our patents and other intellectual property rights can be challenged, narrowed or rendered invalid or unenforceable, including through interference proceedings, reexamination proceedings, post-grant review, inter partes review and derivation proceedings before the United States Patent and Trademark Office and similar proceedings in foreign jurisdictions, such as oppositions before the European Patent Office. Any of the foregoing could potentially result in the loss of some of our competitive advantage and a decrease in revenue which would adversely affect our business, prospects, financial condition and operating results.

Additionally, we have not registered the right to use the SatixFy trademark, and cannot ensure that any such trademark registrations for the SatixFy name will be made by us or that, if they are made, they will be granted. Unregistered, or common law, trademarks may be more difficult to enforce than registered trademarks in the United States because they are not entitled to, among other things, a presumption of ownership and exclusive rights on a nationwide basis, and certain statutory remedies (including the right to record the trademarks with the U.S. Customs and Border Patrol to block importation of infringing goods from overseas). Moreover, there are jurisdictions that do not recognize unregistered trademark rights, and third parties in these jurisdictions may register trademarks similar or identical to our own and sue us to preclude our use of the SatixFy name. The rights of a common law trademark are also limited to the geographic area in which the trademark is actually used. Even where we have effectively secured statutory protection for our use of the SatixFy name, our competitors and other third parties may infringe, misappropriate or otherwise violate our intellectual property, and in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our ability to prevent others from using similar trademarks. If such challenges were to be successful, less ability to prevent others from using similar trademarks may ultimately result in a reduced distinctiveness of our brand.

We may, over time, strategically increase our intellectual property investment through additional patent, trademark, copyright and other intellectual property filings, which could be expensive and time- consuming and are not guaranteed to result in the issuance of registrations. Even if we are successful in obtaining a particular patent, trademark or copyright registration, it is expensive to enforce our rights, including through maintenance costs, monitoring, sending demand letters, initiating administrative proceedings and filing lawsuits. In addition to registering material and eligible intellectual property, we rely to a degree on contractual restrictions to prevent others from exploiting our intellectual property rights. However, the enforceability of these provisions is subject to various state and federal laws, and is therefore uncertain.

Our reliance on unpatented proprietary information, such as trade secrets and confidential information, depends in part on agreements we have in place with employees, independent contractors and other third parties that allocate ownership of intellectual property and place restrictions on the use and disclosure of this intellectual property and confidential information. These agreements may be insufficient or may be breached, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property and confidential information, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property, and we cannot be certain that we will have adequate remedies for any breach. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or other intellectual property or confidential information or otherwise developed intellectual property for us. Individuals and entities not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Additionally, to the extent that our employees, independent contractors, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

In addition, the laws of some countries in which our systems are developed, manufactured or sold may not adequately protect our systems or intellectual property or proprietary rights. Furthermore, recent changes to U.S. intellectual property laws may jeopardize the enforceability and validity of our intellectual property portfolio. This increases the possibility of infringement, misappropriation or other violations of our intellectual property and proprietary rights in our technology and systems. Although we intend to vigorously defend our intellectual property and proprietary rights, we may not be able to prevent the infringement, misappropriation or other violation of our intellectual property and proprietary rights in our technology and systems. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. Any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Additionally, our competitors may be able to independently develop non-infringing technologies that are substantially equivalent or superior to ours.

We have in the past, and may in the future, engage in legal action to enforce, defend or protect our intellectual property and proprietary rights. Our efforts to enforce our intellectual property rights in this manner may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Generally, intellectual property litigation is both expensive, time- consuming and unpredictable. Our involvement in intellectual property litigation could divert the attention of our management and technical personnel, expose us to significant liability and have a material, adverse effect on our business.

We may be subject to claims of infringement, misappropriation or other violations of third-party intellectual property or proprietary rights.

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. Third parties have in the past, and may in the future, assert claims that our systems infringed, misappropriated or otherwise violated their patent or other intellectual property or proprietary rights. This risk has been amplified by the increase in “non-practicing entities” or patent holding companies that seek to monetize patents they have purchased or otherwise obtained and whose sole or primary business is to assert such claims. Such assertions could lead to expensive, time-consuming and unpredictable litigation, diverting the attention of management and technical personnel. Even if we believe that intellectual property related-claims are without merit, litigation may be necessary to determine the scope and validity of intellectual property or proprietary rights of others or to protect or enforce our intellectual property rights. An unsuccessful result in any such litigation could have adverse effects on our business, which may include substantial damages, exclusion orders, royalty payments to third parties, injunctions requiring us to, among other things, stop using our intellectual property or rebrand or redesign our systems, stop providing our systems, and indemnification obligations that we have with certain parties with whom we have commercial relationships. Moreover, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a third party’s patent. In addition, if one of our customers or another supplier to one of our customers are alleged or found to be infringing, misappropriating or otherwise violating any third-party intellectual property or proprietary rights, such finding could expose us to legal claims and otherwise adversely affect the demand for our systems.

We rely on the availability of third-party licenses of intellectual property, and if we fail to comply with our obligations under such agreements or are unable to extend our existing third-party licenses or enter into new third-party licenses on reasonable terms or at all, it could have a material adverse effect on our business, operating results and financial condition.

Many of our systems are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various elements of the technology used to develop these systems or our future systems. While we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms, we cannot assure that our existing or future third-party licenses will be available to us on commercially reasonable terms, if at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, in return for the use of a third party’s intellectual property, we may agree to pay the licensor royalties based on sales of our systems. Royalties are a component of cost of systems and affect the margins on our systems.

Further, if we fail to comply with any of our obligations under such agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our systems or inhibit our ability to commercialize future systems. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed intellectual property rights against infringing third parties, if the licensed software or other intellectual property rights are found to be infringing third-party rights, or if we are unable to enter into necessary licenses on acceptable terms. In addition, our rights to certain technologies are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, the agreements under which we license intellectual property from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property, or increase what we believe to be our financial or other obligations under the relevant agreement. Additionally, third parties from whom we currently license intellectual property rights and technology could refuse to renew our agreements upon their expiration or could impose additional terms and fees that we otherwise would not deem acceptable requiring us to obtain the intellectual property from another third-party, if any is available, or to pay increased licensing fees or be subject to additional restrictions on our use of such third-party intellectual property. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing our systems. Our inability to maintain or obtain any third party license required to sell or develop our systems and product enhancements, or the need to engage in litigation regarding our third-party licenses, could have a material adverse effect on our business, operating results and financial condition.

We use open source software in our systems, which could negatively affect our ability to offer our systems and subject us to litigation and other actions.

We rely on some open source in the development of our chips for the purpose of activating and operating the chips, and may continue to rely on similar licenses. Third parties may assert a copyright claim against us regarding our use of such software or libraries, including asserting its ownership of, or demanding release of, the open source software or derivative works that we have developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. We may also be forced to purchase a costly license or cease offering the implicated systems unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully. Like any other intellectual property claim or litigation, such claims could lead to the adverse results listed above. However, the terms of many open source licenses have not been interpreted by the courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our systems. In addition, some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. As a result, use of such software or libraries by us may also force us to provide third parties, at no cost, the source code to our systems. Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. While we monitor our use of open source software and do not believe that our use of such software would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Any of these risks could be difficult to eliminate or manage and may decrease revenue and lessen any competitive advantage we have due to the secrecy of its source code.

We may be obligated to disclose our proprietary source code to certain of our customers, which may limit our ability to protect our intellectual property and proprietary rights.

In limited circumstances, our customer agreements may contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for certain of our systems in escrow with a third party. Under these source code escrow agreements, our source code may be released to the customer upon the occurrence of specified events, such as in situations of our bankruptcy or insolvency. Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for our source code or our systems containing that source code and may facilitate intellectual property infringement, misappropriation or other violation claims against us. Following any such release, we cannot be certain that customers will comply with the restrictions on their use of the source code and we may be unable to monitor and prevent unauthorized disclosure of such source code by customers. Any increase in the number of people familiar with our source code as a result of any such release also may increase the risk of a successful hacking attempt. Any of these circumstances could result in a material adverse effect on our business, financial condition and results of operations.

Defects, errors or other performance problems in our software or hardware, or the third-party software or hardware on which we rely, could harm our reputation, result in significant costs to us, impair our ability to sell our systems and subject us to substantial liability.

Our software and hardware, and those of third parties on which we rely, is complex and may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Despite our testing, from time to time we have discovered and may in the future discover defects or errors in our software and hardware. Any performance problems or defects in our software or hardware, or those of third parties on which we rely, could materially and adversely affect our business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for us, damage our customers’ businesses, harm our reputation and result in reduced sales or a loss of, or delay in, the market acceptance of our systems. In addition, if we have any such errors, defects or other performance problems, our clients could seek to terminate their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations.

Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how and other unpatented confidential and proprietary information relating to our product development and production activities to provide us with competitive advantages. We also collect, maintain and otherwise process certain sensitive and other personal information regarding our employees, as well as contact information of our customers and service providers, in the ordinary course of business. One of the ways we protect this information is by entering into confidentiality agreements with our employees, consultants, customers, suppliers, strategic partners and other third parties with which we do business. We also design our computer networks and implement various procedures to restrict unauthorized access to dissemination of our confidential and proprietary information.

We, and our service providers which may have access to any such information, face various internal and external cybersecurity threats and risks. For example, current, departing or former employees or other individuals or third parties with which we do business could attempt to improperly use or access our computer systems and networks, or those of our service providers, to copy, obtain or misappropriate our confidential or proprietary information, including personal information, or otherwise interrupt our business. Additionally, like others, we and our service providers are subject to significant system or network or computer system disruptions from numerous causes, including cybersecurity breaches, attacks or other similar incidents, facility access issues, new system implementations, human error, fraud, energy blackouts, theft, fire, power loss, telecommunications failure or a similar catastrophic event. Moreover, computer viruses, worms, malware, ransomware, phishing, spoofing, malicious or destructive code, social engineering, denial- of-service attacks, and other cyber-attacks have become more prevalent and sophisticated in recent years. Attacks of this nature may be conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” terrorists, nation states, nation state-supported actors, and others. We have been subject to attempted cyberattacks in the past, including attempted phishing attacks, and may continue to be subject to such attacks in the future. While we defend against these threats and risks on a daily basis, we do not believe that any such incidents to date have caused us any material damage. Because the techniques used by computer hackers and others to access or sabotage networks and computer systems constantly evolve and generally are not recognized until launched against a target, we and our service providers may be unable to anticipate, detect, react to, counter or ameliorate all of these techniques or remediate any incident as a result therefrom. Further, the COVID-19 pandemic has increased cybersecurity risk due to increased online and remote activity. As a result, our and our customers’ and employees’ confidential and proprietary information, including personal information, may be subject to unauthorized release, accessing, gathering, monitoring, loss, destruction, modification, acquisition, transfer, use or other processing, and the impact of any future incident cannot be predicted.  While we generally perform cybersecurity diligence on our key service providers, because we do not control our service providers and our ability to monitor their cybersecurity is limited, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws and regulations or contractual obligations, we may be held responsible for cybersecurity breaches, attacks or other similar incidents attributed to our service providers as they relate to the information we share with them.

We routinely implement improvements to our network security safeguards and we are devoting increasing resources designed to protect the security of our information technology systems. We cannot, however, assure that such safeguards or system improvements will be sufficient to prevent or limit a cybersecurity breach, attack or other similar incident or network or computer system disruption, or the damage resulting therefrom. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities, breaches, attacks or other similar incidents. Any cybersecurity incident, attack or other similar incident, or our failure to make adequate or timely disclosures to the public, regulators, or law enforcement agencies following any such event, could harm our competitive position, result in violations of applicable data privacy or cybersecurity laws or regulations, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident or defend legal claims, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions, cause disruption to our business activities, divert management attention and other resources or otherwise adversely affect our internal operations and reputation or degrade our financial results.

The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified by others. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident. We do not currently maintain cybersecurity insurance, and therefore the successful assertion of one or more large claims against us in connection with a cybersecurity breach, attack or other similar incident could adversely affect our business and financial condition.

We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding our employees, and contact information of our customers and service providers, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that our collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which we are affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks.

At the federal level, we are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which we may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and we are, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the California Consumer Protection Act of 2018, as amended by the California Privacy Rights Act (collectively, the “CCPA”), applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Other states where we do business, or may in the future do business, or from which we otherwise collect, or may in the future otherwise collect, personal information of residents have enacted or are considering enacting similar laws, with at least four such laws (in Virginia, Colorado, Connecticut and Utah) having taken effect or scheduled to take effect in 2023. In addition, laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid, and may be interpreted and applied in a manner that is inconsistent with our data practices.

Further, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although we endeavor to comply with our privacy policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject us to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Tax and Accounting

Changes in our effective tax rate may adversely impact our results of operations.

We are subject to taxation in Israel, the United Kingdom, the U.S. and Bulgaria. Our effective tax rate is subject to fluctuations, as it is impacted by a number of factors, including the following:

•	changes in our overall profitability and the amount of profit determined to be earned and taxed in jurisdictions with differing statutory tax rates;

•	the resolution of issues arising from tax audits with various tax authorities;

•	the impact of transfer pricing policies;

•	changes in the valuation of either our gross deferred tax assets or gross deferred tax liabilities;

•	changes in expenses not deductible for tax purposes;

•	changes in available tax credits; and

•	changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles.

Any significant increase in our future effective tax rates could reduce net income for future periods.

Exchange rate fluctuations between the U.S. dollar, the British pound, the Euro and other foreign currencies may negatively affect our future revenues.

Our results of operations are affected by movements in currency exchange rates. The functional currency for our operations is the U.S. dollar. Our revenue has in recent periods been primarily denominated in Euro and British pound. Our operating expenses and certain working capital items are denominated in local currencies (in addition to the U.S. dollar) and therefore are affected by changes in the U.S. dollar exchange rate. Due to the constantly changing currency exposures to which we are subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. See “— The United Kingdom’s decision to exit from the European Union (the “EU”) has had, and may continue to have, uncertain effects on our business.” In addition, our exposure to various currencies may increase or decrease over time as the volume of our business fluctuates in the countries where we have operations, and these changes could have a material impact on our financial results.

Changes to tax laws or regulations in Israel, the United Kingdom, the EU and other jurisdictions expose us to tax uncertainties and could adversely affect our results of operations or financial condition.

As a multinational business, operating in multiple jurisdiction such as Israel, the United Kingdom and the EU, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could, significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. Since a significant portion of our operations are located in Israel and the United Kingdom, changes in tax laws or regulations in Israel or the United Kingdom could significantly affect our operating results. Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of different initiatives undertaken by the Organization for Economic Co-operation and Development (the “OECD”). Any changes in the OECD policy or recommendations, if adopted, could increase tax uncertainty and may adversely affect our provision for income taxes and increase our tax liabilities. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our effective tax rate.

We are subject to regular review and audit by Israeli, the United Kingdom and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest, linkage and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on any taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Transfer pricing rules may adversely affect our corporate income tax expense.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities are successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

If we or any of our subsidiaries are characterized as a PFIC for U.S. federal income tax purposes, U.S. investors may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (including cash). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income.

Based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, including goodwill, which is based on the trading prices of our Satixfy Ordinary Shares during 2022, we believe that we were not a PFIC for the taxable year of 2022. However, whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our and our subsidiaries’ income and assets. Changes in the composition of our and our subsidiaries’ income or assets may cause us to be or become a PFIC for the current or subsequent taxable years. In addition, because the value of our goodwill may be determined based on our market capitalization, the decline in our market capitalization (or a further such decline) could cause us to be treated as a PFIC for 2022, the current taxable year or a future taxable year. Our PFIC status for our 2023 taxable year can be determined only after the end of the year. Even if the value of our goodwill is respected for 2022, we may be a PFIC for the current taxable year or future taxable years if our market capitalization does not increase significantly and we continue to hold substantial amounts of cash and financial investments. Therefore, there is a risk that we may be a PFIC due to our declined market capitalization. The application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Services (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

If we are a PFIC for any taxable year, a U.S. investor who owns our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Item 10 Additional information — E. Taxation — U.S. Federal Income Tax Considerations — Ownership and Disposition of SatixFy Ordinary Shares and SatixFy Warrants by U.S. Holders — Passive Foreign Investment Company Rules.” U.S. investors who own our ordinary shares and/or warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares and/or warrants.

If a U.S. investor is treated for U.S. federal income tax purposes as owning at least 10% of the SatixFy Ordinary Shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. investor who is a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such U.S. investor may be treated as a “United States shareholder” with respect to us, or any of our non-U.S. subsidiaries. A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If we have one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether we are treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. We cannot provide any assurances that we will assist U.S. investors in determining whether we or any of our non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if we, or any of our non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who hold 10% or more of the combined voting power or value of our ordinary shares are strongly encouraged to consult their own advisors regarding the U.S. tax consequences of owning or disposing of our ordinary shares.

Risks Related to Being a Public Company

The listing of our securities on the NYSE did not benefit from the process customarily undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

Unlike an underwritten initial public offering of our securities, the initial listing of our securities as a result of the Business Combination did not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•
underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of our securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities during the period immediately following the listing than in connection with an underwritten initial public offering.

We incur increased expenses as a result of being a public company, and our current resources may not be sufficient to fulfill our public company obligations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations continue to increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and make it more difficult for us to attract and retain qualified members of our board.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we are required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the year following this Annual Report. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

We have begun the process of evaluating various matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

As a result, the market price of the SatixFy Ordinary Shares and our warrants could be negatively affected, and we could become subject to litigation including shareholder suits or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Failure to comply with requirements to design, implement and maintain effective internal control over financial reporting could have a material adverse effect on our business and share price.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing, testing and maintaining effective internal controls is a continuous effort that  requires us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.

It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, once we are no longer an emerging growth company, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm, pursuant to Section 404 of the Sarbanes-Oxley Act.

Furthermore, we may, during the course of our testing of our internal controls over financial reporting, or during the subsequent testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of the SatixFy Ordinary Shares and our warrants, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.

Managing a public company and compliance with regulatory requirements may divert the attention of our senior management from the day-to-day management of our business.

As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and must comply with increasingly complex laws, rules and regulations that govern public companies, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

An active trading market for our equity securities may not develop or may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for the SatixFy Ordinary Shares or our warrants. The lack of an active market may impair your ability to sell your shares or warrants at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling ordinary shares and may impair our ability to acquire other companies by using our shares as consideration.

We could be the subject of securities class action litigation due to future share price volatility, which could divert management’s attention and materially and adversely affect our business, financial position, results of operations and cash flows.

The trading prices of SatixFy Ordinary Shares and our warrants may be volatile and, in the past, companies that have experienced volatility in the trading price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect our business, financial condition and results of operations.

Our quarterly results of operations may fluctuate. As a result, we may fail to meet or exceed the expectations of investors or securities analysts, which could cause our share price to decline.

We operate in a highly dynamic industry and our future operating results could be subject to significant fluctuations, particularly on a quarterly basis. Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. As a result, accurately forecasting our operating results in any fiscal quarter is difficult. If our operating results do not meet the expectations of securities analysts and investors, our share price may decline.

Additional factors that can contribute to fluctuations in our operating results include:

•	the rescheduling, increase, reduction or cancellation of significant customer orders;

•	the timing of customer qualification of our products and commencement of volume sales by our customers of systems that include our products;

•	the timing and amount of research and development and sales and marketing expenditures;

•	the rate at which our present and future customers and end users adopt our technologies in our target end markets;

•	the timing and success of the introduction of new products and technologies by us and our competitors, and the acceptance of our new products by our customers;

•	our ability to anticipate changing customer product requirements;

•	our gain or loss of one or more key customers;

•	the availability, cost and quality of materials and components that we purchase from third-party vendors and any problems or delays in the manufacturing, testing or delivery of our products;

•
the availability of production capacity at our third-party facilities or other third-party subcontractors and other interruptions in the supply chain, including as a result of materials shortages, bankruptcies or other causes;

•	supply constraints for and changes in the cost of the other components incorporated into our customers’ products;

•	our ability to reduce the manufacturing costs of our products;

•	fluctuations in manufacturing yields;

•	the changes in our product mix or customer mix;

•	the timing of expenses related to the acquisition of technologies or businesses;

•	product rates of return or price concessions in excess of those expected or forecasted;

•	the emergence of new industry standards;

•	product obsolescence;

•	unexpected inventory write-downs or write-offs;

•	costs associated with litigation over intellectual property rights and other litigation;

•	the length and unpredictability of the purchasing and budgeting cycles of our customers;

•	loss of key personnel or the inability to attract qualified engineers;

•	the quality of our products and any remediation costs;

•	adverse changes in economic conditions in the various markets where we or our customers have operations;

•	the general industry conditions and seasonal patterns in our target end markets, particularly the satellite communications market;

•	other conditions affecting the timing of customer orders or our ability to fill orders of customers subject to export control or economic sanctions; and

•
geopolitical events, such as war, threat of war or terrorist actions, including the current war in Ukraine, or the occurrence of pandemics, epidemics or other outbreaks of disease, including the COVID-19 pandemic, or natural disasters, and the impact of these events on the factors set forth above.

We may experience a delay in generating or recognizing revenues for a number of reasons. For example, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. In addition, we maintain an infrastructure of facilities and human resources in several locations around the world and have a limited ability to reduce the expenses required to maintain such infrastructure. Accordingly, we believe that period-to-period comparisons of our results of operations should not solely be relied upon as indications of future performance. Any shortfall in revenues or net income from a previous quarter or from levels expected by the investment community could cause a decline in the trading price of our shares.

Risks Related to SatixFy’s Incorporation and Location in Israel

Conditions in Israel could adversely affect our business.

We are incorporated under the laws of the State of Israel, and our principal offices are located in Israel. Accordingly, political, economic and geo-political instability in Israel may affect our business.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or geo-political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our business. Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response to the foregoing developments, critics have voiced concerns that the proposed changes may negatively impact the business and economic environment in Israel.

Investors’ rights and responsibilities as our shareholders are governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company or has other powers toward the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:

•
the Israeli Companies Law regulates mergers and requires that a tender offer be effected when one or more shareholders propose to purchase shares that would result in it or them owning more than a specified percentage of shares in a company;

•
the Israeli Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	the Israeli Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;

•
an amendment to our amended and restated articles of association generally requires, in addition to the approval of our board of directors, a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering our board of directors to determine the size of the board, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders, the provisions relating to the election and removal of members of our board of directors and empowering our board of directors to fill vacancies on the board, requires, in addition to the approval of our board of directors, a vote of the holders of 66-2∕3% of our outstanding ordinary shares entitled to vote at a general meeting;

•
our amended and restated articles of association do not permit a director to be removed except by a vote of the holders of at least 66-2∕3% of our outstanding shares entitled to vote at a general meeting of shareholders; and

•	our amended and restated articles of association provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

Our amended and restated articles of association provide that unless SatixFy consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between SatixFy and its shareholders under the Israeli Companies Law and the Israeli Securities Law, which could limit shareholders’ ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with SatixFy, its directors, officers and other employees.

Unless we agree otherwise, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of SatixFy, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of SatixFy to SatixFy or SatixFy’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law or the Israeli Securities Law. Such exclusive forum provision in our amended and restated articles of association will not relieve SatixFy of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of SatixFy will not be deemed to have waived SatixFy’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with SatixFy or its directors or other employees which may discourage lawsuits against SatixFy, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims for which the federal courts would have exclusive jurisdiction, whether by law (as is the case under the Exchange Act) or pursuant to our amended and restated articles of association, including claims under the Securities Act for which there is a separate exclusive forum provision in our amended and restated articles of association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Our amended and restated articles of association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with SatixFy or SatixFy’s directors, officers or employees and may impose additional litigation costs on our shareholders.

Our amended and restated articles of association provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act or the federal forum provision in our amended and restated articles of association (the “Federal Forum Provision”). While the Federal Forum Provision does not restrict the ability of our shareholders to bring claims under the Securities Act, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the Securities Act against SatixFy, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of SatixFy’s securities shall be deemed to have notice of and consented to SatixFy’s Federal Forum Provision. Notwithstanding the foregoing, the shareholders of SatixFy will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Certain tax benefits that may be available to SatixFy, if obtained by SatixFy, would require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase SatixFy’s costs and taxes.

We may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law. If we obtain tax benefits under the “Preferred Technological Enterprises” regime then, in order to remain eligible for such tax benefits, we will need to continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income may be subject to the Israeli corporate tax (at a rate of 23% in 2022). Additionally, if we increase our activities outside of Israel through acquisitions, for example, our activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Item 10. Additional Information – E. Taxation - Israeli Tax Considerations.”

It may be difficult to enforce a U.S. judgment against SatixFy, its officers and directors in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on SatixFy’s officers and directors.

Most of SatixFy’s directors or officers are not residents of the United States and most of their and SatixFy’s assets are located outside the United States. Service of process upon SatixFy or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against SatixFy or its non-U.S. directors and executive officers may be difficult to obtain within the United States, although our amended and restated articles of association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against SatixFy or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against SatixFy or its non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if, among other things, it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

Risks Related to Ownership of our Securities

SatixFy’s amended and restated articles of association and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of the SatixFy Ordinary Shares.

Certain provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire SatixFy or for SatixFy’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the SatixFy Ordinary Shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to SatixFy or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See “Item 10. Additional Information — E. Taxation — Israeli Tax Considerations.”

We do not intend to pay dividends for the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

SatixFy’s board of directors has sole discretion whether to pay dividends. If SatixFy’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law imposes restrictions on SatixFy’s ability to declare and pay dividends. See the section titled “Item 10. Additional Information – B. Memorandum and Articles of Association — Dividend and Liquidation Rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See “Item 10. Additional Information — E. Taxation — Israeli Tax Considerations” for additional information.

The market price of our equity securities may be volatile, and your investment could suffer or decline in value.

The stock markets, including the NYSE, on which certain of our securities are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the SatixFy Ordinary Shares and our warrants, the market price of the SatixFy Ordinary Shares and our warrants may be volatile and could decline significantly. Between October 27, 2022 and March 24, 2023, our share price has fluctuated from a high of $79.21 to a low of $0.88. Given the recent price volatility of our ordinary shares and relative lack of liquidity in our stock, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants. If our securities become delisted from the NYSE, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the NYSE or another national securities exchange. In addition, the trading volume in the SatixFy Ordinary Shares and our warrants may fluctuate and cause significant price variations to occur. SatixFy cannot assure you that the market price of the SatixFy Ordinary Shares and our warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•
sales of a significant number of our securities, including those which we plan to register in connection with the Equity Line of Credit and by the selling securityholders under our resale registration statement on Form F-1 (Registration No. 333-268510), or that we may in the future register for sale or for resale on behalf of our securityholders, could materially adversely affect the trading prices of our securities;

•	the realization of any of the risk factors presented in this Annual Report;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	variance in our financial performance from the expectations of market analysts;

•	announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;

•	changes in the prices of our products and services;

•	commencement of, or involvement in, litigation involving us;

•	future issuances, sales, repurchases or anticipated issuances, sales, resales or repurchases, of our securities including due to the expiration of contractual lock-up agreements;

•	publication of research reports about us;

•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to us;

•	market conditions in our industry;

•	changes in key personnel;

•	speculation in the press or investment community;

•	changes in the estimation of the future size and growth rate of our markets;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events.

In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been instituted against that company. If we were to be involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted, which would have a material adverse effect on us.

If securities or industry analysts do not publish or cease publishing research or reports about SatixFy, its business, or its market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or financial analysts publish about our business. We do not control these analysts, or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our securities will have relatively little experience with our business, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our business, our share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our securities or publish unfavorable research about it. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our share price or trading volume to decline.

Our failure to meet the continued listing requirements of the NYSE could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of the NYSE such as any applicable corporate governance requirements, the requirement that we maintain a total value of market capitalization of at least $50 million and have at least 1.1 million shares publicly held with a value of at least $15 million and 400 round lot shareholders, or the minimum closing bid price requirement, the NYSE may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with the NYSE’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We are an “emerging growth company” and avail ourselves of the reduced disclosure requirements applicable to emerging growth companies, which could make our equity securities less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act and remain an “emerging growth company” until the earliest to occur of:

•	the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation);

•	the last day of the fiscal year following the fifth anniversary of our initial registered offering;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

The JOBS Act exempts emerging growth companies from certain SEC disclosure requirements and standard and we intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) presenting only two years of audited consolidated financial statements until we file our first annual report with the SEC, and (3) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or current or future PCAOB rules requiring supplements to the auditor’s report providing additional information about the audit and the consolidated financial statements (critical audit matters or auditor discussion and analysis). Although under the JOBS Act emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies, this exemption does not apply to companies, such as us, reporting under IFRS since IFRS does not provide for different transition periods for public and private companies.

Investors may find our ordinary shares less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the trading prices of our securities may be materially adversely affected and more volatile.

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because we qualify as a foreign private issuer under the federal securities laws and although we follow Israeli laws and regulations with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are contractually obligated and intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to Israeli law or distribute to our shareholders and that is material to our company, you may not have the same protections afforded to shareholders of companies that are U.S. domestic issuers.

As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We have relied on, and in the future intend to rely on, this “foreign private issuer exemption” with respect to certain NYSE rules, as further described in the section entitled “Item 6. Directors, Senior Management and Employees — C. Board Practices — Corporate Governance Practices.” We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short- swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

The market price of our ordinary shares or warrants could be negatively affected by future issuances or sales of our securities.

On April 24, 2023, giving effect to the cashless exercise by (i) the Sponsor of 3,364,904 SatixFy Private Warrants for 2,000,000 SatixFy Ordinary Shares and (ii) Cantor of 935,297 SatixFy Private Warrants for 553,692 SatixFy Ordinary Shares, we had 80,756,058 ordinary shares outstanding.

Future sales by us, which may be without the approval of SatixFy’s shareholders (and subject to restrictions in the Forward Purchase Agreement, as discussed above), or our shareholders of a substantial number of ordinary shares, the issuance of ordinary shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

If any of SatixFy’s large shareholders or members of its management were to sell substantial amounts of SatixFy Ordinary Shares and/or SatixFy Warrants in the public markets, or the market perceives that such sales may occur, this could have the effect of increasing the volatility in, and put significant downward pressure on, the trading price of SatixFy Ordinary Shares and/or SatixFy Warrants. Any such volatility or decrease in the trading price of SatixFy Ordinary Shares and/or SatixFy Warrants could also adversely affect SatixFy’s ability to raise capital through an issue of equity securities in the future.

As of April 24, 2023, giving effect to the cashless exercise of private warrants discussed above, there are outstanding (i) 10,000,000 public warrants to purchase SatixFy Ordinary Shares held by former holders of Endurance warrants, (ii) 3,329,799 warrants to purchase SatixFy Ordinary Shares which are held by the Sponsor and Cantor Fitzgerald & Co. as a result of the exchange of Endurance private placement warrants for warrants of SatixFy, (iii) and 1,000,000 PIPE Warrants with an exercise price of $11.50 per share. To the extent the above referenced warrants are exercised, additional shares will be issued, which will result in dilution to our shareholders and increase the number of our ordinary shares eligible for resale in the public market, which could have an adverse effect on the market price of our ordinary shares. Pursuant to the Business Combination Agreement, we issued 27,500,000 Price Adjustment Shares to SatixFy’s founders and the Sponsor which are subject to vesting and forfeiture based on the trading price of our ordinary shares. To the extent the Price Adjustment Shares vest upon the achievement of certain price thresholds as described in the Business Combination Agreement (see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions – Issuance of Price Adjustment Shares”), such Price Adjustment Shares will result in dilution to our shareholders and increase the number of our ordinary shares eligible for resale in the public market, which could have an adverse effect on the market price of our ordinary shares. Pursuant to the Forward Purchase Agreement, we agreed to register for resale under the Securities Act the 10,149,384 SatixFy Ordinary Shares held by the Sellers (including 8,544,284 shares purchased by them prior to the closing of the Business Combination), which sales thereof could have an adverse effect on the market price of our ordinary shares. See “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Forward Purchase Agreement.” Additionally, pursuant to the Forward Purchase Agreement, at the Maturity Date (as defined therein) we have agreed to pay the Sellers thereunder the Maturity Consideration in an amount of up to $15 million which amount may be paid by the issuance of SatixFy Ordinary Shares to the Sellers (and we have agreed to register any such shares for resale), which issuance and subsequent registration for resale could have an adverse effect on the market price of our ordinary shares eligible for resale in the public market, which could have an adverse effect on the market price of our ordinary shares.

Under the A&R Articles of Association, each existing SatixFy shareholder, with the exception of Francisco, as of immediately prior to the consummation of the Business Combination is restricted from transferring SatixFy Ordinary Shares (excluding any SatixFy Ordinary Shares acquired by the shareholder in open market transactions after March 8, 2022), except to certain permitted transferees, for the one-hundred and eighty (180) days immediately following the Closing. Further, the Sponsor has agreed not to transfer certain of its SatixFy Ordinary Shares and SatixFy Private Warrants, except to certain permitted transferees, beginning on the Closing and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when SatixFy completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all SatixFy shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Pursuant to the Forward Purchase Agreement, we agreed that we will not issue any SatixFy Ordinary Shares, or securities or debt that is convertible, exercisable or exchangeable into SatixFy Ordinary Shares until the gross proceeds generated from Shortfall Sales thereunder equal the Prepayment Shortfall, except issuances under our 2020 Share Award Plan and the Equity Line of Credit. As of April 1, 2023, the Sellers have sold 5,362,440 Subject Shares pursuant to Shortfall Sales for gross proceeds of approximately $9.9 million and 4,536,944 Subject Shares remain available for sale under the Forward Purchase Agreement. The Reset Price, as of April 1, 2023, is $6.00. Accordingly, we may be unable to capitalize on market opportunities to issue new equity securities in the near future while we continue to be subject to the Forward Purchase Agreement. Further, recent declines in our stock price mean that our ability to raise new capital under the Equity Line of Credit Facility, which limits the number of shares we can sell based on their daily average trading volume, could be substantially less than we initially expected. Additionally, resales of SatixFy Ordinary Shares by the Sellers under the Forward Purchase Agreement may lead to declines in the market prices of our securities.

Upon the expiration or waiver of these lock-ups and as further described in “Item 7. – Major Shareholders and Related Party Transactions – B. Related Party Transactions,” shares held by certain of our shareholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144, if then available. In addition, pursuant to the A&R Shareholders’ Agreement, A&R Registration Rights Agreement, Forward Purchase Agreement and Equity Grant Agreement (as defined herein) certain shareholders have the right, subject to certain conditions, to require us to register the sale of our ordinary shares they hold under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our SatixFy Ordinary Shares to decline. See “Item 7. – Major Shareholders and Related Party Transactions – B. Related Party Transactions” for a description of these registration rights.

As restrictions on resale end or if these shareholders exercise their registration rights, the market price of shares of our ordinary shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

As of the date of this Annual Report, we have up to $77.25 million aggregate principal amount of ordinary shares available for future issuance under the Equity Line of Credit to the investor thereunder. Pursuant to the Exchange Cap (as defined in the CF Purchase Agreement) in the CF Purchase Agreement, we have reserved an initial amount of up to 15,295,125 ordinary shares for issuance under the Facility, which represents approximately 19.0% of our total outstanding shares as of March 1, 2023. To the extent shares are issued and sold to the investor pursuant to the Equity Line of Credit, such issuance will result in permanent dilution to our shareholders and increase the number of our ordinary shares eligible for resale in the public market, which could have an adverse effect on the market price of our ordinary shares. See “Item 5. Operating and Financial Review and Prospects— B. Liquidity and Capital Resources— Equity Line of Credit.”

As of April 24, 2023, we had 3,253,896 ordinary shares underlying options that would have been vested and exercisable and an additional 3,516,374 unvested options outstanding, as well as 3,019,619 ordinary shares underlying unvested RSUs (with no RSUs vested as of such date). These grants, and any additional grants that we make in the future, will result in dilution to our shareholders, which may be material and could cause the market price for our equity securities to decline.

Risks Related to our Warrants

SatixFy may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The public warrants and PIPE Warrants became exercisable upon the effectiveness of the Registration Statement. When our warrants become redeemable, SatixFy may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of our outstanding warrants could force holders (i) to exercise our warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell our warrants at the then-current market price when the holder might otherwise wish to hold our warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of our warrants. The warrants of SatixFy exchanged for Endurance warrants that were issued in a private placement are not expected to be redeemable by SatixFy so long as they are held by the Sponsor or its permitted transferees.

There can be no assurance that warrants received by holders of Endurance warrants or PIPE Warrant holders in the Business Combination will be in the money at the time they become exercisable or otherwise, and they may expire worthless.

The exercise price of our warrants is $11.50 per SatixFy Ordinary Share. There can be no assurance that our warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, our warrants may expire worthless.

The SatixFy A&R Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The SatixFy A&R Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against SatixFy arising out of or relating in any way to the each such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The parties also agreed to waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the SatixFy A&R Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in our warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the SatixFy A&R Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SatixFy, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the SatixFy A&R Warrant Agreement inapplicable or unenforceable with respect to one or more actions or proceedings, SatixFy may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect SatixFy’s business, financial condition and results of operations.

ITEM 4.          INFORMATION ON THE COMPANY

A.          History and Development of the Company

Our legal and commercial name is SatixFy Communications Ltd. Our company was incorporated in June 2012 and was registered as a private company limited by shares under the laws of the State of Israel. Our principal executive offices are located at 12 Hamada St., Rehovot 670315, Israel, and our telephone number is 972‑8‑939-3200. The Securities and Exchange Commission, or SEC, maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is http://www.satixfy.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report.

Capital Expenditures and Divestitures

For a description of our principal capital expenditures and divestitures for the three years ended December 31, 2022, and for those currently in progress, see “Item 5. Operating and Financial Review and Prospects.”

Recent Developments

On March 8, 2022, SatixFy entered into the Business Combination Agreement with Endurance and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Endurance, with Endurance surviving the merger. As a result of the Business Combination, and upon consummation of the Business Combination and the Transactions, Endurance became a wholly owned subsidiary of SatixFy, with the shareholders of Endurance becoming shareholders of SatixFy.

In February 2022, prior to the execution of the Business Combination Agreement, SatixFy entered into the 2022 Credit Agreement pursuant to which SatixFy borrowed an aggregate principal amount of $55.0 million. In connection with the 2022 Credit Agreement, SatixFy also entered into an equity grant agreement pursuant to which it issued 808,907 SatixFy Ordinary Shares (before giving effect to the Pre-Closing Recapitalization) to affiliates of the lenders (the “Equity Grant Agreement”).

Concurrently with the execution of the Business Combination Agreement, Endurance and SatixFy entered into Subscription Agreements with certain investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and SatixFy agreed to issue and sell to the PIPE Investors, immediately prior to the closing of the Business Combination, an aggregate of PIPE Units consisting of (i) one PIPE Share and (ii) one-half of one PIPE Warrant exercisable for one SatixFy Ordinary Share at a price of $11.50 per share for a purchase price of $10.00 per PIPE Unit. The terms of the PIPE Warrants are substantially the same as the existing Endurance warrants.

On October 24, 2022, Endurance, SatixFy, Merger Sub and Vellar Opportunity Fund SPV LLC — Series 7 (“Vellar”) entered into the Forward Purchase Agreement (as amended on October 25, 2022). Subsequent to entering into the Amendment to the Forward Purchase Agreement, Endurance, SatixFy, Merger Sub and Vellar entered into an Assignment and Novation Agreement with ACM ARRT G LLC (together with Vellar, the “Sellers”), pursuant to which Vellar assigned its rights and obligations with respect to up to 4,000,000 Subject Shares under the Forward Purchase Agreement to ACM ARRT G LLC.

On April 23, 2023, in order to preserve liquidity and allow us more time to evaluate our financing and strategic alternatives, we entered into the Waiver and Second Amendment to the Credit Agreement.

See “Item 5. Operating and Financial Review and Prospects — Liquidity and Capital Resources” for more information.

B.           Business Overview

Before investing in our ordinary shares, you should read this entire Annual Report carefully, including the information presented under “Item 3. Key Information – D. Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and notes thereto included elsewhere in this Annual Report.

Our Mission

Our mission is to be the leading global provider of digital satellite communications systems that enable satellite-based broadband delivery to markets across the globe.

Our Company

We are a vertically integrated satellite communications systems provider using our own semiconductors, focused on designing chips and systems that serve the entire satellite communications value chain — from the satellite payload to user terminals. We create chip technologies capable of enabling satellite-based broadband delivery to markets around the world. Since we commenced operations in June 2012, through December 31, 2022 we have invested over $209  million in research and development (“R&D”) to create what we believe are the most advanced satellite communications and ground terminal chips in the world.

We develop advanced Application-Specific and Radio Frequency Integrated Circuit chips (“ASICs” and “RFICs”) based on technology designed to meet the requirements of a variety of satellite communications applications, mainly for LEO, MEO and GEO satellite communications systems, Aero/IFC systems and certain COTM applications. Our chip technology supports Electronically Steered Multibeam Antennas (“ESMA”), digital beamforming and beam-hopping, on- board processing for payloads and Software Defined Radio (“SDR”) modems — each of which will be critical for providing optimized access to LEO satellite constellations.

We believe we are the only vertically integrated maker of satellite communications systems selling products across the entire satellite communications value chain (depicted in the graphic below). All of our systems integrate our proprietary semiconductor chips, of which we are a fabless manufacturer. We design our chips, code our software and design end-to-end communications systems for use in various satellite communications applications.

Our end-to-end solutions for the satellite communications industry include satellite payloads, user terminals (ground and Aero/IFC) and hubs, each built around our advanced ASICs and RFICs. We have a diverse customer base, including satellite operators, airlines, manufacturers of satellite communications systems, and other connectivity service providers that integrate our chips and systems in their satellite communications infrastructure. We believe that our modular, scalable and software controllable technology, our focus on producing products for the entire satellite communications value chain and our ability and experience in designing our systems to meet our customers’ specifications, differentiate us from our competitors.

In March 2018, we entered into a strategic partnership with ST Electronics (Satcom & Sensor Systems) Pte Ltd. (“STE”), a public company with approximately $9.0 billion of revenue in 2022, pursuant to which we formed a joint venture, Jet Talk, which was funded by a $20.0 million investment by STE intended to fund our R&D related to and commercialization of our Aero/IFC satellite communications terminals. We hold 51% of the equity in Jet Talk, and STE participates in significant financial and operational decisions, including the right to appoint its chief executive officer and direct Jet Talk’s R&D (which is performed by us) and marketing activities, and controls Jet Talks funding. Pursuant to our joint venture agreement with STE, once we complete the development of our Aero/IFC satellite communications terminal product, they will be commercialized to the commercial aviation market exclusively through Jet Talk. We anticipate that our partnership with STE will allow us to benefit from STE’s deep aerospace industry experience and large presence in East Asia. See “Item 5. Operating and Financial Review and Prospects — Our Revenue Model and Prospects” and Note 8 to our consolidated financial statements included elsewhere in this Annual Report.

We expect that our growth in the coming years will be driven by continued rapid increases in demand for high-speed broadband services across the globe, which will be propelled by an increasing number of internet users, broadband connected devices, amount of global data usage and the need for ubiquitous connectivity. We believe that our technologies are well positioned to meet the need for compatible chips and systems to connect new satellite technologies with existing systems and maximize their innovative potential.

Our revenues for the years ended December 31, 2022 and December 31, 2021 were $10.6 million and $21.7 million, respectively.

Satellite Communications Chips

There is a current trend in the satellite communications industry to transition from traditional analog devices and components to modern digital devices, integrating multiple functions into miniaturized and low- cost integrated circuit modules (chips), which is having a material impact on the satellite communications value-chain. The chips themselves are the critical technology needed to implement this transition — enabling application-specific functionality and defining the capabilities of the communications systems in which they are integrated.

We believe we are a leader in developing advanced, digital silicon ASICs and RFICs for modems and antennas that can be deployed across the entire satellite communications value chain. We have developed advanced lines of modem and antenna chips that enable critical functions for satellite communications systems, such as our PRIME and BEAT antenna chips, which enable multi-beamforming and beam-hopping for satellite payloads and user terminals, and our recent software-defined SX-4000 satellite payload chip, which enables digital on-board processing, beam-hopping and enhanced connectivity needs, including positioning, navigation and timing. We design each of our chips to provide a desirable ratio of size, weight, power and cost (“SWaP-C”), while also aiming to maximize data transmission rates for the communication applications that our chips serve.

We developed our chip set with the help of substantial grants from the European Space Agency (“ESA”), sponsored by the U.K. Space Agency (“UKSA”), through ESA’s Advanced Research in Telecommunication Systems (“ARTES”) program, which have amounted to over $75 million through December 31, 2022.

The functionality of our chips has been designed to meet key anticipated market trends in satellite communications, leveraging our know-how and additional insight and expertise from ESA industry specialists and other leading market participants in these programs throughout the development process. We believe the significant time and cost associated with the development of a new ASIC creates a significant barrier to entry and endows us with a market advantage over competitors that would need to invest large sums and spend years to attempt to catch up with our current capabilities. We intend to continue investing in new chip development to meet the future needs of our customers and ensure that we maintain our technological market advantage.

Our chips are compatible with the emerging communication LEO, MEO and GEO satellite constellations and are also designed to be utilized for satellite communications applications such as IFC. We believe our chips are some of the most advanced on the market in terms of their ability to provide wide bandwidths, beamforming and beam-hopping functions in satellite payloads and user terminals, while also being among the most attractive chips in terms of SWaP-C characteristics, as we believe our chips have higher capacity, lower power usage, lower weight and are lower cost than competing products. See the below graphic for an overview of our chipsets.

Ground (terminals, hubs and gateways)
Space (satellite payloads)
Sx3000
500MHz DVB-S2X SDR Modem chip
Prime 1.0
True Time Delay digital beamformer
Beat
Ku-band RFIC Ka-band RFIC
Sx3099
1GHz DVB-S2X 8 SDR Modems chip
Sx4000
Space grade OBP Payload chip
Prime 2.0
Space grade digital beamformer

Satellite Communications Systems

Satellite Payload
Embedded in the satellite, performing communication distribution from the hub to the ground terminals, providing services across satellite coverage area
Ground Terminal (Modem & Antenna)
Located at customers' sites and used for receiving and transmitting communication through the satellite to be used by end users' applications
Hub-Gateway
Ground equipment for transmit and receive of satellite communication, connected to the terrestrial network and the Internet

A satellite communications system is comprised of the three following constituent subsystems (depicted in the graphic below):

•	The satellite payload, which is the system integrated to the satellite platform that provides in-space data receiving, processing and transmitting capabilities.

•
The user terminal, which is the system on the ground (or aircraft, in the case of IFC), comprised of an antenna and modem, that digitally links to the satellite payload and provides data receiving, processing and transmitting capabilities.

•	The hub, which is the system that enables the network operator to control and manage its communication network and the interaction between the satellite payload and the ground terminal.

We design systems in each of these three categories powered by our own proprietary chips, providing satellite communications network operators and manufacturers of satellites with advanced solutions for their satellite communications needs.

Satellite Payloads

Our satellite payloads consist of an On-Board Processor (“OBP”) using our advanced SDR SX-4000 payload chip, and our satellite ESMA powered by our PRIME2 digital beamforming chip. Our satellite payloads are designed for LEO, MEO and GEO satellite applications and are fundamentally flexible, enabling the transmission of large amounts of data that can support in-flight and other remote and mobile communication services, among other applications. Our satellite payloads have a digital regenerative onboard processing capability (involving demodulation, processing and remodulation of the signals) that enables handling of communications coming from the ground and communications transmitted from the satellite to the ground, thereby supporting satellite interconnectivity, while ensuring more effective use of the communication bandwidth, and improving system performance. Our payload chips also support transparent modes used in more traditional satellite systems.

Satellite payloads must be engineered to meet the technical specifications of the satellite mission for which it is intended. We have completed our prototype payload, sponsored by ESA, which is planned to be launched in the second quarter of 2023, although there can be no assurance as to when or if it will launch or whether it will perform as expected.

User Terminals, Modems and Antennas

Our user terminals consist of a modem and antenna.

•
Modems. We have developed our modems based on our proprietary SX-3000 and SX-3099 Very Small Aperture Terminal (“VSAT”) chips, a part of our ASIC technology and one of the base building blocks for all our terminal products. We produce modem modules designed to bring the fastest performance available today in a compact form factor and with low power. All of our modems are designed for easy integration with our customers’ hardware, and software solutions and are available for a variety of applications. Our modems are designed to natively support the entire DVB-RCS2 / DVB-S2X industry standards as well as a complete SDR for any other waveform, to ensure maximum flexibility and relevance to our customer base. These industry standards are intended to ensure that systems that utilize them perform with better efficiency, more throughput and better network reliability. We were directly involved in writing the DVB-S2X standard which is based in part on our technology and patents.

•	Antennas. We offer a line of advanced ESMA products based on our proprietary BEAT and PRIME ASIC chip technologies for both ground and Aero/IFC terminal connectivity.

To date, we have sold over approximately an aggregate of 174,600 units of our S-IDU modems based on our SX-3000 chip and of our SX-3000 chips on a stand-alone basis, have recently begun to offer our Terminal on Module (“ToM”) modems based on our SX-3099 chips and are in the process of engineering SX-3099-based ToM products for certain customers. In some cases, we engineer and sell our SX-3099 chip to customers that prefer to design their own case and board.

Through Jet Talk, we are at an advanced stage of developing Aero/IFC terminals that enable in-flight broadband connectivity via connection with multiple satellites, including LEO satellites, enabling high performance broadband communications for hundreds of passengers in commercial or private flights. We are testing a prototype, although there can be no assurance as to when or if the prototype will be ready for commercial use or whether it will perform as expected.

We are developing a COTM user terminal capable of delivering broadband Internet capacity to vehicles, serving markets such as public transportation and emergency services.

Additionally, we are also developing a direct-to-home broadband user terminal in connection with our ESA-sponsored project with OneWeb, which is designed as a low-cost user terminal variant that we believe can be the lowest-cost ESMA on the market, providing large data transfer rates and low latency via LEO constellation operators.

Hubs and Gateways

We offer our Shepherd managed communications system, known as a hub, which serves as a smart satellite resource manager that uses a common forward channel to transmit data and allows our customers to monitor and manage advanced terminals in their networks. We also offer gateway modem products based on our SX-3099 modem chips, supporting high-capacity links and beam-hopping with reduced power consumption and cell size.

Market Opportunity

The space industry is undergoing a dramatic transformation due to lower cost communication solutions and miniaturization in the small satellite sector, which is driven by the increasing capability of small electronics, materials and sensors. We believe this paradigm shift in the industry represents a significant opportunity for SatixFy. Within the broader satellite communications industry, we are positioned to target three markets with our advanced satellite chips and communications systems: the satellite communications systems market, the Aero/IFC market and the COTM market.

We believe our technology, which is built on our advanced ASICs and RFICs, enables customers to unlock the full potential of LEO, MEO and GEO satellites. Our satellite and ground ESMA, and advanced chips with beamforming and beam-hopping capabilities, will be especially advantageous to overcoming the technological challenges of connecting with, and maximizing the utility of, the new LEO constellations. We anticipate, based on internal estimates using data published in a May 2020 McKinsey article titled “Large LEO satellite constellations: Will it be different this time?” (the “McKinsey data”) and our own estimates of the projected demand for satellite communications systems and unit pricing, that our total addressable market (“TAM”) for our products can exceed $20 billion by the end of the current decade.

While the McKinsey data estimated that approximately 50,000 LEO and other communications satellites are expected to be in operation by 2028, recent developments, including geopolitical instability and economic uncertainty, has led us to believe that it may take longer for this estimate to be achieved. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Results — Our estimates, including market opportunity estimates and growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.”

Satellite Communications Systems

The non-geostationary orbit includes satellites operating in LEO, with an altitude typically between 200 and 870 miles (325 to 1,400 kilometers) and satellites operating in MEO, between the LEO and GEO orbits. Unlike GEO satellites that operate in a fixed orbital location above the equator, LEO and MEO satellites travel over the surface of the earth at high relative velocities, requiring user terminals and hubs capable of tracking their movement. LEO satellite systems have the potential to offer a number of advantages over GEO satellites to meet growing requirements for commercial and consumer broadband services by providing increased data speeds and capacity, and global coverage.

We believe, based on internal estimates using the McKinsey data, that a total of approximately 50,000 satellites are planned to be in operation by the end of the current decade, most of which we expect to be LEO, and which will need advanced satellite payloads and user terminals to enable their use. Additionally, because LEO satellites are expected to have a shorter lifespan than GEO satellites, approximately 5 years based on estimates for Starlink’s SpaceX constellation, satellite providers will require access to a recurring supply of satellite communications systems and components in order to replenish constellations as the satellites approach obsolescence. We anticipate, based on the above figures and our own estimates of the projected demand for satellite communications systems and unit pricing, that by the end of the current decade the TAM for satellite payloads could reach approximately $3 to $4 billion and the TAM for user terminals will reach approximately $5 to $6 billion.

We believe we are well positioned to meet the demand for technologies that enable communication via this anticipated wave of LEO satellites, which will require satellite communications systems (payloads, user terminals and hubs) with strong on-board processing capabilities, electronically steerable antennas, wideband modems, the ability to transfer large volumes of data and chips with desirable SWaP-C characteristics.

Cost-effective ESMA are desirable for both mobile applications, removing the need for unreliable mechanical parts and associated maintenance, and fixed applications, for ease of installation. We believe these key characteristics of our proprietary technologies will offer customers compelling advantages, from ground to orbit. We believe that our chips’ capabilities to power customers’ needs across the entire satellite communications value chain is an important competitive advantage, ensuring compatibility and efficiency.

We expect that future satellite communications systems will be able to leverage the benefits of, and integrate with, existing communication networks, including cellular networks, satellite communications systems operating at L-band frequency ranges, as well as 5G communications networks, to provide continuous and reliable communication at quality and prices competitive with the current terrestrial networks. Additionally, Ka and Ku-band frequency LEO satellites will enable satellite communications systems to compete with terrestrial systems, even in urban areas where terrestrial systems currently operate at more attractive prices. We believe there is a trend in the global telecommunications industry moving towards a convergence between satellite and terrestrial-enabled capability. Terrestrial players, including telecoms and other cellular service providers, are investing significantly in space capability to this end. Our chips and products can be implemented to bridge the technical gap between satellite and terrestrial systems, enabling seamless, ubiquitous connectivity across the globe.

While we are not currently developing any telecommunications-related products, we believe that the expected rapid expansion of 5G networks presents a substantial opportunity for the satellite communications industry. We also believe that our proprietary chip technology is well-suited to adaptation to the expected requirements of 5G telecommunications satellites.

Aero/IFC

Satellite communications systems for in-flight broadband connectivity on aircraft have undergone significant changes over recent years, as demand has intensified for in-flight broadband communication services at a level and quality more comparable to home use, supporting broadband and streaming applications. The modern airline passenger desires reliable, high speed data connectivity in-flight (which aggregates up to one (1) gigabit per second for a wide body aircraft serving hundreds of passengers), consistent, high-quality service from gate-to-gate, without the additional costs typically charged for such premium service.

Currently, Aero/IFC terminals are based on communication from the ground to the aircraft or from GEO satellites to the aircraft. The data volume and transmission speeds via these communications systems are limited, in part because the tracking antenna systems typically used for connection with GEO satellites and terrestrial broadband networks are mechanical and susceptible to signal disruptions or gaps as the antenna mechanically switches from source to source. Download and upload speeds are often limited, as is latency. The new generation of LEO satellite constellations operating at Ka and Ku-band frequency ranges provide a partial solution to this connectivity issue, because they will be deployed in far greater numbers and provide more extensive signal coverage than GEO constellations. However, in order for aircraft to connect with these LEO satellite constellations, they will need to be equipped with a user terminal capable of tracking the fast-moving and numerous LEO satellites, or accessing both LEO networks and GEO networks simultaneously. This electronically steered multibeam connectivity is essential to providing seamless handover between satellites and simultaneous multi-orbit operation.

Based on September 2020 EuroConsult estimates, by the end of 2019, approximately 9,000 commercial aircraft and 22,500 private aircraft were equipped with an IFC system, many of which are not compatible with the new LEO satellite technologies yet to be fully deployed. EuroConsult estimates that up to approximately 17,500 commercial and 30,000 private aircraft could have an IFC system by 2029, marking growth in demand for enhanced in-flight Internet and communication capabilities. We anticipate that, based on EuroConsult estimates and our estimates of demand and unit pricing, the TAM for Aero/IFC terminals will reach $10 to $12 billion by 2029. Electronically steered multibeam connectivity is essential to provide seamless handover between satellites and simultaneous multi-orbit operation.

Through Jet Talk, we are designing an advanced Aero/IFC terminal based on our chips with the ESMA beamforming and multibeam capabilities necessary to address the challenges of mechanical signal tracking. Our Aero/IFC terminal is designed to enable broadband connection between aircraft and LEO satellite constellations to provide enhanced data speeds and signal coverage for Aero/IFC providers. Improved speeds and latencies from LEO constellations are expected to enable airlines to promote more “bring-your- own-devices” for inflight entertainment, a longstanding ambition of the industry that could now become reality. Additionally, our Aero/IFC terminal is designed to be easier and faster to install than existing IFC systems. Our system will also be multi-orbit capable, able to send and receive signals to LEO, MEO and GEO networks simultaneously, a feature desired by customers for service resilience and flexibility.

Further, we expect to benefit from STE’s industry experience and strong presence in East Asia in the marketing and sale of our Aero/IFC terminals, which will be marketed and sold to the commercial aviation market exclusively through our Jet Talk joint venture. See “Item 5. — Operating and Financial Review and Prospects — Our Revenue Model and Prospects.”

We have continued to invest in research and development and also believe the circumstances have provided us with an opportunity to gain IFC market share. Significant delays occurred in the procurement of IFC antennas as a result of the pandemic, providing us with the opportunity to mature our technology and design lower cost, more powerful and easier to install Aero/IFC terminals at a time when our principal competitors’ market-ready products, based on more traditional mechanical antennas operating over GEO, did not receive substantial orders. We anticipate that our Aero/IFC terminals will now come to market at the time the industry is likely to begin procuring their next generation of IFC equipment, also coinciding better with new services being introduced by new LEO constellations. See “Item 3. Key Information — D. Risk Factors— Risks Related to SatixFy’s Business, Operations and Industry — The global COVID-19 pandemic has harmed and could continue to harm our business, financial condition, and results of operations” and “Item 5. — Operating and Financial Review and Prospects — Impact of COVID-19.”

Communications On The Move (“COTM”)

We believe that LEO constellations further provide the potential to facilitate connectivity for applications requiring continuous communication while on the move. There are many such satellite-enabled mobile applications such as connected cars and commercial vehicle fleets, broadband to public transport, and connected emergency service vehicles. Satellite communications systems with high coverage capability will have an important role in supporting the development of the broader mobility market and enabling full ubiquitous connectivity. We believe that our proprietary chip technology is well-suited to adaptation to the expected requirements of the COTM device market in the future.

As part of our current strategy, we have decided to pause development and marketing related to our satellite-enabled Internet-of-Things Diamond product in order to continue to focus on our other satellite communications chips and products described herein.

Our Technology

We have a broad portfolio of technology leading silicon chips and systems for the entire satellite communications value chain. Our team of over 160 engineers is focused on developing cutting-edge systems, powered by our chip technologies, to lead innovation in satellite communications. We are committed to enhancing our technology, which is demonstrated by our over  $209 million in R&D investment from the commencement of operations in June 2012 through December 31, 2022.

•
Cutting-Edge Chips. We believe we are positioned to be a leading provider of satellite communications systems for the next generation of satellites. Our modem chips have the ability to split data for retransmission and combine received data from nearby satellites or ground hubs efficiently and quickly. Our chip technology enables us to develop communications systems that are high performing, low weight, energy efficient and sized to be compatible for a wide array of applications and satellite technologies.

•
Advanced Antennas and Modems. Our technology in the field of multibeam management, transmission and beamforming and hopping, based on our advanced chips, introduces a new and advanced generation of flat electronic antennas that will be critical to enabling user terminals to track multiple LEO satellites at a time. Our ESMA chips enable efficiency, modularity and scalability to support multibeam and high data rates. We are designing efficient and innovative digital interfaces for our modems to enable them to handle numerous transmission and reception beams, which will be necessary for LEO satellite networks.

•
Tailor Made. We have the ability to design and present customers with customized solutions using our whole family of highly flexible chips and modules that integrate with their planned or existing systems, and which can be tailored to meet their requirements. We believe that providing optimized cost-effective solutions, in an era when satellite technology is rapidly evolving, is important for positioning us at the technological forefront of the market and securing relationships with leading communications providers.

•
End-to-End Solutions. Our development team manages the entire product development life cycle, beginning with the characterization stage, through to the design and third-party manufacture of the chips, integration of the chips within communications systems, testing of the systems and culminating with delivery and the provision of operational support to the customer. The solutions we provide enable customers to enjoy an efficient and continuous process for the development of their systems with a single supplier and single point of contact throughout the entire development and implementation process. We develop the chips, design the systems that integrate the chips, write the software needed to operate the chips and manage integration of the various components into a single, cohesive satellite communications systems that fits our customers’ needs.

Our Strengths

Our core chip technology and satellite communications systems leverage our track record in satellite communications chip development, and our deep understanding of RF device processing, silicon chip design and related system architecture to address the emerging needs of the satellite communications markets. We believe our leadership position in developing chips and satellite communications systems is a result of the following core strengths:

•
Superior Technology Leading to Superior Performance. We believe we are a technology and product leader in the growing satellite communications industry, as evidenced by our innovative technologies such as the digital beamforming and the beam-hopping chip technology. Our chips are designed to power our satellite communications systems, which in turn enhance satellite communications capabilities, including on-board processing capabilities driven by channel switching and flexibility.

Our systems are optimized to unlock the full potential of new LEO satellite constellations. We believe that the proprietary and innovative features of our modem and antenna chips enable us to create satellite communications systems that are superior in capacity, performance and functionality to our competitors’ systems.

•
Tailor-Made Innovation of Next-Generation Satellite Communications Technology. Our SDR modem and antenna chips are designed to be tailored and optimized to meet the technical requirements of our customers in their respective end markets without the traditional expense of developing bespoke chips each time. This is a significant differentiator from, and combined with the over $209 million we have invested in research and development, creates significant barriers to entry for, our competitors. Our communications systems are also capable of being tailored to our customers’ needs, while promoting efficiency through a common chip set across the entire satellite communications value chain. In many cases, our close relationships with our customers in the design stage and our deep engineering expertise, position us in a limited group of satellite communications system developers capable of providing the necessary solutions to our customers. We believe these close working relationships, coupled with our proprietary technology and experience, help our customers achieve higher throughput capacity and better integration of all key components of the satellite communications system, while providing advantages in terms of lower weight and power consumption. We believe our solution enables overall lower systems costs relative to our principal competitors.

•
Silicon Enabled SWaP-C. The use of silicon-based technologies in our satellite communications chips and systems is key to achieving the industry’s goal of producing systems that are smaller in size and lower in weight, power consumption and cost.

•
Higher Reliability, Lower Maintenance and Faster Installation. The use of silicon in our antenna systems makes them more reliable than the mechanical antennas available in the market due to fewer moving parts, fewer failure points and faster installation time of our antennas. We have designed our antenna systems to be easier to install and require less maintenance than systems using mechanical elements with complex packaging.

•
End-to-End Capabilities Promoting Long-term Customer Relationships. We often cover the entire life cycle of the systems we deliver to our customers, from defining specifications according to our customers’ requirements, to designing or redesigning the chips, to oversight of the assembly of the final product and the subsequent delivery of custom-tailored products to the customer. We believe that our participation in serving the entire life cycle of the customer’s satellite communications system promotes long-term customer relationships, as once our tailor-made systems are integrated in a customer’s satellite constellation or the ground communications infrastructure, the costs of switching to a different provider of satellite communications systems could often be substantial.

•
Proven Management Team. Our founders and executive management team have extensive experience in effectively guiding companies through various industry cycles and technology transitions. We have recently strengthened our leadership with the joining of Mr. Ido Gur as a CEO as of January 15, 2023 and the addition of Itzik Ben Bassat as our EVP Product Development and Operation as of February 12, 2023 as well as Nir Barkan as our Chief Product and Strategy Officer as of May 1, 2023. Mr. Gur brings extensive experience of leading high tech technologies and products companies, including Saguna, GASNGO and VocalTec. Charles A. Bloomfield, our Chief Executive Officer of SatixFy Space Systems UK Ltd., a subsidiary of SatixFy, previously led the Communication Products (Telecom Satellite) division of Airbus Defence and Space Ltd. where he was responsible for the strategic planning and its implementation relating to spacecraft advanced payloads, products and equipment. Mr. Yoav Leibovitch, our Chairman of the Board, has a vast experience in leading the financial strategizing and investor relations of public companies. Our management team provides us with steady, reliable leadership, uniquely capable of identifying strong investments, executing through change, and maintaining stability during market uncertainty.

Our Strategy

We aim to be the leading global provider of digital satellite communications systems that enable satellite-based broadband delivery to markets across the globe. The key elements of our strategy are:

•
Strengthen our Technology Leadership. We believe that our success thus far is largely attributable to our digital silicon chip design expertise. We aim to leverage our design expertise to continue developing high-performing chips and systems that are smaller, lighter, have lower power consumption and a lower cost, while continuing to invest in research and development to maintain our technology leadership in this market.

•
Capitalize on LEO and IFC Market Opportunities. The satellite communications market presents significant opportunities for innovative solutions. The introduction of the new LEO satellite constellations creates the need for smaller satellite communications systems that can handle higher speeds, larger capacity and operate with lower power consumption. Our modem and antenna chips, as well as our satellite payload, user terminal and hub systems were developed to meet the new technological needs of the LEO satellite constellations. New opportunities in the Aero/IFC market are emerging as the demand for “home-like” broadband connectivity on commercial flights increases, creating the need for IFC systems that can deliver fast and reliable connectivity. By developing our chips and systems to meet new market opportunities, we intend to expand the deployment of our next generation chips and systems.

•
Leverage and Expand our Existing Customer Base. We intend to continue to develop long-term, collaborative relationships with top tier customers who are regarded as leaders in their respective markets. We intend to continue to focus on sales to these customers and build on our relationships with them to define and enhance our product roadmap and expand our scope of business with them. Engaging with market leaders will also enable us to participate in emerging technology trends and new industry standards.

•
Attract and Retain Top Talent. We are committed to recruiting and retaining talented professionals with proven expertise in the design, development, marketing and sales of satellite communications chips and systems. We believe we have assembled a high-quality global multinational team in all the areas of expertise required for a leading satellite communications company. We believe that our ability to attract the best engineers is a critical component of our future growth and success.

•
Expand our Global Presence. We intend to continue strengthening our relationships with our existing customers, while also planning for increased demand as our brand recognition grows. We intend to continue expanding our presence worldwide as we grow in our market to serve the needs of clients in additional geographies and tap into talent pools from international markets.

Our Chips and Satellite Communications Systems

Modem Chips — SX-3000/3099/4000

SX-3000/3099

Our SX-3000 is the first generation of modem chip we developed. It is a VSAT modem chip, System on a Chip and an ASIC designed for ground user terminals. The SX-3000 is a core element with empowered SDR capabilities and is compatible with the latest industry standards, such as DVB-S2X/RCS2, with a transponder throughput rate of up to 500 Msps HTS. In addition to providing VSAT modem SDR functions, additional embedded Central Processing Units and multiple Digital Signature Processing, the SX-3000 enables advanced features, such as fast beam-hopping, is custom designed for wide-band high throughput satellite terminals, and is highly compatible and designed to serve as a core component in VSAT modem systems. The SX-3000 serves applications from standard satellite broadcast to mobile satellite data terminals, and TV broadcast. The SX-3000 also includes “Over the Air” capability, which enables firmware upgrades in the field for long term system viability and a long product life cycle with future proof upgradability enabling future-proof systems.

Our SX-3099 VSAT modem chip is the new generation of SX-3000 that represents an improvement over the SX-3000. SX-3099 is capable of supporting 1GHz bandwidth, up to eight instances in receive and transmit paths, beam-hopping, and is smaller in size, consumes less power, and is lower in cost compared with the SX-3000. The beam-hopping capability is compatible with the DVB S2X standard, which is the latest revision of the industry standard for the satellite communications systems, written and led by our engineers and is based on our technology and patents. We believe our SX-3099 is the first and currently the only modem chip supporting wideband channels and beam hopping. The primary target uses of our SX-3099 modem chips include ground terminals and hubs and IFC systems.

As of December 31, 2022, we have sold approximately an aggregate of 174,600 of our satellite communications modems (S-IDU) with our SX-3000 chips and of our SX-3000 chips on a standalone basis.

SX-4000

The SX-4000 is a highly integrated, low-power, satellite baseband modem chip suitable for use in satellite payloads, with on-board processing, also supporting Inter-satellite Links. The chip is based on our SX-3000 and SX-3099 modem chips and is treated with a radiation hardening process to be suitable for space usage. The radiation hardening process used on the SX-4000 chip includes software features that are designed to reduce the occurrence of radiation-induced errors in the operating system. The software is also designed to identify and recover from errors caused by radiation, minimizing downtime and disconnection.

We designed our SX-4000 payload chip to meet the signal regeneration, beam-hopping and on-board processing needs of the next generation of LEO/MEO satellite constellations and high throughput GEO satellites using modern satellite architectures.

Antenna Chips — PRIME and BEAT

PRIME

The PRIME chip is a commercial digital beamforming ASIC implementing electronic steering of the beams by means of true-time delay of the electromagnetic waves received or transmitted by the antenna. Use of the digital beamforming technology allows the antenna to handle a wide bandwidth using a large number of antennae radiating elements and without beam squint. Each PRIME chip combines the radiation pattern from 32 antenna elements simultaneously, operates entirely in the digital domain and could be cascaded to any size antenna. The PRIME chip can point, track and manage multiple beams at multiple polarization angles simultaneously.

In order to address the in-orbit beamforming needs of our payload customers, we have developed a beamformer chip called PRIME 2.0. We believe that PRIME 2.0 offers the best SWaP-C digital multi-beamforming solution for satellite payloads on the market, capable of generating up to 128 simultaneous beams in any band up to Ka-band.

We believe our PRIME chips can reduce the number of LEO satellites needed in a constellation and allow for larger coverage areas than possible with conventional phased arrays.

BEAT

The BEAT chip is an RFIC that includes four independent transmit and receive channels in Ku-band, Ka-band and additional required satellite bands at any polarization. The chip includes four Power Amplifiers, four Low Noise Amplifiers and interfaces with the PRIME chip, on one side, and directly to the antenna radiating elements that transmit or receive the electromagnetic waves, on the other side.

Combining the PRIME and BEAT chips enables the construction of flat antennas or even conformal antennas at any size, and each antenna can generate multiple beams to communicate with satellites in multiple orbits at the same time. Target applications of the PRIME and BEAT chips include satellite payloads, ground user terminals, IFC and more.

Satellite Payloads

We are developing a line of satellite payload systems that can provide data throughput of many gigabits per second, are power efficient and weigh significantly less than competing solutions. The payload systems will be used in satellites providing broadband access, backhauling, mobility and other services.

Our satellite payloads are designed to consist of an OBP, our satellite ESMA powered by our PRIME 2.0 digital beamforming chip and our advanced SDR SX-4000 payload chip. Our satellite payloads are designed for LEO, MEO and GEO satellite applications and are fundamentally flexible, enabling the transmission of large amounts of data supporting the full range of satellite communications business opportunities. Our satellite payloads have a digital regenerative onboard processing capability that enables satellite interconnectivity, separate handling of communications coming from the ground and communications transmitted from the satellite to the ground, while ensuring more effective use of the communication bandwidth, improving system performance. Our payload chips also support transparent modes used in more classic satellite systems.

Operators using our payload technology can actively move satellite beams to direct services to customers on the ground, improving satellite efficiency and increasing the number of users served, leading to a substantial opportunity for enhanced service and operator profitability. Additionally, the on-board processing enables more efficient use of bandwidth and a significant improvement in system spectral efficiency, reducing the number of ground gateways required, which could lead to a substantial reduction in operator ground segment costs.

Satellite payloads must be engineered to meet the specifications of a specific satellite and the mission for which it is destined.

User Terminals, Modems and Antennas

User Terminals

User terminals consist of a modem and an antenna. The following is a description of our user terminal products, both current and under development.

Aero/IFC terminals. Our Aero/IFC terminal is designed to provide online broadband connectivity via multiple satellites to simultaneously support hundreds of passengers in commercial and private flights with high performance communication. We intend to offer a commercial Aero/IFC terminal, which is targeted at airlines operating narrow-body (single-aisle) aircrafts or wide- body (double-aisle) aircrafts, and a compact-sized terminal made to service business jets. Our commercial Aero/IFC terminals, as well as all other satellite antenna systems for commercial aircraft applications, will be offered exclusively in the commercial aviation market through our Jet Talk joint venture with STE. In furtherance of his arrangement, we have granted an exclusive, royalty- free, worldwide, perpetual, non-transferable, irrevocable license to certain of our intellectual property to Jet Talk for this purpose. We have two contracts with Jet Talk, both related to the development of an Aero/IFC satellite communications terminal for commercial aircraft. Jet Talk pays for our development services associated with these contracts with the proceeds of a $20.0 million investment by our joint venture partner, STE.

Our Aero/IFC terminal is designed to be fully electronic, with no moving parts, designed for high reliability, low maintenance and fast, simple installation. Our Aero/IFC terminal is equipped with our beamforming technology and is designed to enable seamless communication with multiple LEO, MEO and/or GEO satellites to provide “home-like” broadband connectivity and streaming capabilities to passengers.

Our Aero/IFC terminal includes an embedded modem, based on our SX-3099 chip. The modem is digitally interfaced with receive and transmit antenna arrays for high-performance data communication and is combined with a programmable SDR.

Ground Terminals. We offer or are developing a family of ground terminals to address a broad number of market verticals such as fixed (e.g., direct-to-home, etc.) and mobile (e.g., public transport, etc.) broadband applications.

We are also developing a direct-to-home broadband user terminal in connection with our ESA-sponsored project with OneWeb, which is designed as a low-cost user terminal variant that we believe can be the lowest-cost ESMA on the market, providing large data transfer rates and low latency via LEO constellation operators. We expect that this user terminal will be capable of delivering speeds greater than 100 Mbps at a very competitive price point.

Hubs and Gateways. We offer our Shepherd managed communications system, known as a hub, which serves as a smart satellite resource manager that uses a common forward channel to transmit data and allows our customers to monitor and manage advanced terminals in their networks. We also offer gateway modem products based on our SX-3099 modem chips, supporting high-capacity links and beam-hopping with reduced power consumption and cell size.

Modems

The following is a description of our modem products, both current and under development.

We have developed our modems based on our proprietary SX-3000 and SX-3099 VSAT chips, a part of our ASIC technology and one of the base building blocks for all our terminal products. We produce modem modules designed to bring the fastest performance available today in a compact form factor and with low power. All of our modems are designed for easy integration with our customers’ hardware and software solutions and are available for a variety of applications. Our modems are designed to natively support the entire DVC-RCS2 / DVB-S2X industry standards, as well as a complete SDR for any other waveform, to ensure maximum flexibility and relevance to our customer base.

Terminal on Module (ToM).   We believe our ToM modem, which is now available for sale, is among the most sophisticated satellite core modules available today, and is designed to bring the fastest performance available in an ultra-small-scale footprint with low power utilization. Our ToM is designed to help our customers shorten their design cycle and quickly deliver products to market. The SX-3099 based ToM can be used to design a wide variety of indoor and outdoor systems, integrating a satellite modem function. ToM is designed with multiple interfaces for the design of applications that directly interface to an external RF front-end or ESMA.

We expect to begin offering our ToM modems based on our SX-3099 chips in the near term and are in the process of engineering models of our SX-3099-based ToM modems for certain customers.

S-IDU.  The S-IDU, our first product to market, is a VSAT modem enabling satellite communications based on our SDR modem chips. The unit, which is marketed mainly to enterprise users of satellite communications services, provides base VSAT capabilities with advanced features for end-user enterprises and satellite communications service providers, and is designed to provide a complete communication solution. Satellite communications service providers can port their existing software stack to our S-IDU to benefit from affordable and advanced features.

The S-IDU is based on a SDR approach and supports the latest DVB-S2X and DVB-RCS2 standards. It is also designed to support beam-hopping, enabling migration to the next generation of satellite systems.

To date, we have sold over approximately an aggregate of 174,600 units of our S-IDU modems based on our SX-3000 chip and of our SX-3000 chips on a standalone basis.

Antennas

Our ESMA is designed for fixed and mobile applications and is able to receive from, and transmit data to, existing Ku-band LEO, MEO and GEO satellites. The ESMA is based on our developed family of PRIME and BEAT antenna chips. The basic unit of the ESMA is comprised of one PRIME chip and multiple BEAT chips. The units are then integrated into an antenna module of 32 radiating elements, which are then cascaded into anywhere from 64 to thousands of antenna elements and can serve various applications, including as a building block for larger sized antennas or Aero/IFC systems.

We are currently developing an ESMA with a new RFIC to receive data from and transmit data to Ka-band LEO, MEO and GEO satellites. Our ESMA can handle a number of beams and can switch between LEO, MEO and GEO satellites in microseconds. ESMA supports acquisition and tracking capabilities from multiple beams at multiple polarizations and can be integrated with our SDR modem chip to provide a full terminal solution or with the SX-4000 chip to provide a full satellite payload solution.

The ESMA can also be integrated with external modems produced by other vendors to operate on their own ecosystems.

Manufacturing and Raw Materials

We are a fabless chip manufacturer, and as such we manufacture our chips under contract with a fab manufacturer. After the manufacturing stage, the chips are then cut, packaged and tested by service providers that we have arrangements with for each of our chip lines. Additionally, we have a relationship with a leading supplier of software development tools to support the design, development, simulation and verification of new chip enhancements.

We currently rely on a small number of third parties for a substantial amount of our chip manufacturing and system assembly operations, and for electronic components and chip development software. Currently, the majority of our chips are supplied by a single foundry, GlobalFoundries, on a purchase order-by-purchase order basis and we purchase chip development software and software libraries from a limited number of providers, such as Cadence Design Systems, Inc. and Siemens. We currently do not have long term supply contracts with most of our other third-party vendors, and we negotiate pricing with our main vendors on a purchase order-by-purchase order basis. The majority of our chips are designed to be compatible with the manufacturing processes and equipment employed by GlobalFoundries and switching to a new foundry vendor for these chips may require significant cost and time. Additionally, we may establish additional foundry and other vendor relationships as such arrangements become economically useful or technically necessary.

For our communications systems, which consist primarily of a printed circuit board (“PCB”), chips and other electronic components, we have arrangements with third-party manufacturers to produce our PCBs, and we source electronic components and other parts that comprise the non-chip components of our systems from a variety of suppliers. Additionally, we outsource the assembly of our systems to third-party service providers. While most of the electronic components used for our communications systems are commoditized, the subassemblies and other necessary services for the production of our communications systems are obtained from a limited group of suppliers. If one or more of these vendors terminates its relationship with us, or if they fail to produce and deliver our products or provide services according to our requested demands in specification, quantity, cost and time, our ability to ship our chips or satellite communication systems to our customers on time and in the quantity required could be adversely affected, which in turn could cause an unanticipated decline in our sales and damage our customer relationships. See “Item 3. Key Information— D. Risk Factors— Risks Related to SatixFy’s Business, Operations and Industry — We rely on third parties for manufacturing of our chips and other satellite communications system components. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions” and “ — Risks Related to SatixFy’s Business, Operations and Industry — We rely on a third-party vendor to supply chip development software to us for the development of our new chips and satellite communications systems, and we may be unable to obtain the tools necessary to develop or enhance new or existing chips or satellite communications products.”

Our engineers work closely with our contractors to increase yield, lower manufacturing costs and improve product quality. Our production objective is to produce systems that conform to customer and industry specifications at a competitive production and customer cost. To achieve this objective, we primarily utilize a range of sub-contractors that are selected based on the production volumes and complexity of the product.

The current global shortage in semiconductor and electronic components, resulting mainly from macro trends such as strong demand for 5G devices and high performance computing, as well as the impact of the COVID-19 pandemic, has resulted in increases in the prices we pay for the manufacturing of our chips and assemblies, disruptions in our supply chain and disruptions in the operations of our suppliers and customers. These disruptions have resulted in disruptions and delays in our development work and in delays in delivering our systems and products. In response to these challenges, we have implemented mitigation strategies, such as procurement planning, purchasing widely-available components based on regularly updated assessments of demand, while seeking longer-term supplier relationships and higher volume, longer-term orders for scarce components and materials. In the future, industry supply chain challenges may also be exacerbated and the demand for our products may be adversely affected as a result of the indirect effects of the Russia-Ukraine war, related sanctions or their impacts on global and regional economies. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.”

Sales and Marketing

Sales

Our experienced executives lead our sales activities and are responsible for our overall market and business development. Our sales cycle is long and usually lasts between one-to-two years from identifying potential customer needs, defining product specification and proof of concept to production of our final product in large numbers. We have three dedicated global sales teams, one based out of Israel and two based out of the UK, each of which is specialized in one or more of our key targeted product markets.

Our engineers interact with customers during all stages of design and production, maintain regular contact with customer engineers and provide technical support. We maintain close relationships with our customers and provide them with post-sale technical support until the stage in which the customer assumes full responsibility for such product’s support.

We generated $10.6 million, $21.7 million and $10.6 million in revenues in 2022, 2021 and 2020, respectively, of which approximately 85%, 49% and 100%, respectively, was attributable to U.K.-based operations and the remaining revenues were attributable to Israel-based operations.

Marketing

Our marketing strategy is focused on promoting brand awareness through differentiated positioning, messaging and pronounced leadership. We achieve this by communicating our product advantages and business benefits and promoting our brand.

Our marketing team focuses on increasing the awareness of the SatixFy brand through public relations, advertising, trade show participation and conference speaking engagements that inform the market on our current systems. Our marketing efforts include identifying and sizing new market opportunities for our systems, creating awareness of our company and systems, and generating contacts and leads within these targeted markets.

In addition, in connection with our Jet Talk joint venture, which has the exclusive right to sell our Aero/ IFC terminals to the commercial aviation market, we expect to benefit from STE’s marketing resources and experience in the aerospace industry.

Our Customers and Potential Revenue Pipeline

We design, develop, produce and market our modem and antenna chips and our systems to leading international companies such as operators of LEO, MEO and GEO communication satellites, manufacturers in the fields of Aero/ IFC systems and satellite communications systems’ manufacturers.

The structure of our contracts with customers varies based on the needs and preferences of our individual customers. For example, while we may enter into agreements with some customers that cover the whole life cycle of a project, from the definition of requirements to the development and delivery of a system, at the outset of the engagement, other customers may prefer a phased approach, placing a contract with us for an initial product demonstration, followed by a second phase for the delivery of a commercial- ready product. Accordingly, the length and nature of our contracts vary across our customer base.

We are focused on attracting new customers and expanding our relationships and revenue with existing customers, which we believe will be driven by our ability to continue to improve our technologies and systems that make our offerings compatible with the latest advances in satellite-enabled communication. We actively track our customer relationships, including by monitoring progress under our committed contracts and our prospective customer relationships. While our contracts are typically terminable by us or our customers upon prior notice, once our tailor-made systems are embedded in a customer’s satellite constellation or communication infrastructure, the costs of switching to a different provider could often be substantial.

A significant portion of our net revenue has historically been generated by a limited number of customers. Our three largest customers accounted for, in the aggregate, approximately 78 % and 64% of our total revenue for the years ended December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022, we had binding contracts with 12 customers under which we recorded revenues in 2022 or in 2021, or expect to record future revenues. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We generate a significant percentage of our revenue from certain key customers, and anticipate this concentration will continue for the foreseeable future, and the loss of one or more of our key customers could negatively affect our business and operating results.”

Backlog and Potential Revenue Pipeline

As of December 31, 2022, we had signed revenue contracts representing backlog of approximately $45 million. Our backlog consists of estimated revenue pursuant to customer orders and signed contracts. Our customer orders may be terminated under certain circumstances, including if we fail to meet delivery deadlines or otherwise breach our contracts, and most of our customer contracts are terminable upon prior notice to us, without penalty. There is no assurance that we will be able to expand our customer relationships, and therefore our backlog, or that our backlog will translate into revenue or cash flows.

Additionally, we previously reported estimates of our potential future revenue pipeline, however, due to the cessation or narrowing of negotiations of new contracts with existing and prospective customers, our potential revenue pipeline is uncertain and we do not plan to report this metric in future periods unless and until these circumstances change, as such pipeline information would be of limited utility to investors.

Research and Development

As of December 31, 2022 we had a team of over 160 engineers supporting our mission to innovate the satellite communications industry, including hardware and software engineers (30), VLSI engineers (37), product and antenna engineers (50), and algorithms, system engineers and satellite payload engineers (43). Continued investment in research and development is critical to our business.

Our R&D efforts focus primarily on developing new chips, systems and technologies, as well as improving our existing systems with additional innovative features and functionality. For example, based on our SX-3099 chip, we developed the SX-4000 chip to be used in space by applying a radiation hardening process. The development of modem and antenna chips requires us to improve the performance, size, power consumption, product roadmap, resilience and cost of our chips. We combine technologies, such as beamforming, beam-hopping and silicon development processes with our proprietary design methods, intellectual property and our expertise to develop new technologies and advanced systems.

Our research and development expenses were $29.2 million and $31.7 million in 2022 and 2021, respectively, before the deduction of R&D grants. Since we commenced operations in 2012, we have invested over $209 million in R&D. We conduct our R&D across centers in Israel, the United Kingdom and Bulgaria. By spreading our research and development team across multiple locations, we increase our access to highly skilled engineering talent, which we believe provides us with opportunities for evolution and growth.

We have received significant research and development funding from ESA, with the support of the UKSA, through its ARTES program since establishing and growing a presence in the U.K. in 2016. We have won multiple contracts with ESA, including as a subcontractor to leading satellite communications companies, and through December 31, 2022 have obtained over $75 million in grants from the ESA and $6.1 million in other forms of funding from the Israeli Innovation Authority. These development contracts span the full range of our product portfolio, including our PRIME, BEAT, SX-3099, SX-4000 payload, Ka-band Aero/IFC terminal and the development of OneWeb’s consumer user terminal and payload prototype currently expected to be delivered to the customer in the second half of 2023. In connection with the ESA grants, which are intended to fund 50%-75% of the cost of development and manufacturing of the integrated chip sets and the communications systems, our agreement stipulates that the resulting intellectual property will be available to ESA on a free, worldwide license for its own requirements. In addition, ESA can require us to license the intellectual property to certain bodies that are part of specified ESA programs, for ESA’s own requirements on acceptable commercial terms, and can also require us to license the intellectual property to any other third party for purposes other than ESA’s requirements, subject to our approval that such other purposes do not contradict our commercial interests.

Competition

The satellite communications industry is competitive and characterized by rapid advances in technology, new product introductions, high levels of investment in R&D and high costs associated with generating marketable systems. Our competitiveness depends on our ability to develop and launch systems superior in performance and SWaP-C than our competitors and our ability to anticipate and adjust to changes in our customers’ requirements. The competition in the satellite communications market focuses primarily on performance, size, power consumption, product roadmap resilience and cost. We believe that we compete favorably as measured against these criteria. Our customers’ selection process is highly competitive, and there are no guarantees that our systems will be included in the next generation of our customers’ systems.

We compete with many major chip and satellite communications system manufacturers that currently, or may in the future, develop satellite-specific communication technology, as well as smaller niche companies that produce systems or chips that compete with our individual offerings on a product-by-product basis. Additionally, in the future we may compete with telecommunication-based connectivity providers as 5G broadband coverage increases. We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality, and sales and technical support. In particular, standard systems may involve greater risk of competitive pricing, inventory imbalances and severe market fluctuations than differentiated systems.

Many of our current and potential competitors have existing customer relationships, established patents and other intellectual property, and substantial technological capabilities. In some cases, our competitors are also our customers or suppliers. Some of our competitors have recently introduced products with more advanced technologies than in the past, which increases competition with our products. Additionally, many of our competitors may have significantly greater financial, technical, manufacturing and marketing resources than we do, which may allow them to implement new technologies and develop new systems more quickly than we can. For further information, see “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We operate in a highly competitive industry and may be unsuccessful in effectively competing in the future.”

Intellectual Property

We seek to establish and maintain our intellectual property and proprietary rights in our technology and systems through a combination of patent, trademark, copyright and trade secret laws, as well as contractual rights and confidentiality obligations. We seek to maintain the confidentiality of our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have registered a number of patents worldwide and have a number of patent applications pending determination, including provisional patent applications for which we are considering whether to file a non-provisional patent application.

As of April 24, 2023, we owned approximately 54 issued patents and 23 pending patent applications, including provisional and Patent Cooperation Treaty applications, across the United States, the United Kingdom, Europe, China and Israel. Our issued patents and pending patent applications cover, among other things, our satellite communications systems, ESMA technology, beam-hopping, satellite payload technology and a broad array of applications from aero mechanics and cooling to mechanical design, digital design and software verification.

There can be no assurance that our patent rights can be successfully enforced against competitive systems in any particular jurisdiction. Although we believe the protection afforded by our intellectual property portfolio (including our patents and trade secrets) and confidentiality agreements has value, the rapidly changing technology in the satellite communications industry and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our personnel, rather than on the protections afforded by our intellectual property portfolio and contractual rights. Accordingly, while these legal protections are important, they must be supported by other factors, such as the expanding knowledge, ability and experience of our personnel and the continued development of new systems and product enhancements.

Certain of our systems include software or other intellectual property licensed from third parties.

While it may be necessary in the future to seek new licenses or to renew existing licenses relating to various elements of the technology we use to develop these systems or our future systems, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that such licenses would be available on commercially reasonable terms, if at all.

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. We cannot ensure that our patents and other intellectual property and proprietary rights will not be challenged, invalidated or circumvented, that others will not assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not adequately protect our systems or intellectual property or proprietary rights.

For further information, see “Item 3. Key Information — D. Risk Factors— Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity.”

Grants from the Israel Innovation Authority

We have received grants in an aggregate amount of $6.3 million, from the government of Israel through the IIA for the financing of our research and development expenditures in Israel. As a recipient of grants, we are subject to certain obligations and restrictions under the Innovation Law, including the following:

Royalty payment obligations: We are obligated to pay the IIA royalties from the revenues generated from the sale of products (and related services) developed, directly or indirectly, as a result of the Approved Programs, or deriving therefrom, at rates which are determined under the Innovation Law (currently a yearly rate of between 3% to 5% on sales of products or services developed under the Approved Programs), up to the aggregate amount of the total grants received by the IIA, plus annual interest based on the 12-month LIBOR.

Reporting obligations: We are subject to periodic and event-based reporting obligations, and, among other requirements, must report to the IIA regarding any change of control in Satixfy or regarding any change in the holding of the means of control of Satixfy which results in any non-Israeli citizen or entity becoming an “interested party,” as defined in the Innovation Law, in the company. In the latter case, the non-Israeli citizen or entity will also be required to execute an undertaking, in a form prescribed by IIA, acknowledging the restrictions imposed by the Innovation Law and agreeing to abide by its terms.

IIA Funded Know-How transfer restrictions: IIA Funded Know-How may not be transferred outside of Israel except under limited circumstances, and only with the approval of the IIA and in certain circumstances, subject to the payment to the IIA of a redemption fee calculated in accordance with the Innovation Law (generally capped at six times the grants received (dollar linked) plus interest). A “transfer” for the purpose of the Innovation Law means a sale of the IIA Funded Know-How or any other transaction which in essence constitutes a transfer of such know-how (for example, grant of an exclusive license to a non-Israeli entity for R&D purposes which precludes the grant recipient from further using the IIA Funded Know-How). The calculation of the amount due to the IIA in the event of the transfer of IIA Funded Know-How outside of Israel will take into consideration the amounts received from the IIA, the royalties that have already paid to the IIA, the amount of time that has elapsed between the date on which the IIA Funded Know-How was transferred and the date on which the IIA grants were received, the sale price and the form of transaction. Upon payment of such redemption fee, the IIA Funded Know-How and the manufacturing rights of the products supported by such IIA funding cease to be subject to the Innovation Law. An IIA grant recipient may transfer IIA Funded Know-How to another Israeli entity subject to the IIA’s prior approval. Such transfer will not be subject to the payment of a redemption fee but the grant recipient will be required to pay royalties to the IIA from the proceeds of such transaction as part of the royalty payment obligation.

Local manufacturing obligations: Products developed using the IIA grants must, as a general matter, be manufactured in Israel. The IIA grant recipient is prohibited from manufacturing products developed with IIA grants outside of the State of Israel without receiving prior approval from the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate which only requires submitting a notice following which the IIA has a right, within 30 days following the receipt of such notice, to deny the transfer of manufacturing). If approval to manufacture products developed with IIA grants outside of Israel is received, the grant recipient will be generally required to pay increased royalties to the IIA, up to 300% of the grant amount plus interest at annual rate, depending on the manufacturing volume that is performed outside of Israel. The grant recipient may also be subject to an accelerated royalty repayment rate as defined under the Innovation Law. The grant recipient also has the option to declare in its original IIA grant application its intention to perform a portion of the manufacturing capacity outside of Israel, thus avoiding the need to obtain additional approval and to pay the increased royalty amount. The company has declared in all of its IIA grant applications its intention to perform between 70% – 95% of the manufacturing capacity outside of Israel. This requires the payment of royalties at an accelerated rate.

IIA Funded Know-How license restrictions: The grant of a license to use the IIA Funded Know-How (which does not amount to a “transfer”) to a non-Israeli licensee is subject to the IIA’s prior approval and the payment of license fees calculated in accordance with the Innovation Law (such fee shall be no less than the amount of the IIA grants received (plus annual interest), and no more than six times the grants received (dollar linked) plus interest and will generally be due only upon the receipt of the license fee from the licensee).

For further information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Litigation, Laws and Regulation and Governmental Matters.”

Human Capital

As of December 31, 2022, we had 191 full-time employees, primarily based in Israel, the United Kingdom and Bulgaria, of whom more than 160 are engineers focused on the development of Very Large Scale Integration (“VLSI”), hardware, software, algorithms, satellite payloads and communications systems. Our team draws from a broad spectrum of backgrounds and experiences and we seek to foster an entrepreneurial culture so that we may remain focused and innovative. We believe our culture, and the personal and professional development opportunities we offer, helps us to attract and retain talented engineers, including those who bring prior experience from national and multi-national space agencies and leading companies in the satellite communications sector.

Regulatory Environment

Our customers are subject to certain laws and regulations with regard to the performance of their communications systems. Therefore, our systems must comply with their applicable requirements. We are subject to export control laws and regulations, and trade and economic sanctions laws and regulations, with respect to the export of such systems and equipment. For further information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Litigation, Laws and Regulation and Governmental Matters.”

Product Testing and Verification

Certain equipment and systems manufactured by our customers must comply with applicable technical requirements intended to minimize radio interference to other communication services and ensure product safety. In the United States, the Federal Communications Commission is responsible for ensuring that communication devices comply with technical requirements for minimizing radio interference and human exposure to radio emissions. Other regulators, mainly in our European markets, perform similar functions of publishing and enforcing their own requirements. These requirements flow down as technical requirements from our customers to the technical specifications of our systems with which we must comply. The systems we deliver to our customers are tested either by us or by a private testing organization to ensure compliance with all applicable technical requirements, and such testing is backed up with a compliance certification as part of the delivery process.

Export Controls

Due to the nature and classification of our communications systems, we must comply with applicable export control regulations in the countries from which we export our systems. These regulations often require obtaining export licenses from local governments for the export of our systems, which could increase our costs. Failure to comply with these regulations could result in substantial harm to the company, including fines, penalties and the forfeiture of future rights to sell or export these systems.

Data Privacy and Cybersecurity

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding our employees, customers and service providers that is subject to complex and evolving laws, regulations, rules, and standards regarding data privacy and cybersecurity. Internationally, many jurisdictions have established their own data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the European Union has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. Further, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the U.K. to certain third countries (including the United States).

At the U.S. federal level, we are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which we may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and we are, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the CCPA applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds.

Other states where we do business, or may in the future do business, or from which we otherwise collect, or may in the future otherwise collect, personal information of residents have enacted or are considering enacting similar laws, with laws in four such states (Virginia, Colorado, Connecticut and Utah) having taken effect or scheduled to take effect in 2023. In addition, laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach.

Any failure or perceived or inadvertent failure by us to comply with existing or new laws, regulations, rules, and standards regarding data privacy or cybersecurity could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our products, and ultimately result in the imposition of liability. For further information, see “Item 3. Key Information — D. Risk Factors — We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.”

C.           Organizational Structure

SatixFy Communications Ltd. is the parent company of the SatixFy corporate group. The corporate group consists of SatixFy Communications Ltd. and each of the subsidiaries of SatixFy Communications Ltd. See Exhibit 8.1 “List of subsidiaries of SatixFy” of this Annual Report for a list of our significant subsidiaries.

D.           Property, Plants and Equipment

Our corporate headquarters is located in Rehovot, Israel, which also serves as VLSI R&D and Operations Center and which comprises 2,409 square meters. We also have two design centers in the United Kingdom, which comprise 540 square meters and 1,668 square meters, respectively, one design center in Bulgaria, which comprises 966 square meters and one center in the United States that comprises 140 square meters. The two U.K. locations serve as R&D and operations centers for our hardware, software and payload engineers and test teams, and the Bulgaria center is where we employ our antenna development team.

We lease all of our facilities. Our headquarters facility lease was scheduled to expire in May 2023 and we exercised the option to extend the lease until May 2028. We believe our facilities are sufficient to meet our current needs and anticipate that suitable additional space will be readily available to accommodate any foreseeable expansion of our operations.

ITEM 4A.          UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 5.             OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of our financial condition and results of operations together with SatixFy’s consolidated financial statements and the related notes thereto appearing elsewhere in this Annual Report. Some of the information contained in this discussion and analysis, including information with respect to SatixFy’s plans and strategy for SatixFy’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Item 3. Key Information – D. Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” SatixFy’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a vertically integrated satellite communications systems provider using our own semiconductors, focused on designing chips and systems that serve the entire satellite communications value chain — from the satellite payload to user terminals. We create chip technologies capable of enabling satellite-based broadband delivery to markets around the world. Since we commenced operations in June 2012, through December 31, 2022 we have invested over $209 million in R&D to create what we believe are the most advanced satellite communications and ground terminal chips in the world.

We develop advanced ASICs and RFICs based on technology designed to meet the requirements of a variety of satellite communications applications, mainly for LEO, MEO and GEO satellite communications systems, Aero/IFC systems and certain COTM applications. Our chip technology supports ESMA, digital beamforming and beam-hopping, on-board processing for payloads and SDR modems — each of which will be critical for providing optimized access to LEO satellite constellations.

We believe we are the only vertically integrated maker of satellite communications systems selling products across the entire satellite communications value chain. All of our systems integrate our proprietary semiconductor chips, of which we are a fabless manufacturer. We design our chips, code our software and design end-to-end communications systems for use in various satellite communications applications.

Our end-to-end solutions for the satellite communications industry include satellite payloads, user terminals (ground and Aero/IFC) and hubs, each built around our advanced ASICs and RFICs. We have a diverse customer base, including satellite operators, airlines, manufacturers of satellite communications systems, and other connectivity service providers that integrate our chips and systems in their satellite communications infrastructure. We believe that our modular, scalable and software controllable technology, our focus on producing products for the entire satellite communications value chain and our ability and experience in designing our systems to meet our customers’ specifications, differentiate us from our competitors.

Business Combination Agreement

On March 8, 2022, we and one of our subsidiaries entered the Business Combination Agreement and on October 27, 2022, our subsidiary, Merger Sub, merged with and into Endurance, with Endurance continuing as the surviving company and becoming our direct, wholly owned subsidiary. The Business Combination Agreement, as amended, and the related transactions were approved by both our board of directors and the board of directors of Endurance.

Additionally, on October 24 and 25, 2022, Endurance, SatixFy, Merger Sub and the Sellers entered into the Forward Purchase Agreement, pursuant to which we agreed to register for resale the shares purchased by the Sellers thereunder and under which we received the Prepayment Amount of approximately $10.0 million from Sellers (including $1.6 million as a result of our issuance to Vellar of Additional Shares following the consummation of the Business Combination) upon the effectiveness of the Registration Statement. We may also be entitled to additional proceeds of any OET Sales of such shares by Seller, as described in “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Forward Purchase Agreement” (subject to the payment of fees, expenses and break-up fees, as applicable).

Concurrently with the execution of the Business Combination Agreement, we entered into the Equity Line of Credit with CF Principal Investments, pursuant to which we may issue and sell to CF Principal Investments, from time to time and subject to the conditions in the related purchase agreement, up to $75.0 million in SatixFy Ordinary Shares. See “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Equity Line of Credit.”

The Business Combination is accounted for as a capital reorganization, with no goodwill or other intangible assets recorded, in accordance with IFRS. SatixFy has been determined to be the accounting acquirer. In connection with the Business Combination, the SatixFy Ordinary Shares have been registered under the Exchange Act and listed on the NYSE, which will require SatixFy to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. SatixFy expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated the outbreak of COVID-19 as a global pandemic. The COVID-19 pandemic has hindered the movement of people and goods worldwide, and many governments instituted restrictions on work and travel. For example, the U.S. government declared a national emergency and subsequently issued a “do not travel” advisory advising U.S. citizens to avoid all international travel due to the global impact of COVID-19. Governments, non-governmental organizations and private sector entities have also issued and may continue to issue non-binding advisories or recommendations regarding air travel or other social distancing measures, including limitations on the number of persons that should be present at public gatherings. The U.S. and other governments also implemented enhanced immigration controls for air travel, including screenings, mandatory quarantine requirements and restrictions on travel. The Israeli and many foreign and U.S. state governments also issued stay home or “shelter in place” orders or advisories and imposed limits or advised against non-essential travel. We took precautionary measures intended to help minimize the risk of the virus to our employees, including requiring some of our employees to work remotely and suspending all non-essential travel.

Among other things, the COVID-19 pandemic caused a significant decline in aviation travel, the industry primarily served by many of our current customers, and resulted in several project delays in the Aero/IFC sector, which adversely affected our business and results starting in 2020. Beginning in the first quarter of 2020, several opportunities at different stages of negotiations were postponed and exhibitions and sales meetings were canceled. In addition, work on many of our current projects was delayed, as more than 50% of our employees worked from home during a period of over eight months. This lead to delays in project schedules, and several of our customers put current projects on hold or postponed anticipated projects in light of uncertainties surrounding the air travel industry and demand for satellite communications-related products and services.

Our business volume and revenues improved following the end of the pandemic, as air travel gradually resumed and airlines and providers of satellite communications services resumed investments in satellite communications projects and our employees returned to work. On the other hand, we and certain of our customers have continued to be hampered by pandemic-related supply chain challenges, including a substantial manufacturing backlog for silicon chips, which are manufactured for us by a third party under contract, and related supplies and services. Additionally, we have continued to experience periodic disruptions in air travel and normal business practices as a result of restrictions imposed in response to new COVID-19 variants.

Despite the challenges associated with COVID-19 and the clear impact on the Aero/IFC sector, we have continued to invest in R&D and also believe the circumstances have provided us with an opportunity to gain IFC market share. Significant delays occurred in the procurement of IFC antennas as a result of the pandemic, providing us with the opportunity to mature our technology and design lower cost, more powerful and easier to install Aero/IFC terminals at a time that our principal competitors’ market-ready products, based on more traditional mechanical antennas operating over GEO, did not receive substantial orders. Subject to the developments discussed below under “— Key Factors and Trends Affecting our Performance — Market Trends and Uncertainties,” we believe we have an opportunity to bring our Aero/ IFC terminals to market at the time the industry is likely to begin procuring its next-generation of IFC equipment, which we expect to better coincide with new services being introduced by new LEO constellations.

At this time, we are not able to predict whether the COVID-19 pandemic will result in long-term changes to business practices, including but not limited to a long-term reduction in air travel as a result of increased usage of “virtual” and “teleconferencing” products, which could lead to a decline in demand for air travel and related satellite communications services. The full extent of the ongoing impact of COVID-19 on our longer-term operational and financial performance will depend on future developments, many of which are outside of our control. The magnitude and nature of the effects of these challenges and uncertainties on our business are difficult to predict and such effects may not be fully realized, or reflected in our financial results, until future periods. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — The global COVID-19 pandemic has harmed and could continue to harm our business, financial condition, and results of operations” and “— Risks Related to SatixFy’s Business, Operations and Industry — We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.”

Our management continues to monitor and to examine the effects of the COVID-19 pandemic on our business and has made adjustments, and may make further adjustments, in order to keep our employees and partners safe, meet our contractual obligations and continue developing our proprietary technology. Our management has not identified any asset impairments or solvency challenges to date. See “— Key Factors and Trends Affecting our Performance” below for additional information.

Our Revenue Model and Prospects

We seek to provide end-to-end solutions for the satellite communications industry, driven by our proprietary chip technology, which we believe allow us to develop and provide satellite communications systems that have higher system processing capacities and throughputs and that are lighter in weight, consume less power and are lower in cost than competing systems. In most cases, our systems must be tailored to our customers’ specifications. A typical system development life cycle starts with an assessment of the customer’s needs and specifications, is followed by the design of a communications system based on those specifications and the integration of our proprietary chips, and culminates in the delivery of the final product to the customer.

The structure of our contracts with customers varies based on the needs and preferences of our individual customers. For example, while we may enter into agreements with some customers that cover the whole life cycle of a project from the definition of requirements to the development and delivery of a system, at the outset of the engagement, other customers may prefer a phased approach, placing a contract with us for an initial product demonstration, followed by a second phase for the delivery of a commercial-ready product. Accordingly, the length and nature of our contracts vary across our customer base. We are an early stage company and, to date, a substantial portion of our revenues has been derived from relatively few customers.

We recorded $ 10.6 million, $21.7 million and $10.6 million in revenues for the years ended December 31, 2022, 2021 and 2020, respectively. To date, most of our customer contracts have covered the early phases of satellite communications system development, typically requiring our R&D personnel to team with our customers on the development of system specifications. Accordingly, over the last three years, most of our customer revenues have related to these phases of product development, and have been recorded under “development services and preproduction,” which accounted for approximately 95%, 89% and 97% of our total revenues in the years ended December 31, 2022, 2021 and 2020, respectively. Our revenues from sales of products have related mainly to sales of modems and chips, which amounted to $0.5 million, $2.4 million and $0.3 million in the years ended December 31, 2022, 2021 and 2020, respectively. Ongoing macro-level events and supply-chain constraints across the satellite industry have resulted in order delays and project cancellations by certain of our current and prospective customers, which we expect will continue to impact our business in the near term.

Our three largest customers accounted for, in the aggregate, approximately 78%, 64% and 35% of our revenues in the years ended December 31, 2022, 2021 and December 31, 2020, respectively. Of our three top customers in 2021 and 2020, Jet Talk, our equity method investee in which we own a 51% equity stake but which we do not control, did not contribute to our revenues for the year ended December 31, 2022 and accounted for approximately 14% and 68% of our revenues in the years ended December 31, 2021 and December 31, 2020, respectively, all of which was revenue for the provision of R&D services. See “— Principal Components of Our Results of Operations — Share in the loss of a company accounted by equity method, net” below.

We have two commercial contracts with Jet Talk, both related to the development of an Aero/IFC satellite communications terminal for commercial aircraft, which under our joint venture agreement Jet Talk will have the exclusive right to commercialize and sell. Jet Talk pays for the development services associated with these contracts with the proceeds of a $20.0 million investment by our joint venture partner, STE. We believe our partnership with STE, which under our joint venture contributes to Jet Talk’s funding and its marketing and other activities, will allow us to benefit from STE’s resources, commercial aviation industry expertise and strong presence in East Asia, thus providing us with an added advantage in commercializing our Aero/IFC satellite communications terminals, once their development is complete.

        Jet Talk did not generate any revenue in 2022 and is not expected to generate material revenue until at least 2024. Once we complete the development of and are able to commercialize our Aero/IFC satellite communications terminal product, the revenues and margins attributable to such sales will not be fully reflected in our consolidated financial statements, which will instead reflect revenue from our sales of products and services to Jet Talk on a contract basis (which we expect Jet Talk to sell to end-users in the commercial aviation market) and our equity in Jet Talk’s net income or loss for each reporting period. Accordingly, our consolidated statements of operations for future periods may not fully reflect the underlying revenues and margins of our future IFC/Aero terminals business. See Note 6 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

We expect our mix of revenue to gradually shift to sales of products towards the end of 2023 and beginning of 2024, as we attract more customers, develop custom-tailored and off-the-shelf products, and begin to deliver satellite communications systems at scale. Our ability to generate revenue and profits is subject to numerous contingencies and uncertainties, including those discussed below under “— Key Factors and Trends Affecting our Performance” and “Item 5. Operating and Financial Review and Prospects Liquidity and Capital Resources” and in “Item 3. – D. Risk Factors.”

Key Factors and Trends Affecting our Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”

Expanding our Customer Base and Relationships

We are focused on attracting new customers and expanding our relationships and revenue with existing customers, which we believe will be driven by our ability to continue to improve our technologies and products that make our offerings compatible with the latest advances in satellite-enabled communications. As of December 31, 2022, we had binding contracts with our 12 customers under which we recorded revenues in the 2022 or in 2021, or expect to record future revenues. Ongoing business developments discussed elsewhere in this Annual Report continue to impact our customer base and plans for expansion.

Backlog

As of December 31, 2022, we had signed contracts representing revenue backlog of approximately $45 million. Our backlog consists of estimated revenue pursuant to customer orders and signed contracts. Our customer orders may be terminated under certain circumstances, including if we fail to meet delivery deadlines or otherwise breach our contracts and most of our customer contracts are terminable upon prior notice to us, without penalty. There is no assurance that we will be able to expand our customer relationships with existing customers, and therefore our backlog, or that our backlog will translate into revenue or cash flows. Additionally, we previously reported estimates of our potential future revenue pipeline, however, due to the cessation or narrowing of negotiations of new contracts with existing and prospective customers, our potential revenue pipeline is uncertain and we do not plan to report this metric in future periods unless and until these circumstances change, as such pipeline information would be of limited utility to investors.

Development of New Products

Since commencing operations in 2012, we have invested a total of approximately $209 million in R&D as of December 31, 2022, a substantial portion of which has been defrayed by government and public entity grants (recognized in our statement of operations as reductions in research and development expenses). To date, we have received over $77.5 million in grants from the ESA, sponsored by the UKSA, and over $6.3 million in grants from the Israeli Innovation Authority (“IIA”). Our net research and development expenses amounted to $17.0 million, $17.9 million and $16.6 million in the years ended December 31, 2022, 2021 and 2020, respectively. Our gross R&D spend, exclusive of the impact of offsetting government and public entity grants, amounted to $29.3 million, $31.7 million and $30.9 million in 2022, 2021 and 2020, respectively. In some cases, such as with grants from the IIA, we are required to repay a portion of the grants at a future date in the form of a royalty on the sales of products developed with the assistance of such grants. See “Item 5. Operating and Financial Review and Prospects Liquidity and Capital Resources—Commitments." Our R&D efforts also benefit from our experience on customer projects, including collaborations with leading companies in the satellite communications industry. We have generated $10.1 million, $19.2 million and $10.3 million in revenues from the provision of R&D services (recorded under “Development services and preproduction” in our statements of income) in the years ended December 31, 2022, 2021 and 2020, respectively, while maintaining ownership of our intellectual property developed in connection with such projects and licensing such intellectual property to our customers.

Our R&D efforts focus primarily on developing new chips, systems and technologies, as well as improving our existing systems with additional innovative features and functionality. For example, based on our SX-3099 chip, we developed the SX-4000 chip to be used in space by applying a radiation hardening process. The development of modem and antenna chips requires us to improve the performance, size, power consumption, product roadmap, resilience and cost of our chips. We combine technologies, such as beamforming, beam-hopping and silicon development processes with our proprietary design methods, intellectual property and our expertise to develop new technologies and advanced systems. To date, our R&D efforts have yielded, in addition to our proprietary chips, satellite-capable modems that are in production and several products, including satellite payloads, Aero/IFC terminals and ground terminals and hubs, that are in late stage development or nearing the prototype phase.

As of December 31, 2022, we had a team of over 160 engineers supporting our mission to innovate the satellite communications industry, including hardware and software, VLSI, product and antenna and algorithm engineers. We conduct our R&D across centers in Israel, the United Kingdom and Bulgaria. By spreading our R&D team across multiple locations, we increase our access to highly skilled engineering talent, which we believe provides us with opportunities for evolution and growth.

We believe that continued investment in R&D is critical to our business, and accordingly expect to continue expanding the scope and scale of our R&D activities, including with the proceeds of the Business Combination, and also anticipate continued R&D funding from the ESA, although there can be no assurance as to when or if such funding occurs, or to what the amount and terms of such funding may be.

Notwithstanding our continued investment, there is no assurance that our R&D efforts will be successful in yielding new or improved satellite communications products.

Market Trends and Uncertainties

The markets in which our customers operate, including the satellite payloads, ground terminals and IFC markets, are characterized by increasingly rapid technological changes, product obsolescence, competitive pricing pressures, evolving standards and fluctuations in product supply and demand. New technology may result in sudden changes in system designs or platform changes that may render our products obsolete and require us to devote significant additional R&D resources to compete effectively. We believe we have a significant opportunity ahead of us, with an aggregate TAM across our key markets that is expected to reach approximately $18 to $22 billion by the end of the current decade (see “Item 4. Information on the Company — B. Business — Market Opportunity”). However, we have no control over market demand and there is no assurance that we will be successful in capturing a substantial portion of the TAM, and our ability to do so will be contingent on numerous factors, including developments in the satellite communications industry and geopolitical and macroeconomic conditions and our ability to meet demand, to overcome chip supply shortages and other supply chain capacity challenges, among others. See “Item 3. Key Information - D. Risk Factors — Our estimates, including market opportunity estimates and growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.”

 Our revenues amounted to $10.6 million, $21.7 million and $10.6 million in the years ended December 31, 2022, 2021 and 2020, respectively, while our net losses amounted to $398 million (reflecting a $333 million non-recurring listing expense), of which $318 million was attributable to a non-recurring, non-cash listing expense due to the application of IFRS 2 (Share-based Payments) and $37 million was attributable to non-cash finance expense reflecting the revaluation of a derivative contract relating to the transactions under the Forward Purchase Agreement, neither of which non-cash items had any tax impact (see Notes 16 and 24 to our audited consolidated financial statements included elsewhere in this Annual Report), $17.1 million and $17.6 million, for the years ended December 31, 2022, 2021 and 2020, respectively. We had an accumulated deficit (i.e., negative retained earnings) of $482 million as of December 31, 2022. There is no assurance that we will achieve profitability in the near future, if at all, and may require additional funding to support our continuing operations, fund our R&D and capital expenditure requirements and service our debt obligations. See “— Liquidity and Capital Resources” below for more information.

We currently rely on third parties for a substantial amount of our chip manufacturing and system assembly operations, and for assemblies and chip development software. The majority of our chips are supplied by a single foundry, GlobalFoundries, and we purchase chip development software and software libraries from a limited number of providers, such as Cadence Design Systems, Inc. and Siemens. The majority of our chips are designed to be compatible with the manufacturing processes and equipment employed by GlobalFoundries and switching to a new foundry vendor for these chips may require significant cost and time. The current global shortage in semiconductor and related electronic components and assemblies, resulting mainly from macro trends such as strong demand for 5G devices and high-performance computing, as well as the impact of the COVID-19 pandemic, has resulted in increases in the prices we pay for the manufacturing of our chips and assemblies, disruptions in our supply chain and disruptions in the operations of our suppliers and customers. If one or more of our vendors terminates its relationship with us, or if they fail to produce and deliver our products or provide services according to our requested demands in specification, quantity, cost and time, our ability to ship our chips or satellite communications systems to our customers on time and in the quantity required could be adversely affected, which in turn could cause an unanticipated decline in our sales and damage our customer relationships. While in some cases we may be able to leverage our relationships with certain large, well-known customers to secure contract manufacturing capacity on better price and delivery terms, this cannot be assured and our ability to mitigate potential adverse impacts of supply chain constraints is limited at this time.

Additionally, we may experience supply chain and other disruptions to our business that may be caused by a range of factors beyond our control, including, but not limited to, COVID-19 related impacts, geopolitical uncertainty, international trade disputes, armed conflicts and sanctions, such as the ongoing Russia-Ukraine war and the related sanctions, or economic and political instability in Southeast Asia, such as the military threat posed by China against Taiwan, climate change, increased costs of labor, freight cost and raw material price fluctuations, a shortage of qualified workers or material changes in macroeconomic conditions.

The effects of the ongoing Russia-Ukraine war, including the changes for the timing of new satellite launches by SatixFy’s current and prospective customers that previously launched from Russia, increased supply chain difficulties for SatixFy and its customers, and recent developments in SatixFy’s discussions with prospective customers, pose challenges to SatixFy’s business and future financial results, particularly in the near-term. For example, in March 2022, OneWeb, one of our significant customers, announced that it was suspending all satellite launches from Russia’s Baikonur Cosmodrome and recently announced that it would partner with companies in other countries, which may result in a significant delay of its test launch of satellites equipped with our payload systems if it is unable to transition its expected satellite launches on a timely basis. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations.” Industry supply chain challenges may be exacerbated and the demand for our products may be adversely affected as a result of the indirect effects of the Russia-Ukraine war, related sanctions or their impacts on global and regional economies. Recent global inflationary trends, higher interest rates and financial markets volatility have also resulted in funding constraints that have affected and created more uncertainty about the timing and scale of investments in new communications satellite constellations, new aircraft fleets and updated IFC solutions and related infrastructure by some of our existing and prospective customers. For example, the scale and timing of Telesat’s plans to launch a new LEO communications satellite constellation will depend on its ability to obtain the necessary funding for this project. The effects of recent macroeconomic uncertainties on our customers have also resulted in delays to contract negotiations or customer orders, and may result in further delays. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — Deterioration of the financial condition of our customers could adversely affect our operating results.” SatixFy believes that recent media and regulatory scrutiny of SPAC business combinations may lead customers to view SatixFy as a riskier or undercapitalized partner. Prior to the consummation of the Business Combination, two customers (including a significant customer that recently announced an agreement to enter into a merger of equals with another major satellite operator) with whom SatixFy was discussing prospective new contracts informed SatixFy that they selected SatixFy’s larger competitors with longer track records of providing space-based and aircraft-based satellite communications solutions as principal contractors for their satellite communications needs. While SatixFy’s management believes that these developments are unlikely to materially impact the long-term demand for our products or our long-term customer relationships (including with the two customers that terminated new contract discussions, for whom SatixFy believes it may be selected as the provider of satellite communication chips in connection with these ongoing projects in the future), they make it more difficult for us to budget for expected customer demand and therefore may adversely impact our results of operations and financial condition, especially in the near-term. Our ability to mitigate these supply chain and other disruptions, including the potential adverse impacts of the Russia-Ukraine conflict on our supply chain or the supply chains of our customers, is limited, as the impacts are largely indirect and it is difficult for us to predict at this time how our suppliers and customers will adjust to the new challenges or how these challenges will impact our costs or demand for our products and services. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations,” “ — We rely on third parties for manufacturing of our chips and other satellite communications system components. We do not have long-term supply contracts with our foundry or most of our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions” and “— Deterioration of the financial condition of our customers could adversely affect our operating results.”

Competition

The satellite communications industry is competitive and characterized by rapid advances in technology, new product introductions, high levels of investment in R&D and high costs associated with generating marketable products. Our competitiveness depends on our ability to develop and launch products superior in performance and SWaP-C than our competitors and our ability to anticipate and adjust to changes in our customers’ requirements. The competition in the satellite communications market focuses primarily on performance, size, power consumption, product roadmap resilience and cost. Our customers’ selection processes are often highly competitive, and there are no guarantees that our products will be included in the next generation of our customers’ products and systems.

Many of our current and potential competitors have existing customer relationships, established patents and other intellectual property, a longer track record in supplying satellite communications solutions and substantial technological capabilities. For example, two customers with whom we were discussing prospective new contracts recently informed us that they selected our larger competitors with longer track records of providing space-based and aircraft-based satellite communications solutions as principal contractors for their satellite communications needs. In some cases, our competitors are also our customers or suppliers. Some of our competitors have recently introduced products with more advanced technologies than in the past, which increases competition with our products. Additionally, many of our competitors may have significantly greater financial, technical, manufacturing and marketing resources than we do, which may allow them to invest more in R&D, implement new technologies and develop new products more quickly than we can. For further information, see “Item 3. Key Information — D. Risk Factors — We operate in a highly competitive industry and may be unsuccessful in effectively competing in the future.”

Basis of Presentation

We currently conduct our business through one reportable operating segment. We prepare our consolidated financial statements under IFRS as issued by the IASB.

Our functional and reporting currency is the U.S. dollar (which is also the functional currency of our Israeli subsidiary), as the demand for satellite communications chips and systems, and many of the development costs with respect thereto, are priced in U.S. dollars. Certain of our subsidiaries, on the other hand, have other functional currencies (being the currencies in which their assets, liabilities, revenues and expenses are recorded). The functional currency of our U.K. subsidiaries is the GBP and the functional currency of our Bulgarian subsidiary is the EUR. Accordingly, in the preparation of our consolidated financial statements, we are required to translate these subsidiaries’ GBP and EUR balances to U.S. dollars. Assets and liabilities are generally translated at year-end exchange rates, while revenues and expenses are generally translated at the average exchange rates for the period presented. The differences resulting from translation are presented in our consolidated statement of comprehensive loss, under Exchange gains (losses) arising on translation of foreign operations, but are not reflected in our net loss. As a result of our foreign currency translation exposure, certain amounts in our consolidated financial statements may not be comparable between periods. Additionally, subsidiary cash and financial asset and liability balances that are denominated in currencies other than the functional currency of the subsidiary are remeasured into the functional currency, with the resulting gain or loss recorded in the financial income or financial expenses line-items in our statements of income. For more information about the comparability impact of our foreign currency translation exposure, see below under “— Quantitative and Qualitative Disclosure About Market Risk — Foreign Currency Exchange Risk.”

Key Financial and Operating Metrics

We monitor several financial and operating metrics in order to measure our current performance and project our future performance. These metrics are presented in the following table.

	Year Ended December 31,
	2022	2021	2020
	(U.S.$ in thousands, except percentages)

Revenues	$10,626	$21,720	$10,632
Gross profit	$6,128	$12,877	$7,572
Gross margin	58%	59%	71%
Net loss (1)	$(397,789)	$(17,050)	$(17,563)

(1)
Net loss for the year ended December 31, 2022 reflects the impact of a $333 million non-recurring listing expense, of which $318 million was a non-cash expense due to the application of IFRS 2 (Share-based Payments) and a $37 million non-cash finance expense reflecting the revaluation of a derivative contract relating to the transactions under the Forward Purchase Agreement. Neither of the afore-mentioned non-cash expenses had any impact on our income tax expense or benefit for the year ended December 31, 2022 or on our deferred tax assets or liabilities as of that date.  See Notes 16 and 24 to our consolidated financial statements included elsewhere in this Annual Report for more information.

Principal Components of Our Results of Operations

Revenues

In the periods discussed in this Annual Report, we have generated substantially all of our revenues from development services and preproduction provided to our customers in connection with projects on which we are engaged (although we maintain ownership of the intellectual property developed in connection with such projects). Our revenue from sales of products consisted mostly of revenue from contracts for the provision of products, including product prototypes, and components, including our proprietary chips.

We expect our mix of revenue to shift to sales of products in the near term, as we attract more customers, develop custom-tailored and off-the-shelf products, and begin to deliver satellite communications systems at scale.

Cost of sales and services

Our cost of sales and services includes mainly salaries (including bonuses, benefits and related expenses) of our service personnel and the costs of our chip manufacturing subcontractors, chip manufacturing tools and materials and models, shipping cost, and related depreciation and amortization, including amortization of intangible assets, if any.

Research and development expenses

 Research and development expenses consist primarily of salaries (including bonuses, benefits and related expenses) of personnel involved in R&D and the cost of development tools, third-party intellectual property licenses, and subcontractors, net of public sector grants, including from ESA, which offset some of our research and development expenses. See Note 21 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

To date, we have expensed all of our R&D costs as incurred. See “— Critical Accounting Policies and Estimates — Research and Development Costs.” We expect to continue investing in R&D and, accordingly, expect our research and development expenses to increase. We also expect to benefit from additional funding from the ESA and other government and public sector entities, which, if obtained, would offset a portion of our research and development expenses.

Selling and marketing expenses

Selling and marketing expenses consist mainly of salaries (including bonuses, benefits and related expenses) of our personnel involved in the sales and marketing of our products, as well as advertising, exhibition and related expenses (including related travel).

We expect our sales and marketing costs to increase as we bring more products to market, the demand for our products increases and we hire more sales and marketing personnel.

General and administrative expenses

General and administrative expenses consist mainly of salaries (including bonuses, stock-based awards, benefits and related expenses) of management and administrative personnel, overhead costs (including facilities rent and utilities) and depreciation and amortization of property and equipment not used in the manufacturing of our products or provisions of our services.

We expect our general and administrative costs to increase as a result of becoming a public company, potentially substantially, as we expect to incur customary public company costs related to director and officer liability insurance, director fees and public company-related auditing and compliance costs. We also expect higher costs in connection with the expansion of our management team and finance and administrative functions in connection with the Business Combination.

Share in the loss of a company accounted by equity method, net

       This represents our share in the loss of a company accounted by equity method, net, which reflects our proportionate share of the loss of Jet Talk, a joint venture with STE. We own 51% of Jet Talk’s equity, but do not control the company, as STE controls the company’s financing and participates substantially in directing its marketing and R&D activities (the latter generally being contracted to us) and also participates in the appointment of the chief executive officer, among other senior management personnel. We are committed to provide Jet Talk with future development services for an Aero/IFC terminal, exclusive marketing rights for the commercial aviation market, technical skills, staff expertise, R&D facilities and a non-exclusive, royalty-free, world-wide, perpetual, non-transferable, irrevocable license to use and commercially exploit our intellectual property for the development, production, sales and marketing of satellite antenna systems for the commercial aviation market. While Jet Talk has generated losses to date, we expect Jet Talk to contribute significantly to our results of operations in the future. See Note 6 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

Finance Income and Expenses

Finance income includes mainly the impact of foreign exchange remeasurement of certain subsidiary financial assets and liabilities (see “— Basis of Presentation”), fair value adjustments related to financial assets and liabilities (including, in 2020 and 2021, a deemed gain resulting from a discounted bank loan obtained in connection with the COVID-19 pandemic) and interest on bank deposits.

Finance expenses include mainly interest on loans and bank fees, depreciation of our right-of-use assets, amortization of debt and warrant discounts, fair value adjustments related to financial assets and liabilities (including, in 2020 and 2021, our outstanding warrants and repayable grants from the IIA) and the impact of foreign exchange remeasurement of certain subsidiary financial assets and liabilities.

Income taxes

        To date, we have not been subject to income taxes, due to the fact that we have incurred losses in every year since commencing operations, and we have not recorded any income tax benefits since there is uncertainty as to our ability to utilize our tax loss carryforwards in future periods. See Note 2 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

A.	Results of Operations

Results of Operations for the Year Ended December 31, 2022 Compared with the Year Ended December 31, 2021

The following table provides our consolidated statements of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change	%
	(U.S.$ in thousands, except percentages)
Revenues:
Development services and preproduction	10,081	19,237	(9,156)	(48)%
Sale of products	545	2,483	(1,938)	(78)%
Total revenues	10,626	21,720	(11,094)	(51)%
Cost of sales and services:
Development services and preproduction	4,166	7,326	(3,160)	(43)%
Sale of products	332	1,517	(1,185)	(78)%
Total cost of sales and services	4,498	8,843	(4,345)	(49)%
Gross profit	6,128	12,877	(6,749)	(52)%
Research and development expenses	16,842	17,944	(1,102)	(6)%
Selling and marketing expenses	2,335	1,752	583	33%
General and administrative expenses	9,249	3,735	5,513	148%
Loss from regular operations	(22,298)	(10,554)	(11,743)	111%
Finance Income	17	-	17	—
Finance Expenses	(47,296)	(4,598)	(42,671)	928%
Other Incomes	5,474	-	5,474	-
Listing Expenses	(333,326)	-	(333,326)	-
Share in the loss of a company accounted by equity	(360)	(1,898)	1,538	(81)%
method, net

Loss before income taxes	(397,789)	(17,050)	(380,740)	2,233%
Income taxes				—
Loss for the period (1)	(397,789)	(17,050)	(380,740)	2,233%

(1)
Net loss for the year ended December 31, 2022 reflects the impact of a $333 million non-recurring, listing expense, of which $318 million was a non-cash expense due to the application of IFRS 2 (Share-based Payments) and a $37 million non-cash finance expense reflecting the revaluation of a derivative contract relating to the transactions under the Forward Purchase Agreement. Neither of the aforementioned non-cash expenses had any impact on our income tax expense or benefit for the year ended December 31, 2022 or on our deferred tax assets or liabilities as of that date. See Notes 16 and 24 to our consolidated financial statements included elsewhere in this Annual Report for more information.

Total Revenues

Total revenues decreased by $11.1 million, or 51%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. We have experienced lower revenues in 2022, primarily due to extended delays in the manufacturing cycle of our third-party manufacturer and related delays in our ability to deliver chips, payloads and terminals and/or related development work to customers, a strategic decision by management to reduce sales in China due to concerns about the regulatory environment and the deferrals of orders under contracts with certain existing customers. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry.”

Development services and preproduction

Development services and preproduction decreased by $9.1 million, or 48%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily driven by reasons discussed above, resulting in delays in the initiation of new Development services during the year ended December 31, 2022.

Sale of products

Sale of products decreased by $1.9 million, or 78%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily driven by delays in delivery to one of our customers in 2022, primarily due to supply chain constraints with our third-party manufacturer (see “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Business, Operations and Industry — We are currently experiencing, and may continue to experience, increased risks and costs associated with volatility in labor or component prices or as a result of supply chain or procurement disruptions, which may adversely affect our operations”).

Cost of sales and services

Cost of sales and services decreased by $4.3 million, or 49%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease reflects the decreased revenues described above.

Gross profit

Gross profit decreased by $6.7 million, or 52%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, reflecting our decrease in revenue.

Our gross margin in the year ended December 31, 2022 is in line with the year ended December 31, 2021.

Research and development expenses

Net Research and development expenses decreased by $1.1 million, or 6%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. Our gross R&D expenditure decreased by $2.6 million or 8% for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was mostly driven by a decrease in initial production cost associated with our ASIC, combined with a decrease in payroll and related expenses. Net Research and development expenses were affected mostly by a net decrease in ESA grants and tax credits for the year ended December 31, 2022, and a decline in contributions from government support and grants, which are recorded as offsets to R&D expenses, by $1.5 million, to $12.3 million in the year ended December 31, 2022 from $13.8 million in the year ended December 31, 2021.

Selling and marketing expenses

Selling and marketing expenses increased by $0.6 million, or 33%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by our increased participation in trade shows and related travel costs.

General and administrative expenses

General and administrative expenses increased by $5.5 million, or 148%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by a salary increase and bonuses paid to our Chairman, following Board and shareholder approval, in consideration of his contributions to securing additional financing in 2022 and an increase in legal and audit fees.

Loss from operations

Loss from operations increased by $11.7 million, or 111%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, reflecting the factors discussed above.

Finance Expenses

Finance expenses increased by $42.7 million, to $47.3 million for the year ended December 31, 2022 compared to $4.6 million for the year ended December 31, 2021. The increase was primarily driven by a valuation of the Forward Purchase Agreement we signed with Vellar Opportunities Fund in the amount of $37 million, increase in interest payments associated with the 2022 Credit Agreement and the effect of changes in currency exchange rates.

Other Income

Other income was $5.5 million in 2022 (nil in 2021) due to a one-time life insurance payment associated with the passing of the Company’s founder and CEO, Mr. Yoel Gat.

Listing Expenses

Listing expense of $333.3 million in 2022 (nil in 2021) reflects costs related to the business combination with Endurance, a substantially majority of which reflects a non-cash, non-recurring expense due to the application of share-based transaction accounting pursuant to IFRS 2. The share listing expense is determined as the excess of the fair value of the equity instruments issued over the fair value of the identified net assets of the Company in the business combination. For further information regarding listing expense, see Note 24 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, included elsewhere in this Annual Report.

Share in the loss of a company accounted by equity method, net

Share in the loss of a company accounted by equity method, net, decreased by $1.5 million, or 81%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease reflects a decrease in R&D expenses by Jet Talk due to the substantial completion of its development project and lower activity levels at Jet Talk in the absence of commercial production of IFC terminals.

Income taxes

We did not record tax benefits or expenses in the year ended December 31, 2022 or the year ended December 31, 2021.

Net loss for the period

Net loss for the period increased by $381 million, or 2,233%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, reflecting the factors discussed above.

Results of Operations for Year Ended December 31, 2021 Compared with Year Ended December 31, 2020

The following table provides our consolidated statements of operations for the year ended December 31, 2021:

	Year-Ended December 31,
	2021	2020	$ Change	%
	(U.S.$ in thousands, except percentages)
Revenues:
Development services and preproduction	19,237	10,319	8,918	86%
Sale of products	2,483	313	2,170	693%
Total revenues	21,720	10,632	11,088	104%
Cost of sales and services:
Development services and preproduction	7,326	2,966	4,360	147%
Sale of products	1,517	94	1,423	1,513%
Total cost of sales and services	8,843	3,060	5,783	189%
Gross profit	12,877	7,572	5,305	70%
Research and development expenses, net	17,944	16,637	1,307	8%
Selling and marketing expenses	1,752	1,088	664	61%
General and administrative expenses	3,735	2,612	1,123	43%
Profit (loss) from regular operations	(10,554)	(12,765)	(2,211)	(17)%
Finance Income	—	1,260	(1,260)	(100)%
Finance Expenses	(4,598)	(2,163)	2,435	113%
Share in the loss of a company accounted by equity method, net.	(1,898)	(3,895)	(1,997)	(51)%
Loss before income taxes	(17,050)	(17,563)	(513)	(3)%
Income taxes		—
Loss for the period	(17,050)	(17,563)	(513)	(3)%

Total Revenues

Total revenues increased by $11.1 million, or 104%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Development services and preproduction

Development services and preproduction increased by $8.9 million, or 86%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by new engagements for two customers in 2021 for which we are developing ground equipment, based on our modems and chips, to be used for communication with their LEO constellations.

Sale of products

Sale of products increased by $2.2 million, or 693%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by an increase in product orders from one of our existing customers.

Cost of sales and services

Cost of sales and services increased by $5.8 million, or 189%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by the increased revenues described above.

Gross profit

Gross profit increased by $5.3 million, or 70%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting our increase in revenue.

Our gross margin declined to 59% in 2021 from 71% in 2020, mainly attributable to the lower margin profile of our development services contracts performed in 2021 relative to 2020 and, to a lesser extent, the substantial increase in the sale of products (chips and modems), as our products typically carry a lower gross margin compared to the provision of development services and preproduction.

Research and development expenses

Research and development expenses, net increased by $1.3 million, or 8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. While our gross R&D expenditure remained relatively steady, at $31.7 million and $30.9 million in 2021 and 2020, respectively, contributions from government support and grants, which are recorded as offsets to R&D expenses, declined by $0.4 million, to $13.8 million in 2021 from $14.2 million in 2020. Our total R&D salary expenses increased by 3% between periods.

Selling and marketing expenses

Sales and marketing expenses increased by $0.7 million, or 61%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by an increase in salaries and commissions related provisions driven by our improved sales.

General and administrative expenses

General and administrative expenses increased by $1.1 million, or 43%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by higher legal and audit fees related to our financing activities.

Profit (loss) from regular operations

Loss from regular operations decreased by $2.2 million, or 17%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting the factors discussed above.

Finance Income

We did not record any finance income in 2021, compared to $1.3 million in finance income in 2020. The 2020 finance income was attributable mainly to gains on remeasurement of certain financial balances held by our U.K. subsidiary into U.S. dollars, reflecting the appreciation of the British Pound, the functional currency of the subsidiary, relative to the U.S. dollar, our reporting currency, in 2020, as well as an income provision relating to the spread between market interest rates and the actual interest rate on a subsidized COVID-19 loan received during 2020.

Finance Expenses

Finance expenses increased by $2.4 million, or 113%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by increased interest reflecting our increased amount of bank and other financial debt, as well as the amortization of the aforementioned finance income provision relating to the subsidized COVID-19 loan received during 2020.

Share in the loss of a company accounted by equity method, net

Share in the loss of a company accounted by equity method, net, decreased by $2 million, or 51%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily driven by a decrease in R&D expenses by Jet Talk due to the recent substantial completion of its development project.

Income taxes

We did not record tax benefits or expenses in 2020 or 2021.

Net loss for the period

Net loss for the period decreased by $0.5 million, or 3%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting the factors discussed above.

B.	Liquidity and Capital Resources

Our primary cash needs are for working capital, including funding our R&D and meeting our contractual obligations and other commitments, and payment of principal and interest on our outstanding debt. To date, we have funded these working capital requirements and other expenses mainly through issuances of equity capital and borrowings, as further discussed below, as well as grants and other funds received from the ESA and the IIA. Our ability to expand our business and become cash flow positive will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate positive cash flows from operations, all of which depend on our ability to attract and retain customers, develop new products and compete effectively, as well as certain factors outside of our control. See “— Key Factors and Trends Affecting our Performance.”

As of December 31, 2022, our cash and cash equivalents amounted to $11.9 million and our financial debt amounted to $54.9 million.

Accordingly, we plan to try to raise additional capital, whether in the public or private markets, and are currently examining different alternatives. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or scale back our operations, which could have a material adverse impact on our business and financial prospects, seek protection under insolvency laws or cease our operations altogether. “Item 3. Key Information—D. Risk Factors—We are an early stage company with a history of losses, have generated less revenues than our prior projections, and have not demonstrated a sustained ability to generate predictable revenues or cash flows. If we do not generate revenue as expected, our financial condition will be materially and adversely affected.”

As discussed above under “Item 3. Key Information—D. Risk Factors—Risks Related to Ownership of Our Securities —The market price of our equity securities may be volatile, and your investment could suffer or decline in value” and elsewhere in this Annual Report, the sales by the selling shareholders listed in the Registration Statement of the SatixFy Ordinary Shares under the Registration Statement, or sales of SatixFy Ordinary Shares by us under the Equity Line of Credit, could materially adversely affect the market price for our securities, which could, in turn, materially adversely affect our ability to raise additional capital in the public or private markets or the terms on which such capital could be raised. Further, recent declines in our stock price mean that our ability to raise new capital under the Equity Line of Credit Facility, which limits the number of shares we can sell based on their daily average trading volume, could be substantially less than we initially expected.

We have based our estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Changing circumstances could also cause us to consume capital faster than we currently anticipate, and we may need to spend more than currently expected.

If we are successful in overcoming our short-term funding challenges, over the long term we may decide to develop new products, enter new markets or build additional or expand current manufacturing facilities, any of which would require substantial additional capital. The timing of the completion of the development and engineering, and commercial launch of our satellite communications systems that are expected to drive our future results is uncertain. The commercialization of these products may also entail unpredictable costs and delays and is subject to significant risks, uncertainties and contingencies, many of which are beyond our control. Certain of these risks and uncertainties are described in more detail in this Annual Report under “Item 3. Key Information – D. Risk Factors” and include, but are not limited to, changed business conditions, continued supply chain challenges, other disruptions due to the COVID-19 pandemic and governmental responses thereto, geopolitical uncertainty, competitive pressures, regulatory developments or the cessation of public sector R&D funding, among other potential developments.

Debt and other financing arrangements

As of December 31, 2022, we had total borrowings (not including lease liabilities) of approximately $55.0 million, all of which is long-term debt under the 2022 Credit Agreement entered into in connection with the Debt Financing, a portion of the proceeds from which we used to repay our prior borrowings.

2022 Debt Financing

In anticipation of the Business Combination, on February 1, 2022, we entered into the 2022 Credit Agreement with FP pursuant to which we borrowed an aggregate principal amount of $55.0 million in the form of a term loan, which is guaranteed by certain of our subsidiaries. The obligations under the 2022 Credit Agreement are secured by a lien and security interest over substantially all of our and the guarantors’ assets. In order to preserve liquidity and allow us more time to evaluate our financing and strategic alternatives, on April 23, 2023, we entered into the Waiver and Second Amendment to the Credit Agreement, which, among other things, (i) provided a waiver of certain defaults or potential defaults, (ii) permitted us to make our interest payments for 2023 on a pay-in-kind basis if its cash balance is less than $12.5 million, (iii) temporarily reduced our minimum cash requirement from $10 million to $8 million and $7 million for the months of April and May 2023, respectively, and thereafter to $10 million, in each case plus an amount sufficient to cover our and our subsidiaries’ accounts payable that are past 60 days due, (iv) increased the interest rate of the loan to SOFR + 9.50% (with a 3% SOFR floor) and (v) provided for certain additional reporting obligations by us. The 2022 Credit Agreement provides that the term loan matures on February 1, 2026.

The 2022 Credit Agreement contains customary covenants that restrict the way in which we may conduct our business and our ability to take certain actions. In particular, it limits our ability to incur additional indebtedness or liens, dispose of assets to third parties, repurchase our shares and pay dividends. The 2022 Credit Agreement also imposes a financial maintenance covenant, requiring that, for so long as we have a leverage ratio (debt to Consolidated Adjusted EBITDA (as defined in the 2022 Credit Agreement)) greater than or equal to 6.00 to 1.00, SatixFy must maintain a minimum cash balance of $8 million and $7 million for the months of April and May 2023, respectively, and thereafter to $10 million, in each case plus an amount sufficient to cover its and its subsidiaries’ accounts payable that are past 60 days due, which cash is held in deposit accounts subject to a security interest in favor of the Agent. The 2022 Credit Agreement also contains customary events of default, which provide that the lenders are entitled to automatically accelerate payment of the loans upon the occurrence of an event of default.

In connection with the Debt Financing, SatixFy also entered into an equity grant agreement, dated February 1, 2022, pursuant to which it issued 808,907 SatixFy Ordinary Shares (before giving effect to the Pre-Closing Recapitalization) to the lenders under the 2022 Credit Agreement in consideration for the funds borrowed.

Equity Line of Credit

Concurrently with the execution of the Business Combination Agreement, SatixFy and CF Principal Investments entered into that certain CF Purchase Agreement and that certain CF Registration Rights Agreement in connection with the Equity Line of Credit. Pursuant to the CF Purchase Agreement, following the Closing, the Company has the right to sell to CF Principal Investments up to the lesser of (i) $77,250,000 aggregate principal amount of newly issued SatixFy Ordinary Shares (before the 3.0% purchase price discount on sales under the Equity Line of Credit discussed below) and (ii) the number of shares equal to 19.99% of the voting power or number of SatixFy Ordinary Shares issued and outstanding after giving effect to the Business Combination and other transactions contemplated by the Business Combination Agreement (the “Exchange Cap”), subject to certain exceptions as provided in the CF Purchase Agreement.

Upon the satisfaction of the conditions to CF Principal Investments’ purchase obligation set forth in the CF Purchase Agreement (the “Commencement”), including, pursuant to the CF Registration Rights Agreement, having a registration statement covering the resale of the shares to be purchased pursuant to the CF Purchase Agreement declared effective by the SEC and a final prospectus relating thereto filed with the SEC, SatixFy will have the right, but not the obligation, from time to time at its sole discretion over the 36-month period from and after the Commencement, to direct CF Principal Investments to purchase up to a specified maximum amount of its ordinary shares as set forth in the CF Purchase Agreement by delivering written notice to CF Principal Investments prior to the commencement of trading of the SatixFy Ordinary Shares on the NYSE on any trading day, so long as all of its ordinary shares subject to all prior purchases by CF Principal Investments under the CF Purchase Agreement have theretofore been received by CF Principal Investments electronically as set forth in the CF Purchase Agreement. The purchase price of the ordinary shares that SatixFy may elect to sell to CF Principal Investments pursuant to the CF Purchase Agreement will be determined by reference to the VWAP defined for this agreement of the SatixFy Ordinary Shares on the date of purchase, which is when SatixFy has timely delivered written notice to CF Principal Investments directing it to purchase its ordinary shares under the CF Purchase Agreement, less a fixed 3.0% discount to such VWAP.

From and after Commencement, SatixFy will control the timing and amount of any sales of its ordinary shares to CF Principal Investments. Actual sales of its ordinary shares to CF Principal Investments under the CF Purchase Agreement will depend on a variety of factors to be determined by SatixFy from time to time, including, among other things, market conditions, the trading price of its ordinary shares and SatixFy’s needs for financing resources.

Forward Purchase Agreement

On October 24, 2022, Endurance, SatixFy, Merger Sub and Vellar Opportunity Fund SPV LLC — Series 7 (“Vellar”) entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”), which was subsequently amended on October 25, 2022 (as amended, the “Forward Purchase Agreement”). Subsequent to entering into the Amendment, Endurance, SatixFy, Merger Sub and Vellar entered into an Assignment and Novation Agreement with ACM ARRT G LLC (together with Vellar, the “Sellers”), pursuant to which Vellar assigned its rights and obligations with respect to up to 4,000,000 Subject Shares under the Forward Purchase Agreement to ACM ARRT G LLC.

Pursuant to the terms of the Forward Purchase Agreement, the Sellers thereunder purchased, through a broker in the open market, (i) 8,294,284 Endurance Class A ordinary shares (such shares, the “Recycled Shares”) before the Closing, from holders of Endurance Class A ordinary shares (other than Endurance or affiliates of Endurance) including from holders who have previously elected to redeem their Endurance Class A ordinary shares pursuant to the redemption rights set forth in Endurance’s Amended and Restated Memorandum and Articles of Association (the “Governing Documents”) in connection with the Business Combination (such holders, “Redeeming Holders”) and (ii) an additional 250,000 Endurance Class A ordinary shares in the aggregate which comprise the “Share Consideration.” Additionally, following the closing of the Business Combination, we issued to Vellar, in a private placement pursuant to the Forward Purchase Agreement, 1,605,100 additional ordinary shares of SatixFy (the “Additional Shares”). The aggregate total number of shares subject to the Forward Purchase Agreement (the “Number of Shares”) will be the sum of (a) the number of Recycled Shares and (b) the number of any Additional Shares (together, the “Subject Shares”). The Subject Shares do not include the Share Consideration. The Number of Shares is subject to reduction following sales of shares under certain conditions, as described below. The Sellers agreed to hold the Subject Shares in a bankruptcy remote special purpose vehicle for the benefit of SatixFy and not to redeem such shares in connection with the Business Combination, which had the effect of reducing the number of shares redeemed in connection with the Business Combination. The Sellers also may not beneficially own greater than 9.9% of SatixFy’s outstanding ordinary shares.

Pursuant to the Forward Purchase Agreement, the Sellers were paid directly, out of the funds held in Endurance’s trust account, approximately $86.5 million, which is equal to the sum of (i) the product of the redemption price per share indicated to investors ahead of Endurance’s redemption notice deadline (the “Redemption Price”) multiplied by the Recycled Shares (the “Prepayment Amount”) and (ii) the product of any Share Consideration (as defined below) multiplied by the Redemption Price. The Sellers have no further obligations with respect to the Share Consideration shares other than to sell such shares pursuant to an effective registration statement (or an available exemption under the Securities Act). Accordingly, there was no net increase in cash as a result of the Forward Purchase Agreement at the time of the Closing of the Business Combination.

Pursuant to the Forward Purchase Agreement, we have filed the Registration Statement with the SEC registering, among others, the resale of the Subject Shares and the Share Consideration under the Securities Act. The Sellers paid to SatixFy approximately $10.0 million (including $8.4 million with respect to the Subject Shares purchased by the Sellers prior to the closing of the Business Combination and $1.6 million with respect to the Additional Shares issued to Vellar following the closing of the Business Combination). From time to time the Sellers may, at their discretion, sell Subject Shares without a payment obligation to SatixFy (the “Shortfall Sales”) until such time as the gross proceeds from such Shortfall Sales equal 10% of the product of (x) the Number of Shares and (y) the redemption price per Endurance Class A ordinary share payable in connection the Business Combination (approximately $10.13 per share) (the “Prepayment Shortfall”). At such time that the amount of gross proceeds generated from Shortfall Sales is equal to the Prepayment Shortfall, the Sellers shall pay to SatixFy an amount equal to 25% of the Prepayment Shortfall amount and all proceeds from subsequent Shortfall Sales shall be split between SatixFy (25%) and the Sellers (75%), until the foregoing gross proceeds from the Shortfall Sales reach an amount equal to 133.33% of the Prepayment Shortfall and at such time the Sellers may not make any additional Shortfall Sales. SatixFy has agreed that it will not issue any SatixFy Ordinary Shares, or securities or debt that is convertible, exercisable or exchangeable into SatixFy Ordinary Shares until the gross proceeds generated from Shortfall Sales equal the Prepayment Shortfall, except issuances under SatixFy’s active equity compensation plans and pursuant to the Equity Line of Credit.

The Sellers may also, at their discretion, make sales of Subject Shares designated as “OET Sales,” which sales may be made before the Sellers recoup the Prepayment Shortfall through Shortfall Sales. SatixFy shall be entitled to proceeds from OET Sales equal to the product of (x) the number of Subject Shares sold pursuant in the OET Sale multiplied by (y) the Reset Price (as defined below), with the remainder of the proceeds going to the Seller. Following the Closing, the reset price (the “Reset Price”) was initially the redemption price per Endurance Class A ordinary share payable in connection the Business Combination, but will be adjusted on the first scheduled trading day of each month (each a “Reset Date”) commencing on the first calendar month following the Closing to the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the volume weighted average price (“VWAP Price”) of the SatixFy Ordinary Shares of the last ten (10) trading days immediately prior to the applicable Reset Date, but not lower than $6.00 (the “Floor Price”); provided, however, that the Reset Price may be further reduced to the price at which SatixFy sells, issues or grants any SatixFy Ordinary Shares or securities convertible or exchangeable into SatixFy Ordinary Shares (other than grants or issuances under SatixFy’s equity compensation plans or shares underlying warrants issued in connection with the Business Combination); provided, further, that, after October 25, 2023, the Floor Price will automatically be increased from $6.00 to $8.00 if after such date the then current Reset Price is below $8.00 and SatixFy’s shares trade at prices above $10.00 per share for any 20 out of 30 trading day period between October 25, 2023 and the Maturity Date, effective as of the trading day immediately following the 30-day period that would result in a Floor Price increase.

As of April 1, 2023, the Sellers have sold 5,362,440 Subject Shares pursuant to Shortfall Sales for gross proceeds of approximately $9.9 million and 4,536,944 Subject Shares remain available for sale under the Forward Purchase Agreement. The Reset Price, as of April 1, 2023, is $6.00.

The maturity date will be the third anniversary of the Closing (the “Maturity Date”), subject to acceleration as discussed below. Upon the occurrence of the Maturity Date, SatixFy is obligated to pay to the Sellers an amount equal to the product of (a) 10,000,000 less the number of Subject Shares sold pursuant to OET Sales (but not any Subject Shares sold pursuant to Shortfall Sales) multiplied by (b) $1.50 (the “Maturity Consideration”). At the Maturity Date, SatixFy will be entitled to deliver the Maturity Consideration to the Sellers in SatixFy Ordinary Shares or in cash calculated based on the average daily VWAP Price over 30 trading days commencing on (i) the Maturity Date, to the extent the SatixFy Ordinary Shares used to pay the Maturity Consideration are freely tradeable by Seller, or (ii) if not freely tradeable by Seller, the date on which the SatixFy Ordinary Shares used to pay the Maturity Consideration are registered under the Securities Act and delivered to Seller, provided that if such SatixFy Ordinary Shares comprising the Maturity Consideration are not registered with the SEC within 120 days following the Maturity Date (which period may be extended for up to 30 days in certain circumstances), SatixFy shall pay to the Sellers an additional amount equal to 25% of the Maturity Consideration. The Maturity Date may be accelerated by Seller, at its discretion, if, following the Closing, (x) during the 12 months following Closing, for any 90 trading days during a 120-consecutive day period occurring during such 12-month period, the VWAP Price for 90 trading days during such period shall be less than $1.50 per share or (y) during the subsequent 24 months following Closing, for any 45 consecutive trading day-period occurring during such 24 month period, the VWAP Price for 30 trading days during such period shall be less than $2.50 per Share or (B) (x) the registration statement is not declared effective by the 45th day following the Closing (or the 90th day if the SEC notifies SatixFy it will “review” the registration statement) or (y) SatixFy does not maintain effectiveness of the registration statement (subject to customary blackout period exceptions as provided in the Forward Purchase Agreement) and in the case of (B) SatixFy shall pay the Break-up Fee (as defined below).

If the Forward Purchase Transaction is terminated prior to the Maturity Date, except if due to a material breach by Sellers, Endurance and SatixFy, jointly and severally, will be obligated to pay a break-up fee equal to $0.5 million plus certain fees and expenses (the “Break-up Fee”).

We have agreed to indemnify and hold harmless Sellers, their affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which the Sellers sell any SatixFy Ordinary Shares they own) and reimburse the Indemnified Parties for their reasonable expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and have agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless

The Sellers waived any redemption rights with respect to any Recycled Shares in connection with the Business Combination.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, Endurance and SatixFy entered into Subscription Agreements with certain investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and SatixFy agreed to issue and sell to the PIPE Investors, immediately prior to the closing of the Business Combination, an aggregate of 2,910,000 PIPE Units consisting of (i) one PIPE Share and (ii) one-half of one PIPE Warrant exercisable for one SatixFy Ordinary Share at a price of $11.50 per share for a purchase price of $10.00 per PIPE Unit, for gross proceeds of $29,100,000, on the terms and subject to the conditions set forth in the applicable Subscription Agreement. Affiliates of the Sponsor agreed to purchase $10,000,000 of PIPE Units on the same terms and conditions as all other PIPE Investors. Each PIPE Warrant will entitle the holder to one SatixFy Ordinary Share at an exercise price $11.50 per share. The terms of the PIPE Warrants are substantially the same as the existing Endurance warrants.

On October 27, 2022, Sensegain Prodigy Cayman Fund SP3 (“Sensegain”) defaulted on its commitment to purchase units it had subscribed for in connection with the PIPE financing pursuant to its Subscription Agreement with SatixFy and Endurance. As a result of the default, out of the $29,100,000 previously committed by subscribers pursuant to the Subscription Agreements, SatixFy received $20 million in proceeds from the PIPE financing. On December 12, 2022, we filed a complaint against Sensegain in the New York Supreme Court, County of New York, seeking specific performance by Sensegain under the Subscription Agreement or, in the alternative, damages in the amount Sensegain owes pursuant to the Subscription Agreement (plus applicable interest and fees). SatixFy intends to enforce Sensegain’s obligations under the Subscription Agreement.

Pursuant to the terms of the Subscription Agreements, concurrently with the Closing, SatixFy delivered 1,175,192 ordinary shares issuable to SatixFy shareholders and 391,731 ordinary shares on behalf of the Sponsor into an escrow account (collectively, the “Escrow Shares”). Of such amount, the 490,000 Escrow Shares which may have been issuable to Sensegain were required to be released to SatixFy’s shareholders from prior to the Business Combination and the Sponsor under the conditions described in the Subscription Agreements.

As described above, pursuant to the terms of the Subscription Agreements, SatixFy delivered the Escrow Shares into the escrow account, and on or about March 31, 2023,  subsequently released the Escrow Shares to the PIPE Investors and SatixFy shareholders pursuant to the terms thereof.

In connection with the Subscription Agreements pursuant to which SatixFy has agreed to sell the PIPE Units to the PIPE Investors, SatixFy and Continental entered into a warrant agreement, pursuant to which SatixFy issued 1,000,000 warrants, each entitling the warrant holder to purchase one (1) SatixFy Ordinary Share at an exercise price of $11.50 per share, subject to adjustment and on the terms and subject to the limitations described therein. The original PIPE Warrants were issued on terms identical to the Endurance Public Warrants (and, accordingly, the SatixFy Public Warrants) in all material respects, except for a distinct CUSIP, certain resale restrictions and registration rights set forth in the Subscription Agreements, and a book entry restrictive legend. On January 12, 2023, we exchanged, on a one-for-one and cashless basis, the 1,000,000 original PIPE Warrants previously issued to the Sponsor and Cantor in connection with the PIPE Financing for new PIPE Warrants under the terms of the SatixFy A&R Warrant Agreement. The new PIPE Warrants have the same terms as the Public Warrants and are identical to the Public Warrants, except that they will bear restrictive legends until they are resold by the applicable PIPE Investors pursuant to an effective registration statement or Rule 144 under the Securities Act.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(U.S.$ in thousands)
Cash Flow Data:
Net cash used in operating activities	(31,480)	(5,866)	(5,604)
Net cash used in investing activities	(582)	(10)	(299)
Net cash provided by financing activities	40,523	2,755	7,947
Increase (decrease) in cash and cash equivalents	8,461	(3,121)	2,044
Cash and cash equivalents balance at the beginning of the year	3,854	6,983	4,961
Effect of changes in foreign exchange rates on cash and cash
equivalents	(381)	(8)	(22)

Cash and cash equivalents balance at the end of the period	11,934	3,854	6,983

Operating Activities

During the year ended December 31, 2022, net cash used in operating activities was $31 million, compared to $5.8 million in the year ended December 31, 2021, reflecting the factors discussed under “— Results of Operations” above and the evolution of our working capital. The principal drivers of working capital were prepayment from customers, which increased by $11.8 million in 2022 compared to a $ 1.5 million increase in 2021, offset by advances from ESA, which decreased by $7.6 million in 2022 compared to a $1.9 million increase in 2021, other current assets (comprised mainly of prepaid expenses and accruals for tax credits), which increased by $7.0 million in 2022 compared to a $3.3 million decrease in 2021, and trade account payables, accounts payable and accrued expenses, which together decreased by $7.8 million in 2022 compared to an increase of $4.7 million in 2021.

During the year ended December 31, 2021, net cash used in operating activities was $5.8 million, compared to $5.6 million in the year ended December 31, 2020, reflecting the factors discussed under “— Results of Operations” above and the evolution of our working capital. The principal drivers of working capital were contract assets, which increased by $4.1 million in 2021 compared to a $1.0 million decrease in 2020, other current assets (comprised mainly of prepaid expenses and accruals for tax credits), which decreased by $3.2 million in 2021 compared to a $1.2 million decrease in 2020, deferred revenues, which decreased by $0.6 million in 2021 compared to a decrease of $5.0 million in 2020, and accounts payable and accrued expenses, which together increased by $3.3 million in 2021 compared to an increase of $2.6 million in 2020.

Investing Activities

During the year ended December 31, 2022, net cash used in investing activities was $0.6. million.

During the year ended December 31, 2021, net cash used in investing activities was negligible, reflecting $0.2 million in purchases of property and equipment, offset by a decrease of approximately the same amount in long-term bank deposits.

During the year ended December 31, 2020, net cash used in investing activities was $0.3 million, consisting of purchases of property and equipment.

Financing Activities

During the year ended December 31, 2022, net cash from financing activities amounted to $41 million, consisting mainly of proceeds under our 2022 Credit Agreement and issuance of shares due to conversion of warrants of $6.5 million net of repayment of existing loans in the sum of $18.8 million.

During the year ended December 31, 2021, net cash from financing activities amounted to $2.8 million, consisting mainly of a receipt of a $7.3 million loan from a financial institution, net of repayment of existing loans from banks and repayment of lease and royalty labilities.

During the year ended December 31, 2020, net cash from financing activities amounted to $7.9 million, consisting mainly of bank borrowings and the proceeds of a shareholder loan.

Commitments

As of the date of this Annual Report, our material financial commitments were comprised of the amounts outstanding under the Debt Facility, as described above, and the lease liabilities described in Note 7 to our consolidated financial statements included elsewhere in this Annual Report.

In connection with the ESA grants described above, which are intended to fund 50%-75% of the cost of development of integrated chip sets for several industries (depending on the nature of the engagement), including both hardware and software, our agreement stipulates that the resulting intellectual property will be available to ESA on a free, worldwide license for its own requirements. In addition, ESA can require us to license the intellectual property to certain bodies that are part of specified ESA programs, for ESA’s own requirements on acceptable commercial terms, and can also require us to license the intellectual property to any other third party for purposes other than ESA’s requirements, subject to our approval that such other purposes do not contradict our commercial interests.

 Additionally, approximately $3.3 million of the $6.3 million in R&D grants we obtained from the IIA is subject to repayment through royalties. We are required to pay the IIA royalties of 3% to 4% of total sales of products resulting from R&D funded by such grants, up to a maximum amount of 100% of total grants received, plus interest calculated at LIBOR. We record the royalty liability once the repayment obligation is deemed probable. Our royalty liability to the IIA amounted to $1.6 million as of December 31, 2022. Of the $1.6 million subject to repayment through royalties, approximately $1.1 million represented a contingent liability (fair value measured based on discounted future royalties and an interest rate of 20%).

Other than the commitments and contingencies disclosed in this discussion and analysis and our consolidated financial statements included elsewhere in this Annual Report, we did not have material contractual commitments or contingencies for payments of cash as of the date of this Annual Report.

Off-balance Sheet Arrangements

 Other than the contingencies described above, we did not have any off-balance sheet arrangements as of the date of this Annual Report.

Seasonality

We do not believe that demand for our products and services is seasonal. As an early stage company, most of our revenue to date has been project-based. Accordingly, our revenue and results of operations may fluctuate from period to period based on the number of customer projects or the achievement of key milestones under our customer contracts.

C.          Research and Development, Patents and Licenses

For a discussion of our research and development policies, see “Item 4. – Information on the Company – B. Business Overview - Research and Development.”

D.          Trend Information

Other than as disclosed elsewhere in this Annual Report, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our revenue, income, profitability, liquidity or capital resources, or that caused that disclosed financial information to be not necessarily indicative of future operating results or financial condition.

E.          Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition results of operations are based upon our consolidated financial statements included elsewhere in this Annual Report. The preparation of our consolidated financial statements in accordance with IFRS requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above. See Note 2 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report for a summary of our significant accounting policies. Our critical accounting policies are the following.

Revenue Recognition

We recognize revenue using the five-step model set forth in IFRS 15, Revenue from Contracts with Customers. To date, we have earned revenue mainly from providing customers with development services and the sale of ground-based modems for satellite communications and related products.

We recognize revenue from the provision of NRE services at the time the service is transferred to the customer and measure the revenue in an amount that represents the consideration that we expect to be entitled to for the same goods or services, while revenue from the sale of satellite communications modems and related products is recognized when control of the products is transferred to our customers, both as described in Note 2 to our consolidated financial statements included elsewhere in this Annual Report. In connection with the recognition of revenue from NRE services, we measure the progress of our performance commitments based on the portion of completion of each project or project deliverable. Changes in these estimates could have a material impact on the amount of revenue recognized for a given period.

Research and Development Costs

To date, we have recognized all expenditures on R&D activities in our statement of operations as they were incurred. Going forward, we may elect to capitalize expenditures incurred on development activities where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:

•	the product is technically and commercially feasible;

•	we intend to complete the product so that it will be available for use or sale;

•	we have the ability to use or sell the product;

•	we have the technical, financial and other resources to complete the development and to use or sell the product;

•	we can demonstrate the probability that the product will generate future economic benefits; and

•	we are able to reliably measure the expenditure attributable to the product during its development.

Capitalized development costs are included in the carrying amount of an intangible asset, and the capitalization of costs ceases when the asset is in the condition necessary for it to be capable of operating in the manner intended by management. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred. As of December 31, 2022, our management concluded that we did not meet the aforementioned requirements for capitalization of any research and development expenses. Management’s conclusions may change in future periods, which could have a material impact on the comparability of our financial results for future periods with the results presented in this Annual Report.

Share-based payments

We record share-based payments to employees, which are measured at the value of the equity instrument at the time of grant, and record a corresponding expense.

As our ordinary shares are not listed on a public market, the calculation of the fair value of our ordinary shares is subject to a greater degree of estimation in determining the basis for share-based grants. Accordingly, we are required to estimate the fair value of both the instrument entitling the recipient to purchase shares, as well as the shares themselves, at the time of each grant. We consider objective and subjective factors in determining the estimated fair value of our shares, with input from management and an independent valuation firm. We determined the value of our shares based on interpolating from the valuations in our most recent external equity financing rounds and, when applicable, an expected valuation for a public offering, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.

In turn, we measure the value of options or warrants to purchase our shares based on the value of the shares and an option pricing or hybrid model. We used the Black-Scholes model to determine the fair value of options to buy our shares, based on assumptions as to dividend yield (0%), expected volatility (56.43%), risk-free interest rate (1.6%) and expected life of the instrument (3 years). We used a hybrid of the Black-Scholes and Merton (Structural Model) models for the purpose of determining the fair value of our warrants, based on assumptions as to risk-free interest rate (0.59%), expected exercise period (between 5 and 8 years) and expected volatility (approximately 40%).

The assumptions underlying the valuations represent our best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if we used significantly different assumptions or estimates, our share-based compensation expense for prior periods could have been materially different.

We expect to use the market price of our ordinary shares as the basis for the valuation of future grants, based on the reported closing price of such shares on the date of grant. We expect to record a substantial expense in our future financial statements for periods that include the date of consummation of the Business Combination as a result of the issuance of the Price Adjustment Shares and IFRS accounting for Founder Shares.

Inventory

Inventories are recognized at the lower of cost and net realizable value. Cost comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. We measure the cost of raw materials on a first-in, first-out basis and finished goods according to costs based on direct costs of materials and labor. We review the net realizable value of our inventory at the end of each reporting period. Factors that may affect inventory selling prices include the existing market demand, competition, the availability of superior technology in the market, the prices of raw materials and the solvency of customers and suppliers. Write-downs in the value of inventory are also expensed on our statement of operations. While we have not historically held significant inventory on hand, and have not experienced inventory write-downs, we expect this to change over time as develop more customer relationships and commercialize more products.

Quantitative and Qualitative Disclosures about Market Risk

For a discussion of our quantitative and qualitative disclosures about market risk, please see “Item 11. Quantitative and Qualitative Disclosures about Market Risk.”

Emerging Growth Company Status

We are an emerging growth company, as defined in Section 102(b)(1) of the JOBS Act. The JOBS Act exempts emerging growth companies from certain SEC disclosure requirements and standard and we intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and (2) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or current or future PCAOB rules requiring supplements to the auditor’s report providing additional information about the audit and the consolidated financial statements (critical audit matters or auditor discussion and analysis). Although under the JOBS Act emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies, this exemption does not apply to companies, such as us, reporting under IFRS since IFRS does not provide for different transition periods for public and private companies.

ITEM 6.         DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.         Directors and Senior Management

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this Annual Report. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Yoav Leibovitch	66	Chairman of the Board of Directors
Ido Gur	55	Chief Executive Officer
Nir Barkan	50	Chief Product and Strategy Officer
Oren Harari	49	Interim Chief Financial Officer
Doron Rainish	67	Chief Technology Officer
Charles A. Bloomfield	50	Chief Executive Officer — SatixFy Space Systems
Divaydeep Sikri	44	Vice President and Chief Engineer
Stephane Zohar	56	Vice President — VLSI
Itzik Ben Bassat	55	EVP Product Development and Operation
Mary P. Cotton	66	Director
Yair Shamir	78	Director
David L. Willetts	67	Director
Richard C. Davis	57	Director
Moshe Eisenberg	57	Director
Yoram Stettiner	65	Director

Executive Officers

Yoav Leibovitch is a member of our board of directors, a position he has held since co-founding SatixFy in 2012, and was appointed as our Co-Chairman of the board of directors in March 2022 and served as our interim Chief Executive Officer from April 2022 to June 2022, following the passing of our co-founder and Chief Executive Officer, Mr. Yoel Gat. Mr. Leibovitch also served as our Chief Financial Officer from 2012 until the closing of the Business Combination in October 2022. Prior to SatixFy, Mr. Leibovitch was the Chief Executive Officer of Raysat, Inc. from 2009 to 2012, a leading developer of Communication-On-The-Move antennas. Additionally, Mr. Leibovitch was the Vice President of Business Development at Gilat Satellite Networks (“Gilat”), a company founded by our late co-founder and CEO, Mr. Yoel Gat, from 2005 to 2008 and the Chief Financial Officer of Gilat from 1991 to 2003. Mr. Leibovitch holds an M.B.A. from the Hebrew University of Jerusalem. Mr. Leibovitch is a Certified Public Accountant in Israel.

 Ido Gur is our Chief Executive Officer since January 15, 2023. From 2020 to 2022, Mr. Gur served as the CEO and a director of Saguna Networks, an edge cloud computing company in the 5G and private networks markets. Prior to this, Mr. Gur served as the CEO and a director of GASNGO, a leader in Automatic Vehicle Identification solutions for fuel delivery, payments and fleet management. From 2008 to 2011, Mr. Gur served as the CEO and President of VocalTec, an innovative telecommunications equipment provider that launched the first voice-over-internet-protocol software. From 2011 to 2020, Mr. Gur gained experience through his involvement, as investor or director, in multiple early-stage startups in the tech space. Mr. Gur holds an M.Sc. in Physics and a B.Sc. in Physics from Tel Aviv University.

Nir Barkan is joining the Company as our Chief Product and Strategy Officer starting on May 1, 2023. Mr. Barkan has previously served as our Chief Commercial Officer from 2014 until 2018.  Prior to joining SatixFy, from 2018 to 2023, Mr. Barkan was a Co-Founder Group CTO and the General Manager as well as a Director of Curvalux, a company operating in the field of sustainable fixed wireless broadband technology. Prior to Curvalux, Mr. Barkan served as a Satcom Product Marketing Manager at Orbit Communication Systems, as a Director of Marketing, Pre-Sale and Support  at Novelsat, as a Product Marketing Manager in SanDisk, and also served as a Strategic Marketing Manager, a Customer Programs Manager and an application engineer at Texas Instruments. Mr. Barkan also served as an R&D Engineer and a Captain in Reserve in the IDF. Mr. Barkan holds an MBA in Strategy and Entrepreneurship University and a B.SC in Electronics and Electricity from Tel-Aviv University.

Oren Harari is our Interim Chief Financial Officer. Prior to that, Mr. Harari was our Vice President of Finance, a position he has held since joining SatixFy in 2018. Prior to joining SatixFy, Mr. Harari was the Chief Financial Officer of MICT inc. (NASDAQ:MICT) from 2016 to 2018, a holding company operating in the field of telematics and commercial MRM. Prior to MICT, Mr. Harari served as a VP Finance at AGT international, a global homeland security company, from 2012 until 2015. Prior to that, he served as a VP Finance at Raysat Antenna Systems, a leading developer of Communication-On-The-Move antennas. Additionally, Mr. Harari was a Finance Director at Telrad Connegy (A subsidiary of Telrad Networks, a company listed on the TASE). Mr. Harari holds an M.B.A. from the College of Management Academic Studies and is a Certified Public Accountant in Israel.

Doron Rainish is our Chief Technology Officer, a position he has held since co-founding SatixFy in 2012, and served as a director for the same period until October 2022. Mr. Rainish has over 40 years of experience in algorithm research and management of large teams of researchers in the field of advanced wireless communications. Mr. Rainish is an expert in information theory and digital signal processing and has over 30 patents issued and many publications on the field of digital communications. Prior to SatixFy, from 2006 to 2011, Mr. Rainish served as the Communication Director for RaySat Broadcasting Corporation, and served as a research group leader for Intel Cellular Communication from 1999 to 2006. Mr. Rainish holds a M.Sc. in Electrical Engineering from Tel Aviv University and a B.Sc. in Electrical Engineering from the Technion, Israel Institute of Technology.

Charles A. Bloomfield is our Chief Executive Officer of SatixFy Space Systems UK Ltd., a subsidiary of SatixFy, a position he has held since August 2020. Prior to SatixFy, Mr. Bloomfield was the Head of Communications Products (Telecom Satellites) of Airbus Defence and Space Limited from 2015 to 2020, where he was responsible for strategic planning concerning spacecraft advanced payloads, products and equipment, including system architecture, design, assembly, test and validation. From 2012 to 2015, Mr. Bloomfield served as the Head of Communications (Payload Electronics UK) of Airbus Defence and Space Limited. Prior to 2012, Mr. Bloomfield held various product and operation management roles at Astrium, an aerospace manufacturer and subsidiary of the European Aeronautic Defence and Space Company. Mr. Bloomfield holds a HND in Mechanical and Manufacturing Systems and a Bachelors of Engineering in Manufacturing, Systems Engineering from Plymouth University, England.

Divaydeep Sikri is a Vice President and the Chief Engineer of SatixFy, positions he has held since joining SatixFy in August 2016. In this role, Mr. Sikri leads SatixFy’s R&D for Antenna technology, including Digital Beamforming Chip Architecture, RFIC Chip development, and Antenna system designs and software. Prior to SatixFy, Mr. Sikry held various Staff Systems Engineer roles with Qualcomm between 2004 and 2016, where he led various aspects of Qualcomm’s 2G/2.5G/3G/4G modem technology development. Mr. Sikry holds a M.S. in Electrical and Electronics Engineering from the New Jersey Institute of Technology and a Bachelors in Engineering from the Netaji Subhas Institute of Technology.

Stephane Zohar is our Vice President of VLSI, a position he has held since February 2019. Mr. Zohar has over 25 years of research and development experience in executive and VLSI expert roles. Prior to joining SatixFy, from 2011 to 2019, Mr. Zohar served as a Director of VLSI at Multiphy, a complex signal processing and mixed signal VLSI solution company. Prior to this, from 2005 to 2011, Mr. Zohar served as a Director of VLSI at Ethernity Networks, a leading provider of networking and security software solutions on Field Programmable Gate Arrays (FPGAs) company, and from 1997 to 2005 he was the VLSI Manager at Metalink, a silicon solutions for wireless and wireline broadband communications company. Mr. Zohar holds a B.Sc. in Computer Engineering from the Technion, Israel Institute of Technology with specialization in digital communication, signal processing and VLSI.

Itzik Ben Bassat is our Executive Vice President of Product Development and Operation since February 12, 2023. Prior to joining Satixfy, Mr. Ben Bassat served as a COO of Nexite from 2019 until 2023. Mr. Ben Bassat also served as VP Business Development and Strategic Partnership in Flex. Prior to this, between 2008 until 2016, Mr. Ben Bassar served as CEO of Siklu Communication, he also served as COO in Metalnik between the years 2006 until 2008. From 2002 until 2004, Mr. Ben Bassat served as the VP of R&D and CTO of Scopus Video Networks. In the years 1996 until 2002, he worked in Gilat Satellite Networks Ltd. and served as a Marketing Senior Director and Satellite IP product line as well as a R&D Director. Mr. Ben Bassat served in the IDF – Intelligence Technical Research Department, as the head of the R&D Group, Project Leader and R&D engineer. Mr. Ben Bassat holds a B.Sc. degree in Electrical Engineering from the Technion - Israel Institute of Technology.

Directors

Mary P. Cotton has served as a member of our board of directors since 2014. Ms. Cotton previously served at ST Engineering iDirect as CEO from 2007 to 2017, as a director from 2007 to 2018, and as a Senior Advisor until 2022. Ms. Cotton previously served on the board of Seachange International from 2004 to 2019 and as the chair of Seachange’s audit and compensation and governance committees. Ms. Cotton holds a B.Sc. in accounting from Boston College.

Yair Shamir has served as a member of our board of directors from 2007 to 2013 and since October 2018. Mr. Shamir co-founded Catalyst Investments L.P. in 1993 and served as a Managing Partner from 1993 to 2013 and has served in this role since 2015. Mr. Shamir was elected as a member of the Israeli Parliament (Knesset) and served as Minister of Agriculture of the State of Israel from 2013 to 2015. Mr. Shamir served as the Chairman of the Board of the N.T.A. Metropolitan Mass Transit System from 2017 to August 2018 and as the Chairman of the Israeli Road Safety Authorities from September 2018 until November 2020. Mr. Shamir served as the Chairman of Israel’s National Roads Company from 2011 to 2012 and Chairman of Israel Aerospace Industries Ltd. from 2005 until 2011. Mr. Shamir also served as the Chairman and Chief Executive Officer of VCON Telecommunications Ltd. from 1997 to 2010 and Chairman of El Al (Israeli Airlines), where he led El Al’s privatization from 2004 to 2005. Mr. Shamir holds a B.Sc. in Electronics Engineering from the Technion, Israel Institute of Technology.

Lord David L. Willetts has served as a member of our board of directors since 2020. The Rt. Hon. Lord Willetts served as a British Member of Parliament from 1992 – 2015 and is now a member of the House of Lords. Lord Willetts served as Minister for Universities and Science in the British Government from 2010 – 2014 and oversaw Space policy issues. Served as Adviser to Dresdner Kleinwort Bank 1997 – 2008. Lord Willetts has served on the boards of several public companies, including Surrey Satellites Technology Ltd., a subsidiary of Airbus PLC (since 2015), Biotech Growth Trust PLC (since 2015), Verditek Ltd, a solar cell company (since 2018), Tekcapital PLC (since 2020), and Darktrace PLC (since its initial public offering in 2021). Lord Willetts holds a first class honors degree in politics, philosophy and economics from Christ Church, Oxford, a constituent college of the University of Oxford, and is a visiting Professor at King’s College, London.

Richard C. Davis has been a member of our board of directors since October 2022, and was the Chief Executive Officer and a director of Endurance from April 2021 until the consummation of the Business Combination in October 2022. Mr. Davis is a highly experienced executive with over 25 years of experience in corporate finance, private equity and the space industry. Since July of 2022, he has served as Chief Executive Officer of Descartes Labs, Inc., a leading provider of geospatial intelligence products. Since March 2021, he has served as a Managing Director of ADP. He is also a founder and Managing Member of ArgoSat Advisors, a premier global advisory firm focused on the space industry that was founded in 2009. As part of his duties, Mr. Davis sits on the boards of Descartes Labs, Sky and Space Corporation and EarthDaily Analytics Corp. Mr. Davis was formerly an instructor pilot in the United States Air Force. He received his B.S. in Astrophysics (cum laude) from the University of Minnesota, and his MBA from the University of Virginia.

Moshe Eisenberg has been a member of our board of directors since October 2022. Mr. Eisenberg currently serves as the Chief Financial Officer of Camtek Ltd., a position he has held since 2011. Prior to Camtek, Mr. Eisenberg served as the Chief Financial Officer of Exlibris, a global provider of library automation solution for the academic market, from 2010 to 2011, and as the Chief Financial Officer of Scopus Video Networks Ltd., a leading provider of digital compression, decoding & video processing equipment, from 2005 to 2009. Mr. Eisenberg holds an MBA from Tel Aviv University and a B.Sc. in Agricultural Economics from the Hebrew University of Jerusalem.

Yoram Stettiner has been a member of our board of directors since October 2022. Dr. Stettiner currently serves as the Chief Scientist Officer at Arbe Robotics, Ltd., a position he has held since 2016. Dr. Stettiner is a Signal Processing Ph.D. with 35 years of R&D experience. Dr. Stettiner specializes in RTLS Radio Location and Tracking Systems, Array Processing, Sensor Fusion, Speech Signal Processing and VoIP. Dr. Stettiner has held various leadership positions at eight startups from foundation or early stage, with five of them having gone public or acquired. Dr. Stettiner holds a B.Sc. in Electrical Engineering, a M.Sc. and Ph.D. in Speech Signal Processing all from the Tel Aviv University.

CEO Succession

On January 15, 2023, Ido Gur became our Chief Executive Officer. He succeeded David Ripstein, who had served as our Chief Executive Officer since June 26, 2022 after succeeding our late co-founder and Chief Executive Officer, Mr. Yoel Gat.

CFO Succession

Mr. Yoav Leibovitch was required to step down as Chief Financial Officer in connection with the consummation of the Business Combination pursuant to Israeli law, which stipulates that a chairman of the board of directors of a public company should not also serve as its chief financial officer.

Notwithstanding his resignation as Chief Financial Officer, Mr. Leibovitch will remain actively involved in SatixFy’s strategy, governance and oversight as Chairman of the board of directors and will continue to contribute to SatixFy’s day-to-day operations as a consultant under his existing services agreement.

SatixFy has commenced the process of recruiting a new Chief Financial Officer. In the interim, Mr. Oren Harari has been appointed as SatixFy’s Interim Chief Financial Officer.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

B.          Compensation

Aggregate Compensation of Directors and Executive Officers

The aggregate compensation (not including bonuses or share-based compensation) paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2022 was approximately $8.2 million (including amounts set aside or accrued to provide pension, severance, retirement or similar benefits), and does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. This amount includes bonuses earned with respect to 2022. It does not include the grant-date value of share-based compensation awarded in 2022.

As of December 31, 2022, options to purchase 4,190,966 of our ordinary shares granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $2.33 per ordinary share, and no restricted share units (“RSUs”) were outstanding.

The table and summary below outline the compensation granted to our five highest compensated directors and executive officers during the year ended December 31, 2022. The compensation detailed in the table below refers to actual compensation granted or paid to the director or officer during the year 2022 and was paid in New Israel Shekels and converted into U.S. dollars for purposes of the table below at the exchange rate of NIS 3.5/U.S.$1.00.

				Value of Equity-
	Base Salary	Value of		Based
	or Other	Social		Compensation	All Other
Name and Position of Director or Officer	Payment (1)	Benefits (2)	Bonuses	Granted (3)	Compensation (4)	Total
Yoav Leibovitch	1,065,000	0	4,059,967	38,694	0	5,163,66
David Ripstein	188,571	52,800	200,000	144,243	12,000	597,614
Simona Gat (5)	660,000	0	40,178	38,694	0	738,872
Oren Harari	177,143	49,600	225,000	41,990	0	493,733
Doron Rainish	161,143	45,120	68,571	3,183	21,017	299,034
_____________________________

(1)
“Base Salary or Other Payment” means the aggregate yearly gross monthly salaries or other payments with respect to the Company’s executive officers and members of the board of directors for the year 2022.

(2)
“Social Benefits” include benefits and perquisites, including those mandated by applicable law. Such benefits and perquisites may include, to the extent applicable to the relevant officers, payments, contributions and/or allocations for savings funds (e.g., Managers’ Life Insurance Policy), education funds (referred to in Hebrew as "keren hishtalmut"), pension, severance, vacation, car or car allowance, rent for relocated officers, medical insurances and benefits, risk insurance (e.g., life, disability, accident), telephone, convalescence pay, payments for social security, tax gross-up payments and other benefits and perquisites.

(3)
Represents the equity-based compensation expenses recorded in the Company's consolidated financial statements for the year ended December 31, 2022, calculated in accordance with accounting guidance for equity-based compensation. For a discussion on the assumptions used in reaching this valuation, see Note 17 to our consolidated financial statements included elsewhere in this Annual Report.

(4)	“All Other Compensation” includes, among other things, car-related expenses (including tax gross-up), communication expenses, basic health insurance, and holiday presents.

(5)	Ms. Gat resigned from her positions as President of SatixFy, the CEO and a director of Satixfy UK Limited, and a director of Satixfy Bulgaria effective April 30, 3023.

Employment and Incentive Arrangements with our Directors and CEO

Employment Agreement — Mr. Ido Gur

On January 12, 2023, SatixFy Israel Ltd. entered into an agreement with Mr. Ido Gur, effective January 15, 2023, pursuant to which Mr. Gur agreed to provide CEO services to SatixFy Israel Ltd. and its affiliates. The Compensation to be paid to Mr. Gur pursuant to this agreement consists of, (i) a monthly gross salary of NIS 130,000 (which is equivalent to approximately $37,000 as of the date hereof), (ii) an annual bonus opportunity of up to the NIS equivalent of $370,000, subject to satisfaction of certain performance criteria, (iii) 1,500,000 RSUs that settle into 1,500,000 SatixFy Ordinary Shares and vest quarterly over four years with an initial cliff vesting of 25% of such RSUs to vest on the first anniversary of the date of the employment agreement, with the remainder vesting in 12 equal quarterly installments, provided that (1) if a change of control (meaning a simultaneous ownership change of more than 50% of the outstanding SatixFy shares) occurs, all of the unvested RSUs shall automatically vest, and (2) if Mr. Gur’s employment is terminated not for cause or he resigns in certain circumstances (a) between the first and second anniversary of the date of the employment agreement, then 500,000 of the unvested RSUs shall automatically vest or (b) after the second anniversary of the date of the employment agreement, then all unvested RSUs shall automatically vest, and (iv) other customary executive perquisites and benefits.

Separation Agreement — Mr. David Ripstein

On January 12, 2023, we entered into a separation agreement with Mr. David Ripstein, our former CEO, pursuant to which SatixFy and Mr. Ripstein mutually agreed to the termination of Mr. Ripstein’s employment as CEO effective January 13, 2023. In connection with the termination of Mr. Ripstein’s employment as CEO, SatixFy agreed to provide compensation to Mr. Ripstein consisting of, (i) continued payment of regular salary and access to certain benefits under his existing employment agreement through his employment termination date on April 12, 2023, (ii) a one-time bonus of $125,000 for fiscal year 2022 pursuant to Mr. Ripstein’s existing employment agreement, (iii) a one-time bonus of $95,000 payable on April 12, 2023, (iv) a one-time payment of $30,000 in exchange for Mr. Ripstein’s agreement to assist with transition of our new CEO, and (v) other customary terms and conditions.

Employment Agreement — Mr. David Ripstein

SatixFy Israel Ltd. entered into an agreement with Mr. David Ripstein, effective June 26, 2022, pursuant to which Mr. Ripstein agreed to provide CEO services to SatixFy Israel Ltd. and its affiliates. The compensation that was paid to Mr. Ripstein pursuant to this agreement consisted of (i) a monthly gross salary of NIS 110,000 (which is equivalent to approximately $34,000 as of the date of this Annual Report), (ii) a signing bonus in the NIS equivalent amount of $100,000, payable six months after the effective date of the agreement, (iii) an annual bonus opportunity of up to the NIS equivalent of $250,000, prorated to a maximum of $125,000 for fiscal year 2022, of which $100,000 was guaranteed and which was paid, (iv) options to purchase 800,000 ordinary shares of SatixFy at an exercise price of $2.50 per share issued pursuant to the terms of the 2020 Share Award Plan (all of which will be forfeited in connection with the termination of Mr. Ripstein’s employment as described above), and (v) other customary executive perquisites and benefits.

Services Agreement — Ms. Simona Gat

SatixFy Israel Ltd. and Ilan Gat were parties to a Services Agreement, effective January 1, 2013, and amended as of June 27, 2017, September 6, 2020 and January 4, 2021, for services provided by Simona Gat. Pursuant to this agreement, Ms. Simona Gat provided presidential and management services to SatixFy Israel Ltd. and its affiliates. The compensation paid to Ilan Gat for Ms. Gat’s services consisted of (i) a monthly fee of $55,000, (ii) a yearly bonus of 0.67% out of the incremental year to year growth in equity in the consolidated financial statements of SatixFy Communications Ltd. and (iii) an annual bonus of 0.67% out of the incremental year to year growth in revenues of SatixFy Communications Ltd. The service agreement further provided for garden leave equal to (i) three months’ base salary upon termination due to mutual written agreement or (ii) six months’ base salary upon termination without cause (if such termination is approved by 76% of the board of directors). The service agreement further provided for (i) a one year non-compete with respect to any business “anywhere in the world” that competes, directly or indirectly, with SatixFy Israel Ltd. or is based on similar technology to that of SatixFy Israel Ltd., (ii) standard confidentiality provisions and (iii) duty to perfect, enforce or defend trade secrets.

On April 30, 2023, SatixFy Communications Ltd. and Ilan Gat Ltd. entered into a Separation Agreement pursuant to which the Services Agreement was further amended to provide that effective April 30, 2023, Ms. Gat resigned from all positions at the Company and its subsidiaries, including serving as the President of the Company.

Employment Agreement — Mr. Itzik Ben Bassat

SatixFy Israel Ltd. SatixFy Israel Ltd. entered into an agreement on February 7, 2023 with Mr. Itzik Ben Bassat, effective February 12, 2023, pursuant to which Mr. Ben Bassat agreed to serve as EVP Product Development and Operation. The compensation to be paid to Mr. Ben Bassat pursuant to this agreement consists of, (i) a monthly gross salary of NIS 75,000 (which is equivalent to approximately $21,000 as of March 1, 2023), (ii) an annual bonus opportunity of up to NIS 450,000 (which is equivalent to approximately $125,000 as of March 1, 2023), (iii) 400,000 RSUs convertible into 400,000 ordinary shares, which shall vest yearly in equal installments over four years, provided that 25% of the RSUs shall vest on the first anniversary of the agreement and if a change of control (meaning a simultaneous ownership change of more than 50% of the outstanding SatixFy shares) occurs within 24 months of the effective date of the agreement and thereafter Mr. Ben Bassat’s employment with the Company is terminated by the Company without cause, 100% of the unvested RSUs shall automatically vest, and (iv) other customary executive perquisites and benefits.

Employment Agreement — Mr. Oren Harari

 SatixFy Israel Ltd. entered into an agreement on April 1, 2018 with Mr. Oren Harari, which was subsequently amended on October 28, 2022, pursuant to which Mr. Oren Harari agreed to serve as Interim Chief Financial Officer. The compensation to be paid to Mr. Oren Harari pursuant to this agreement consists of, (i) a monthly gross salary of NIS 60,000 (which is equivalent to approximately $16,000 as of March 1, 2023), (ii) an annual bonus opportunity in 2023 of up to four times the then applicable month salary, and (iii) other customary executive perquisites and benefits.

Employment Agreement — Mr. Nir Barkan

SatixFy Israel Ltd. entered into an agreement on February 19, 2023 with Mr. Nir Barkan, effective May 1, 2023, pursuant to which Mr. Nir Barkan agreed to serve as Chief Product and Strategy Officer. The compensation to be paid to Mr. Nir Barkan pursuant to this agreement consists of, (i) a monthly gross salary of NIS 80,000 (which is equivalent to approximately $22,000 as of March 1, 2023), (ii) a signing bonus of NIS 120,000 (which is equivalent to approximately $33,000 as of March 1, 2023), (iii) an annual bonus opportunity of up to $160,000 for 2023 and, for subsequent years, $200,000, (iv) 500,000 RSUs, which shall vest quarterly in equal installments over 15 quarters, provided that 25% of the RSUs vests on January 1, 2024 and if a change of control (meaning a simultaneous ownership change of more than 50% of the outstanding SatixFy shares) occurs within 24 months of the effective date of the agreement and thereafter Mr. Barkan’s employment with the Company is terminated by the Company without cause, 100% of the unvested RSUs shall automatically vest, and (v) other customary executive perquisites and benefits.

Services Agreement — Mr. Yoav Leibovitch

SatixFy Israel Ltd. and RaySat Ltd. (“RaySat”), an entity organized under the laws of the State of Israel and controlled by Mr. Yoav Leibovitch our Chairman of the board of directors and one of our significant shareholders, are parties to a Services Agreement effective as of January 1, 2013 (as amended as of June 27, 2017, September 6, 2020 and January 4, 2021). Pursuant to this agreement, Mr. Yoav Leibovitch provides financial management, business development, presidential and management services to SatixFy Israel Ltd. and its affiliates. The compensation paid to RaySat for Mr. Leibovitch’s services consists of, (i) a monthly fee of $85,000, (ii) a yearly bonus of 0.67% out of the incremental year to year growth in equity in the consolidated financial statements of SatixFy Communications Ltd, effective 2021 and (iii) an annual bonus of 0.67% out of the incremental year to year growth in revenues of SatixFy Communications Ltd. Subject to the consummation of a SPAC  transaction or the initial public offering of  SatixFy, the  foregoing percentages shall increase to 1% each. The service agreement further provides for garden leave equal to (i) 3 months’ base salary upon termination due to mutual written agreement or (ii) 6 months’ base salary plus VAT upon termination without cause (if such termination is approved by 51% of the board of directors). The service agreement provides for (i) a one year non-compete with respect to any business “anywhere in the world” that competes, directly or indirectly, with SatixFy Israel Ltd. or is based on similar technology to that of SatixFy Israel Ltd., (ii) standard confidentiality provisions and (iii) duty to perfect, enforce or defend trade secrets.

On September 15, 2022, SatixFy’s board approved an amendment, which was approved by SatixFy’s shareholders on September 28, 2022, to Mr. Leibovitch’s compensation under this agreement to (i) grant Mr. Leibovitch a $2 million success bonus payable upon the Closing of the Business Combination, (ii) increase Mr. Leibovitch’s monthly fee for services provided to $100,000 per month, effective as of October 1, 2022, increase Mr. Leibovitch’s yearly bonus such that the yearly bonus shall be 2% of the incremental year-over-year growth of the shareholders’ equity in the consolidated financial statements of the Company and increase Mr. Leibovitch’s annual bonus such that the annual bonus shall be 2% of the incremental year- over-year growth of revenues in the consolidated financial statements of the Company.

Employment Agreement — Mr. Doron Rainish.

Effective as of the incorporation of our subsidiary, SatixFy Israel Ltd., in 2012, SatixFy Israel Ltd. entered into an employment agreement with Doron Rainish to serve as Chief Technology Officer, which was amended on December 1, 2016. The employment agreement provided for compensation equal to an annual gross amount of $160,000, plus $60,000 as “13 Salary” paid in four quarterly installments of $15,000 in the NIS equivalent. The employment agreement further provided for severance equal to two months’ base salary and an additional 8.33% employer contribution to any pension insurance. The employment agreement further provided for (i) pension insurance up to 14.33% employer contribution, depending on the type of insurance, (ii) advanced study fund with 7.5% employer contribution up to the limit recognized by the Income Tax Authority and (iii) employer car and mileage payments.

Services Agreement and Option Grant — Lord David Willetts.

On September 7, 2020, we entered into a Board Member Services Agreement with Lord David Willets, who serves as a director of the Company. With respect to his services as a director of the Company, Lord Willetts shall be entitled to receive annual remuneration and remuneration for participating in meetings at a fixed amount according to the applicable U.K. remuneration regulations. Pursuant to this agreement, Lord Willets is entitled to receive 50,000 non-tradable options exercisable into 50,000 SatixFy Ordinary Shares in accordance with the terms of the 2020 Share Award Plan.

Director Compensation

We pay each of our external directors and to each other (non-external director) member of the compensation committee of the board (i) a fee of NIS 10,000 per month, (ii) a per meeting fee for participation in board and committee meetings of NIS 4,000 plus VAT, to the extent applicable, and (iii) reimbursement of expenses incurred in connection with service on the board and its committees, all in accordance with the Israeli Companies Law, 1999 and applicable regulations.  The other members of the board are entitled to reimbursement of expenses to the same extent to which the external directors are entitled to such reimbursement. No other compensation is currently paid to these other members of the board.

Internal Auditor

Under the Israeli Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Israeli Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Israeli Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. On September 28, 2022, the Company’s Board approved the appointment of Mr. Yisrael Gewirtz from Fahn Kanne Grant Thornton as the Company’s internal auditor.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Israeli Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management — Management and Board of Directors” is an office holder under the Israeli Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Israeli Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Israeli Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Israeli Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management — Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders. Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

C.         Board Practices

Corporate Governance Practices

A majority of our board of directors are composed of directors who are “independent” as defined by the rules of the NYSE, although we may decide to rely on the foreign private issuer exemption from this requirement in the future. The board of directors is expected to establish categorical standards to assist it in making its determination of director independence.

The board of directors will assess on a regular basis the independence of directors and will make a determination as to which members are independent. The term “executive officer” above is expected to have the same meaning specified for such term in the NYSE listing standards.

For a discussion of certain home country corporate governance practices we are permitted to follow as a foreign private issuer whose shares are listed on the NYSE instead of certain requirements of the rules of the NYSE, see “Item 16G. Corporate Governance.”

External Directors

Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE are required to appoint at least two external directors.

Pursuant to the regulations promulgated under the Israeli Companies Law, companies whose shares are traded on specified U.S. stock exchanges, including the NYSE, which do not have a controlling shareholder (as such term is defined in the Israeli Companies Law) and which comply with the independent director requirements and the audit committee and compensation committee composition requirements of U.S. law and the U.S. stock exchange applicable to domestic issuers, may (but are not required to) elect to opt out of the requirement to maintain external directors and opt out of the composition requirements under the Israeli Companies Law with respect to the audit and compensation committees. We currently do not qualify for such exemption.

The appointment of initial external directors must be made by a general meeting of our shareholders no later than three months following the closing of this offering, and therefore we intend to hold a meeting of shareholders within three months of the closing of this offering for the appointment of two external directors.

The provisions of the Israeli Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:

•
such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, to which we refer as a disinterested majority; or

•
the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term “controlling shareholder” as used in the Israeli Companies Law for purposes of all matters related to external directors and for certain other purposes (such as the requirements related to appointment to the audit committee or compensation committee, as described below), means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint a majority of the directors of the company or its general manager.

With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The initial term of an external director is three years. Thereafter, an external director may be re-elected, subject to certain circumstances and conditions, by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:

•
his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to additional restrictions set forth in the Israeli Companies Law with respect to affiliations of external director nominees;

•	the external director proposed his or her own nomination, and such nomination was approved in accordance with the requirements described in the paragraph above; or

•
his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above).

Our Class I director, Yair Shamir, will hold office until our 2023 Annual General Meeting of Shareholders. Our Class II directors, Mary Cotton and David Willetts, will hold office until our 2024 Annual General Meeting of Shareholders. Our Class III directors, Yoav Leibovitch and Richard Davis, will hold office until our 2025 Annual General Meeting of Shareholders. The directors (other than the outside directors) are elected by a vote of the holders of a majority of the voting power present and voting at the meeting. Each director will hold office and, unless otherwise provided, serve on the committees to which he or she have been appointed by the Board, until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly elected and qualified, unless the tenure of such director expires earlier pursuant to the Companies Law or unless he or she resigns or is removed from office.

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NYSE, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements (as described above regarding the re- election of external directors). Prior to the approval of the re-election of the external director at a general meeting of shareholders, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment or violating their duty of loyalty to the company. An external director may also be removed by order of an Israeli court if, following a request made by a director or shareholder of the company, the court finds that such external director has ceased to meet the statutory qualifications for his or her appointment as stipulated in the Israeli Companies Law or has violated his or her duty of loyalty to the company.

If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Israeli Companies Law to call a meeting of the shareholders as soon as practicable to appoint a replacement external director. Each committee of the board of directors that exercises the powers of the board of directors must include at least one external director, except that the audit committee and the compensation committee must include all external directors then serving on the board of directors and an external director must serve as chair thereof. Under the Israeli Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the Israeli Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Israeli Companies Law provides that a person is not qualified to be appointed as an external director if (i) the person is a relative of a controlling shareholder of  the company, or (ii) if  that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no controlling shareholder or any shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director any affiliation or other disqualifying relationship with a person then serving as chair of the board or chief executive officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.

The term “relative” is defined in the Israeli Companies Law as a spouse, sibling, parent, grandparent or descendant, a spouse’s sibling, parent or descendant and the spouse of each of the foregoing persons. Under the Israeli Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

•	an employment relationship;

•	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

•	control; and

•
service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined in the Israeli Companies Law as a general manager (i.e., chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority, or ISA, or an Israeli stock exchange. A person may also not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification or exculpation contracts or commitments and insurance coverage for his or her service as an external director, other than as permitted by the Israeli Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to the Israeli Companies Law and regulations promulgated thereunder, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below); provided that at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the independence requirements of the NYSE rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under the Israeli Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of the following: (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his or her position in the company or (iii) at least five years of experience serving in one of the following capacities or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Mr. Moshe Eisenberg and Mr. Yoram Stettiner are expected to serve as SatixFy’s external directors upon the ratification of their appointment by our shareholders at our annual general meeting of shareholders, which we expect to hold in May 2023.

Chairman of the Board

The A&R Articles of Association provide that the chairman of the board is appointed by the members of the board of directors and serves as chairman of the board throughout his term as a director, unless resolved otherwise by the board of directors. Under the Israeli Companies Law, the chief executive officer (or any relative of the chief executive officer) may not serve as the chairman of the board of directors, and the chairman (or any relative of the chairman) may not be vested with authorities of the chief executive officer without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•
at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairman of the board may not serve in any other position in the company or a controlled company, but he may serve as a director or chairman of a subsidiary.

Committees of the Board of Directors

The board of directors has the following standing committees: an audit committee and a compensation committee.

Audit Committee

Israeli Companies Law Requirements

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee (the “Audit Committee”). The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chair of the committee. The audit committee may not include the (i) chair of the board; (ii) a controlling shareholder of the company; (iii) a relative of a controlling shareholder; (iv) a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or (v) a director who derives most of his or her income from a controlling shareholder. In addition, under the Israeli Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Israeli Companies Law is defined as either an external director or as a director who meets the following criteria:

•
he or she meets the qualifications for being appointed as an external director, except for the requirement (i) that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed for trading outside of Israel) and (ii) for accounting and financial expertise or professional qualifications; and

•
he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in his or her service as a director shall not be deemed to interrupt the continuity of the service.  A majority of our audit committee (each, as identified in the second paragraph under “— Listing Requirements” below) are external directors under the Israeli Companies Law, thereby fulfilling the foregoing Israeli law requirement for the composition of the audit committee.

Listing Requirements

Under the corporate governance rules of the NYSE, listed companies are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

The members of the Audit Committee are our two external directors, Messrs. Moshe Eisenberg and Yoram Stettiner, and Ms. Mary P. Cotton. We have designated Mr. Moshe Eisenberg and Ms. Mary P. Cotton as “audit committee financial experts” as defined by the SEC and each member of the Audit Committee is “financially literate” under the NYSE rules. The board of directors has determined that each member of the Audit Committee is “independent” as defined under the NYSE rules and Exchange Act rules and regulations.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Israeli Companies Law, the SEC rules, and the corporate governance rules of the NYSE. These responsibilities include:

•	retaining and terminating our independent auditors, subject to ratification by the board of directors and by the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•	overseeing the accounting and financial reporting processes of our company;

•	managing audits of our financial statements;

•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•
recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Israeli Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•
identifying irregularities in our business administration, including by consulting with the internal auditor (if any) or with the independent auditor, and suggesting corrective measures to the board of directors;

•
reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Israeli Companies Law; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Additionally, under the Israeli Companies Law, the role of the audit committee includes the identification of irregularities in our business management, among other things, by consulting with the internal auditor or our independent auditors and suggesting an appropriate course of action to the board of directors. The audit committee is required to assess the company’s internal audit system and the performance of its internal auditor. The Israeli Companies Law also requires that the audit committee assess the scope of the work and compensation of the company’s external auditor. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Israeli Companies Law and whether certain transactions with a controlling shareholder will be subject to a competitive procedure.

Compensation Committee

Israeli Companies Law Requirements

Under the Israeli Companies Law, the board of directors of a public company must appoint a compensation committee (the “Compensation Committee”). The compensation committee generally must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. The chair of the compensation committee must be an external director. Each compensation committee member who is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Israeli Companies Law restrictions as the audit committee as to who may not be a member of the compensation committee. Each member of our compensation committee (each, as identified in the second paragraph under “— Listing Requirements” below) fulfills the foregoing Israeli law requirements related to the composition of the compensation committee.

Listing Requirements

Under the corporate governance rules of the NYSE, listed companies are required to maintain a compensation committee consisting of at least two independent directors.

The members of the Compensation Committee are our two external directors, Messrs. Moshe Eisenberg and Yoram Stettiner, and Ms. Mary P. Cotton. The board of directors has determined that each member of the Compensation Committee is “independent” as defined under the NYSE listing standards, taking into consideration the additional independence criteria applicable to the members of a compensation committee. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Compensation Committee Role

In accordance with the Israeli Companies Law, the responsibilities of the compensation committee are, among others, as follows:

•
recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Israeli Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically recommending to the board of directors with respect to any amendments or updates of the compensation plan;

•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with a candidate to serve as the chief executive officer of SatixFy.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which include among others:

•
recommending to our board for its approval a compensation policy in accordance with the requirements of the Israeli Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Israeli Companies Law;

•
reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Israeli Companies Law; and

•
administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards.

Compensation Policy under the Israeli Companies Law

In general, under the Israeli Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the issuer’s board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a general shareholders meeting, provided that either:

•
such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the company’s aggregate voting rights.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Combination) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Israeli Companies Law and will remain in effect for term of five years from the date such company becomes a public company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors as set forth in the Israeli Companies Law, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position, responsibilities and prior compensation agreements with him or her;

•
the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•
if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regard to variable components of compensation:

•
with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

•	the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant.

•
a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit on retirement grants.

Our compensation policy is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, its compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

The compensation policy also addresses our executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements and the compensation that may be granted to the chairman of our board of directors may include, among others, an annual cash retainer, annual bonuses and other cash bonuses as an executive officer other than our chief executive officer and equity based compensation. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed 90% of each executive officer’s total compensation package with respect to any given calendar year.

An annual cash bonus may be awarded to executive officers and the chairman of our board of directors upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than its chief executive officer is based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer. The annual cash bonus that may be granted to executive officers other than our chief executive officer and to the chairman of our board of directors may be based entirely on a discretionary evaluation. Furthermore, our chief executive officer is entitled to recommend performance objectives, and such performance objectives will be approved by the Compensation Committee (and, if required by law, by our board of directors).

The performance measurable objectives of our chief executive officer will be determined by our Compensation Committee and board of directors. A non-material portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the board of directors based on quantitative and qualitative criteria.

The equity-based compensation under the compensation policy for our executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and our long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and RSUs, in accordance with its share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, the compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enables its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows us to exculpate, indemnify and insure its executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations as set forth therein.

The compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in the compensation policy.

Compensation of Directors and Executive Officers

Directors

Under the Israeli Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Israeli Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•
at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against the inconsistent provisions of the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers other than the Chief Executive Officer

The Israeli Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of the compensation that is inconsistent with the compensation policy).

However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may in special circumstances override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Israeli Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may in special circumstances override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy , (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

D.          Employees

As of December 31, 2022, we had 191 full-time employees, based primarily in Israel, the United Kingdom and Bulgaria, of whom more than 160 are engineers focused on the development of Very Large Scale Integration (VLSI), hardware, software, algorithms, satellite payloads and communications systems. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. To date, we have not experienced any work stoppages.

E.          Share Ownership

Information regarding the ownership of our ordinary shares by our executive officers and directors is set forth in “Item 7. – Major Shareholders and Related Party Transactions – A. Major Shareholders.”

2020 Share Award Plan. On May 12, 2020, we adopted our 2020 Share Award Plan and the EMI options Addendum to the 2020 Share Award Plan, and on September 30, 2020, we adopted the U.S. Addendum to the 2020 Share Award Plan (as amended from time to time, together the “Plans”). The purpose of the 2020 Share Award Plan is to advance our and our shareholders’ interests by attracting and retaining the best available personnel for positions of substantial responsibility and provide additional incentive to our officers, directors, employees and other key persons, upon whose judgment, initiative and efforts we depend for the successful conduct of our business, to acquire a proprietary interest in the Company and/or its Affiliates. Under the 2020 Share Award Plan, select eligible participants have been granted share options and RSUs. The 2020 Share Award Plan is administered by our board of directors or, at the discretion of our board, a committee of directors.

Authorized Shares. The 2020 Share Award Plan provides for the grant of options and/or shares, including restricted shares, and/or RSUs and/or stock appreciation rights and/or performance units, performance shares and other stock or cash awards to employees, officers, directors, advisors and consultants of SatixFy and its subsidiaries. As of April 24, 2023, we had 6,770,270 SatixFy Ordinary Shares underlying outstanding vested and unvested options and 3,019,619 SatixFy Ordinary Shares underlying unvested RSUs (with no RSUs vested as of such date). The maximum number of shares which may be issued under the 2020 Share Award Plan is determined by the board of directors from time to time, subject to the maximum authorized number of shares we may issue under the A&R Articles of Association. However, we have designated and registered for issuance up to 3,000,000 additional shares under the 2020 Share Award Plan. The maximum number of ordinary shares that may be awarded specifically in the form of incentive stock options only under the Plans and the U.S. Addendum is one million ordinary shares.

Administration.  SatixFy’s board of directors, or a committee of SatixFy’s board of directors, appointed by the board, administers the Plans. Under the Plans, the administrator has the authority, subject to applicable law and subject to terms and conditions included in the Plans, to construe and interpret the terms of the Plans and any award granted pursuant to the Plans, to designate recipients of option grants, to determine the fair market value of a SatixFy Ordinary Share, to determine and amend the terms of awards, including the exercise price of options, to accelerate the vesting periods of the awards granted under the Plans, the time and vesting schedule applicable to an option grant or the method of payment for an award and make all other determinations necessary for the administration of the Plans. The administrator also has the authority to amend and rescind rules and regulations relating to the Plans or terminate the Plans at any time before their expiration.

Eligibility. The Plans provide for granting awards under various tax regimes, including in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961, or the “Ordinance,” and Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Section 102 allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee consultants and/or controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”

Options granted under the U.S. Addendum to the 2020 Share Award Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders).

Grants.  All awards granted pursuant to the Plans are evidenced by an award agreement that sets forth the terms and conditions of the award, including the tax designation, expiration date, number of shares subject to such award, vesting schedule, exercise price, and conditions. Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator or required by applicable law.

Exercise.  An award under the Plans may be exercised by providing SatixFy with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law and subject to the Plans. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plans, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares.

Termination of Employment.  In the event of termination of a grantee’s employment or service with SatixFy or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the Plans.

In the event of termination of a grantee’s employment or service with SatixFy or any of its affiliates due to such grantee’s death or total and permanent disability, all vested and exercisable awards held by such grantee as of the date of  termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator or specified in the terms and conditions included in the Plans. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the Plans.

Notwithstanding any of the foregoing, if a grantee’s employment or services with SatixFy or any of its affiliates is terminated for “cause” (as defined in the 2020 Share Award Plan), unless otherwise determined by the administrator or specified in the terms and conditions included in the Plans, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and all shares issued upon previous exercise or vesting of awards of such grantee shall be subject to repurchase at their nominal value, for no value or for the exercise price previously received by SatixFy, as the administrator deems fit, and the shares covered by such awards shall again be available for issuance under the Plans.

Transactions. In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by SatixFy (but not including the conversion of any convertible securities of SatixFy), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number of shares reserved and available for the outstanding awards and (ii) the exercise price per share covered by any award; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.

In the event of a single transaction and/or a series of transactions in connection with any of the following events: (i) the sale, transfer or other disposition of all or substantially all of the assets of SatixFy for cash, securities or any other asset, (ii) a sale (including an exchange) of all or substantially all of the shares of SatixFy, (iii) a merger, acquisition, consolidation, amalgamation or like transaction of SatixFy with or into another corporation whereas SatixFy is not the surviving company, (iv) a scheme of arrangement for the purpose of effecting such sale, merger, acquisition, consolidation or amalgamation, or (v) such other transaction that is determined by the Board to be a transaction having a similar effect a merger or consolidation of SatixFy, then without the consent or action of the grantee unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation.

In the event that the awards are not assumed or substituted (all or in part), the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of an award, as to all or part of the shares covered by the award which would not otherwise be exercisable or vested and/or cancel all of the unvested awards and/or (b) cancel the award and pay in cash and/or shares of SatixFy to the grantees for any vested awards, as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such events amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

In the event that SatixFy distributes bonus shares, the exercise price of options outstanding as of the record date of such distribution will not be adjusted; however, the number of ordinary shares covered by each such option and the number of ordinary shares which have been authorized for issuance under the Plans but as to which no options or other award have yet been granted or which have been returned to the Plans upon cancellation or expiration of an option or other award, shall be proportionately adjusted to the increase in the number of issued ordinary shares. In the case of a rights issue made by SatixFy, the number of ordinary shares covered options granted as of the record date of such distribution will be proportionately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the rights issue, such that the number of ordinary shares underlying the relevant option will be proportionately adjusted to the benefit component underlying the rights issuance as represented by the difference between the closing price of SatixFy’s ordinary shares on the stock exchange on the last trading day prior to the “ex-rights” day and the base price of SatixFy’s shares on the stock exchange following the “ex- rights” day. In the event of a distribution of cash dividend or in kind dividend to SatixFy’s shareholders, the exercise price of options outstanding as of the record date of such distribution of a dividend, will be adjusted, such that the exercise price of such outstanding options will be decreased by the gross dividend amount per Share (or its monetary value in the event of a dividend in kind). This adjustment shall be subject to and in accordance with the terms of any applicable ruling issued by the Israeli Tax Authority, to the extent applicable to the options. In no event will the exercise price of the options outstanding as of the record date be adjusted to a price lower than the minimum exercise price set forth in applicable law. All these adjustments will be subject to and in accordance with the terms of any applicable ruling issued by the Israel Tax Authority to the extent required.

ITEM 7.          MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.          Major Shareholders

The following table sets forth information regarding the beneficial ownership of our ordinary shares by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of any series of our voting ordinary shares;

•	each of our then-current executive officers and directors as of April 24, 2023; and

•	all executive officers and directors of the Company as of April 24, 2023, as a group.

The beneficial ownership of ordinary shares of the Company is based on 80,756,058 ordinary shares issued and outstanding as of April 24, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them.

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Holders (other than executive officers and directors):
Endurance Antarctica Partners, LLC(1)	9,438,942	11.7%
Vellar Opportunities Fund Master, Ltd.(2)	6,150,000	7.6%
Executive Officers and Directors(3)
Ido Gur	—	—
Oren Harari	79,200	*
Nir Barkan
Itzik Ben Bassat	211,192	*
Mary P. Cotton	—	—
Richard C. Davis(1)	—	—
Moshe Eisenberg.	—	—
Doron Rainish(4)	1,153,679	1.4%
Yair Shamir (5)	—	—
Yoram Stettiner	—	—
David L. Willetts(6)	26,400	*
Charles A. Bloomfield(7)	34,496	*
Simona Gat(8)(9)	16,186,298	20.0%
Yoav Leibovitch(10)	21,903,349	27.1%
Divaydeep Sikry(11)	40,128	*
Stephane Zohar(12)	45,144	*
All Executive Officers and Directors as a Group	39,679,886	48.9%

*     Less than 1%.

(1)  Consists of 5,673,846 SatixFy Ordinary Shares, including 500,000 Price Adjustment Shares, and 3,765,096 SatixFy Ordinary Shares underlying the SatixFy Warrants. Richard C. Davis shares voting and investment control over shares held by the Sponsor by virtue of his shared control of the Sponsor. By virtue of this relationship, Richard C. Davis may be deemed to share beneficial ownership of the securities held of record of the Sponsor. Richard C. Davis has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein, if any. The business address for Endurance Antarctica Partners, LLC is 200 Park Avenue, 32nd Floor New York, NY 10166.

(2)  Information is based on the Schedule 13G/A filed by Vellar Opportunities Fund Master, Ltd., Cohen & Company Financial Management, LLC, Dekania Investors, LLC, Cohen & Company LLC, Cohen & Company Inc., and Daniel G. Cohen (collectively, the “Cohen Entities”) on February 14, 2023 and information known to SatixFy. The Cohen Entities are affiliated with Vellar Opportunity Fund SPV LLC — Series 7, our original counterparty under the Forward Purchase Agreement. The Cohen Entities have disclosed that they share dispositive power over the SatixFy Ordinary Shares held by them. The business address for the Cohen Entities and Vellar Opportunity Fund SPV LLC — Series 7 is 3 Columbus Circle, 24th Floor, New York, NY 10019.

(3)  The business address for each of the directors and officers of SatixFy is 2 Hamada St., Rehovot 670315, Israel.

(4)  Consists of 1,153,679 SatixFy Ordinary Shares held directly and 119,680 SatixFy Ordinary Shares underlying options to acquire SatixFy Ordinary Shares exercisable within 60 days of April 24, 2023.

(5)  Mr. Yair Shamir is a director of CEL Catalyst Communications Limited and has the power to direct it to vote and dispose of the shares and has shared voting and investment power over the shares.  Mr. Yair Shamir disclaims any beneficial ownership of any shares owned by CEL Catalyst Communications Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)    Consists of 26,400 SatixFy Ordinary Shares underlying options to acquire SatixFy Ordinary Shares exercisable within 60 days of April 24, 2023.

(7)    Consists of 34,496 SatixFy Ordinary Shares underlying options to acquire SatixFy Ordinary Shares exercisable within 60 days of April 24, 2023.

(8)    Consists of 16,186,298 SatixFy Ordinary Shares held directly. Ms. Simona Gat is one of SatixFy’s founders. Ms. Simona Gat’s holdings include Price Adjustment Shares.

(9)    Ms. Gat resigned from her positions as President of SatixFy, the CEO and a director of Satixfy UK Limited, and a director of Satixfy Bulgaria, effective April 30, 2023.

(10)  Consists of 21,903,349 SatixFy Ordinary Shares held directly. Mr. Yoav Leibovitch is one of SatixFy’s founders. Mr. Yoav Leibovitch’s holdings include Price Adjustment Shares.

(11)  Consists of 40,128 SatixFy Ordinary Shares underlying options to acquire SatixFy Ordinary Shares exercisable within 60 days of April 24, 2023.

(12)  Consists of 45,144 SatixFy Ordinary Shares underlying options to acquire SatixFy Ordinary Shares exercisable within 60 days of April 24, 2023.

As of April 24, 2023, we had 75 record holders, of which 14 record holders were located in Israel and held approximately 47.3 million ordinary shares.

B.         Related Party Transactions

The following is a description of related party transactions for the period from January 1, 2022 to the date of this Annual Report with any of our executive officers, directors or their affiliates and holders of more than 10% of any class of our voting securities in the aggregate, which we refer to as related parties, other than employment, compensation and indemnification arrangements which are described under “Management,” which are incorporated by reference herein.

Business Combination Agreement

For a description of the Business Combination Agreement, please see “Item 4. – Recent Developments.”

Issuance of Price Adjustment Shares

Immediately following the Effective Time, SatixFy issued a total of 27,500,000 Price Adjustment Shares with SatixFy’s founders receiving 27,000,000 Price Adjustment Shares and the Sponsor receiving 500,000 Price Adjustment Shares. The Price Adjustment Shares, giving effect to the December Letter Agreement, vest upon three price adjustment achievement dates: (i) one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the Registration Statement and within the 10-year period following the closing, the volume weighted average price (“VWAP”) of SatixFy Ordinary Shares is greater than or equal to $12.50 for any seven (7) trading days within a period of 30 consecutive trading days, (ii) one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the Registration Statement and within the 10-year period following the closing, the VWAP of SatixFy Ordinary Shares is greater than or equal to $14.00 for any seven (7) trading days within a period of 30 consecutive trading days and (iii) one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the Registration Statement and within the 10-year period following the closing, the VWAP of SatixFy Ordinary Shares is greater than or equal to $15.50 for any seven (7) trading days within a period of 30 consecutive trading days.

The share price targets shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalization, reclassifications, combinations, exchanges of shares and other similar changes or transactions to the SatixFy Ordinary Shares occurring on or after the Closing. In the event of a SatixFy change in control transaction within ten (10) years following the closing of the Business Combination, all of the unvested Price Adjustment Shares not earlier vested will vest immediately prior to the closing of such change in control. If the Price Adjustment Shares do not vest according to the achievement dates in the Business Combination Agreement, or if a change of control has not occurred after the Closing and prior to the date that is ten (10) years following the Closing Date, then any unvested Price Adjustment Shares shall automatically be forfeited back to SatixFy for no consideration.

A&R Shareholders’ Agreement

Concurrently with the execution of the Business Combination Agreement, SatixFy, the Sponsor and certain shareholders of SatixFy entered into the A&R Shareholders’ Agreement, pursuant to which various parties to the A&R Shareholders’ Agreement will be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the A&R Shareholders’ Agreement. In addition, the A&R Shareholders’ Agreement provides that SatixFy will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the A&R Shareholders’ Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to SatixFy securities, and all such prior agreements shall be terminated.

Additionally, under the A&R Shareholders’ Agreement, each of the shareholders of SatixFy party thereto (other than the Sponsor) have agreed not to transfer its SatixFy Ordinary Shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter.

A&R Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Endurance, the Sponsor and Cantor Fitzgerald & Co. entered into the A&R Registration Rights Agreement pursuant to which, following completion of the Transactions, the parties to the A&R Registration Rights Agreement will receive the same registration rights as those persons party to the A&R Shareholders’ Agreement. The parties to the A&R Registration Rights Agreement are also entitled customary demand and/or piggyback registration rights, in each case subject to certain limitations consistent with the A&R Shareholders’ Agreement. The rights granted under the A&R Registration Rights Agreement superseded any prior registration, qualification, or similar rights of the parties with respect to SatixFy or Endurance securities (other than the A&R Shareholders’ Agreement), and all such prior agreements were terminated.

On December 11, 2022, we entered in an agreement with Cantor and certain of its affiliates (the “Released Parties”) whereby we agreed, in consideration of a $1.5 million payment from the Released Parties, to waive any and all lock-up restrictions with respect to the 1,000,000 SatixFy Private Warrants held by the Released Parties, upon which release Cantor elected to exercise on a cashless basis 935,297 of its SatixFy Private Warrants for 553,692 SatixFy Ordinary Shares, which shares are eligible for sale in the public market.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement, which was subsequently amended by the First Sponsor Letter Amendment and the Second Sponsor Letter Amendment, in favor of SatixFy and Endurance, pursuant to which it agreed to (i) vote all of the Founder Shares and any other equity securities of Endurance beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the Endurance board of directors at the extraordinary general meeting of Endurance shareholders called to approve the Business Combination, (ii) appear at such meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other Transactions contemplated by the Business Combination Agreement, (iv) not to transfer, assign, or sell such Endurance shares and warrants (or shares and warrants of SatixFy issuable to it upon consummation of the Business Combination) it owns (the “Sponsor Interests”) (a) prior to the consummation of the Business Combination, except to certain permitted transferees, and (b) for a period of one hundred eighty (180) days following the closing date of the Business Combination, subject to certain exceptions, and (v) waive any adjustment to the Initial Conversion Ratio (as defined in the Endurance Articles) that would otherwise apply pursuant to the amended and restated memorandum and articles of association, and to any other anti-dilution protections or other rights with respect to the Founder Shares or otherwise, as a result of the Transactions. Additionally, the Sponsor agreed not to redeem any Endurance ordinary shares in connection with any shareholder approval of the Business Combination and to waive anti-dilution protections.

Pursuant to the Second Sponsor Letter Amendment the Sponsor irrevocably forfeited immediately prior to the consummation of the Business Combination, for no consideration, 800,000 Founder Shares which would otherwise be converted into SatixFy Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Sponsor Letter Agreement, 628,000 Founder Shares and 2,652,000 SatixFy Private Warrants (together with the shares underlying such warrants), which were converted into SatixFy Ordinary Shares and SatixFy Private Warrants, respectively, upon consummation of the Business Combination, held by the Sponsor are subject to the vesting provisions set forth below. All shares and warrants subject to such vesting, which vesting terms are presented below shall be referred to as the “Unvested Sponsor Interests”. The vesting terms presented below give effect to the terms of the letter agreement, dated as of December 8, 2022, entered into between the Sponsor and SatixFy MS (the “December Letter Agreement”).

•
One-third of the Unvested Sponsor Interests will vest if at any time within the five year period following the closing of the Business Combination, the VWAP of our ordinary shares is greater than or equal to $12.50 for any seven trading days within a period of 30 consecutive trading days beginning at least 45 days after the date of effectiveness of the registration statement on Form F-1 that we filed and which became effective on January 23, 2023;

•
One-third of the Unvested Sponsor Interests will vest if at any time and within the five year period following the closing of the Business Combination, the VWAP of our ordinary shares is greater than or equal to $14.00 for any seven trading days within a period of 30 consecutive trading days beginning at least 45 days after the date of effectiveness of the registration statement on Form F-1 that we filed and which became effective on January 23, 2023; and

•
One-third of the Unvested Sponsor Interests will vest if at any time within the five year period following the closing of the Business Combination, the VWAP of our ordinary shares is greater than or equal to $15.50 for any seven trading days within a period of 30 consecutive trading days beginning at least 45 days after the date of effectiveness of the registration statement on Form F-1 that we filed and which became effective on January 23, 2023.

In the event of a SatixFy change in control transaction within five years following the closing of the Business Combination, all of the Unvested Sponsor Interests not earlier vested will vest immediately prior to the closing of such change in control. If the aforementioned conditions are not met within five years following the closing of the Business Combination, all of the Unvested Sponsor Interests not earlier vested will be forfeited. Additionally, to the extent the Sponsor forfeits any Escrow Shares (as defined and described above under “Item 5. Operation and Financial Review and Prospects — Liquidity and Capital Resources — PIPE Financing”) to the PIPE Investors, an equal number of the Unvested Sponsor Interests will vest immediately.

PIPE Financing

In connection with the PIPE Financing, we entered into a Subscription Agreement with the Sponsor, pursuant to which affiliates of the Sponsor purchased 1,000,000 PIPE Units from us in a private placement. For a description of the PIPE Financing and the Subscription Agreement, please see “Item 5. Operation and Financial Review and Prospects—Liquidity and Capital Resources-PIPE Financing.”

Warrant Letter Agreement.

On January 12, 2023, we entered into the Warrant Letter Agreement with the Sponsor and Cantor pursuant to which the holders of warrants issued in connection with the PIPE agreed to exchange such warrants, on a one-for-one basis, new PIPE warrants issued pursuant to the SatixFy A&R Warrant Agreement.

Development Agreement — Jet Talk

On February 6, 2018, SatixFy entered into two development agreements with Jet Talk Limited, a joint venture company owned by SatixFy (51%) and ST Electronics (Satcom & Sensor Systems) Pte Ltd. (49%), an affiliate of our shareholder ST Engineering iDirect, Inc., to provide an electronically steerable Panel Antenna Array and supporting modem for a total consideration of $33,000 to be provided during 2018 through 2022.

See Note 6, under the heading “Investment in Jet-Talk”, to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

Product Development and Sales Arrangements — iDirect

On December 20, 2013, our subsidiary, SatixFy Israeli Ltd., signed an agreement with an affiliate of our shareholder ST Engineering iDirect, Inc. (“iDirect”), for the manufacturing and sale of certain of SatixFy’s products and modem chips. The products were delivered during 2017 and 2018.

On April 4, 2016, the Company signed a framework agreement with iDirect for the development, manufacturing and sale of 90,000 S-IDU units manufactured by the Company. The framework agreement has a term of 10 years with an option to mutually extend the agreement by an additional five years. To date, SatixFy has generated R&D/development revenues of approximately $20 million and product sales of approximately $8 million dollars under the framework agreement.

On March 23, 2018, the Company and iDirect signed a memorandum of understanding (the “MOU”), pursuant to which the parties agreed to cooperate to enter into a license agreement under which the Company would grant iDirect a worldwide, non-exclusive, royalty-free license to produce and sell S-IDU products based on certain deliverables to be provided by the Company, such as designs related to the S-IDU products. According to the MOU, the parties acknowledged that iDirect would pay to SatixFy a one-time fee of $1.95 million for such deliverables. In addition, the Company would provide iDirect with the required software tools that iDirect may use to develop an appropriate software package for manufacturing the S-IDU products. The MOU also provided that the Company, through its contract manufacturer, would perform certain upgrades to the terminals already purchased by iDirect for an additional fee. The MOU had an initial term of one year and was extended for an additional year to March 22, 2020.

On October 26, 2020, SatixFy and iDirect entered into an agreement for the purchase of 18,000 S-IDU units and product support services, for a total value of approximately $2.25 million.

On December 1, 2020, the Company entered into an additional memorandum of understanding with iDirect for a period of one year regarding the possible engagement of SatixFy for assistance in the development, engineering, business development and sales of iDirect products.

During 2021 and 2022, SatixFy and iDirect entered into several purchase orders to purchase a total of 38,000 SX-3000 chips manufactured by the Company including support services, for a total value of approximately $2.7 million.

Mary P. Cotton serves as a director on the SatixFy board. Ms. Cotton previously served at ST Engineering iDirect as Chief Executive Officer from 2007 to 2017, as a director from 2007 to 2018 and as a Senior Advisor until 2022.

Shareholder Loan

In March 2020, our subsidiary, SatixFy UK Limited entered into a $5 million loan agreement with an existing shareholder, Mr. Alfred H. Moses. The loan was repaid in full in February 2022. The loan bore interest at LIBOR plus 200 basis points for the first 12 months and stepped up an additional 50 basis points every six months thereafter, until it was repaid.

As part of the loan agreement, we granted the shareholder warrants, which, upon exercise, will enable the shareholder to receive series C preferred shares, at an exercise price of $6.078 per share, without giving effect to the Preferred Share Conversion or the Pre-Closing Recapitalization.

See Note 12 to SatixFy’s consolidated financial statements included elsewhere in this Annual Report.

Services Agreement — ArgoSat Consulting

Effective as of December 4, 2022, we entered into a Consulting Agreement with ArgoSat Consulting LLC (“ArgoSat”), an entity affiliated with Richard C. Davis, one of our directors (the “ArgoSat Consulting Agreement”), and the Sponsor. Pursuant to the ArgoSat Consulting Agreement, ArgoSat agreed to provide various services to our management, including consulting with respect to capital raising, strategic planning, customer acquisition and certain strategic opportunities. The term of the ArgoSat Consulting Agreement is three (3) years and we or ArgoSat may terminate the agreement at any time upon written notice to the other party. During the second and third years of the ArgoSat Consulting Agreement, we agreed to pay ArgoSat a monthly fee of $35,000 per month during such period and to pay ArgoSat for additional services rendered by it outside of the agreement at a rate of $400 per man hour. We also agreed to reimburse ArgoSat for reasonably documented out-of-pocket expenses in connection with its performance under the ArgoSat Consulting Agreement and to indemnify ArgoSat, its managers, members, officers, employees, consultants and affiliates against liabilities incurred by ArgoSat as a result of a breach by us of the ArgoSat Consulting Agreement, laws or regulations, other than liabilities arising from gross negligence or willful misconduct of ArgoSat.

December Letter Agreement

On December 8, 2022, we entered into the December Letter Agreement pursuant to which (i) it was agreed that the start date for the Measurement Period (as defined in the Business Combination Agreement) under the Business Combination Agreement with respect to the Price Adjustment Shares and the Measurement Period (as defined in the Sponsor Letter Agreement) under the Sponsor Letter Agreement with respect to the Unvested Sponsor Interests shall be the date that is forty-five (45) days following the date of effectiveness of the registration statement on Form F-1 (No. 333-268510) that we filed with the SEC on November 21, 2022, (ii) we agreed to irrevocably waive the lock-up restrictions under the Sponsor Letter Agreement with respect to 3,364,904 of the 7,630,000 SatixFy Private Warrants held by the Sponsor that are not subject to vesting under the Sponsor Letter Agreement, solely to permit the Sponsor to exercise such warrants for 2,000,000 SatixFy Ordinary Shares (and such shares to be received by the Sponsor upon such exercise shall continue to be subject to the lock-up contained in the Sponsor Letter Agreement), (iii) the Sponsor agreed not to exercise any SatixFy Private Warrants other than those described in (ii) until at least six months after the Business Combination (and such other SatixFy Private Warrants shall not be exercisable until they are vested under the Sponsor Letter Agreement and the lock-up thereunder expires) and (iv) we agreed that if we elected to redeem the SatixFy Private Warrants, the Sponsor (or its permitted transferees under the Sponsor Letter Agreement) shall be permitted to exercise any SatixFy Private Warrants, whether vested or unvested, in accordance with the terms of the Warrant Agreement as if it exercised such warrants on December 4, 2022.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. See “Item 10. Additional Information – B. Memorandum and Articles of Association” for additional information.

Approval of Related Party Transactions under Israeli Law

For a discussion of the approval of related party transactions under Israeli law, see “Item 7. Major Shareholders and Related Party Transactions —B.  Related Party Transactions.”

C.         Interests of Experts and Counsel

Not applicable.

ITEM 8.         FINANCIAL INFORMATION

A.          Financial Statements and Other Financial Information

The financial statements required by this item are found at the end of this Annual Report, beginning on page F‑1.

Legal Proceedings

We are presently involved in a proceeding brought by certain plaintiffs, who purport to be stockholders of SatixFy, that have filed two suits, in an Israeli court in Tel Aviv, against SatixFy, Satixfy Limited, Yoel Gat, Doron Rainish, Yair Shamir and Yoav Leibovitch, arguing that plaintiffs are entitled to an aggregate of two million SatixFy ordinary shares, and seeking, among other things, an order enjoining the defendants from executing any transaction, including the Business Combination, or taking any other action that  could harm plaintiffs’ rights as shareholders to the extent it does not affect all shareholders equally. The plaintiffs base their claims on their prior ownership stakes in Satixfy Limited, a company incorporated in Hong Kong, whose business was assigned to SatixFy in exchange for the issuance of identical holdings in SatixFy, except for certain shares placed in trust for the benefit of certain service providers (including the plaintiffs) subject to a future arrangement regarding their actual ownership. Plaintiffs maintain that they were entitled to direct holdings in SatixFy. SatixFy intends to vigorously contest the plaintiffs’ claims. SatixFy has issued and placed in trust sufficient shares to provide for the plaintiffs’ alleged stakes in SatixFy if the plaintiffs prevail on the merits. In May 2022, the court rejected plaintiff’s request for injunctive relief and ordered the appointment of a former judge, Mr. Yossi Shapira, as the new trustee to exercise fiduciary authority over such shares. The plaintiffs’ claim on the merits remains pending. SatixFy believes that these proceedings will not have a material impact on SatixFy.

On October 27, 2022, Sensegain defaulted on its commitment to purchase units it had subscribed for in connection with the PIPE financing pursuant to its Subscription Agreement with SatixFy and Endurance. As a result of the default, out of the $29,100,000 previously committed by subscribers pursuant to the Subscription Agreements, SatixFy received $20 million in proceeds from the PIPE financing. On December 12, 2022, we filed a complaint against Sensegain in the New York Supreme Court, County of New York, seeking specific performance by Sensegain under the Subscription Agreement or, in the alternative, damages in the amount Sensegain owes pursuant to the Subscription Agreement (plus applicable interest and fees). SatixFy intends to enforce Sensegain’s obligations under the Subscription Agreement.

From time to time, we may be subject to other legal proceedings and claims in the ordinary course of business. We are not currently a party to any litigation, except as described above. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Dividend Policy

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends, and we are prohibited from doing so under our Credit Agreement. We currently intend to reinvest any future earnings, if any, in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, if any, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant.

B.         Significant Changes

Except as otherwise disclosed in this Annual Report, no significant change has occurred since December 31, 2022.

ITEM 9.         THE OFFER AND LISTING

A.          Offer and Listing Details

Our ordinary shares are traded on the New York Stock Exchange under the symbol “SATX,” and our warrants are traded on the New York Stock Exchange under the symbol “SATX WSA.”

B.         Plan of Distribution

         Not applicable.

C.         Markets

See “—A. Offer and Listing Details” above.

D.         Selling Shareholders

        Not applicable.

E.         Dilution

        Not applicable.

F.         Expenses of the Issue

        Not applicable.

ITEM 10.         ADDITIONAL INFORMATION

A.         Share Capital

        Not applicable.

B.         Memorandum and Articles of Association

A summary of the material provisions governing SatixFy’s share capital is described below. This summary is not complete and should be read together with the A&R Articles of Association.

The following descriptions of share capital and provisions of the A&R Articles of Association are summaries and are qualified by reference to the A&R Articles of Association. Copies of these documents were filed with the SEC as exhibits to the Registration Statement. Certain Israeli law matters concerning the provisions of the A&R Articles of Association and the rights of shareholders are further discussed under the section titled “Management.”

Unless otherwise indicated or the context otherwise requires, all references in this section entitled “Description of SatixFy Ordinary Shares” to the terms “SatixFy,” the “Company,” “we,” “us” and “our” refer to SatixFy Communications Ltd., together with its subsidiaries.

Authorized Capitalization

Our authorized share capital consists of 250,000,000 ordinary shares, no par value per share, of which, as of April 24, 2023, 80,756,058 ordinary shares are issued and outstanding.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. All ordinary shares will have identical voting and other rights in all respects, unless otherwise will be determined pursuant to the A&R Articles of Association.

Our board of directors may determine the issue prices and terms for such ordinary shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. The board of directors may make calls or assessments upon shareholders with respect to any sum unpaid in respect of ordinary shares held by such shareholders which is not, the terms of allotment thereof or otherwise, payable at a fixed time.

The following descriptions of share capital and provisions of A&R Articles of Association are summaries and are qualified by reference to such articles. Copies of these documents are filed with the SEC as exhibits to this Annual Report.

Listing, Registration Number and Purpose

Our SatixFy Ordinary Shares are listed and traded on the NYSE under the trading symbol, “SATX.”

Our registration number with the Israeli Registrar of Companies is 51-61350-35. Our purpose as set forth in the A&R Articles of Association is to engage in any activity permitted by law.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under the A&R Articles of Association, unless the transfer is restricted or prohibited by the provisions therein, another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by the A&R Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under the A&R Articles of Association, the number of directors on our board of directors must be no less than three (3) and no more than twelve (12), including any external directors required to be appointed under the Israeli Companies Law (if required). The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least sixty-six and two-thirds percent (66-2∕3%) of our outstanding shares.

Other than external directors (if so elected), for whom special election requirements apply under the Israeli Companies Law, the vote required to appoint a director is a simple majority vote. In addition, under the A&R Articles of Association, our board of directors may elect new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in the A&R Articles of Association), provided that the total number of directors shall not, at any time, exceed twelve (12) directors and provided that our board of directors may not elect external directors. The A&R Articles of Association provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated.

Furthermore, under the A&R Articles of Association, our directors, other than external directors, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors).

External directors, if so elected, are elected for an initial term of three years, may be elected for additional three-year terms, and may be removed from office pursuant to the terms of the Israeli Companies Law. For further information on the election and removal of external directors, see “Item 6. Directors, Senior Management and Employees — C. Board Practices.”

Dividend and Liquidation Rights

We have never declared or paid any cash dividends on our ordinary shares. We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings, or as otherwise provided by the A&R Articles of Association. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The A&R Articles of Association will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If a company does not meet such criteria, then it may distribute dividends only with court approval. In each case, we would only be permitted to distribute a dividend if its board of directors, and if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future pursuant to the A&R Articles of Association.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in the A&R Articles of Association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one  or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, such as nominating a director candidate, provided that it is appropriate to discuss such a matter at the general meeting. The A&R Articles of Association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding, among other things, the following matters must be passed at a general meeting of our shareholders:

•	amendments to the A&R Articles of Association;

•	appointment or termination of service of our auditors;

•	election of directors, including external directors (unless otherwise determined in the A&R Articles of Association);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under the A&R Articles of Association, we are not required to give notice to our registered shareholders pursuant to the Israeli Companies Law, unless otherwise required by law. The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law, shareholders of a public company are not permitted to take action by written consent in lieu of a meeting. The A&R Articles of Association provide that a notice of general meeting may be served, as a general notice to all shareholders, published by the Company on SatixFy’s website or any appropriate government agency, in accordance with applicable rules and regulations of any stock market upon which the Company’s shares are listed and, if so published, shall be deemed to have been duly given on the date of such publication to any shareholder.

Limitations on Liability and Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The A&R Articles of Association include such a provision. The Company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the audit committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Israeli Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

The A&R Articles of Association permit to us to exculpate, indemnify and ensure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors’ and officers’ liability insurance policy.

We had entered into agreements with each of its directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to it as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the highest of (i) 10% of our valuation (ii) 25 % of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and (iii) 10% of our total market capitalization calculated based on the average closing prices of our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of SatixFy, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of SatixFy to SatixFy or SatixFy’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law or the Israeli Securities Law. See “Item 3. Key Information — D. Risk Factors — Risks Related to SatixFy’s Incorporation and Location in Israel — Our amended and restated articles of association provide that unless SatixFy consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between SatixFy and its shareholders under the Israeli Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with SatixFy, its directors, officers and other employees.”

Voting Rights

Quorum Requirements

Pursuant to the A&R Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Under the A&R Articles of Association, the quorum required for general meetings of shareholders must consist of at least two shareholders present in person or by proxy (including by voting deed) holding 33-1∕3% or more of our voting rights. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

The A&R Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by the A&R Articles of Association.

Pursuant to the A&R Articles of Association, an amendment to the A&R Articles of Association regarding any change of the composition or election procedures of our directors will require a special majority vote of shareholders (662∕3%).

Under the Israeli Companies Law, certain actions require the approval of a special majority vote of shareholders, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters, including with respect to compensation of directors and executive officers, described above under “Management.” The special majority vote required for the actions in clauses (i) and (ii) require either that (A) at least a majority of the shares of shareholders that do not have a personal interest in the proposal voted at the meeting are voted in favor (disregarding abstentions) or (B) the total number of shares of shareholders who do not have a personal interest in such proposal does not exceed 2% of the aggregate voting rights in the company.

Modification of Class Rights

Under the Israeli Companies Law and the A&R Articles of Association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in the A&R Articles of Association.

Access to Corporate Records

Under the Israeli Companies Law, shareholders generally have the right to review minutes of our general meetings, our shareholders register and material shareholders register, the A&R Articles of Association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Changes in Capital

The A&R Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Registration Rights

Certain of our shareholders are entitled to certain registration rights under the terms of our A&R Shareholders’ Rights Agreement, the A&R Registration Rights Agreement and the Forward Purchase Agreement. For a discussion of such rights, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions.”

Anti-Takeover and Acquisition Provisions under Israeli Law

Acquisitions under Israeli Law

Full Tender Offer.  A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of voting rights or the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class.

If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not accept the tender offer hold at least 5% of the issued and outstanding share capital of the company (or of the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Israeli Companies Law will have no rights and will become dormant shares for as long as such shares are held by the purchaser who purchased those shares in contradiction with such rules.

Special Tender Offer. The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if, in general, (1) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (2) the acquisition was from a shareholder holding 25% or more of the voting rights in the company, which resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (3) the acquisition was from a shareholder holding more than 45% of the voting rights in the company, which resulted in the purchaser becoming a holder of more than 45% of the voting rights of the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then the shareholders who did not respond to or that had rejected the offer may accept the offer within four (4) days of the last day set for the acceptance of the offer and such shareholders will be considered to have accepted the offer from the first day it was made.

If a special tender offer is accepted, then the acquirer or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Israeli Companies Law will have no rights and will become dormant shares for as long as such shares are held by the purchaser who purchased those shares in contradiction with such rules under the Israeli Companies Law.

Merger The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case that the shares of the target company are divided into separate classes, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Israeli Companies Law to discuss and determine whether, in its opinion, there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors of the merging companies must jointly prepare and execute a merger proposal, and the merging companies must submit the merger proposal to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person or entity who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Israeli Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its contents. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares will be authorized under the A&R Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the A&R Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our A&R Articles, as described above in “— Voting Rights.” In addition, as disclosed under “— Election of Directors,” we will have a classified board structure upon the closing of our Business Combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company, its address is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is +1 (212) 509-4000.

DESCRIPTION OF SATIXFY WARRANTS

Unless otherwise indicated or the context otherwise requires, all references in this section entitled “Description of SatixFy Warrants” to the terms “SatixFy,” the “Company,” “we,” “us” and “our” refer to SatixFy Communications Ltd., together with its subsidiaries.

Public Warrants

Each whole warrant entitles the registered holder to purchase one SatixFy Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as described below. Pursuant to the SatixFy A&R Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of SatixFy Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any SatixFy Ordinary Share pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the SatixFy Ordinary Share issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the SatixFy Ordinary Share underlying such unit.

We have filed the Registration Statement which has been declared effective by the SEC covering the issuance, under the Securities Act, of the SatixFy Ordinary Shares issuable upon exercise of the warrants. Holders of the warrants have the right, during any other period when the company fails to have maintained an effective registration statement covering the issuance of the SatixFy Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if the SatixFy Ordinary Shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of SatixFy Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of SatixFy Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 SatixFy Ordinary Shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the SatixFy Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the SatixFy Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the SatixFy Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-—Anti-dilution adjustments” ).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the SatixFy Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those SatixFy Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the SatixFy Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the SatixFy Ordinary Share (as defined below) except as otherwise described below;

•
if, and only if, the Reference Value (as defined above under “— Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-—Anti-dilution adjustments”; and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-—Anti-dilution adjustments”), the SatixFy Private Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of SatixFy Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the SatixFy Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the SatixFy Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Shares of SatixFy Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.137	0.150	0.197	0.243	0.286	0.326	0.361
0 months	–	–	0.042	0.115	0.179	0.233	0.281	0.323	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of SatixFy Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the SatixFy Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 SatixFy Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the SatixFy Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 SatixFy Ordinary Shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 SatixFy Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any SatixFy Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the SatixFy Private Warrants) when the trading price for the SatixFy Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the SatixFy Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the SatixFy Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the SatixFy Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the SatixFy Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer SatixFy Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for SatixFy Ordinary Shares if and when such SatixFy Ordinary Shares were trading at a price higher than the exercise price of $11.50. As of September 23, 2022, the last reported closing price for each Endurance Public Share was $9.96. Assuming that the SatixFy Ordinary Shares trade at the same price after the Closing, SatixFy will not be able to redeem the SatixFy Public Warrants prior to their exercise.

No fractional SatixFy Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of SatixFy Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the SatixFy Ordinary Shares pursuant to the SatixFy A&R Warrant Agreement, the warrants may be exercised for such security.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the SatixFy Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding SatixFy Ordinary Shares is increased by a capitalization or share dividend payable in SatixFy Ordinary Shares, or by a split-up of SatixFy Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of SatixFy Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding SatixFy Ordinary Shares. A rights offering to holders of SatixFy Ordinary Shares entitling holders to purchase SatixFy Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of SatixFy Ordinary Shares equal to the product of (1) the number of SatixFy Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SatixFy Ordinary Shares) and (2) one minus the quotient of (x) the price per SatixFy Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for SatixFy Ordinary Shares, in determining the price payable for SatixFy Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of SatixFy Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the SatixFy Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of SatixFy Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of SatixFy Ordinary Shares on account of such SatixFy Ordinary Shares, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the SatixFy Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of SatixFy Ordinary Shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each SatixFy Ordinary Shares in respect of such event.

If the number of issued and outstanding SatixFy Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of SatixFy Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of SatixFy Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding SatixFy Ordinary Shares.

Whenever the number of SatixFy Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of SatixFy Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of SatixFy Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding SatixFy Ordinary Shares, or in the case of a merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding SatixFy Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the SatixFy Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding SatixFy Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the SatixFy Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the SatixFy A&R Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of SatixFy Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the SatixFy A&R Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the SatixFy A&R Warrant Agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and us. You should review a copy of the SatixFy A&R Warrant Agreement, which is filed as an exhibit to this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The SatixFy A&R Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the SatixFy A&R Warrant Agreement to the description of the terms of the warrants and the SatixFy A&R Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the SatixFy A&R Warrant Agreement as the parties to the SatixFy A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the SatixFy Private Warrants or PIPE Warrants, respectively, or any provision of the SatixFy A&R Warrant Agreement with respect to the SatixFy Private Warrants, or PIPE Warrants, respectively, at least 50% of the then outstanding SatixFy Private Warrants and PIPE Warrants, respectively.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive SatixFy Ordinary Shares. After the issuance of SatixFy Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the SatixFy A&R Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PIPE Warrants

Each of the 1,000,000 PIPE Warrants, pursuant to the terms of the Subscription Agreements, have been issued on the same terms and subject to the same limitations applicable to the Public Warrants as described in the SatixFy A&R Warrant Agreement, except that the PIPE Warrants, until they are resold by the PIPE Investors pursuant to an effective registration statement or Rule 144 under the Securities Act, will bear a book-entry restrictive legend.

Private Warrants

Each of the 7,630,000 SatixFy Private Warrants will not be redeemable by us (except as described above under “— Public Shareholders’ Warrants — Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the SatixFy Private Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the SatixFy Private Warrants have terms and provisions that are identical to the SatixFy Public Warrants. If the SatixFy Private Warrants are held by holders other than the Sponsor or its permitted transferees, the SatixFy Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the SatixFy Public Warrants. In addition, for as long as the SatixFy Private Warrants are held by Cantor Fitzgerald & Co. or its designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales in the Endurance IPO.

Except as described under “— Public Shareholders’ Warrants — Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $10.00,” if holders of the SatixFy Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of SatixFy Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SatixFy Ordinary Shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the SatixFy Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Except as described above, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

C.         Material Contracts

For a description of other material agreements, please see “Item 4. Information on the Company – B. Business Overview” and “Item 7B. Related Party Transactions.”

D.         Exchange Controls

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our Ordinary Shares. Dividends, if any, paid to holders of our Ordinary Shares, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our Ordinary Shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into U.S. dollars at the rate of exchange prevailing at the time of conversion.

E.         Taxation

Israeli Tax Considerations

General

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the SatixFy Ordinary Shares and SatixFy Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to SatixFy, and certain Israeli Government programs that benefit SatixFy. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of SatixFy Ordinary Shares and SatixFy Warrants purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, SatixFy cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Benefited Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” SatixFy may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than certain income (such as income from certain government loans, capital gains, interest and dividends) is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•
Amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures related to scientific research and development, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The research and development expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance. Expenditures that are unqualified under the conditions above are deductible, under certain conditions, in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations — 0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply); (ii) Israeli resident individuals — 20%; and (iii) non-Israeli residents (individuals and corporations) — 20%, or such lower rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid withholding certificate from the ITA allowing for a reduced tax rate). The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

SatixFy currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Company that qualifies as having a “Preferred Technological Enterprise” will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) may qualify as having a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% (in the case of non-Israeli shareholders — subject to the receipt in advance of a valid withholding certificate from the Israel Tax Authority allowing for a reduced tax rate of 20%, or such lower rate as may be provided in an applicable tax treaty). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply). The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

SatixFy believes that it may be eligible to the tax benefits under the 2017 Amendment.

Taxation of our shareholders

Capital Gains Tax on Sales of SatixFy Ordinary Shares and SatixFy Warrants

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares and warrants in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, may be exempt from Israeli tax if, among other conditions, the capital gain derived from the sale of shares was not attributed to a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax  Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of SatixFy Ordinary Shares and SatixFy Warrants, the payment of the consideration may be subject to the withholding of Israeli tax at source. Holders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide resident certificate and other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23% in 2022). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2022 plus 3% Surtax, if applicable). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Exercise of Warrants and Certain Adjustments to the Warrants

Investors will generally not recognize gain or loss for Israeli tax purposes on the exercise of a warrant and related receipt of an ordinary share (unless, for instance, cash is received in lieu of the issuance of a fractional ordinary share). Nevertheless, the Israeli income tax treatment and the tax consequences of a cashless exercise of warrants into ordinary shares is unclear. Furthermore, the exercise terms of warrants may be adjusted in certain circumstances. An adjustment to the number of ordinary shares that will be issued on the exercise of the warrants or an adjustment to the exercise price of the warrants may be treated as a taxable event under Israeli tax law even if the holder of such warrants does not receive any cash or other property in connection with the adjustment. Investors should consult their tax advisors regarding the proper treatment of any exercise of and/or adjustments to the warrants.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “See “Item 10. Additional Information — E. Taxation- Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by an Approved Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate may be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted (among other conditions), will be generally exempt from filing a tax return in Israel, unless (i) such income was generated from a business conducted in Israel by him, (ii) he has other taxable sources of income in Israel with respect to which a tax return is required to be filed, or (iii) he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Item 10. Additional Information – E. Taxation — Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Tax Ruling

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the Israel Tax Authority to exempt the recipient from such withholding tax liability.

U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the ownership and disposition of SatixFy Ordinary Shares and SatixFy Warrants. This discussion applies only to SatixFy Ordinary Shares and SatixFy Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of SatixFy Ordinary Shares and SatixFy Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the IRS and the income tax treaty between the United States and Israel (the “Treaty”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. SatixFy has not sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities that use a mark to market method of tax accounting;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding SatixFy Ordinary Shares and/or SatixFy Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to SatixFy Ordinary Shares and/or SatixFy Warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding SatixFy Ordinary Shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow- through entities for U.S. federal income tax purposes (and investors therein);

•	persons subject to the “base erosion and anti-abuse” tax;

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received SatixFy Ordinary Shares and/or SatixFy Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SatixFy Ordinary Shares and/or SatixFy Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF SATIXFY ORDINARY SHARES AND SATIXFY WARRANTS.

For purposes of this discussion, a “U.S. Holder” is a person eligible for Treaty benefits that is, for U.S. federal income tax purposes, a beneficial owner of SatixFy Ordinary Shares and/or SatixFy Warrants, as the case may be, and:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its sources; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Certain recent Treasury regulations may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. Accordingly, U.S. investors that are not eligible for Treaty benefits should consult their tax advisors regarding the creditability or deductibility of any Israeli taxes imposed on dividends on, or dispositions of, SatixFy Ordinary Shares and/or SatixFy Warrants. This discussion does not apply to investors in this special situation.

Ownership and Disposition of SatixFy Ordinary Shares and SatixFy Warrants by U.S. Holders

Distributions on SatixFy Ordinary Shares

If SatixFy makes distributions of cash or property on the SatixFy Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of SatixFy’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. SatixFy does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•	the SatixFy Ordinary Shares are readily tradable on an established securities market in the United States;

•
SatixFy is neither a PFIC (as discussed below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurance that SatixFy Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that SatixFy will not be treated as a PFIC in any taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to SatixFy Ordinary Shares.

Subject to certain exceptions, dividends on SatixFy Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes and will generally be treated as passive category income or, in the case of certain types of U.S. Holders, general category income for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of the applicable rate provided in the Treaty in respect of any foreign withholding taxes imposed on dividends received on SatixFy Ordinary Shares. In lieu of claiming a foreign tax credit, a U.S. Holder may elect to deduct foreign taxes in computing its taxable income, subject to applicable limitations.

An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

THE RULES GOVERNING THE FOREIGN TAX CREDIT ARE COMPLEX, AND THE OUTCOME OF THEIR APPLICATION DEPENDS IN LARGE PART ON THE U.S. HOLDER’S INDIVIDUAL FACTS AND CIRCUMSTANCES. ACCORDINGLY, U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE AVAILABILITY OF THE FOREIGN TAX CREDIT IN THEIR PARTICULAR CIRCUMSTANCES.

Sale, Exchange, Redemption or Other Taxable Disposition of SatixFy Ordinary Shares or SatixFy Warrants.

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of SatixFy Ordinary Shares or SatixFy Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such SatixFy Ordinary Shares or such SatixFy Warrants, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of SatixFy Ordinary Shares or SatixFy Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the SatixFy Ordinary Shares or SatixFy Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including Israeli withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a SatixFy Warrant

Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below and except as discussed below with respect to the cashless exercise of a SatixFy Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a SatixFy Ordinary Share on the exercise of a SatixFy Warrant for cash. A U.S. Holder’s initial tax basis in its SatixFy Ordinary Shares received upon exercise of the SatixFy Warrant generally should equal the sum of its tax basis in the SatixFy Warrant exercised therefor and the exercise price. The U.S. Holder’s holding period for an SatixFy Ordinary Share received upon exercise of the SatixFy Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the SatixFy Warrant and will not include the period during which the U.S. Holder held the SatixFy Warrant. If a SatixFy Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the SatixFy Warrant.

The tax consequences of a cashless exercise of a SatixFy Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the SatixFy Ordinary Shares received generally would equal the U.S. Holder’s basis in the SatixFy Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the SatixFy Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the SatixFy Warrants and will not include the period during which the U.S. Holder held the SatixFy Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the SatixFy Ordinary Shares would include the holding period of the SatixFy Warrants exercised therefor.

It is also possible that a cashless exercise of a SatixFy Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of SatixFy Ordinary Shares or SatixFy Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the SatixFy Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the SatixFy Ordinary Shares that would have been received in a regular exercise of the SatixFy Warrants deemed surrendered, net of the aggregate exercise price of such SatixFy Warrants and (ii) the U.S. Holder’s tax basis in such SatixFy Warrants. In this case, a U.S. Holder’s aggregate tax basis in the SatixFy Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the SatixFy Warrants deemed exercised and (ii) the aggregate exercise price of such SatixFy Warrants. A U.S. Holder’s holding period for the SatixFy Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the SatixFy Warrants and will not include the period during which the U.S. Holder held the SatixFy Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the SatixFy Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of SatixFy Warrants.

Adjustment to Exercise Price

The terms of each SatixFy Warrant provide for an adjustment to the number of SatixFy Ordinary Shares for which the SatixFy Warrant may be exercised or to the exercise price of the SatixFy Warrant in certain events, as discussed under the heading “Description of SatixFy Warrants.” Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a SatixFy Warrant or to the SatixFy Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Distributions on SatixFy Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a SatixFy Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a SatixFy Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the SatixFy Ordinary Shares and/or SatixFy Warrants could be materially different from that described above, if SatixFy is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

•
Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as a non-passive asset. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income. For this purpose, SatixFy will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which SatixFy owns, directly or indirectly, 25% or more (by value) of the stock.

•
Whether SatixFy or any of its subsidiaries is treated as a PFIC is determined on an annual basis. Based on the current and anticipated composition of our and our subsidiaries’ income, assets and operations, including goodwill, which is based on the trading prices of our Satixfy Ordinary Shares during 2022, we believe that we were not a PFIC for the taxable year of 2022. However, whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our and our subsidiaries’ income and assets. Changes in the composition of our and our subsidiaries’ income or assets may cause us to be or become a PFIC for the current or subsequent taxable years. In addition, because the value of our goodwill may be determined based on our market capitalization, the decline in our market capitalization (or a further such decline) could cause us to be treated as a PFIC for 2022, the current taxable year or a future taxable year. Our PFIC status for our 2023 taxable year can be determined only after the end of the year. Even if the value of our goodwill is respected for 2022, we may be a PFIC for the current taxable year or future taxable years if our market capitalization does not increase significantly and we continue to hold substantial amounts of cash and financial investments. Therefore, there is a risk that we may be a PFIC due to our declined market capitalization. The  application of the PFIC rules is subject to uncertainty in several respects, and SatixFy can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Under the PFIC rules, if SatixFy were considered a PFIC at any time that a U.S. Holder owns SatixFy Ordinary Shares and/or SatixFy Warrants, SatixFy would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its SatixFy Ordinary Shares and/or SatixFy Warrants at their fair market value on the last day of the last taxable year in which SatixFy is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the SatixFy Ordinary Shares and/or SatixFy Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless SatixFy subsequently becomes a PFIC.

For each taxable year that SatixFy is treated as a PFIC with respect to a U.S. Holder’s SatixFy Ordinary Shares or SatixFy Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its SatixFy Ordinary Shares or SatixFy Warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the SatixFy Ordinary Shares or SatixFy Warrants will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the SatixFy Ordinary Shares and/or SatixFy Warrants;

•
the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which SatixFy is a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the SatixFy Ordinary Shares or SatixFy Warrants cannot be treated as capital gains, even though the U.S. Holder holds the SatixFy Ordinary Shares or SatixFy Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which SatixFy may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that SatixFy does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of SatixFy’s subsidiaries.

If SatixFy is a PFIC, a U.S. Holder of SatixFy Ordinary Shares (but not SatixFy Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its SatixFy Ordinary Shares only if SatixFy provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because SatixFy currently does not intend to provide U.S. Holders with such information on an annual basis, U.S. Holders generally would not be able to make a QEF election with respect to the SatixFy Ordinary Shares.

A U.S. Holder of SatixFy Ordinary Shares (but not SatixFy Warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The SatixFy Ordinary Shares, which are currently listed on the NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for SatixFy.

If a U.S. Holder makes a valid mark-to-market election with respect to its SatixFy Ordinary Shares, such U.S. Holder will include in income for each year that SatixFy is treated as a PFIC with respect to such SatixFy Ordinary Shares an amount equal to the excess, if any, of the fair market value of the SatixFy Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the SatixFy Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the SatixFy Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the SatixFy Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the SatixFy Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the SatixFy Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the SatixFy Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such SatixFy Ordinary Shares previously included in income. A U.S. Holder’s basis in the SatixFy Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions SatixFy makes would generally be subject to the rules discussed above under “— Distributions on SatixFy Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

A U.S. Holder that is eligible to make a mark-to-market election with respect to its SatixFy Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules and the associated reporting requirements to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of SatixFy Ordinary Shares and SatixFy Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of SatixFy Ordinary Shares or SatixFy Warrants, as the case may be, that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

Ownership and Disposition of SatixFy Ordinary Shares and SatixFy Warrants by Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of SatixFy Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of SatixFy Ordinary Shares or SatixFy Warrants generally will not be subject to U.S. federal income taxation unless:

•
the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•
in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “— Distributions on SatixFy Ordinary Shares” and “— Sale, Exchange, Redemption or Other Taxable Disposition of SatixFy Ordinary Shares or SatixFy Warrants.”

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a SatixFy Warrant, or the lapse of a SatixFy Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a SatixFy Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the SatixFy Ordinary Shares and SatixFy Warrants.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements may apply to distributions on the SatixFy Ordinary Shares and the proceeds received on sale or other taxable disposition of the SatixFy Ordinary Shares or SatixFy Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Non-U.S. Holders

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of SatixFy Ordinary Shares or SatixFy Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to SatixFy Ordinary Shares and proceeds from the sale of other disposition of the SatixFy Ordinary Shares or SatixFy Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

F.         Dividends and Paying Agents

Not applicable.

G.         Statement by Experts

Not applicable.

H.         Documents on Display

We are subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers, and under those requirements, we file reports with the SEC. Those other reports or other information are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act, to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to comply with the informational requirements of the Exchange Act, and, accordingly, file current reports on Form 6-K, annual reports on Form 20-F and other information with the SEC.

We maintain a corporate website at www.satixfy.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report.

I.         Subsidiary Information

Not applicable.

ITEM 11.         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

As discussed above under “Item 5. Operating and Financial Review and Prospects — Basis of Presentation,” we have been and continue to be exposed to foreign currency translation effects, which may be material. In 2022, a hypothetical 10% increase or decrease in the average value of each of the NIS, GBP and EUR against the U.S. dollar in 2022 would have reduced or increased our operating loss by approximately $0.4 million.

In addition, we are also exposed to foreign exchange remeasurement with respect to our subsidiaries’ financial assets and liabilities denominated in currencies other than such subsidiaries’ functional currencies. See “Item 5. Operating and Financial Review and Prospects — Basis of Presentation.” We may also be exposed to foreign currency transaction risk as a result of funding our operations in one currency and paying our expenses in another, and consequently our earnings or losses may fluctuate from period to period as a result of changes in exchange rates.

Interest Rate Risk

Fluctuations in interest rates may impact the level of interest income we earn on short-term deposits. All of our outstanding debt bears interest at fixed rates, although the interest rate on our term loan under the 2022 Credit Agreement is subject to adjustment in certain cases, as described under “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Debt and other financing arrangements” above. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

ITEM 12.          DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

A.          Debt Securities

Not applicable.

B.         Warrants and Rights

Not applicable.

C.         Other Securities

Not applicable.

D.         American Depositary Shares

Not applicable.

ITEM 13.         DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Not applicable.

ITEM 14.         MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.         CONTROLS AND PROCEDURES

(a)          Disclosure Controls and Procedures

We performed an evaluation of the effectiveness of our disclosure controls and procedures that are designed to ensure that information required to be disclosed on Form 20‑F and filed with the SEC is recorded, processed, summarized and reported timely within the time period specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act, is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. There can be no assurance that our disclosure controls and procedures will detect or uncover all failures of persons within the company to disclose information otherwise required to be set forth in our reports. Nevertheless, our disclosure controls and procedures are designed to provide reasonable assurance of achieving the desired control objectives. Based on our evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, have concluded that our disclosure controls and procedures (as defined in Rules 13a‑15(e) and 15d‑15(e) of the Exchange Act) as of the end of the period covered by this report are effective at such reasonable assurance level.

(b)          Management’s Annual Report on Internal Control over Financial Reporting

This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting due to a transition period established by rules of the SEC for newly public companies.

(c)          Attestation Report of Registered Public Accounting Firm

This Annual Report does not include an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies. In addition, we are an emerging growth company and non-accelerated filer and, accordingly, are exempt from the requirement to provide such a report for as long as we remain an emerging growth company or non-accelerated filer.

(d)          Changes in Internal Control Over Financial Reporting

There were no material changes in our internal control over financial reporting that occurred during the year ended December 31, 2022, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

ITEM 16.            [RESERVED]

ITEM 16A.         AUDIT COMMITTEE FINANCIAL EXPERT

Our board of directors has determined that Mr. Moshe Eisenberg and Ms. Mary P. Cotton are audit committee financial experts. The board of directors has determined that each member of the Audit Committee is “independent” as defined under the NYSE rules and Exchange Act rules and regulations.

ITEM 16B.         CODE OF ETHICS

As of the date of this Annual Report, we have adopted a code of conduct and business ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of conduct and business ethics is posted on our website,  https://s201.q4cdn.com/902419104/files/doc_downloads/gov_docs/11/SATX-Code-of-Conduct-and-Business-Ethics.pdf . We intend to post on our website any amendments or waivers to the code of conduct and business ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

ITEM 16C.         PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth, for each of the years indicated, the aggregate fees billed by our independent registered public accounting firm for professional services.

	Year Ended December 31,
Services Rendered	2022	2021
	(U.S. dollars in thousands)
Audit fees (1)	343	258
Audit-related fees (2)	146	118
Tax fees (3)	12	7
All Other Fees	-	-
Total	501	383

____________________

(1)
Audit fees consist of services that would normally be provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

(2)	Audit-related fees relate to work regarding prospectus supplements and ongoing consultation.

(3)	Tax fees relate to tax compliance, planning and advice.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee’s specific responsibilities in carrying out its oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company include the approval of audit and non-audit services to be provided by the external auditor. The audit committee approves in advance the particular services or categories of services to be provided to the Company during the following yearly period and also sets forth a specific budget for such audit services. All non-audit services are pre-approved by the audit committee.

ITEM 16D.         EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E.         PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

None.

ITEM 16F.         CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

None.

ITEM 16G.         CORPORATE GOVERNANCE

As a foreign private issuer whose shares are listed on the NYSE, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of the NYSE. We are permitted to comply with Israeli corporate governance practices instead of the NYSE corporate governance rules (although we intend to comply with many of these rules), provided that we disclose which NYSE requirements we are not following and the equivalent Israeli requirements. Pursuant to this “home country practice exemption,” we:

•	do not have a nominating and governance committee (and the power to nominate directors will not be limited exclusively to independent directors);

•	did not implement and publish corporate governance guidelines;

•	do not have a lead independent or non-management director that presides over regularly scheduled meetings of the Board without the participation of management;

•
have a compensation committee that complies with Israeli law and may not comply with all of the NYSE requirements applicable to U.S. domestic public companies, including the requirements that the compensation committee must be composed entirely of directors determined to be independent under NYSE compensation committee rules and conduct an independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the compensation committee;

•
adopt and approve material changes to equity incentive plans in accordance with the Israeli Companies Law, which does not impose a requirement of shareholder approval for such actions, instead of the NYSE corporate governance rule, which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees or consultants;

•
follow the quorum requirements for shareholder meetings under the Israeli Companies Law instead of the NYSE corporate governance requirements, which would require 33-1⁄3% of the total outstanding voting power of our shares present at meetings, as further described in “Description of SatixFy Ordinary Shares — Voting Rights — Quorum Requirements;” and

•
follow Israeli corporate governance practice in respect of private placements instead of the NYSE corporate governance requirements to obtain shareholder approval for certain dilutive events, such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater equity interest in us and certain acquisitions of the stock or assets of another company.

Under the Israeli Companies Law we will be permitted to create and issue shares having rights different from those attached to the SatixFy Ordinary Shares. For a discussion of such different rights, see “Item 10. Additional Information — Memorandum and Articles of Association — Anti-takeover Measures under Israeli Law.” SatixFy may rely on additional foreign private issuer exemptions with respect to some or all of the other corporate governance rules.

ITEM 16H.         MINE SAFETY DISCLOSURE

Not applicable.

ITEM 16I.         DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

ITEM 17.            FINANCIAL STATEMENTS

Not applicable.

ITEM 18.            FINANCIAL STATEMENTS

The financial statements required by this item are found at the end of this Annual Report, beginning on page F‑1.

ITEM 19.            EXHIBITS

See Exhibit Index below.

EXHIBIT INDEX

1.1	Second Amended and Restated Articles of Association of SatixFy (incorporated by reference to Annex B to SatixFy Communication Ltd.'s Form F-4/A filed with the SEC on September 21, 2022).
2.1	Specimen Ordinary Share Certificate of SatixFy (incorporated by reference to Exhibit 4.7 to SatixFy Communications Ltd.’s Form F-4/A filed with the SEC on September 16, 2022, as amended).

2.2	Specimen Warrant Certificate of SatixFy (incorporated by reference to Exhibit 4.8 to SatixFy Communications Ltd.’s Form F-4/A filed with the SEC on September 16, 2022, as amended).
2.3	Amended and Restated Warrant Agreement, dated as of January 12, 2023, by and among SatixFy, Endurance Acquisition Corp. and Continental (incorporated by reference to Exhibit 2.3 to SatixFy Communication Ltd.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 1, 2023).

2.4	Description of Securities (incorporated by reference to Exhibit 2.4 to SatixFy Communication Ltd.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 1, 2023).
4.1†
Business Combination Agreement, dated as of March 8, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.1 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.2
Amendment No. 1 to Business Combination Agreement, dated as of June 13, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.2 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.3
Amendment No. 2 to Business Combination Agreement, dated as of August 23, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.3 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.4
Form of Unit Subscription Agreement, by and between SatixFy and the subscribers party thereto (incorporated by reference to Exhibit 10.5 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.5
Sponsor Letter Agreement, dated as of March 8, 2022, by and among Endurance Acquisition Corp., the Sponsor and certain officers and directors of Endurance Acquisition Corp. in favor of SatixFy and Endurance Acquisition Corp (incorporated by reference to Exhibit 10.3 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.6
Amendment No. 1 to Sponsor Letter Agreement, dated as of June 13, 2022, by and among SatixFy, Endurance Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.14 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.7
Amendment No. 2 to Sponsor Letter Agreement, dated as of August 23, 2022, by and among SatixFy, Endurance Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.15 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.8†
Amended and Restated Registration Rights Agreement, dated as of March 8, 2022, by and among Endurance Acquisition Corp., the Sponsor and certain equityholders of Endurance Acquisition Corp (incorporated by reference to Exhibit 10.4 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.9
Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated as of October 27, 2022, by and among Endurance Acquisition Corp., the Sponsor and the other parties thereto (incorporated by reference to Exhibit 10.15 to SatixFy Communications Ltd.’s Form F-1/A filed with the SEC on December 16, 2022).

4.10†
Common Equity Purchase Agreement, dated as of March 8, 2022, by and among SatixFy and CF Principal Investments LLC (incorporated by reference to Exhibit 10.6 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.11†
Registration Rights Agreement, dated as of October 27, 2022, by and among SatixFy and CF Principal Investments LLC. (incorporated by reference to Exhibit 4.11 to SatixFy Communication Ltd.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 1, 2023).

4.12†
Credit Agreement, dated as of February 1, 2022, by and among SatixFy, Wilmington Savings Fund Society, FSB, as administrative agent and the lenders thereunder (incorporated by reference to Exhibit 10.10 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.13
First Amendment to Credit Agreement, dated as of September 13, 2022, by and among SatixFy, Wilmington Savings Fund Society, FSB, as administrative agent and the lenders thereunder (incorporated by reference to Exhibit 4.13 to SatixFy Communication Ltd.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 1, 2023).

4.14
Waiver and Second Amendment to the Credit Agreement, dated as of April 23, 2023, by and among SatixFy, Wilmington Savings Fund Society, FSB, as administrative agent and the lenders thereunder (incorporated by reference to Exhibit 99.1 to SatixFy Communications Ltd.’s Report on Form 6-K filed with the SEC on April 27, 2023).

4.15†
Security Agreement, dated as of February 1, 2022, by and among SatixFy, the grantors party thereto and Wilmington Savings Fund Society, FSB, as collateral agent (incorporated by reference to Exhibit 10.11 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.16†
Shareholder Agreement, dated as of February 6, 2018, by and among SatixFy UK Limited and ST Electronics (Satcom & Sensor Systems) Pte Ltd (incorporated by reference to Exhibit 10.13 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

4.17
Forward Purchase Agreement, dated October 24, 2022, by and between SatixFy, Endurance, SatixFy MS and Vellar Opportunity Fund SPV LLC – Series 7, with the amended thereto entered into on October 25, 2022 (incorporated by reference to Exhibit 10.13 to SatixFy Communications Ltd.’s Form F-1 filed with the SEC on December 16, 2022, as amended).

4.18†
Consulting Agreement, dated as of December 4, 2022, by and among SatixFy and ArgoSat Consulting LLC (incorporated by reference to Exhibit 10.16 to SatixFy Communications Ltd.’s Form F-1/A filed with the SEC on December 16, 2022).

4.19
Letter Agreement, dated as of December 8, 2022, by and among SatixFy, SatixFy MS, Endurance Acquisition Corp., Endurance Antarctica Partners and the other parties thereto (incorporated by reference to Exhibit 10.17 to SatixFy Communications Ltd.’s Form F-1/A filed with the SEC on December 16, 2022).

4.20
Warrant Letter Agreement, dated as of January 12, 2023, by and among SatixFy, Endurance Antarctica Partners, LLC and Cantor Fitzgerald and Co (incorporated by reference to Exhibit 10.18 to SatixFy Communications Ltd.’s Form F-1/A filed with the SEC on January 19, 2023).

4.21	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.8 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
4.22	SatixFy Communications Ltd. Compensation Policy (incorporated by reference to Exhibit 10.9 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 16, 2022, as amended).
4.23	2020 Share Award Plan (incorporated by reference to Exhibit 10.12 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 16, 2022, as amended).
8.1	List of Subsidiaries of Satixfy (incorporated by reference to Exhibit 21.1 to Satixfy Communication Ltd.'s Form F-4 filed with the SEC on September 21, 2022, as amended).
12.1*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
12.2*	Certification by the Interim Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
13.1*	Certification by the Chief Executive Officer and the Interim Chief Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
15.1*	Consent of Independent Registered Public Accounting Firm.
101
The following financial statements from the Company’s 20-F for the fiscal year ended December 31, 2022, formatted in Inline XBRL: (i) Consolidated Statements of Financial Position, (ii) Consolidated Statements of Comprehensive Loss, (iii) Consolidated Statements of Shareholders’ Deficit, (iv) Consolidated Statements of Cash Flows and (v) Notes to the Consolidated Financial Statements.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
______________________

†    Certain schedules and/or exhibits to this Exhibit have been omitted in accordance with the instructions to Item 19 of Form 20-F. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission or its staff upon request.

*    Filed herewith.

SIGNATURES

The Registrant hereby certifies that it meets all of the requirements for filing this Amendment No. 1 to Form 20-F and that it has duly caused and authorized the undersigned to sign this Amendment No. 1 to Annual Report on its behalf.

SATIXFY COMMUNICATIONS LTD

	By:	/s/ Ido Gur
Name: Ido Gur
Title: Chief Executive Officer

	By:	/s/ Oren Harari
Name: Oren Harari
Title: Interim Chief Financial Officer

Date: May 1, 2023

SATIXFY COMMUNICATIONS LTD.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2022

SATIXFY COMMUNICATIONS LTD.

The amounts are stated in thousands of USD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of SatixFy Communications Ltd.
Rehovot, Israel.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Satixfy Communications LTD. (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of comprehensive loss, changes of the shareholders’ deficit, and cash flows for each of the three years in the period ended  December 31, 2022, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

We have served as the Company’s auditor since August 2019.
April 28, 2023
Tel Aviv, Israel

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of USD)

		As of December 31
		2022	2021
	Note	In USD thousands
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	14	11,934	3,854
Trade accounts receivable		1,295	806
Contract Assets	3	5,035	6,015
Prepaid expenses and other		3,648	563
Government departments and agencies receivables		6,156	2,856
Related Parties	13	157	-
Derivatives FPA	16	12,775	-
Inventory	4	831	685
Total current assets		41,831	14,779

NON-CURRENT ASSETS:
Right-of-use assets, net	5	2,794	3,147
Property, plant and equipment, net	7	1,643	972
Investment in Jet Talk	6	1,777	2,137
Long term deposits		203	271
Derivatives FPA	16	28,077	-
Total non-current assets		34,494	6,527

TOTAL ASSETS		76,325	21,306

The accompanying notes are an integral part of the consolidated financial statements.

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of USD)

		As of December 31
		2022	2021
	Note	In USD thousands
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables		1,459	8,522
Short term loans from financial institutions	11	-	6,334
Contract Liabilities	8	622	474
ESA advance payments	18	5,800	15,270
Prepayment from Customer		12,176	1,504
Lease liabilities	5	1,021	989
Other accounts payable and accrued expenses	9	7,843	6,230
Related Parties	13	408	2,149
Total current liabilities		29,329	41,472

NON-CURRENT LIABILITIES:
Long term loans from financial institutions	11	54,926	6,943
Lease liabilities	5	2,280	2,984
Loan from shareholder, net	12	-	4,533
Derivatives Instruments Liabilities	14	20,305	1,392
Liability for royalties payable	15	1,107	1,368
Total non-current liabilities		78,618	17,220

SHAREHOLDERS’ DEFICIT:	17
Share Capital		-	4
Share Premium		446,488	46,203
Capital reserves		3,498	226
Accumulated deficit		(481,608)	(83,819)
Total shareholders’ deficit		(31,622)	(37,386)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		76,325	21,306

The accompanying notes are an integral part of the financial statements.

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands of USD)

		For the year ended December 31
	Note	2022	2021	2020

Revenues:	19
Development services and preproduction		10,081	19,237	10,319
Sale of products		545	2,483	313
Total revenues		10,626	21,720	10,632

Cost of sales and services:	20
Development services and preproduction		4,166	7,326	2,966
Sale of products		332	1,517	94
Total cost of sales and services		4,498	8,843	3,060

Gross profit		6,128	12,877	7,572

Research and development expenses, Net	21	16,842	17,944	16,637
Selling and marketing expenses	22	2,335	1,752	1,088
General and administrative expenses	23	9,249	3,735	2,612
Loss from operations		(22,298)	(10,554)	(12,765)

Finance Income		17	-	1,260
Finance Expenses		(9,919)	(4,399)	(1,862)
Derivatives revaluation	14	(37,377)	(199)	(301)
Other Income	12	5,474	-	-
Listing Expenses	24	(333,326)	-	-
Company's share in the loss of a company accounted by equity method, net	6	(360)	(1,898)	(3,895)
Loss before income taxes		(397,789)	(17,050)	(17,563)
Income taxes	25	-	-	-
Loss for the period		(397,789)	(17,050)	(17,563)

Other comprehensive income (loss) net of tax:
Items that will or may be reclassified to profit or loss:
Exchange gain (loss) arising on translation of foreign operations		3,272	1,131	(790)
Total comprehensive loss for the period		(394,517)	(15,919)	(18,353)

Basic and diluted loss per share (in dollars)	26	(13.25)	*(0.91)	*(0.95)
Basic and diluted weighted average common shares outstanding		30,031	*18,732	*18,365

* Restated as a result of the SPAC transaction

The accompanying notes are an integral part of the financial statements.

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(in thousands of USD)

	Ordinary shares	Preferred Shares A	Preferred Shares B	Preferred Shares C	Share capital	Share premium	Accumulated deficit	Capital reserves	Total
	Number of shares				In USD thousand

Balance as of January 1, 2022	18,783,168	7,638,647	4,999,651	895,710	4	46,203	(83,819)	226	(37,386)
Exercise of employee's options	236,446	-	-	-	-	101	-	-	100
Shares issued to Financial Institutions	846,432	-	-	-	-	1,978	-	-	1,978
Warrant exercised	-	-	57,660	860,802	-	5,399	-	-	5,399
Share based payments	-	-	-	-	-	570	-	-	570
Issuance of shares following SPAC transaction- (see note 1)	56,647,836	(7,638,647)	(5,057,311)	(1,756,512)	(4)	339,858	-	-	339,854
SPAC Exercise of warrants	2,553,692	-	-	-	-	2,381	-	-	2,381
Issuing shares as part of FPA	1,605,100	-	-	-	-	49,998	-	-	49,998
Comprehensive Loss for the year	-	-	-	-	-	-	(397,789)	3,272	(394,517)
Balance as of December 31, 2022	80,672,674	-	-	-	-	446,488	(481,608)	3,498	(31,622)

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(in thousands of USD)

For the year ended December 31, 2021

	Ordinary shares **	Preferred Shares A **	Preferred Shares B **	Preferred Shares C **	Share capital		Share premium	Accumulated deficit	Capital reserves	Total
	Number of shares				In USD thousand

Balance as of January 1, 2021	18,722,010	7,638,647	4,999,651	895,710	4		45,990	(66,769)	(905)	(21,680)
Exercise of options	61,158	-	-	-	(*	)	64	-	-	64
Share based payments	-	-	-	-	(*	)	149	-	-	149
Comprehensive Loss for the year	-	-	-	-	-		-	(17,050)	1,131	(15,919)
Balance as of December 31, 2021	18,783,168	7,638,647	4,999,651	895,710	4		46,203	(83,819)	226	(37,386)

*) Represents an amount less than one thousand.

**) Opening balances were reclassified after stock split following SPAC transaction. See Note 1.

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(in thousands of USD)

For the year ended December 31, 2020

	Ordinary shares **	Preferred Shares A **	Preferred Shares B **	Preferred Shares C **	Share capital	Share premium	Accumulated deficit	Capital reserves	Total
	Number of shares				In USD thousand

Balance as of January 1, 2020	18,003,769	7,638,647	4,999,651	895,710	4	44,151	(49,206)	(115)	(5,166)
Exercise of employee's options	589,535	-	-	-	-	14	-	-	14
Issuance of shares	128,706	-	-	-	-	750	-	-	750
Share based payments	-	-	-	-	-	76	-	-	76
Issuance of Warrant	-	-	-	-	-	999	-	-	999
Comprehensive Loss for the year	-	-	-	-	-	-	(17,563)	(790)	(18,353)
Balance as of December 31, 2020	18,722,010	7,638,647	4,999,651	895,710	4	45,990	(66,769)	(905)	(21,680)

**) Opening balances were reclassified after stock split following SPAC transaction. See Note 1.

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of USD)

	For the year ended December 31
	2022	2021	2020
Cash flows from operating activities:
Loss for the year	(397,789)	(17,050)	(17,563)
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation and amortization	1,162	1,421	1,328
Company's share in the loss of a company accounted by equity method, net	360	1,898	3,895
Finance expenses on loans	5,211	917	675
Change in the fair value of derivatives	37,374	200	9
Share based payments	570	149	76
Adjustment to Loss due to SPAC transaction	332,272	-	-
Decrease (Increase) in trade accounts receivable	(587)	(305)	1,056
Decrease (Increase) in contract assets	537	(4,119)	1,001
Increase in inventory	(146)	(10)	(63)
Increase (Decrease) in other current assets	(7,007)	3,256	(1,198)
Increase in trade payables	(6,236)	1,461	1,038
Increase in ESA prepayments	(7,609)	1,882	7,295
Decrease in deferred revenues	-	(612)	(5,031)
Increase in other accounts payable and accrued expenses	(1,571)	3,282	2,563
Increase in prepayments from customers	11,811	1,504	-
Increase (decrease) in liability for royalties payable	168	260	(685)
Net cash used in operating activities	(31,480)	(5,866)	(5,604)

Cash flows from investing activities
Decrease (Increase) in long-term bank deposit	(11)	201	(6)
Purchase of property, plant and equipment	(571)	(211)	(293)
Net cash used in investing activities	(582)	(10)	(299)

Cash flows from financing activities
Receipt of long-term loans from banks	-	-	4,504
Issuance of Warrants to banks	-	-	295
Receipt of long-term loans from a financial institution	52,837	7,300	-
Repayment of loan to shareholder	(5,000)	-	4,001
Issuance of Warrants to shareholder	-	-	999
Repayment of loans from banks	(13,818)	(2,930)	(891)
Repayment of royalty liability	(429)	(488)	-
Payments of lease liabilities	(1,029)	(1,191)	(975)
Issuance of shares- SPAC transactions	1,362	-	-
Option exercises to shares by employees	100	64	14
Exercise of Warrants, net	6,500	-	-
Net cash provided by financing activities	40,523	2,755	7,947
Increase (decrease) in cash and cash equivalents	8,461	(3,121)	2,044
Cash and cash equivalents balance at the beginning of the year	3,854	6,983	4,961
Effect of changes in foreign exchange rates on cash and cash equivalents	(381)	(8)	(22)
Cash and cash equivalents balance at the end of the year	11,934	3,854	6,983

SATIXFY COMMUNICATIONS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of USD)

	For the year ended December 31
	2022	2021	2020

Appendix A – Cash paid and received during the year for:

Interest paid	921	1,625	386

Appendix B – Non Cash transactions during the year for:

Purchase of Fixed Assets in credit	319	-	-
Issuance of shares against liability	49,998	-	-
Issuance of shares against loan	1,978	-	750
Issuance of shares against warrants	1,280	-	-

The accompanying notes are an integral part of the financial statements

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 1 – GENERAL

a.
Satixfy Hong Kong (hereinafter: the “The Former Company” ") was incorporated in Hong Kong in 2012 having a place of business at Unit B, 20/F., Nathan Commercial Building, 430-436 Nathan Road, Yaumati, Kln. Hong Kong  in accordance with Hong Kong law. On November 27, 2019, the Board of Directors of the Former Company decided to make a structural change (hereinafter "the Reorganization"). For the reorganization, Satixfy Communications Ltd. (hereinafter: the "Company") was incorporated on January 9, 2020, as a private limited company, in accordance with the provisions of the Israeli Companies Law while maintaining the same capital structure as the Former Company. On May 12, 2020, the Former Company transferred to the Company all its holdings directly and indirectly in the subsidiaries (hereinafter "the transferred companies", see also Note 1.d). The reorganization was completed on May 12, 2020, after receiving an approval from the Israeli Tax Authorities for tax exemption in accordance with the provisions of section 104B (f) of the Income Tax Ordinance.

The Company Accounted for the reorganization using the pooling of interest method, and the consolidation of the financial statements reflects the reorganization using the "As Pooling" method accordingly. The consolidated financial statements include the financial position, results of operations and cash flows of the Company and of the transferred companies, consolidated as of January 1, 2020.

Assets and rights acquired by the transferred companies after January 1, 2020, reflect the assets and liabilities and activities of those assets as of the date of their acquisition by the transferred companies.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As of December 31, 2022, the Company had incurred accumulated losses of $481.6 million (see Note 27 - Listing Expenses, below) and expects to continue to fund its operations through fundings as issuance of convertible securities, ordinary shares and warrants and through revenues from existing and new customers including governmental grants.

There are, however, some transactions and events that the Company expects will occur in the near future that the Company believes will improve its cash status, as follows:

•
Equity line of credit with Cantor Fitzgerald & Co. with a considerable daily trading volume. Concurrently with the execution of the Business Combination Agreement, The Company entered into the Equity Line of Credit with CF Principal Investments LLC, an affiliate of Cantor Fitzgerald & Co. (“CF”), pursuant to which the Company may issue and sell to CF, from time to time and subject to the conditions in the related purchase agreement, up to an aggregate amount of $77.25 million in the Company’s Ordinary Shares for aggregate gross proceeds to the Company of up to $75 million after deducting the applicable purchase price discount on sales to CF thereunder (see also Note 1b. below);

•	Mature pipeline from existing and new customers, which if it materializes, will generate substantial cash inflows to the company in the near term;
•	Planned cost reduction which will include, as necessary, headcount reduction combined with an optional equity grant in lieu of salary; and
•	Amendment to the Francisco Partners ("FP") loan agreement which entitles the Company to Pay In Kind (“PIK”) its interest on the loan from FP in 2023 (see also Note 27 – Listing Expenses - below).

The Company’s management believes that the above resources, combined with the cost reduction plans described above, will generate enough cash sufficient for the foreseeable future from the date of this Annual Report.

b.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses of $481,608 from operations since its inception. The Company has incurred $397,789, $17,050, $17,563 of net loss in 2022, 2021 and 2020 respectively. Since its inception, the company has financed its day-to-day operations by receiving capital investments, receiving income from Government projects together with bank and Shareholders’ loans. In order to secure its operation, the Company received a loan of $55 million on February 3, 2022 (see also Note 13) and raised capital as part of the Business Combination Agreement (see note 1). The Company depends on additional capital raising for the operational activity.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 1 - GENERAL (CONT.):

c.	Business Combination Agreement SPAC Transaction ("Business Combination Agreement" OR "Transactions"):

On March 8, 2022, the Company and one of its subsidiaries, SatixFy MS, which was incorporated in 2022 for that purpose, entered into the Business combination agreement with Endurance Acquisition Corp. (“Endurance”). Under that agreement, Endurance, merged into SatixFy MS, with SatixFy MS continuing as the surviving company and becoming the Company’s direct, wholly-owned subsidiary. The Business Combination Agreement, as amended, and the related transactions were completed on October 27, 2022 ("SPAC merger" and the “Closing”).

As a result of the Business Combination, the Company recorded a gross increase in cash of $20 million and had $18.7 million expenses in cash related to the Transactions.

The Business Combination was accounted for as a capital reorganization, with no goodwill or other intangible assets recorded, in accordance with IFRS 3, Business Combination. The Company is the accounting acquirer and SatixFy Ordinary Shares were registered under the Exchange Act and listed on the NYSE American.

Concurrently with the execution of the Business Combination Agreement, The Company entered into the Equity Line of Credit with CF Principal Investments LLC, an affiliate of Cantor Fitzgerald & Co. (“CF”), pursuant to which the Company may issue and sell to CF, from time to time and subject to the conditions in the related purchase agreement, up to an aggregate amount of $77.25 million in the Company’s Ordinary Shares for aggregate gross proceeds to the Company of up to $75 million after deducting the applicable purchase price discount on sales to CF thereunder.

In addition the company entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction” or "FPA") with Vellar Opportunity Fund SPV LLC — (“Vellar” or "Seller”) (see note 16).

As part of the Business Combination Agreement, the company has also issued different derivatives (see note 14).

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 1 - GENERAL (CONT.):

d.
The Company and its subsidiaries are engaged in the development and marketing of integrated circuit products for specific applications, antennas and terminals used for satellite communications. The Company has developed a new generation of integrated silicon chips for modems and antennas based on its own proprietary technology and provide end-to-end solutions for the satellite communications industry, including terminals, payloads and hubs.  The Company develops its advanced chips (Application Specific Integrated Circuit chips (ASICs) and Radio Frequency Integrated Circuit chips (RFICs)) based on technology designed to meet a variety of applications and services, such as broadband aviation, IOT, mobility and maritime, and operating on GEO, LEO and MEO satellites. The

Company’s technology includes electronically steered antenna arrays, forming and design of digital beams, beam hopping, on-board processing payload chips and software-defined radio (SDR) modem chips. The affiliated company "Jet Talk" is engaged in the development and marketing of a unique antenna for IFC passenger aircraft and computers that receive broadband video transmissions from satellites.

e.
The Company operates primarily through five wholly owned subsidiaries: Satixfy Israel Ltd, Satixfy UK, Satixfy Space Systems UK, Satixfy Bulgaria and SatixFy US LLC ("Group"), all of which have been consolidated in these consolidated financial statements.

Name	Holding percentage		Held By	Country of incorporation
	2022	2021
Satixfy Israel Ltd.	100%	100%	Satixfy Communications	Israel
Satixfy UK	100%	100%	Satixfy Communications	UK
Satixfy Space Systems UK	100%	100%	Satixfy Communications	UK
Satixfy Bulgaria	100%	100%	Satixfy UK	Bulgaria
Satixfy US LLC	100%	100%	Satixfy Communications	USA
Satixfy MS	100%	-	Satixfy Communications	Cayman Islands

In addition, the Company's holds 51% of the shares of the following entity (see also Note 8):

Name	Holding percentage		Held By/	Country of incorporation
	2022	2021
Jet talk	51%	51%	Satixfy UK	UK

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 1 - GENERAL (CONT.):

f.	Russia- Ukraine war

The Russia-Ukraine war poses indirect but unpredictable risks of disruption to the company business. Several of its current and prospective customers are operators of communication satellite constellations and have historically used Russian-based launch facilities and vehicles to place their satellites into orbit. If these customers are unable to find alternative launch venues on a timely basis or at all, they may experience delays in deploying their satellites, which in turn could cause them to defer orders for the company satellite communications chips and satellite payloads. Additionally, recent reports indicated that the Russia-Ukraine conflict may have an adverse impact on the supply of certain commodities, of which Ukraine and Russia were significant producers (for example, neon gas), used in the fabrication of silicon chips. The company ability to mitigate the potential adverse impacts of the Russia-Ukraine conflict on the company supply chain or the supply chains of the company customers is limited, as the impacts are largely indirect and it is difficult for us to predict at this time how the company suppliers and customers will adjust to the new challenges or how these challenges will impact the company costs or demand for the company products and services. The effects of the sanctions implemented in response to the conflict may also adversely affect the company industry, including chip supply chains, to the extent that they lead to higher energy and manufacturing costs, lower economic growth or deferrals of investment in satellite communications technology.

As of the date of approval of this report, the Company's management does not identify any difficulties in the Company's solvency due to the Russia-Ukraine war or a material impact on the availability of financing sources or their price.

g.	COVID -19

The 2019 Novel Coronavirus infection (‘coronavirus’) or ‘COVID-19’ pandemic poses a major public health threat. It has hindered the movement of people and goods worldwide, and many governments are instituting restrictions on both individuals and businesses. Significant development and spread of the coronavirus did not take place until January 2020, with the World Health Organization (WHO) announcing the coronavirus as a global health emergency on January 30, 2020, which prompted national governments around the world to begin putting actions in place to slow the spread of COVID-19. Furthermore, significant measures taken by the Chinese government and by private sector organizations did not take place until early 2020. On March 11, 2020, the WHO declared COVID-19 a global pandemic and suggested worldwide containment and mitigation measures. In response to the pandemic, the Company has adjusted its business practices with a focus on the health and well-being of our employees and their families, customers, partners, service providers, and communities. The Company’s office has been subject to government-mandated lockdowns for some periods of time and the Company received a long-term loan following the Israeli government’s decision to establish a dedicated loan fund to help the Israeli companies to deal with the impact of the COVID-19 pandemic.

As the COVID-19 pandemic continued to spread around the world, it had a negative impact on the company's business operations, mainly due to the impact the pandemic had on certain market sectors the company is targeting, as several opportunities at different stages of negotiations were postponed, exhibitions were canceled, and meetings postponed due to flight limitations. In addition, work on current projects was delayed, as more than 50% of employees worked from home during a period of over 8 months, leading to delays in project schedules, which affected the company's forecasts and cash flow.

The Company's management continue to monitor and to examine the effects of the COVID-19 crisis on its various aspects and acts, if necessary, to make necessary adjustments in order to minimize exposure to the Company's activities and operating results. In light of the aviation restriction due to the crisis, there may be delays in sales outside Israel.

As of the date of approval of this report, the Company's management does not identify any difficulties in the Company's solvency due to the COVID-19 crisis or a material impact on the availability of financing sources or their price.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

The significant accounting policies used in the preparation of the financial statements, on a consistent basis, are:

A.	Basis of preparation:

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board ("IASB"). The financial statements have been prepared under the historical cost convention except for certain financial liabilities which are measured at fair value until conversion. The Company has elected to present the consolidated statements of comprehensive loss using the function of expense method.

B.	Basis of consolidation:

Subsidiaries:

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control. The consolidated financial statements present the results of the Company and its subsidiaries as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

In addition, the financial statements of the subsidiaries were prepared using a consistent accounting policy with the Company regarding similar transactions and events in similar circumstances.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

B.  Basis of consolidation )cont.):

Investments in affiliated companies and joint ventures:

When the Company has the ability to influence the business operation of another entity, but the influence doesn’t constitute a control, then the Company has a significant influence which will be presented as an affiliate company based on the equity method. Potential voting rights which can be exercise on an immediate basis also taking into account as part of the above influence. The holding in an affiliate company is presented based on the equity method unless the investment is held for sale. The financial statements of the affiliated company have been prepared using the same accounting policy of the Company. Any goodwill arising from the affiliated company purchase is part of the investment and isn’t amortized unless there is objective evidence for impairment.

If the Company's share in the losses of an affiliated company or joint venture is equal to or exceeds its rights in the affiliated company or in the joint venture, the Company ceases to recognize its share in additional losses. Once the Company's rights have been reduced to zero, the Company recognizes additional losses only to the extent that it has incurred legal or implied liabilities or to the extent that payments have been made for the affiliated company or for the joint venture. The Company recognizes the gains that arise thereafter only when the Company's share in the profits equals the share in unrecognized losses.

The Company performs an impairment test (see Note 2.V below) for a net investment in an affiliated company or in a joint venture as a whole when there is objective evidence of impairment of the investment. An impairment loss as aforesaid is allocated to an investment as a whole.

The Company ceases to use the equity method as of the date on which an investment ceases to be an affiliated company or joint venture. Any investment remaining in the former affiliate or former joint venture is measured at fair value. The difference between the fair value of the remaining investment and any consideration from the realization of part of the investment and the book value of the investment at the time the use of the equity method is discontinued is recognized in profit or loss. Amounts previously recognized in other comprehensive income with respect to the same investment are treated in the same manner that would have been required if the invested entity had itself realized the related assets or related liabilities.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

B.  Basis of consolidation )cont.):

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates and joint ventures are eliminated to the extent of the Group’s interest in these investments. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

C.	Use of critical estimates and assumptions in the preparation of the financial statements:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates.

The following is a description of assumptions about the future and other factors for uncertainty in estimates at the end of the reporting period, which results in a significant risk that will result in material correlation to book values of assets and liabilities during the next reporting period:

Useful life of fixed assets and intangible assets – Useful life is based on management’s estimates of the period in which the assets will generate income, which are reviewed periodically for the purpose of examining the adequacy of these estimates. Changes in management’s estimates may lead to material changes in depreciation expense recognized in profit or loss.

Fair value of financial instruments – The fair value of financial instruments that are not quoted in an active market is measured in accordance with model-based valuation techniques. These techniques are significantly influenced by assumptions that serve as a basis for calculation, such as capitalization rates and estimates of future cash flows.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

C.	Use of estimates and assumptions in the preparation of the financial statements (Cont.):

Inventory - The net realizable value of the inventory is reviewed at the end of each reporting period. Factors that may affect selling prices include the existing market demand for the company's inventory, the activity of competitors in the market, superior technology in the market, the prices of raw materials and the bankruptcy of customers and suppliers.

Estimates of Receipts or Payments of Financial Instruments - If the Company updates the estimates of receipts or payments of financial instruments, it adjusts the value in the books of the financial instrument to reflect the actual cash flows and the updated estimate of the cash flows.

Contracts with customers - Measuring the progress of performance commitments that exist over time the company estimates the total cost of completing each project based on estimates of material costs, labor costs, subcontractor performance and more.

D.	Foreign currency:

The consolidated financial statements are prepared in U.S. Dollars (the functional and reporting currency). Transactions and balances in foreign currencies are converted into US Dollars in accordance with the principles set forth by International Accounting Standard (IAS) 21 "The Effects of Changes in Foreign Exchange Rates". Accordingly, transactions and balances have been converted as follows:

•	Monetary assets and liabilities – at the rate of exchange applicable at the consolidated statements of financial position date.

•	Exchange gains and losses from the aforementioned conversion are recognized in the statement of comprehensive income.

•	Expense items – at exchange rates applicable as of the date of recognition of those items.

•	Non-monetary items are converted at the rate of exchange used to convert the related consolidated statements of financial position items (i.e. at the time of the transaction).

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

D.   Foreign currency (Cont.):

Foreign operations

On consolidation, the results of foreign operations are translated into US Dollars at exchange rates ruling when the transactions took place.  All assets and liabilities of foreign operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the reporting date.

Exchange rate differences arising on translating the opening net assets at opening rate and the results of foreign operations at actual rate of exchange are recognized in other comprehensive income and accumulated in the foreign exchange reserve.  Exchange differences recognized in profit or loss in the Group entities' separate financial statements on the translation of long-term monetary items forming part of the Group's net investment in the foreign operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange reserve on consolidation.

On disposal of a foreign operation, the cumulative exchange differences recognized in the foreign exchange reserve relating to that operation up to the date of disposal are classified to profit or loss as part of the profit or loss on disposal.

E.   Cash and cash equivalents:

Cash equivalents are considered by the Company to be highly liquid investments, including, inter alia, short-term deposits with banks where the maturity of which does not exceed three months at the time of deposit and which are not restricted.

Overdrafts, which are due on demand and form an integral part of the Company's cash management, were included as a component of cash and cash equivalents for the purposes of presenting the statement of cash flows.

 F.  Linkage:

Assets and liabilities linked to the consumer price index were included according to the appropriate index for each asset or liability.

CPI-linked loans are measured at reduced cost when the balance at the end of the reporting period is CPI-linked.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

G.	Provisions:

Provisions are recognized when the Company has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result, and that outflow can be reliably measured. Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the reporting period.

The effect of the time value is material, the amount of the provision is measured according to the present value of the projected expenses that will be required to settle the obligation.

The reduction of a provision is recognized in profit or loss as the reduction of the appropriate consequential item when the company actually bears it or at the date of its termination, whichever is later.

H.	Research and development costs:

Expenditure on research activities is recognized in profit or loss as incurred. Expenditure incurred on development activities including the Company’s development is capitalized where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:

•	The product is technically and commercially feasible.

•	The Company intends to complete the product so that it will be available for use or sale.

•	The Company has the ability to use the product or sell it.

•	The Company has the technical, financial and other resources to complete the development and to use or sell the product.

•	The Company can demonstrate the probability that the product will generate future economic benefits.

•	The Company is able to measure reliability of the expenditure attributable to the product during the development.

Recognition of costs in the carrying amount of an intangible asset, ceases, when the asset is in the condition necessary for it to be capable of operating in the manner intended by management. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

H.  Research and development costs (Cont.):

Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible assets current level of performance, is expensed as incurred. The Company did not meet those requirements for capitalization of research and development expenses.

I.	Leases:

The Company applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases:

•	Applied a single discount rate to a portfolio of leases with reasonably similar characteristics.
•
Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

•	Applied the practical expedient provided by the standard to recognize right-of-use assets equal to the lease liability upon initial application.

Under IFRS 16, the Company recognizes right-of-use assets and lease liabilities for most leases. The Company adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.

On initial application of IFRS 16, the Company recognized right-of-use assets and lease liabilities in relation to leases of office facilities and motor vehicles, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate as at January 1, 2019. The Company’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 4.5%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

I.   Leases (Cont.):

Right-of-use assets:

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets comprises the amount of the initial measurement of the lease liability; lease payments made at or before the commencement date less any lease incentives received; and initial direct costs incurred.

The recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment. The right-of-use assets are presented within property, plant and equipment.

Lease liabilities:

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option that is reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

Lease term:

The term of a lease is determined as the non-cancellable period for which a lessee has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

J.	Share-based payment:

The Company has recognized share-based payment transactions, inter alia, for the purchase of goods or services. These transactions include transactions with employees and non-employee parties that will be settled in the Company's equity instruments, such as shares or stock options, or that will be settled in cash based on the price or value of the Company's equity instruments, and transactions that allow the Company to choose between Cash in cash and disposal in the company's equity instruments.

In the case of share-based payment transactions for employees disposed of in equity instruments, the value of the benefit is measured at the time of grant with respect to the fair value of the equity instruments granted.

With respect to share-based payment transactions for non-employee parties settled in equity instruments, the value of the transaction is measured with respect to the fair value of the goods and / or services received. If the company is unable to reliably measure the fair value of the goods or services received, their fair value is measured with respect to the fair value of the equity instruments granted.

In the case of share-based payment transactions that are settled in cash, the value of the benefit is presented as a liability, which is measured at fair value at the end of each reporting period and at the date of settlement.

The benefit value of share-based payment transactions is recognized in profit or loss, unless the expense is included in the cost of an asset, against a capital fund over the vesting period based on the best estimate obtainable of the number of equity instruments expected to mature.

When the Company received services in exchange for a payment granted based on the Company's equity instruments, it is a share-based payment transaction that is settled on equity instruments, so that an expense is recognized in profit or loss.

When changes are made to a share-based payment plan, the Company recognizes the effects of changes that increase the total fair value of the plan during the remaining vesting period.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

K.	Transactions with related parties:

An asset transferred to the company by its related parties is presented in the Company's financial statements at its fair value at the date of the transfer. Any difference between the amount of consideration determined for the property and its fair value was recognized in equity.

An asset transferred from the Company to its related parties is deducted from the Company's financial statements at its fair value at the date of the transfer. The difference between the fair value of the property and the book value at the date of transfer was recognized in profit or loss and the difference between the amount of consideration determined for the property at the time of transfer and its fair value was recognized in equity.

When the Company's liability to a third party, in whole or in part, is taken by a related party, the liability is deducted from the Company's financial statements at fair value at the date of settlement when the difference between the book value of the liability and the fair value at the date of disposal is recognized in profit or loss. The obligation at the time of settlement and the amount of consideration determined by a capital seller.

L.	Loss per share:

Loss per share is calculated by dividing the net loss attributed to the Company's shareholders by the number of weighted ordinary shares that exist during the period. The basic loss  per share includes only shares that actually exist during the period. Potential ordinary shares (convertible securities such as convertible bonds, warrants and employee stock options) are included only in the calculation of diluted earnings per share to the extent that their effect dilutes loss per share by converting them to decreases earnings per share or increases losses per share.

In addition, potential ordinary shares converted during the period are included in the diluted earnings per share only up to the date of conversion, and from that date are included in the basic loss per share.

M.	Government grants (except OCS grants):

A benefit of a loan from the bank with the participation of the government an interest rate lower than the market interest rate was treated as a government grant. The loan was recognized and measured in accordance with the aforesaid in Note 13. The benefit was measured as the difference between the initial book value of the loan and the consideration received.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

M.	Government grants (except OCS grants) (cont.):

The benefit component from the government's participation in the loan was recognized as a financing activity in accordance with the Company's policy for presenting interest payments in financing activity.

N.	OCS grants:

A grant from the Office of the Chief Scientist (OCS) received for research and development activities, for which the Company undertook royalties’ payments to the government contingent on making future sales resulting from this financing, was treated as a loan that could be forgiven and recognized as a reimbursement of related research expenses or development costs.

The grant was recognized as a liability in the financial statements, unless there is reasonable assurance that the company will meet the conditions for the forgiveness of the loan, then it has been recognized as a government grant. When the liability to the government does not bear market interest, the liability was recognized at its fair value in accordance with the market interest rate at the time the grant was received. The difference between the consideration received and the liability recognized in the statement of financial position at the time of receiving the grant was treated as a government grant and recognized as a reimbursement of research expenses or as a reduction of development costs capitalized as the case may be. Repayment of the liability to the government is reviewed every reporting period, with changes in the liability resulting from a change in the expected royalties recognized in profit or loss.

O.	Credit costs:

The Company recognized credit costs as an expense in the period of formation, except in cases where they can be directly attributed to the acquisition, construction or production of eligible assets, so these costs were capitalized as part of the cost of those assets. The company capitalized credit costs when exits were formed in respect of the property, credit costs were formed, and the activities required to prepare the property for its intended use or sale were carried out. The Company has stopped capitalizing credit costs when substantially all the activities required to prepare the eligible asset for its intended use or sale have been completed. During prolonged periods in which the active development of a qualifying asset was stopped, the Company delayed the capitalization of credit costs.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

P.	Capital instrument:

Any contract that classifies a residual right in a company's assets after deducting all its liabilities is classified as an equity instrument. Costs directly related to the issuance of an equity instrument are presented in equity less the issue.

Rights, options, or warrants offered in proportion to all existing owners of the same type of shares for the purchase of a fixed number of shares for a fixed amount in any currency have been classified as an equity instrument.

Q.	Warrants:

Equity Warrants: Receipts in respect of warrants for the purchase of shares of the company / subsidiary, which give the holder the right to purchase a fixed number of equity instrument (e.g., ordinary shares) in exchange for a fixed amount of cash, are classified as equity.

Financial liability : Receipts in respect of warrants for the purchase of shares of the company, which give the holder the right to purchase a fixed number of ordinary shares in exchange for a variable amount, including when the exercise of the warrants is linked to any index or foreign currency, are classified as liabilities. (See also Note 14)

R.	Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

1.          In the principal market for the asset or liability, or

2.          In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible to the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing  the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

R.  Fair value measurement (con.):

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

The Company measures the following balances according to Fair Value: financial lability warrants.

Classification of fair value hierarchy

The financial instruments presented in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value. The classification of an item into the below levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur:

Level 1	-	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	-	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.
Level 3	-	Inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

S.	Financial instruments:

Financial assets

The Company classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Company's accounting policy for the relevant category is as follows:

Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest.

They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivables are recognized based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

S.	Financial instruments (Cont.):

For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

For this purpose, the company relied on historical data that includes debt settlement, failure rate of lost debt to each company in the group in the period of the last 5 years up to the date of measurement. The Company updates the impairment provision at the end of each reporting period, and the change in the provision as it exists is recognized as a gain or loss from an impairment loss or loss.

At the end of each reporting period the Company assesses whether an asset has been impaired due to credit risk (i.e. if an event has occurred that has a detrimental effect on the future cash flows of the estimated asset). Evidence that a property is defective includes for example a significant financial difficulty of the debtor.

The company deletes the value in the gross books of a financial asset, in whole or in part, when the company has no reasonable expectation of the return of the asset, for example when the debtor enters into a foreclosure or bankruptcy proceeding.

Fair value:  All other financial assets, including debt instruments when first recognized at fair value through profit or loss to eliminate or significantly reduce inconsistency in measurement or recognition, were first measured at fair value, and changes in fair value after initial recognition were recognized in profit or loss. Transaction costs that were directly attributed to these assets were recognized in profit or loss at the time they were incurred.

Reclassification of measurement groups after initial recognition is not possible unless the company changes its business model for managing financial assets.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

S.  Financial instruments (Cont.):

Financial liabilities (cont.):

The Company's accounting policy for its financial liabilities is as follows:

Fair value: This category comprises of Convertible securities and warrants which are carried in the consolidated statement of financial position at fair value with changes in fair value recognized in the consolidated statement of comprehensive income.

Amortized cost: other financial liabilities, including bank borrowings, loans from bank, trade payables, loan from major shareholder, leases and financial liability from government grants, are initially recognized at fair value less any transaction costs directly attributable to the issue of the instrument. Such interest-bearing liabilities are subsequently measured at amortized cost using the effective interest method, which ensures that any interest expense over the period is at a constant interest rate on the balance of the liability carried in the statement of financial position. Interest expense in this context includes initial transaction costs, as well as any interest or coupon payable while the liability is outstanding.

De-recognition

●
Financial assets - the Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

●	Financial Liabilities - the Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Impairment of financial assets

The Company assesses at the end of each reporting period whether there is any objective evidence of impairment of a financial asset as follows. Financial assets carried at amortized cost: there is objective evidence of impairment of other accounts receivable if one or more events have occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows. Evidence of impairment may include indications that the debtor is experiencing financial difficulties, including liquidity difficulty and default in interest or principal payments.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

S.  Financial instruments (Cont.):

Write-off policy

The Company writes off its financial assets if any of the following occur:

1.	Inability to locate the debtor.

2.	Discharge of the debt in a bankruptcy.

3.	It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

T.	Issue of a unit of financial instruments:

The issue of a unit of financial instruments like a financial liability (e.g., a loan) and free-standing derivative (e.g. warrants) involves the allocation of the proceeds received (before issue expenses) to the instruments issued in the unit based on the following order: financial derivatives and other financial instruments measured at fair value in each period. Then fair value is determined for financial liabilities that are measured at amortized cost. The proceeds allocated to equity instruments are determined to be the residual amount. Issue costs are allocated to each component pro rata to the amounts determined for each component in the unit.

U.	Impairment of non-financial assets

Other intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. Recoverable amount is the higher of an asset's fair value less costs of disposal and value-in-use. The value-in-use is the present value of the estimated future cash flows relating to the asset using a pre-tax discount rate specific to the asset or cash-generating unit to which the asset belongs. Assets that do not have independent cash flows are grouped together to form a cash-generating unit. A cash-generating unit is the smallest group of assets that independently generates cash flow and whose cash flow is largely independent of the cash flows generated by other assets.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

V.	Assets and liabilities arising from engagements with customers:

   •  Customers -

The company presents an unconditional right to receive consideration as debtors in respect of contracts (customers). The right to compensation is not conditional if only a lapse of time is required until the due date, even if it may be subject to repayment in the future. Upon first recognition of customers, any difference between the measurement of customers in accordance with International Financial Reporting Standard 9 and the corresponding amount of recognized revenue will be presented as an expense. The Company treats debtors in respect of contracts as financial assets.

   •  Assets in respect of contracts -

The company presents a right to receive consideration for goods or services transferred to the customer as an asset in respect of a contract, when this right is conditional on a factor other than the passage of time. The Company handles the impairment of an asset in respect of a contract on the same basis as a financial asset at a reduced cost.

   •  Liabilities in respect of contracts -

The Company presents an obligation to transfer goods or services to the customer, for which the company has received consideration from the customer (or unconditional consideration that has matured), as an obligation in respect of a contract (advances from customers).

W.	Inventories

Inventories are recognized at the lower of cost and net realizable value.  Cost comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The Company measures cost of raw materials on a First In First Out ("FIFO") basis and finished goods according to costs based on direct costs of materials and labor.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

X.	Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:

%
Leasehold Improvement	25-33
Machinery and Equipment	7-14
Computers	33.3
Furniture	15

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The assets’ residual values, depreciation rates, and depreciation methods are reviewed, and adjusted if appropriate, at the end of reporting period year. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is higher than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the profit or loss.

Y.	Employee benefits

The Group has several employee benefit plans:

1.
Short-term employee benefits: Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Y.  Employee benefits (cont.)

2.
Post-employment benefits: The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans. In Israel, the Group funds for its employee’s contribution plans pursuant to Section 14 to the Severance Pay Law since 2004 under which the Group pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods. There are no post-employment benefits in the UK.

Z. Revenue recognition

Revenue is recognized based on the five-step model outlined in IFRS 15, Revenue from Contracts with Customers. IFRS 15 sets out a single revenue recognition model, according to which the entity shall recognize revenue in accordance with the said core principle by implementing a five-step model framework:

1.	Identify the contracts with a customer.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations in the contract.

5.	Recognize revenue when the entity satisfies a performance obligation.

The company's revenue consists mostly of revenue from the sale of chip development services and the sale of modems for satellite communications and related products.

The Company recognizes revenue from development services, as set forth below, at the time the service is transferred to the customer and measures the revenue in an amount that represents the consideration that the Company expects to be entitled to for the same goods or service.

The Company recognizes revenue from the sale of satellite communications modems and related products when control is transferred to its customers: once the products have been physically delivered at the agreed location, the Company no longer has a physical holding, and usually has a present right to receive payment and does not retain any significant risks and benefits. In most of the company's product sales, control is transferred when the products are shipped.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Z. Revenue recognition (Cont.):

The company presents revenues from products and revenues from development and pre-production services in separate sections.

The company evaluates the products and services committed in each contract upon its creation in order to determine whether the contract includes a commitment / performance obligation. The Company treats goods or services as a separate performance obligation if they can be distinguished and the commitment to deliver the same goods or services is identifiable separately from other commitments in the contract. One of the Company's contracts includes a commitment to license the Company's intellectual property together with ancillary specialized services that are generally indistinguishable from each other because they are interdependent and closely related.

The Company determines the transaction price for each contract based on the consideration that the Company expects to be entitled to for the products or services provided subject to the contract. Sales tax, value added tax and other taxes which are levied by the company from income-generating activities are not included in the Company’s revenues. For contracts where part of the price may vary, the Company estimates a variable consideration in the most reasonable amount, which is included in the transaction price if and only when it is unlikely that there will be a significant cancellation of the recognized cumulative revenue. When the transaction price includes a non-cash consideration, the Company has measured its fair value at the time of the engagement, with subsequent changes in the fair value that are not due to the form of consideration being treated in accordance with the guidelines regarding variable consideration. The Company has chosen, as a practical relief, not to adjust the amount of consideration promised to the effects of a significant financing component in contracts when the period between execution by the Company and payment by the customer is one year or less. Ancillary items that are not material to the contract are recognized as an expense.

Revenue is recognized when control of the committed products or services is transferred to the Company's customers, in an amount that reflects the consideration that the Company expects to be entitled to against those goods or services. When a contract includes a license to use the Company's intellectual property, together with other goods or services, the Company assesses the nature of the combined performance obligation to determine whether it is met over time or at a point in time.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Z.	Revenue recognition (Cont.)

When the commitment to the customer is to provide a right of access to the company's intellectual property, the company recognizes revenue over time. The Company measures progress towards the full fulfillment of the Company's performance obligations in methods based on outputs such as a performance survey completed as of any given date.

The Company presents a contract liability (deferred income) when cash payments are received or are due for payment before the Company's performance subject to the contract, including amounts that are repayable. A right to consideration is presented as and asset only when it is not conditional (i.e., when only a lapse of time is required before the due date of the consideration arrives). When the Company delivers goods or services before the customer pays any consideration or before payment’s due date, the Company records it as a contractual asset, which is presented as part of other receivables.

AA. Reverse Merger

The Business Combination has been accounted for as a capital reorganization. Under this method of accounting, Endurance was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of SatixFy issuing shares in the Business Combination for the net assets of Endurance as of the Closing, accompanied by a recapitalization. The net assets of Endurance are stated at historical cost, with no goodwill or other intangible assets recorded. SatixFy determined that it will be the accounting acquirer based on evaluation of the following facts and circumstances:

•	SatixFy’s existing shareholders will have the greatest voting interest in the combined entity.

•	SatixFy’s directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination.

•	SatixFy’s senior management will be the senior management of the combined company following the consummation of the Business Combination.

•	SatixFy is the larger entity based on historical operating activity and its employee base.

The Business Combination, which is not within the scope of  IFRS 3 since Endurance does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of SatixFy Ordinary Shares issued over the fair value of Endurance’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.):

AA. Reverse Merger (cont.):

According to the IFRIC’s final agenda decision from October 2022, an accounting policy that results in allocating all the warrants issued to the acquisition of the stock exchange listing service solely to avoid the warrants being classified as financial liabilities applying IAS 32 would not give rise to a relevant and reliable accounting policy, it was suggested that an entity could allocate the shares and warrants to the acquisition of cash and other financial assets and the stock exchange listing service on the basis of the relative fair values of the instruments issued. Under this allocation method:

•	Warrants and price adjustments shares ("PAS") in the scope of IFRS 2 will be classified as equity, as they are considered equity-settled share-based payment.
•	Warrants and price adjustment shares in the scope of IAS 32 will to be classified as financial liabilities, as they fail the fixed-for-fixed requirement.

AB. Changes in accounting policies

New standards, interpretations and amendments not yet effective

The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

IAS- 1 Presentation of Financial Statements

In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that ‘settlement’ includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. However, in May 2020, the effective date was deferred to annual reporting periods beginning on or after January 1, 2023. The Company is currently evaluating the impact of IAS 1 amendments, however, at this stage it is unable to assess such impact.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 3 - CONTRACT ASSETS:

	December 31, 2022	December 31, 2021

Related parties (See Note 13)	1,679	1,685
Other trade receivables	3,356	4,330
	5,035	6,015

NOTE 4 – INVENTORY:

Inventories are stated at the lower of cost or market, computed using the first-in, first-out method.

Following is a breakdown of the Company’s inventory:

	December 31, 2022	December 31, 2021

Raw materials	817	547
Finished goods inventory	14	138
	831	685

NOTE 5 – LEASE LIABILITIES AND RIGHT OF USE ASSETS, NET:

The Company has lease agreements that include leases of buildings and vehicles that are used for the purpose of carrying out the Company's ongoing activities.

The lease agreements of the buildings are for a period of up to 5 years. While the lease agreements of the vehicles are up to 3 years.

The company leases the offices of its corporate headquarters located in Rehovot, Israel. The lease for this office expires in May 2023. On February 2023, the parties agreed to extend for additional period of 5 years until May 2028. The company also leases two offices in the UK: one office in Farnborough, and one office in Manchester. The two offices in the UK serve as research and development and operations centers. The lease agreement for the office of Farnborough will expire in October 2023 and the lease agreement for the office in Manchester will expire in March 2027. The company also leases an office in Sofia Bulgaria, where it employs its antenna development team. The lease agreement for the office in Bulgaria included two agreements which will expire in May 2024. The company also leases an office in Pennsylvania USA that serve as a research and development center. The initial lease agreement for the office in Pennsylvania expired in January 2023 and the company signed a new lease contract for this property which expires in March 2025.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 5 - LEASE LIABILITIES AND RIGHT OF USE ASSETS, NET (Cont.):

a.      Extension and cancellation options

The Company has lease agreements that include extension options. These options give the company flexibility in managing the lease transactions and adjustment to the Company's business needs.

The Company exercises significant discretion in examining whether it is reasonably certain that the extension options will be exercised.

The Company included as part of the lease period the exercise of the extension options existing in the agreements, for assets in which the company expects to exercise the option.

There are no extension options in vehicle lease agreements.

The Company also has certain leases of office facilities with lease terms of 12 months or less. The Company applies the exemption to the recognition of 'short-term leases' to these leases.

b.	The following is a list of the carried values of the lease assets recognized and the transactions during the period:

	Buildings	Cars	Total
Cost
January 1, 2022	5,294	82	5,376
Additions	434	156	590
Disposals	(810)	(83)	(893)
December 31, 2022	4,918	155	5,073
Accumulated Depreciation
January 1, 2022	(2,155)	(74)	(2,229)
Additions	(911)	(32)	(943)
Disposals	810	83	893
December 31, 2022	(2,256)	(23)	(2,279)

Net Book value December 31, 2022	2,662	132	2,794

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 5 - LEASE LIABILITIES AND RIGHT OF USE ASSETS, NET (Cont.):

	Buildings	Cars	Total
Cost
January 1, 2021	4,743	214	4,957
Additions	670	-	670
Disposals	(119)	(132)	(251)
December 31, 2021	5,294	82	5,376
Depreciation
January 1, 2021	(1,126)	(134)	(1,260)
Additions	(1,148)	(69)	(1,217)
Disposals	119	129	248
December 31, 2021	(2,155)	(74)	(2,229)

Net Book value December 31, 2021	3,139	8	3,147

c.	Details regarding lease transactions

	For the year ended
	December 31, 2022	December 31, 2021
Interest expenses in respect of lease liabilities	393	547
Lease principal payments during the year	1,029	1,191

NOTE 6 - INVESTMENT IN JET-TALK:

In March 2018 Satixfy UK Limited (the "UK subsidiary") signed a Joint Venture agreement with ST Electronics (Satcom & Sensor Systems) Pte Ltd ("STE") according to which STE invested $20 million in the JV while the UK subsidiary had committed to provide to Jet Talk with future development services of a an electronically steerable Panel Antenna Array (“PAA”) and supporting modem, exclusive marketing rights for the commercial aviation market, technical skills, staff expertise, R&D facilities and non-exclusive, royalty-free, world-wide, perpetual, non-transferable, irrevocable license to use and commercially exploit the Company's intellectual property for the purposes of development, production, sales and marketing of satellite antenna systems.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 6 - INVESTMENT IN JET-TALK (Cont.):

As part of the Company’s commitment to the future development services to Jet Talk, the Company signed two development agreements to provide an electronically steerable Panel Antenna Array (“PAA”) and supporting modem for a total consideration of $13 million to be provided during 2018 through 2023.

Accordingly, The Joint Venture company, Jet Talk, was incorporated in UK and is 51% held by the UK subsidiary and 49% held by STE. Jet Talk developed the industry’s first Aero In Flight Connectivity (IFC) solution, delivering simultaneous high bit rate Internet and TV channels over current satellites.

Although the Company holds the majority of voting rights (51%), STE in fact participates in significant financial and operational decisions of Jet Talk made during the ordinary course of business including appointing a CEO, directing R&D activities, directing marketing activities while utilizing its East Asia business connections and its control over the Company’s financing activity. In view of the analysis of the relevant activities of the investee and the examination of the Company's ability to direct these operations, the Company concluded that it has no influence over all of the investee’s most relevant operations and hence the Company has no control over the investee. Consequently, the investment in Jet Talk should be accounted for in accordance with the equity method and assessed under IFRS 28, Investments in Associates and Joint ventures. Condensed financial information of JET-TALK:

	December 31, 2022	December 31, 2021	December 31, 2020

Revenues	-	-	-
Net loss Company share	705	3,722	7,636
Company's share in the loss of a company accounted by equity method, net	360	1,898	3,895

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT, NET:

Property, plant and equipment consist of the following as of December 31, 2022, and 2021:

	Computers	Leasehold improvements	Furniture	Machinery and Equipment	Total
Cost
January 1, 2022	956	477	345	414	2,192
Additions	136	123	2	629	890
December 31, 2022	1,092	600	347	1,043	3,082

Accumulated Depreciation
January 1, 2022	(714)	(212)	(138)	(156)	(1,220)
Additions	(118)	(50)	(24)	(27)	(219)
December 31, 2022	(832)	(262)	(162)	(183)	(1,439)
Net Book value December 31,2022	260	338	185	860	1,643

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT, NET (Cont.):

	Computers	Leasehold improvements	Furniture	Machinery and Equipment	Total
Cost
January 1, 2021	866	467	234	414	1,981
Additions	90	10	111	-	211
December 31, 2021	956	477	345	414	2,192

Accumulated Depreciation
January 1, 2021	(570)	(171)	(94)	(128)	(963)
Additions	(144)	(41)	(44)	(28)	(257)
December 31, 2021	(714)	(212)	(138)	(156)	(1,220)
Net Book value December 31,2021	242	265	207	258	972

Depreciation expenses totaled $219 and $257 the year ended December 31, 2022 and December 31, 2021, respectively.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 8 – CONTRACT LIABILITIES:

Contract liabilities fully reflect the remaining amount to be recognized for each cut-off period in respect of certain contracts with customers.

NOTE 9 - OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

	December 31, 2022	December 31, 2021
Liabilities in respect of employees, wages and institutions in respect of wages	3,023	4,094
Accrued expenses	4,607	1,653
Liabilities to government institutions due to grants received	161	314
Government departments and agencies	52	169
	7,843	6,230

NOTE 10 - LIABILITIES FOR EMPLOYEE SEVERANCE PAY, NET:

On May 7, 2006, an extension order in Israel came into force in the manufacturing industry (hereinafter - the “Extension Order”) which applied Section 14 of the Severance Pay Law. Thus, Israeli employees who began their work after May 7, 2006, will receive comprehensive pension insurance. The section also grants employees the right to receive, both in the event of dismissal and in the event of resignation, the component of severance pay, which has been accrued in the funds the Company has created for him/her. On the other hand, the arrangement in Section 14 of the Israeli Severance Pay Law releases the company from the obligation to complement fund contributions if the amount accumulated in the funds does not reflect the amount of severance pay due to the employee under law. The Company applies Section 14 of the Severance Pay Law to its Israeli employees.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 11 – LONG TERM LOANS FROM FINANCIAL INSTITUTIONS, NET:

a.
In July 2016, the Israeli subsidiary entered into an agreement for a bank loan (hereinafter - the “First Loan") in the amount of  $2,000 for a period of 36 months, at an annual interest rate of LIBOR + 6.9%. Monthly principal payments were being paid for a period starting from May 2017 up to July 2019. For that purpose, the Company provided collateral to the bank. In addition, the Company has issued warrants for a period of 6 years. The warrant granted is for $400 to obtain fully paid and non-assessable shares of the Company with same right, preference and privileges as for such class and pro-rata right with other investors at a percentage of the lowest purchase price of any share issued or issuable pursuant to equity raising after the date of the warrant and the warrant is valid for six years after provision of the loan. These warrants have been classified as derivative liabilities and are recorded at the fair value.

According to the warrant agreement, the exercise alternatives of the Bank include exercise for cash on the one hand and Cashless exercise (“Net Exercise”) on the other hand.  However, the agreement also determines an Alternative Payment (as defined in the Warrant Agreement), in which in case of an Exit Transaction (as defined the Warrant Agreement) and/or in the event that the bank is required by the underwriter to exercise the warrants, the bank may elect to waive all or any portion of the rights it may then have for the payment of the Company of the Alternative Payment, up to $320K. This Alternative Payment is solely under the Bank’s discretion. The warrant was exercised in July 2022 on a cashless basis to 57,659 shares. The Preferred B shares were converted into 4.99 million ordinary shares following the SPAC transaction.

The loan was fully repaid in February 2022 using proceeds that were received from a new loan that the Company received from, Francisco Partners, See also Note 13(e).

b.
In May 2019 and in March 2020, the Israeli subsidiary took out a loan including two portions  from a bank in the amounts of $5 million and $3 million, respectively,  for a period of 36 months (hereinafter: the “Second Loan"). The Second Loan carries an annual interest rate of monthly LIBOR + 6.9%. Monthly principal payments commenced in June 2020. In order to secure the Second Loan, the Company provided the bank with pledged deposits. In addition, the Company provided the bank with a guarantee to secure all of the Israeli subsidiary 's debts and obligations and issued warrants for a period of 10 years convertible to preferred C shares upon holder's discretion, with a price of $ 625 for the first portion and $ 375 for the second portion.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 11 – LONG TERM LOANS FROM FINANCIAL INSTITUTIONS, NET (Cont.):

According to the warrant agreement, the Exercise alternatives of the Bank include exercise for cash on the one hand and cashless exercise (“Net Exercise”) on the other hand.  However, the agreement also determines an Alternative Payment, in which in case of an Exit Transaction as defined the Warrant Agreement and/or in the event that the bank is required by the underwriter to exercise the warrants, the Bank may elect to waive all or any portion of the rights it may then have for the Payment of the Company of the Alternative Payment, as defined in the agreement up to $800. This Alternative Payment is solely under the Bank’s discretion. Notwithstanding the above, in case that a Qualified Financing, as determined the Bank Warrant Agreement, has occurred prior to November 15, 2020 (“Determining Date”), then the Bank is entitled to exercise his warrants to the same class of shares in the Qualified Financing, with the same rights and exercise price. Following the closing of the SPAC transaction on October 27, 2022 the Bank decided to receive the Alternative Payment instead of exercising the warrants and following that decision, the $800 Alternative Payment was paid to the Bank in February 2023.

The issuance of the loan together with the warrants is an issuance of a unit of financial instruments for accounting purposes. Accordingly, the warrants' fair value was determined first independently to amount to $ 311 for July 2016 and $471 and $295 for May 2019 and March 2020, respectively. Being a financial liability derivative, the warrants are measured at each reporting date at fair value with changes recorded in profit or loss. This fair value at initial recognition was subtracted from the proceeds of the loan, creating a discount on the loan and an effective interest rate was imputed to measure the loan at amortized cost at each balance sheet date. See also note 16.

The loan was repaid in full in February 2022 using proceeds that were received from a new loan that the Company received from Francisco Partners. See also Note 13(e). As part of the SPAC merger (see note 1) the bank has exercised the warrants into cash (see also note 16).

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 11 - LONG TERM LOANS FROM FINANCIAL INSTITUTIONS, NET:

In April 2020, following the COVID-19 pandemic, the Israeli subsidiary took out a five-year state-guaranteed bank loan on preferential terms bearing a yearly interest of premium plus 1.5%. In order to guarantee this loan, the company provided the bank with a cash deposit of 5% of the loan amount and a $ 1.1 million paternal guarantee. The loan was fully repaid in February 2022 using proceeds that were received from a new loan that the Company received from Francisco Partners. See also Note 13(e).

c.
In September 2020, following the COVID-19 pandemic, the Israeli subsidiary took out an additional five-year state-guaranteed loan with preferential terms bearing a yearly interest rate of prime plus 1.5%. In order to guarantee this loan, the company provided the bank with a cash deposit of 5% of the loan amount and a $ 0.9 million paternal guarantee. The loan was fully repaid in February 2022 using proceeds that were received from a new loan that the Company received from Francisco Partners. See also Note 13(e).

d.
In April 2021 and in August 2021 the Company signed a $5 million and $2.3 million loan agreement, respectively, with a financial institution named Liquidity Capital II L.P. (“Liquidity”), with a repayment period of thirty (30) months. The loan bore a monthly interest of 16.4% on the outstanding balance with the following schedule: (i) First six (6) monthly installments of interest only and; (ii) Twenty-four (24) months thereafter equal monthly installments of the principal amount plus interest.

For that purpose, the Company granted to Liquidity a warrant for a period of eight (8) years, which, upon exercise, in whole or in part, in accordance with the following terms, will enable to receive preferred shares C of the Company (hereinafter - "the shares"), in a minimum value of $365 which might be adjusted upon certain future events. The exercise price per warrant share Shall be US$9.36, subject to adjustment from time to time pursuant to the terms of the Warrant. This fair value at initial recognition was subtracted from the proceeds of the loan, creating a discount on the loan and an effective interest rate was imputed to measure the loan at amortized cost at each balance sheet date. See also note 16.

Following the closing of the SPAC transaction on October 27, 2022 the warrants were exercised on a cashless basis into 6,520 ordinary shares.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 11 - LONG TERM LOANS FROM FINANCIAL INSTITUTIONS, NET (Cont.):

The loan was fully repaid in February 2022 using proceeds that were received from a new loan that the Company received from Francisco Partners. See also Note 13(e).

e.
On February 1, 2022, the Company signed a $55 million loan agreement with affiliates of a financial institution named Francisco Partners L.P. ("FP"), with a repayment period of between 2.5 to 4 years depending on the Company completing a qualified public offering within 12 months of closing. The loan bears a yearly interest of 9.5% on the outstanding balance. In the event the Company will not complete a qualified public offering during the first year, then the interest rate shall increase by 100 basis points per year beginning in year 2 up to a maximum rate of 11.5% total. As long as the Company was private, there was an ability to Pay In Kind (“PIK”) 100% of interest in year 1, 75% of interest in year 2, and 50% of interest thereafter. Once the Company completes a qualified public offering, then 100% of interest is paid in cash thereafter. Until October 27, 2022 the PIK interest on $3,988 was added to the loan balance.

As consideration for the loan, the Company also issued to the lenders under the credit agreement 808,907 of its ordinary shares. Following the receipt of the proceeds from the loan, The Company repaid all of its existing borrowings in an amount of $19.1 million, including a $5.3 million loan from a shareholder and $13.8 million of loans from financial institutions. The Company attributed $50,073 (net of transaction costs) to the loan, based on its fair value. The remaining proceeds of $1,978 (net of transaction costs) were attributed to the ordinary shares issued.  The fair value of the loan was estimated using a stochastic model incorporating the fair value of the Company and its ability to merge with a SPAC or enter into additional financing transactions given the timely value of the Company under different scenarios (a level 3 fair value measurement). The inputs used in determining the fair value are: a risk-free interest rate of 1.16%, expected volatility of approximately 50%.

	For the year ended December 31
	2022	2021
Long term loans from financial institutions	54,926	6,943
Current maturities	-	6,334

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 11 - LONG TERM LOANS FROM FINANCIAL INSTITUTIONS, NET (Cont.):

Financial covenants:

In accordance with the 2019 loan agreement of the Israeli subsidiary has undertaken that at any given time, it will hold at least 80% of its cash balance in Mizrahi-Tefahot Bank and in any case, the cash balance will not be less than $ 500,000; and in total, the Company's consolidated cash balance will not decrease $ 2 million at any time. Following the early repayment of the loan in February 2022, these covenants were canceled.

The FP loan has the following financial covenants: requiring that, as long as the Company has a leverage ratio of total debt to Consolidated Adjusted EBITDA (as defined in the loan agreement) greater than or equal to 6.00 to 1.00, the Company must maintain a minimum cash balance of $10 million plus an amount sufficient to cover it and its subsidiaries’ accounts payable that are past 60 days due. The cash must held in deposit accounts subject to a security interest in favor of the Agent for the benefit of the lenders. In addition, the Company must meet affirmative and negative covenants customary for a financing of this type, including but not limited to, limitations on indebtedness, restricted payments, dividends, transactions with affiliates, investments, liens, acquisitions, and asset sales. The FP loan is guaranteed on a senior secured basis by the Company and its subsidiaries, subject to customary exceptions.

The Company complies with the covenants.

NOTE 12 - LOAN FROM SHAREHOLDER :

In March 2020 the Satixfy UK signed a $5 million loan agreement with an existing shareholder of the company, with a repayment period of thirty-six (36) months. The loan bears interest through the repayment of the loan, which is accrued quarterly at the end of each calendar quarter, as follows: (a) 200 basis points according to Libor plus 30 days for the twelve (12) first months from the start date and additional 50 basis points every 6 months until the end of the repayment period.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 12 - LOAN FROM SHAREHOLDER (Cont.):

As part of the loan agreement, the Company granted the shareholder warrants, which, upon exercise, in whole or in part, in accordance with the following terms, will enable the holder to receive Preferred C shares of the Company (hereinafter - "the shares"), in aggregate value of the amount the holder actually lent to the Company in accordance with the loan agreement pre exercise of this warrant (that is up to $5 million) at an option price per share (hereinafter - "the exercise price") equal to $6.078 in exchange for preferred shares in a total amount not less than $500 before the start date. The warrants were classified to equity and were first booked at fair value.

The loan included financial covenants whose non-compliance allows demand for immediate repayment of the loan.

The loan was fully repaid in February 2022 using proceeds that were received from a new loan that the Company received from Francisco Partners see also Note 13(e).

The fair value of the loan at initial recognition was determined independently with the assistance of a professional valuer who established an equivalent market rate of interest to the loan without the warrants feature. Under IFRS 9, the loan is measured subsequently at amortized cost using the effective interest rate imputed at initial recognition from the fair value of the loan, as mentioned before. This calculated interest rate would determine the finance expenses throughout the life of the loan until conversation or settlement.

The company took out a $5 million "key personnel" insurance policy as a guarantee for the loan on the company's Former CEO, Mr. Yoel Gat. After the passing of Mr. Yoel Gat (see note 13) in April 2022, the company received $5.4 million as compensation under with this life insurance policy.

On June 24, 2022, Mr. Alfred H. Moses assigned 50% of his Shareholder’s Warrant to another shareholder, Mr. Mark Jacobsen, and immediately after, both Mr. Alfred H. Moses and Mark Jacobsen fully exercised their warrants for $5 million in total, resulting in 411,320 Series C preferred shares being issued to each of them, or 822,640 Series C preferred shares in total, which following the SPAC transaction were converted into 860,802 Ordinary shares.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 13 - RELATED PARTIES:

The Company’s policy is to enter into transactions with related parties on terms that are on the whole no less favorable to it than those that would be available from unaffiliated parties at arm’s length. Based on its experience in the business sectors in which it operates and the terms of the transactions with unaffiliated  third parties, The Company believes that all of the transactions described below met this policy standard at the time they occurred.

On May 4, 2017, the Company's Board of Directors approved the execution of a management and consulting services agreements with Ilan Gat Engineers Ltd. (hereinafter: "Ilan Gat"), an entity controlled by Mr. Yoel Gat, the Former CEO and a significant shareholder in the Company. According to this agreement, as of 2018, the management fees will be paid to Ilan Gat, which consists of a monthly management fees of $50 and reimbursement of other monthly expenses for the services of Yoel Gat and Simona Gat, the President and COO of the Company. In November 2019 the Company’s board of directors approved a retroactive update of the monthly management fee starting in January 2019 to the amount of $100 and reimbursement of other monthly expenses. In January 2021 the Company’s board of directors approved an update of the monthly management fee starting in January 2021 to the amount of $110 and reimbursement of other monthly expenses and a yearly bonus of 0.67% for Yoel Gat’s services and 0.67% for Simona Gat’s services out of the incremental year to year growth in Equity in the consolidated financial statements of the Company effective 2021 and Annual Bonus of 0.67% for Yoel Gat’s services and 0.67% for Simona Gat’s services out of the incremental year to year growth in revenues of the Company each year effective 2021 . On December 24th, 2020 and on January 4th, 2021 the board and the shareholders, respectively approved the grant of 1.3 million options to Yoel Gat and 1.3 million options to Ms. Simona Gat to purchase ordinary shares of the Company according to the 2020 Share Award Plan.
On April 8, 2022 Mr. Yoel Gat, the Company’s former CEO, Chairman and founder passed away due to fatal illness.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 13 - RELATED PARTIES (Cont.):

On May 4, 2017, the board of directors of the Company approved the execution of a management and consulting services agreement, Raysat Israel Ltd., an entity controlled by Mr. Yoav Leibovitch, Chairman, , pursuant to which Mr. Leibovitch’s management fees consisting of: (i) management fees of $25 on a monthly basis, and reimbursements of other monthly expenses. In November 2019 the company board approved the monthly management fee update retroactively from January 2019 to the amount of $50 and reimbursement of other monthly expenses. On December 24th, 2020 the board approved the grant of 1.3 million options to Mr. Yoav Leibovitch to purchase ordinary shares of the Company according to the 2020 Share Award Plan. In January 2021 the Company’s board of directors approved an update of the monthly management fee starting in January 2021 to the amount of $55 and reimbursement of other monthly expenses and a yearly bonus of 0.67% out of the incremental year to year growth in Equity in the consolidated financial statements of the Company effective 2021 and (“Yearly Bonus”) Annual Bonus of 0.67% out of the incremental year to year growth in revenues of the Company each year effective 2021 (“Annual Bonus”).

In February 2022 the Company’s board of directors approved subject to the consummation of a SPAC transaction or IPO an update of the monthly management fee starting in January 2022 to the amount of $85 and reimbursement of other monthly expenses and updated the rates of the Yearly Bonus and Annual Bonus to 1%. On January 31, 2022 the board approved a bonus of $2 million for the completion of the loan from Francisco Partners (See Note 11e).

On September 13, 2022 and on September 29, 2022 the board and the shareholders, respectively approved subject to the consummation of a SPAC transaction (1) an update of the monthly management fee starting in October 2022 to the amount of $100 and reimbursement of other monthly expenses (2) updated the rates of the Yearly Bonus and Annual Bonus to 2% from 2023 and (3) a success bonus of $2 million.

Following the closing of the Business Combination the company has issued to certain of its founders Price Adjustment Shares. See note 14.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 13 - RELATED PARTIES (Cont.):

On February 6, 2018 and on February 14, 2020 the Company signed on three development agreements with Jet Talk to provide an electronically steerable Panel Antenna Array (“PAA”) and supporting modem for a total consideration of $32,000 to be provided during 2018 through 2023. (See also Note 8).

On May 2018 the Company signed a subscription agreement with one of its shareholders for investment of $5,000 of which, initial payment of $750 was transferred on May 2018. The investment hasn’t been completed and on December 2020 the Company issued 123 Ordinary shares in consideration of the initial payment.

Transactions with related parties

	For the year ended December 31
	2022	2021
Revenues from Jet Talk	-	3,116
Revenues from iDirect (*)	489	2,074

(*) After SPAC transaction Idirect is no longer a related party.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 13 - RELATED PARTIES (Cont.):

For the year ended December 31, 2022:

Name	Position	Scope of Position	Holding Rate	Salary and related expenses	Expected Bonus	Share- Based Payments
Ilan Gat (Simona Gat)	President and COO	Full Time	19.8%	660	40	39
Raysat (Yoav Leibovitch)	Chairman and Former CFO	Full Time	27.04%	5,065	60	39

For the year ended December 31, 2021:

Name	Position	Scope of Position	Holding Rate	Salary and related expenses	Expected Bonus	Share- Based Payments
Ilan Gat (Yoel Gat)	Former CEO	Full Time	22.5%	660	76	39
Ilan Gat (Simona Gat)	President and COO	Full Time	0%	660	76	39
Raysat (Yoav Leibovitch)	CFO	Full Time	12.2%	660	76	39

Outstanding balances with related parties

	For the year ended December 31
	2022	2021
Assets
Contract assets (Jet Talk)	1,679	1,685
Jet Talk	157	-
Total Assets	1,836	1,685
Labilities
Raysat Israel Ltd.	160	605
Ilan Gat Engineers Ltd	95	1,210
Liability to shareholder	-	334
Bonus Accrued to former CEO	100	-
Jet Talk	53	-
Total Liabilities	408	2,149

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT:

The Company’s activities expose it to various financial risks, such as market risk, including currency risk, credit risk and liquidity risk. The Company’s overall risk management plan focuses on minimizing possible adverse effects on the Company’s financial performance.

Risk management is performed by the CFO, which includes examining certain exposures to risks, such as exchange rate risk, credit risk. In 2022, the Company did not use derivative financial instruments to hedge its operations.

Credit risk:

Credit risk is created when the failure of parties against the fulfillment of their obligations may reduce the amount of future cash flows from the financial assets held by the Company to the balance sheet date. The Company’s main financial assets are cash and cash equivalents, customers and other receivables, and represent the Company’s maximum exposure to credit risks in connection with its financial assets. The company holds cash in large financial institutions.

The par value of financial assets represents the maximum credit exposure.

The maximum exposure to credit risk at the time of reporting was:

	December 31, 2022	December 31, 2021

Cash	11,934	3,854
Trade accounts receivables	1,295	806
Other accounts receivable	2,166	711
FPA	40,852	-
Contract assets	5,035	6,015
Total	61,282	11,386

a.	Currency risk:

Currency risk is the risk that the value of financial instruments will be affected by changes in exchange rates. Currency risk is created when future commercial transactions and recognized assets and liabilities are denominated in a currency other than the Company’s operating currency. The company is exposed to foreign currency risk resulting from exposures to various currencies, mainly in relation to the New Israeli Shekel, the Euro and the British Pound.

The company's policy is not to execute currency protection transactions.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14  – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

a.	Currency risk (cont.):

As of the balance sheet date, the Group’s exposure to currencies as follows:

	December 31, 2022
	NIS	EUR	GBP	USD	Total
Assets:
Cash and cash equivalents	1,281	640	607	9,406	11,934
Trade receivables	-	187	804	304	1,295
Prepaid expenses and other	-	2,149	-	17	2,166
Derivatives FPA	-	-	-	40,852	40,852
Contract Assets	-	-	3,720	1,315	5,035
	1,281	2,976	5,131	51,894	61,282
Liabilities:
Current liabilities:
Current maturities long-term loans	-	-	-	-	-
Trade payables	(614)	(324)	(433)	(89)	(1,460)
Payables and credit balances	(2,644)	(942)	(721)	(3,322)	(7,629)
	(3,258)	(1,266)	(1,154)	(3,411)	(9,089)
Non-current liabilities:
Long term loans from banks	-	-	-	(54,926)	(54,926)
Net balances	(1,977)	1,710	3,977	(6,443)	(2,733)

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

a.	Currency risk (cont.):

	December 31, 2021
	NIS	EUR	GBP	USD	Total
Assets:
Cash and cash equivalents	747	19	2,454	634	3,854
Trade receivables	80	77	608	41	806
Other accounts receivable	-	711	-	-	711
Contract Assets	-	-	1,248	4,767	6,015
	827	807	4,310	5,442	11,386
Liabilities:
Current liabilities:
Current maturities long-term loans	(508)	-	-	(5,826)	(6,334)
Trade payables	(518)	(945)	(3,594)	(3,465)	(8,522)
Payables and credit balances	(5,164)	-	(1,032)	(436)	(6,632)
	(6,190)	(945)	(4,626)	(9,727)	(21,488)
Non-current liabilities:
Long term loans from banks	(1,543)	-	-	(5,400)	(6,943)
Net balances	(6,906)	(138)	(316)	(9,685)	(17,045)

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

b.	Sensitivity analysis:

A 10% strengthening of the dollar against the following currencies would have resulted in an increase (decrease) in the equity and profit and loss in the amounts presented below. This analysis assumes that all other variables, and especially interest rates, remain constant. A 10% weakening of the currency against the relevant currencies will have the same effect in the opposite direction on equity and profit and loss.

	December 31, 2022	December 31, 2021
Linked to NIS	(1,977)	(6,906)
	10%	10%
	(198)	(690)

Linked to EUR	1,711	(138)
	10%	10%
	171	(14)

Linked to GBP	3,977	(316)
	10%	10%
	398	(32)

c.	Liquidity risks:

Liquidity risks arise from the management of the Group’s working capital as well as from the financing expenses and principal repayments of the Group’s debt instruments. Liquidity risk is the risk that the Group will find it difficult to meet obligations related to financial liabilities.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

c.     Liquidity risks (Cont.):

Liquidity risks arise from the management of the Group’s working capital as well as from the financing expenses and principal repayments of the Group’s debt instruments. Liquidity risk is the risk that the Group will find it difficult to meet obligations related to financial liabilities.

The following is an analysis of the contractual maturities of financial liabilities in accordance with nominal values for settlement.

Based on the earliest time the company will be required to pay:

December 31, 2022s	Within 30 days	1-12 Months	1-5 Years	Total
Current maturities long-term loans	-	-	-	-
Liabilities in respect of leases-ST	269	752	-	1,021
Trade payables	251	1,209	-	1,460
Payables to related parties	-	-	-	-
Other Accounts Payable	3,534	4,309	-	7,843
Long term loans from banks, net	-	-	77,543	77,543
Liabilities in respect of leases-LT	-	-	2,280	2,280
Loan from Shareholder	-	-	-	-
Derivatives Liabilities	-	-	20,305	20,305
Total	4,054	6,270	100,128	110,452

December 31, 2021	Within 30 days	1-12 Months	1-5 Years	Total
Current maturities long-term loans	448	5,886	-	6,334
Liabilities in respect of leases-ST	132	857	-	989
Trade payables	-	8,522	-	8,522
Payables to related parties	-	2,149	-	2,149
Other Accounts Payable	-	4,483	-	4,483
Long term loans from banks, net	-	-	6,943	6,943
Liabilities in respect of leases-LT	-	-	2,984	2,984
Loan from Shareholder	-	-	4,533	4,533
Derivatives Liabilities	-	1,392	-	1,392
Total	580	23,289	14,460	38,329

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

d.	Fair value of financial instruments measured at fair value on a periodic basis

	Level	December 31, 2022	December 31, 2021
Financial Liabilities:
Warrants	3	-	1,392
SPAC Public Warrant	1	286	-
SPAC Private Warrant	2	121	-
Price Adjustment shares	3	19,898	-
Total		20,305	1,392

e.	Classification of financial instruments by fair value hierarchy:

The financial instruments measured in the balance sheet at fair value are classified, according to groups with similar characteristics, into a fair value ranking as follows, determined in accordance with the data source used to determine the fair value:

Level 1: Quoted prices (without adjustments) in an active market of identical assets and liabilities.

Level 2: Non-quoted prices data included in Level 1 which can be viewed directly or indirectly.

Level 3: Data that are not based on viewable market information (assessment techniques without the use of viewable market data).

As mentioned in Note 13, the warrants granted to the bank and to Liquidity are derivative financial liablities and accordingly measured at each balance date at fair value through profit or loss. All warrants balance as of December 31, 2021 were excersised to shares or cash (see note 11)

Warrants

Balance at January 1, 2021	1,118
Issuance of warrants	74
Changes in fair value recognized in finance expenses	200
Balance at December 31, 2021	1,392
Exercise of warrants to shares	(397)
Exercise of warrants to cash (adjustment to other accounts payables)	(800)
Changes in fair value recognized in finance expenses	(195)
Balance at December 31, 2022	-

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

f.	SPAC warrants:

As part of the Business Combination Agreement (see note 1) the company has issued new warrants: 7.63 million SPAC Private warrants, 10 million SPAC Public Warrants and 1 miliion Pipe warrants (together with the PAS called "Derivatives").

The Company is required to allocate the Warrants transferred between the identifiable assets received and the listing expense in accordance with IFRIC agenda decision from October 2022. The portion of the Warrants in the scope of IAS 32/IFRS 9 would be recognized as a liability on initial recognition and re-measured through P&L until settlement.

The total value of the new warrants was 3,906 (see note 24) and was divided between equity and liability as follow: 3,490 for equity and 416 for liability under derivatives. The value of the warrants derivatives on October 27, 2022 was based on the market price of the closing date of the Business Combination $0.22.

On December 8, 2022 3.364 million SPAC private warrants were chashless exercised into 553,692 shares.

On December 11, 2022 0.935 million PIPE warrants were exercised into 2 million shares with in returen to $1.5 million.

SPAC Warrants
Balance at December 31, 2021	-
Issuance of warrant (SPAC transactions)	416
Changes in fair value recognized in finance expenses	872
Exercise of warrants	(881)
Balance at December 31, 2022	407

The value of the warrants derivatives on December 31, 2022 was based on the market price of $0.28.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

g.	Price Adjustment shares:

Immediately following the closing of the SPAC transaction, the Company issued a total of 27,500,000 Price Adjustment Shares ("PAS) with the Company’s founders receiving 27,000,000 Price Adjustment Shares (18,000,000 to Yoav Leibovitch and 9,000,000 to Simona Gat) and the Sponsor receiving 500,000 Price Adjustment Shares. The Price Adjustment Shares vest upon three price adjustment achievement dates: (i) one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the applicable registration statement (file no. 333-268510) and within the 10-year period following the closing, the volume weighted average price (“VWAP”) of SatixFy Ordinary Shares is greater than or equal to $12.50 for any seven (7) trading days within a period of 30 consecutive trading days, (ii) one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the applicable registration statement (file no. 333-268510) and within the 10-year period following the closing, the VWAP of SatixFy Ordinary Shares is greater than or equal to $14.00 for any seven (7) trading days within a period of 30 consecutive trading days and one-third of the Price Adjustment Shares will vest if at any time forty-five (45) days after the date of effectiveness of the applicable registration statement (file no. 333-268510) and within the 10-year period following the closing, the VWAP of SatixFy Ordinary Shares is greater than or equal to $15.50 for any seven (7) trading days within a period of 30 consecutive trading days.

The share price targets shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalization, reclassifications, combinations, exchanges of shares and other similar changes or transactions to the SatixFy Ordinary Shares occurring on or after the Closing. In the event of a SatixFy change in control transaction within ten (10) years following the closing of the Business Combination, all of the unvested Price Adjustment Shares not earlier vested will vest immediately prior to the closing of such change in control. If the Price Adjustment Shares do not vest according to the achievement dates in the Business Combination Agreement, or if a change of control has not occurred after the Closing and prior to the date that is ten (10) years following the Closing Date, then any unvested Price Adjustment Shares shall automatically be forfeited back to SatixFy for no consideration.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 14 – FINANCIAL INSTRUMENTS – RISK MANAGEMENT (Cont.):

g.    Price Adjustment shares (cont.):

The Company allocated the price adjustment shares between the identifiable assets received and the listing expense (see also note 26). Following the logic of the tentative agenda decision, the portion in the scope of IAS 32/IFRS 9 would be recognized as a liability on initial recognition and re-measured through P&L until settlement.

The total value of the PAS was $212,675 (see note 24) and was divided between equity and liability as follow: $191,132 for equity and $21,543 for liability under derivatives.

For the purpose of measuring the price of the PAS derivatives on the merger date, a binomial model was used. The inputs used in determining the fair value are: a risk-free interest rate of 3.96%, an expected exercise period of  10.337 years and an expected volatility of approximately 50. The PAS price for October 27, 2022 is based on a valuation of an average of $7.73 per share.

PAS

Balance on December 31, 2021	-
Issuance of PAS (Liability part)	21,543
Changes in fair value recognized in finance expenses	(1,645)
Balance on December 31, 2022	19,898

For the purpose of measuring the fair value of the PAS derivatives on December 31, 2022, a binomial model was used. The inputs used in determining the fair value are: a risk-free interest rate of 3.88%, an expected exercise period of  10.161 years and an expected volatility of approximately 50%. The PAS price for December 31, 2022 is based on a valuation of an average of  $7.14 per share.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 15 – LIABILITY FOR ROYALTIES PAYABLE:

The Company received the approval of the Israel Innovation Authority (the “IIA”) for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods.

 In accordance with its commitment, the Company is obliged to pay the IIA royalties of 3-4% of sales, constituting the revenues derived from sales of the Company’s revenues based on the financing by the IIA, up to the total amount of the grant actually received, all linked to the exchange rate of the USD and bears an annual interest linked to the LIBOR. Therefore, the total amount of the grants that will be repaid through royalties and will increase until repayments begin.

The difference between the consideration received and the liability recognized at inception (present value) was treated as a government grant according to IAS 20 and recognized as a reimbursement of research expenses or a reduction in capitalized development costs.

	December 31, 2022	December 31, 2021

At January 1	1,368	1,596
Principal Payments	(429)	(488)
Amounts recognized as an offset from research and development expenses	(210)	(340)
Revaluation of the liability	378	600
As of December 31	1,107	1,368

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 16 – FORWARED PURCHASE AGREEMENT:

The company entered into the Forward Purchase Transaction with the Seller. Pursuant to the Forward Purchase Agreement, the Seller thereunder purchased, through a broker in the open market shares and will sell the shares under certain conditions. Vellar will pay directly, out of the funds held in Endurance’s trust account, approximately $86.5 million. Accordingly, there was no net increase in cash as a result of the Forward Purchase Agreement at the time of the Closing of the Business Combination occurred on October 27, 2023. Upon the effective date of the applicable registration statement January 23, 2023, the Seller paid to SatixFy approximately $10.0 million (including $8.4 million with respect to the Subject Shares purchased by the Seller prior to the closing of the Business Combination and $1.6 million with respect to the Additional Shares issued to Vellar following the Closing of the Business Combination).

The difference between the fair value of the shares deemed to be issued to the SPAC holders, including the Seller's and the net financial instruments held by the SPAC (including the fair value of the FPA) will be recognized as listing expenses. The financial instrument will be measured at fair value initially and subsequently, with changes in fair value recognized in profit or loss.

For the purpose of measuring the price of FPA assets a Monte Carlo simulation model was used. The inputs used in determining the fair value are: risk-free rate of 4.30%, volatility of 50% and Contractual time (years) of 3. The FPA liability value for October 27, 2022 is based on public share price of $8.29.

For the purpose of measuring the price of FPA asset on December 31, 2022 a Monte Carlo simulation model was used. The inputs used in determining the fair value are: risk-free rate of 4.27%, volatility of 50% and Contractual time (years) of 2.824.

2022

At January 1	-
FPA (SPAC transactions)- Assets	42,502
FPA (SPAC transactions)- Liability	(13,306)
FPA (SPAC transactions) net	29,196
Revaluation as of 21.11.2022	(36,692)
Issuance of shares in 21.11.2022	49,998
Revaluation as of 31.12.2022	(1,650)
As of December 31	40,852

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 17 – EQUITY

a.	Ordinary share:
Ordinary share confers upon its holders the rights to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

b.	Preferred A Shares:
In November 2015, the Company granted warrants to two shareholders with a total exercise price of $ 1.5 million each exercisable to 455 Preferred A shares at an exercise price of $3.295 each. In September, 2018, all the warrants were exercised.

The preferred A shares are convertible into the Company’s ordinary shares on a one-to-one basis at the option of the holder or automatically upon the consummation of an underwritten listing of the Company in which the offer valuation of the Company represents a price per Ordinary Share of not less than 200% of the Preferred A Subscription Price.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the preferred shares are entitled to, after full satisfaction of the Preferred B Liquidation Preference, the holders of Preferred A Shares shall receive any amount equal to the higher of (1) the Preferred A Subscription Price and any declared and unpaid dividends plus 8% per annum; and (2) the pro-rata portion of the remaining funds in proportion to the amounts such holders would be entitled to receive if the Preferred A Shares were converted into Ordinary Shares immediately prior to the liquidation event.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 17 – EQUITY (cont.):

c.	Preferred B Shares:

On January 26, 2017 and February 7, 2017, the Company entered into two Securities Purchase Agreements with Golden Arie Hi-tec Investment PTE, providing for the issuance in private placement to the investors thereunder an aggregate amount of 1,137 preferred shares for a total consideration of $4.997.

On March 28, 2017, the Company entered into a Securities Purchase Agreements with Glory Venture Investment Fund II LP, providing for the issuance in private placement to the investors thereunder an aggregate amount of 228 preferred shares for a total consideration of $751.

The preferred shares are convertible into the Company’s ordinary shares on a one-to-one basis at the option of the holder or automatically upon the consummation of the Company of a Qualified IPO (a listing that ascribes a pre-money equity valuation of the Company of not less than the higher of (i) $300,000,000 and (ii) 200% of the post-money valuation of the Company immediately following the latest issuance of Preferred B Shares to the Investor or any Follow On Investment other than any issuance of Preferred B Shares at a higher price per Share than the price per Share paid by the Investor) which provided that each holder of Preferred B Shares has received prior to the consummation of such Qualified IPO by way of dividend an amount equal to the Preferred B liquidation preference subject to the cap.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the preferred shares are entitled to receive an amount equal to the higher of (1) 200% of the Preferred B Subscription Price plus all declared but unpaid dividends; and (2) an amount which constitutes an overall internal rate of return equal to 20% per annum plus all declared but unpaid dividends.  The aforesaid shall be capped at 3 times the Preferred B Subscription Price.

On August 7, 2022 The Bank Mizrahi exercised its first loan warrants on a cashless basis and received 57,659 Preferred B Shares.

d.	Preferred C Shares:

On August 21, 2017, the Company entered into three Securities Purchase Agreement with Signal Intelligence International ltd, providing for the issuance in private placement to the investor thereunder an aggregate amount of 823 preferred shares for a total consideration of $5.002.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 17 – EQUITY (cont.):

d.  Preferred C Shares (cont.):

On September 4, 2017 the Company entered into a Securities Purchase Agreement with Marc Jakobson, a private investor, providing for the issuance in private placement to the investor thereunder an aggregate amount of 33 preferred shares for a total consideration of $200.

The preferred shares are convertible into the Company’s ordinary shares on a one-to-one basis at the option of the holder or automatically upon the consummation of an underwritten listing of the Company in which the offer valuation of the Company represents a price per Ordinary Share of not less than 200% of the Preferred C Subscription Price.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the preferred shares are entitled to, after full satisfaction of the Preferred B Liquidation Preference and Preferred A Liquidation Preference , the holders of Preferred C Shares are entitled to receive an amount equal to the higher of (1) 200% of the Preferred B Subscription Price plus all declared but unpaid dividends; and (2) an amount which constitutes an overall internal rate of return equal to 20% per annum plus all declared but unpaid dividends.

The aforesaid shall be capped at 3 times the Preferred B Subscription Price.

 On June 24, 2022 shareholder of the Company has exercised his warrants to 860,802 Preferred C Shares. See note 12.

e.	SPAC merger:

As part of the SPAC Transaction (see note 1) all Preferred Shares were converted into Ordinary Shares and the company has canceled its par value of the Ordinary Shares. In addition, all shares were split by exchange ratio of 1.046.

f.	Share Option Plan:

On September 4, 2013, the Company’s board directors adopted for the first time the 2013 Share Incentive Plan pursuant to which the board of directors is authorized to issue share options, restricted share and other awards to officers, directors, employees, consultants and other service providers of the Company’s Israeli subsidiary. Each option can be exercised for one ordinary stock with a par value of $0.008. Each option is exercisable over up to 10 years from the grant date. On May 12, 2020 following the Reorganization described in Note 1(a) the board of directors adopted 2020 Share Award Plan replacing the 2013 Share Incentive Plan and all the Israeli employees were re granted according to the 2020 Share Award Plan after receiving an approval from the Israeli Tax Authorities for tax exemption in accordance with the provisions of section 104B (f) of the Income Tax Ordinance.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)
NOTE 17 – EQUITY (cont.):

f.     Share Option Plan (cont.)

The Options granted under the 2013 Share Incentive Plan and under 2020 Share Award Plan are subject to Section 102 of the Israeli Tax Ordinance, the minimum period in which the Allocated Options granted to a participant or, upon exercise or vesting thereof the Underlying Shares, are to be held by the Trustee on behalf of the participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects subject to the provisions of Section 102(g) of the Israeli Tax Ordinance.

In 2022 and in 2021, the Company granted 1,405,568 and 1,499,577 options, respectively to the Company’s employees. In 2022 and 2021, 225,964 and 58,447 options respectively were exercised by employees and converted to shares. As of December 31, 2022 and 2021, 7297,303 and 7,709,809 respectively options to purchase the Company’s shares are outstanding, of which 3,169,039 are exercisable as of December 31, 2022.

On May 4, 2017 the Company’s board of directors approved EMI share option scheme pursuant to which the board of directors is authorized to issue share options, restricted share and other awards to officers, directors, employees, consultants and other service providers of the Company’s UK subsidiaries. Each option can be exercised for one ordinary stock with a par value of $0.008. Options granted vest in equal tranches over three years from the grant date. Each option is exercisable over up to 10 years from the grant date. On May 12, 2020 following the Reorganization described in Note 1(a) the board of directors adopted 2020 EMI Share Option Plan replacing the EMI share option scheme and all the employees in UK were re granted according to the 2020 EMI Share Option Plan.

Under the rules of the scheme, share options only become exercisable upon an exit event. An exit event is defined as the sale or transfer of the whole of the undertaking or assets of the company and its subsidiaries or a successful listing on a recognized share exchange. If the share options remain unexercised after a period of ten years from the date of grant the share options will automatically lapse and cease to be exercisable. In the event that an employee leaves the employment of the company or its group, for whatever reason (including death), all share options are forfeited immediately. All share options granted are non-assignable under the rules of the scheme and any ordinary shares ultimately acquired on the exercise of a share option are subject to certain restrictions as stipulated in the company’s articles of association.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)
NOTE 17 – EQUITY (cont.):

f.    Share Option Plan (cont.):

The following table summarizes information about share options outstanding and exercisable as of December 31, 2022:

Options Outstanding		Options Exercisable
Number Outstanding on December 31, 2022 (in thousand)	Weighted Average Remaining Contractual Life	Number Exercisable on December 31, 2022 (in thousand)	Exercise Price
	Years		USD

822	2.07	822	0.0001
589	1.17	589	0.536
272	5.45	272	0.550
1,326	6.24	1,189	1.102
4,626	5.55	444	2.5
7,635		3,316

	2022		2021
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
	USD		USD
Options outstanding at the beginning of year:	8,067	1.72	6,755	1.57
Changes during the year:
Granted	1,470	2.50	1,569	2.34
Exercised	236	0.42	61	1.10
Forfeited	1,666	0.22	196	1.83
Options outstanding at end of year	7,635	1.76	8,067	1.72
Options exercisable at year-end	3,316	0.87	3,471	0.70

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 17 – EQUITY (cont.):

f.      Share Option Plan (cont.):

The fair value of each option granted is estimated on the date of grant, using the Black-Scholes framework with the following assumptions: dividend yield of 0% for all years; expected volatility:– 40%-60%; risk-free interest rate: 0.1%-2.5%-; and expected life: 2-4 years.

The Company is required to assume a dividend yield as an input in the Black-Scholes model. The dividend yield assumption is based on the Company’s historical experience and expectation of future dividends payouts and may be subject to change in the future.

NOTE 18 – MATERIAL COMMITMENTS:

The Company’s UK subsidiaries had signed several agreements with the European Space Agency (hereinafter: “ESA” or “The Agency”) as part of the Agency’s ARTES programs. The objectives of ARTES programs are to ensure the readiness of the industry to respond to commercial opportunities by focusing the activities on technological innovation in equipment, systems and applications for satellite communication, resulting in products ready for future exploitation within either the commercial or institutional market. Accordingly, the Agency had agreed to participate in the funding of the development of an integrated chip sets for several industries, which includes both hardware and software. The Agency’s participation varies between 50%-75% of the cost, depending on the nature of the engagement.

The grants are recognized in the statement of operations as a reduction of research and development expenses and are recognized when the Company is entitled, on the basis of the accumulation of expenses for which the grants are received.

The Agency do not require any future royalties nor any ownership of the Intellectual Property (“IP”) resulting from the development which is owned by the Company’s UK subsidiaries, however, the agreement do stipulates that the IP will be available to the Agency on a free, worldwide license for its own requirements, The Agency can require the Company to license the IP to certain bodies that are part of specified Agency programs, for the Agency’s own requirements on acceptable commercial terms and can also require the Company to license the IP to any other third party for purposes other than the Agency’s requirements subject to the approval of the Company that those other purposes do not contradict its commercial interests.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 18 – MATERIAL COMMITMENTS (Cont.):

Grants received from ESA are recognized in the statement of operations as a reduction of the research and development expenses and are recognized when the Company is entitled, on the basis of the accumulation of expenses for which the grants are received.

The Subsidiary also participated in programs that were financed by the Government of Israel for supporting research and development activities. As of December 31, 2022, the Subsidiary had obtained grants from the Israel Innovation Authority to finance its research and development programs in the aggregate of $6,334 thousand, of which $3,289 bear royalties.

In return for financing these programs, the Subsidiary committed to pay the Israel Innovation Authority royalties of 3%-4% of total sales of products from revenues related to these programs. The royalties will be paid up to a maximum amount representing 100% of total grants received and are linked to the U.S. dollar exchange rate with the addition of an annual dollar interest rate. As of December 31, 2022, and December 31, 2020 the Subsidiary has accumulated liability in respect of royalties to the Israel Innovation Authority in the amount of $314 and $916 thousand, respectively, representing 3%- 4% of revenues.

As of December 31, 2022, and December 31, 2021, the Subsidiary has a contingent liability to the Chief Scientist in the amount of $1,107 and $1,368, respectively, based on discounted future royalties at an interest rate of 20%, respectively.

Legal proceedings

The Company, SatixFy Limited, and certain shareholders and directors of the Company (the “Defendants”) were served with two lawsuits filed in the district court in Tel Aviv on March 22, 2022, by certain plaintiffs purporting to be stockholders of the Company (the “Plaintiffs”). Based on their prior stakes in Satixfy Limited, a company incorporated in Hong Kong, whose business was assigned to the Company in exchange for the issuance of equivalent holdings in the Company, except for certain shares placed in trust for the benefit of certain service providers, the Plaintiffs claim they are entitled to an aggregate of 2,000,000 Ordinary Shares of the Company and that the said trust mechanism does not pertain to them. The Plaintiffs ask for the amendment of the Company’s shareholders register accordingly, (ii) an order enjoining the defendants from executing any transaction or taking any other action that could adversely and disproportionally affect the Plaintiffs’ rights as shareholders, and (iii) the Defendants to notify the relevant regulatory authorities of the plaintiffs’ claim. The Company issued and placed in trust sufficient shares to provide for the Plaintiffs’ alleged stakes in the Company should they prevail on the merits. In May 2022, the court rejected plaintiff’s request for injunctive relief and ordered the appointment of a former judge, as the new trustee to exercise fiduciary authority over such shares. The plaintiffs’ claim on the merits remains pending. The Company believes that these proceedings will not have a material impact on the Company.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 18 – MATERIAL COMMITMENTS (Cont.):

Legal proceedings (cont.)

On October 27, 2022, Sensegain Prodigy Cayman Fund SP3 (“Sensegain”) defaulted on its commitment to purchase units it had subscribed for in connection with the PIPE financing pursuant to its Subscription Agreement with the Company and Endurance. As a result of the default, out of the $29,100,000 previously committed by subscribers pursuant to the Subscription Agreements, the Company received $20 million in proceeds from the PIPE financing. On December 12, 2022, the Company filed a complaint against Sensegain in the New York Supreme Court, County of New York, seeking specific performance by Sensegain under the Subscription Agreement or, in the alternative, damages in the amount Sensegain owes pursuant to the Subscription Agreement (plus applicable interest and fees). The Company intends to enforce Sensegain’s obligations under the Subscription Agreement and has not registered for resale the portion of escrowed shares thereunder which may be released to Sensegain under certain conditions if it performs its obligations under its Subscription Agreement (otherwise, such shares will be released to the Company’s shareholders prior to the Business Combination and to the Sponsor, as applicable).

Covenants

The Francisco Partners loan has several Covenants- See note 11.

Royalty commitments

The Company receives research and development grants from the Israel Innovation Authority (the “IIA”). In consideration for the research and development grants received from the IIA, the Company has undertaken to pay royalties as a percentage of revenues from products developed from research and development projects financed. If the Company does not generate sales of products developed with funds provided by the IIA, the Company is not obligated to pay royalties or repay the grants.

Royalties are payable at the rate of 3%-4% from the time of commencement of sales of all of the Company’s products until the cumulative amount of the royalties paid equals 100% of the dollar-linked amounts of the grants received, plus interest at LIBOR.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)
NOTE –19 - REVENUES

The Company splits its revenues from contracts with customers in accordance with contracts for provision of R&D services and products as presented in the statement of comprehensive income.

Main customers:

1.	Transactions with main customers:

The company has 4 main customers: Jet Talk, for which revenues were reported as revenues from provision of development services, Airbus, for which revenues were reported as revenues from provision of development services, Telesat, for which revenues were reported as revenues from provision of development services and iDirect, for which revenues were reported as revenues from sale of products.

	For the year ended
	31.12.2022		31.12.2021		31.12.2020
	USD thousands	%	USD thousands	%	USD thousands	%
Jet Talk	-	-	3,116	14%	7,279	68%
Airbus	318	3%	3,256	15%	3,683	35%
Telesat	5,326	50%	8,400	39%	-	-
iDirect	489	5%	2,074	10%	-	-
Trustcom	1,108	10%	-	-	-	-
MDA	1,907	18%	-	-	-	-

2.	Geographical areas:

The following table splits the company’s revenues by main geographical areas:

	US & Canada			UK			Other			Consolidated
	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
Revenues	9,310	13,196	-	1,070	7,325	10,316	246	1,199	316	10,626	21,720	10,632

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 20 - COST OF REVENUE AND SERVICES

	December 31, 2022	December 31, 2021	December 31, 2020

Salaries and related expenses	3,556	6,764	1,184
Materials and models	707	1,516	63
Depriciation	21	56	59
Chip Development tools and Subcontractors	214	507	1,754

Total	4,498	8,843	3,060

NOTE 21 - RESEARCH AND DEVELOPMENT EXPENSES, NET:

	For the year ended
	December 31, 2022	December 31, 2021	December 31, 2020

Salaries and related expenses	18,660	16,508	16,048
Development tools and subcontractors	10,477	15,238	14,814
Government support and grants	(12,295)	(13,802)	(14,225)
Total	16,842	17,944	16,637

NOTE 22 - SELLING AND MARKETING EXPENSES:

	December 31, 2022	December 31, 2021	December 31, 2020

Salaries and related expenses	2,335	1,752	1,088

Total	2,335	1,752	1,088

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 23 - ADMINISTRATIVE AND GENERAL EXPENSES:

	For the year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Salaries and related expenses	8,175	3,233	1,440
Depreciation and overheads	132	240	273
Other expenses	942	262	899

Total	9,249	3,735	2,612

NOTE 24 –LISTING EXPENSES:

Share listing expense is a non-recurring expense incurred in connection with the Business Combination of Satixfy and Endurance, which constituted a share-based transaction pursuant to IFRS 2. The share listing expense is determined as the excess of the fair value of the equity instruments issued by Satixfy over the fair value of the identified net assets contributed by Endurance in the Business Combination.

	Note	October 27, 2022
Price Adjustment Shares		212,675
Issuance of shares		149,657
Private Warrants	14	1,681
Public Warrants	14	2,203
PIPE Warrants	14	22
Net Liability of Business Combination		687
Forward Purchase Agreement- Liabilities	16	13,306
		380,231
Total Cash		(7,813)
Forward Purchase Agreement- Assets	16	(42,502)
		(50,315)
Other Listing Expenses		3,410

Total		333,326

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 24 –LISTING EXPENSES (Cont.):

The Company’s share listing expenses are a non-recurring nature and only impact the 2022 financial statements as the Company listed on NYSE in 2022.

	Quantity	Price	Total Amount

Price Adjustment Shares	27,500	7.73	212,675	2
Premium- SPAC shares	14,800	10.11	149,657	3
Warrants	18,630	0.22	4,104	1

Forward Purchase Agreement- Liabilities	1,605	8.29	13,306	1
Forward Purchase Agreement- Assets			42,502	4

(1)	Price based on the public price in the closing date.
(2)	See note 14.
(3)	Price based on the market price prior to the SPAC transaction.
(4)	See note 16.

NOTE 25 - TAXES ON INCOME :

a.	Tax base:

UK:

The corporate tax rate in the UK stood at 19% in the years 2022 and 2021.

The tax payable is based on the taxable profit for the year. The taxable profit is different than the net profit as reported in the profit and loss account since it does not include items of income or expense that are taxable or tax deductible carried forward from other years and does not include items that are not taxable or not tax deductible at all. The Group's current tax liability is calculated according to tax rates that have been acted or that their enactment has actually been completed by the end of the reporting period.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE 25 - TAXES ON INCOME (Cont.):

a.	Tax base (cont):

Israel:

The Company's Israeli subsidiaries are subject to the tax laws of the State of Israel, whose overall tax rate was 23% in 2022 and in 2021. The company is entitled to various tax benefits in Israel by virtue of its status as a "preferred enterprise" as defined in the tax regulations. The benefits include, among other things, a reduced tax rate.

In December 2010, an amendment was adopted to the Capital Investment Encouragement Law of 1959, or “the Investment Law". This new legislation came into force on 1 January 2011 and applies to preferred income produced or generated by a preferred enterprise from the date of commencement. Under this legislation, a unified corporate tax rate applies to all income that meets the conditions of certain industrial companies, or preferred enterprises (as defined in the Investment Law), in contrary to the previous law incentives, which were limited to income from approved enterprises and licensed enterprises during their benefit period. According to the legislation, the unified tax rates are as follows: 12% or 6% in development areas.

b.	Uncertain tax position:

The Company did not record any liability in respect of income taxes related to deferred tax benefits at the date of adoption and did not record any liability in respect of deferred tax benefits during 2021 and 2022. Accordingly, the Company has not recorded any interest or penalty for any unrecognized benefit.

c.	Tax losses

As of December 31, 2022, the Company has a carry-forward loss of approximately $101 million, according to the 2022 tax return, which may be utilized to offset taxable income in the future.

The Company did not create deferred taxes due to the uncertainty in their future utilization.

d.	Tax assessments

The Company has not yet received final tax assessments in any of its subsidiaries.

SATIXFY COMMUNICATIONS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of USD)

NOTE –26 - LOSS PER SHARE

Below are the net loss data attributed to capital rights owners. The loss per share is calculated according to the weighted average number of the shares issued in the relevant financial periods, the weighted average number of the ordinary shares issued and the loss for the period as follows:

	For the year ended December 31
	2022	2021	2020
Calculation of basic earnings per share:
Net loss	(397,789)	(17,050)	(17,563)
Loss attributed to ordinary shareholders in USD	(397,789)	(17,050)	(17,563)

Weighted average number of ordinary shares	30,030,805	*18,732,473	*18,365,191

Basic and diluted loss per share attributed in USD	(13.25)	*(0.91)	*(0.95)

* Restated as a result of the SPAC transaction

NOTE 27 – SUBSEQUENT EVENT:

a.	In February 2023 the Company’s board of directors approved for the first time grant of RSU to its employees.

b.
On April 23, 2023, the Company and FP entered into the Waiver and Second Amendment to the Credit Agreement (the “Amendment”), which, among other things, (i) provided a waiver of certain defaults or potential defaults, (ii) permitted the Company to make its interest payments for 2023 on a pay-in-kind basis if its cash balance is less than $12.5 million, (iii) temporarily reduced the Company’s minimum cash requirement from $10 million to $8 million and $7 million for the months of April and May 2023, respectively, and thereafter to $10 million, in each case plus an amount sufficient to cover it and its subsidiaries’ accounts payable that are past 60 days due, (iv) increased the interest rate of the loan to Secured Overnight Financing Rate (“SOFR”) + 9.50% (with a 3% SOFR floor) and (v) provided for certain additional reporting obligations by the Company.